As filed with the Securities and Exchange Commission on January 14, 2009
Reg. No. 333-155886
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1
to
FORM S-4/A
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
INTERNET AMERICA, INC.
(Exact name of registrant as specified in its charter)

Texas	86-0778979
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
10930 W. Sam Houston Pkwy., N., Suite 200 Houston, Texas 77064
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
William E. Ladin, Jr. President and Chief Executive Officer Internet America, Inc. 10930 W. Sam Houston Pkwy. N., Suite 200 Houston, Texas 77064 (713) 968-2500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Rita J. Leader Boyer & Ketchand Nine Greenway Plaza Suite 3100 Houston, Texas 77046 Fax: (713) 871-2024	Jason Lazar KeyOn Communications Holdings, Inc. 11742 Stonegate Circle Omaha, Nebraska 68164 Fax: (402) 998-4111

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed prospectus.
     If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
      Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The registrant may not issue the shares of its common stock described herein until the registration statement of which this prospectus is a part has been declared effective by the Securities and Exchange Commission. This prospectus is not an offer to sell, or solicitation of an offer to buy, these securities, or the solicitation of any information, in any jurisdiction where such offer or solicitation is not permitted.

SUBJECT TO COMPLETION DATED JANUARY 14, 2009

[Insert Logo]

KeyOn Communications Holdings, Inc.
11742 Stonegate Circle
Omaha, Nebraska 68164

NOTICE OF ACTION BY WRITTEN CONSENT AND APPRAISAL RIGHTS
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

Dear Stockholder:

This notice and prospectus are being furnished to the stockholders of KeyOn Communications Holdings, Inc., or KeyOn, as of January 1, 2009 to inform them of action taken by consent of the holders of a majority of its outstanding shares in lieu of holding a special meeting of stockholders. The action taken was the approval and adoption of the Agreement and Plan of Merger dated November 14, 2008 among KeyOn, Internet America, Inc., referred to herein as Internet America, and a wholly owned subsidiary of Internet America called IA Acquisition, Inc. That agreement, referred to herein as the merger agreement, provides for the merger of KeyOn with a wholly owned subsidiary of Internet America in a transaction in which KeyOn will be the surviving corporation wholly owned by Internet America.

As a result of the merger, holders of KeyOn common stock will receive 16,155,906 shares of common stock of Internet America, referred to in this prospectus as the merger consideration.

On November 11, 2008, KeyOn’s board of directors unanimously approved the merger agreement. Under the corporate laws of the state of KeyOn’s incorporation, the approval of the holders of a majority of the shares of KeyOn common stock outstanding is required to approve the merger agreement. On or prior to November 21, 2008, the holders of 4,640,952 shares, or 53.75%, of KeyOn’s common stock, signed a written consent approving and adopting the merger agreement. WE ARE NOT SOLICITING YOUR PROXY BECAUSE THE REQUIRED STOCKHOLDER APPROVAL OF THE MERGER AGREEMENT HAS ALREADY BEEN OBTAINED. NO ACTION ON YOUR PART IS REQUIRED OR REQUESTED.

If the merger were not approved by written consent, KeyOn would have been required to hold a special stockholders’ meeting for the specific purpose of approving the merger. The elimination of the need for a special meeting of stockholders to ratify or approve the merger is authorized by Delaware law and KeyOn’s bylaws, which provide that the written consent of stockholders holding at least a majority of the voting power may be substituted for a special meeting. In order to eliminate the costs and management time involved in holding a special meeting and in order to consummate the merger as early as possible, the board of directors of KeyOn voted to utilize the written consent of stockholders holding a majority of the voting power of KeyOn. KeyOn is distributing this prospectus to its stockholders in full satisfaction of the notice requirements under Delaware law.

See “Risk Factors” on page 14 for a discussion of important factors regarding the merger.

The merger is contemplated to take place by January 31, 2009, which we refer to as the effective date. You are encouraged to read this document carefully to learn more about Internet America and the merger.

Sincerely,

Jonathan Snyder, President and Chief Executive Officer

January ___, 2009

PROSPECTUS
OF
Internet America, Inc.
10930 W. Sam Houston Parkway N., Suite 200
Houston, Texas 77064

We Are Not Asking You for a Proxy and
You Are Requested Not to Send us a Proxy

January __, 2009

This prospectus is being furnished to the holders of common stock of KeyOn Communications Holdings, Inc., or KeyOn, by the board of directors of KeyOn and by Internet America, Inc., or Internet America, in connection with the adoption of the Agreement and Plan of Merger dated as of November 14, 2008 by and among KeyOn, Internet America, and a wholly owned subsidiary of Internet America called IA Acquisition, Inc., a copy of which is attached as Annex A to this prospectus. That agreement, referred to herein as the merger agreement, provides for the merger of KeyOn with a wholly owned subsidiary of Internet America in a transaction in which KeyOn will be the surviving corporation wholly owned by Internet America.

As a result of the merger, holders of KeyOn common stock will receive 16,155,906 shares of common stock of Internet America, $.01 par value per share, or approximately 45% of the aggregate of the common stock and preferred stock of Internet America outstanding after the merger. Those shares are referred to in this prospectus as the merger consideration. Shares of Internet America are traded on the over the counter bulletin board under the symbol GEEK. Shares of KeyOn, currently traded on the over the counter bulletin board under the symbol KEYO, will no longer be publicly traded after the merger.

After careful consideration, KeyOn’s board approved the merger and the merger agreement. Under the corporate laws of the state of KeyOn’s incorporation, the approval of the holders of a majority of the shares of KeyOn common stock outstanding is required to approve the merger agreement. On or prior to November 21, 2008, the holders of 4,640,952 shares, or 53.75%, of KeyOn’s common stock signed a written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, adopting the merger agreement and approving the merger and the other transactions contemplated by the merger agreement. That action by written consent, which we refer to as the KeyOn consent, was sufficient to adopt the merger agreement and to approve the merger without any further action by any other KeyOn stockholder.

If you comply with certain requirements of Delaware law described in this prospectus, you will have the right to seek an appraisal and to be paid the “fair value” of your shares of KeyOn common stock as determined in accordance with Delaware law (exclusive of any element of value arising from the accomplishment or expectation of the merger) instead of the merger consideration. This prospectus constitutes notice to you of the availability of appraisal rights under Section 262 of the DGCL, a copy of which is attached as Annex B to this prospectus. Your appraisal rights under Delaware law are more fully described in this prospectus under “Dissenters’ Rights of Appraisal” beginning on page 110.

See “Risk Factors” on page 14 for a discussion of important factors regarding the merger.

Please read this prospectus carefully and in its entirety as it contains important information. Please do not send any KeyOn stock certificates at this time. If the merger is completed, you will receive detailed instructions regarding the surrender of your stock certificates and the receipt of shares of Internet America common stock as promptly as practicable after the merger is completed.

This prospectus is first being mailed on January __, 2009 to KeyOn stockholders of record on January 1, 2009, referred to as the record date. This prospectus of Internet America has been filed with the Securities and Exchange Commission, which we refer to as the SEC, as part of a Registration Statement on Form S-4 under the Securities Act of 1933, which we refer to as the Securities Act, with respect to the shares of Internet America common stock to be issued in connection with the merger. KeyOn has supplied all the information contained herein with respect to itself. Internet America has supplied all the information contained herein with respect to itself and AcquisitionSub. Under the merger agreement, the parties may complete the merger at any time following effectiveness of the registration statement of which this prospectus is a part.  We expect the merger will be effective by January 31, 2009, or as soon as practicable thereafter, which date we refer to as the effective date.

The shares of Internet America common stock have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

TABLE OF CONTENTS

Termination Fees and Expenses	63
Amendment	63

EXECUTIVE OFFICERS AND DIRECTORS AFTER THE MERGER	63
Board of Directors	63
Executive Officers	64
Executive Compensation of KeyOn Executive Officer	64
Certain Relationships and Related Transactions with KeyOn Executive Officers	65

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER	66
U.S. Holders	66
The Merger	66

BUSINESS OF INTERNET AMERICA	67
General	67
Services	69
Customer Care	70
Marketing	70
Infrastructure	70
Technology and Development	71
Proprietary Rights	72
Competition	72
Government Regulation	73
Employees	74

INTERNET AMERICA MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	74
Overview	74
Statement of Operations	76
Results of Operations	77
Liquidity and Capital Resources	81
Off Balance Sheet Arrangements	82
Critical Accounting Policies and Estimates	82
Inflation	84

INTERNET AMERICA DIRECTORS AND EXECUTIVE OFFICERS	84
Board of Directors	84
Executive Officers	85
Code of Ethics	85
Section 16(a) Beneficial Ownership Reporting Compliance	85
Audit Committee	86

INTERNET AMERICA EXECUTIVE COMPENSATION	86
Summary Compensation Table	86
Outstanding Equity Awards at Fiscal Year End	86
Director Compensation	87
Employment Contracts	87
Equity Compensation Plan Information	87

CERTAIN INTERNET AMERICA RELATIONSHPS AND RELATED TRANSACTIONS	88

BUSINESS OF KEYON	88
Overview	88
Subscriber Growth Though Acquisitions	89
Current Markets Served	90

Broadband Internet Access Industry	90
Wireless Broadband Internet Access	91
Rural Market Opportunity	91
Service Offerings	91
Competitive Strengths	92
Competition	93
Corporate History	94
Regulatory Matters	95
Employees	97

KEYON MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	97
Recent Events	98
Overview	98
Characteristics of KeyOn's Revenues and Operating Costs and Expenses	98
Results of Operations	98
Liquidity and Capital Resources	105
Critical Accounting Policies and Estimates	105
Recently Issued Accounting Pronouncements	106

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF INTERNET AMERICA	107

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF KEYON	109

DISSENTERS’ RIGHTS OF APPRAISAL	110

COMPARATIVE STOCK PRICES AND DIVIDENDS	113

UNAUDITED PROFORMA CONDENSED COMBINED FINANCIAL STATEMENTS	114

NOTES TO UNAUDITED PROFORMA CONDENSED COMBINED FINANCIAL STATEMENTS	118

DESCRIPTION OF INTERNET AMERICA CAPITAL STOCK	120
General	120
Common Stock	120
Preferred Stock	120
Stockholder Rights Plan	121
Options	122
Transfer Agent and Registrar	123
Certain Anti-Takeover Provisions	123

COMPARISON OF STOCKHOLDER RIGHTS	123
Authorized Capital Stock	123
Preferred Stock	123
Number of Directors	124
Removal of Directors	124
Classes of Directors	124
Vacancies on the Board	124
Board Quorum and Vote Requirements	125
Annual Meetings of Stockholders	125
Special Meetings of Stockholders	125
Quorum Requirements for Stockholder Meetings	125
Voting Standards	125

Stockholder Action by Written Consent	126
Notice Requirements for Stockholder Nominations and Other Proposals	126
Takeover Restrictions	127
Rights Plan	127
Amendments to the Certificate of Incorporation	127
Amendments to the Bylaws	127
Limitation of Personal Liability of Directors, Officers and Employees	128
Indemnification	128

LEGAL MATTERS	129

EXPERTS	1329

WHERE YOU CAN OBTAIN MORE INFORMATION OR COPIES	129

SUMMARY

This summary highlights selected information contained in this prospectus and may not contain all the information that is important to you. Internet America and KeyOn urge you to read carefully this prospectus in its entirety, including the Risk Factors beginning on page 14 and the attached annexes. See “Where You Obtain More Information and Copies” beginning on page 129.

In this prospectus, “you” refers to KeyOn stockholders, “we” refers to Internet America and KeyOn jointly, “Internet America” refers to Internet America, Inc. and its consolidated subsidiaries, “KeyOn” refers to KeyOn Communications Holdings, Inc. and its consolidated subsidiaries, “AcquisitionSub” refers to IA Acquisition, Inc., “KeyOn consent” refers to the written consent obtained from a majority of the KeyOn stockholders to the merger, and the “merger agreement” refers to the Agreement and Plan of Merger, dated November 14, 2008, by and among Internet America, KeyOn and AcquisitionSub, a copy of which is attached as Annex A to this prospectus.

Questions and Answers About the Merger

Below are brief answers to questions you may have concerning the transactions described in this prospectus. These questions and answers do not, and are not intended to, address all of the information that may be important to you. You should read carefully this entire prospectus.

General

Q:	Why am I receiving this document?

A:
This is a notice being used by KeyOn to inform all KeyOn stockholders that the proposed merger involving Internet America and KeyOn has been approved by the required vote of KeyOn stockholders. No vote of Internet America stockholders is required. In addition, this document is a prospectus being delivered to KeyOn stockholders because Internet America will issue shares of its common stock in exchange for shares of KeyOn common stock upon the consummation of the merger.

Q:	Why is there no stockholders meeting and opportunity to vote?

A:
Under Delaware law, which governs this transaction, the written consent of stockholders holding at least a majority of the voting power of KeyOn is sufficient to approve the merger agreement. In order to eliminate the costs and management time involved in holding a special meeting and in order to consummate the merger as early as possible, the board of KeyOn voted to utilize the written consent of stockholders holding a majority of the voting power of KeyOn. The KeyOn consent approving and adopting the merger agreement was signed by holders of 4,640,952 shares, representing 53.75% of the shares outstanding, by November 21, 2008. This notice fulfills the requirements of Delaware law that KeyOn’s shareholders be notified promptly of the action taken by written consent.

Q:	Which stockholders signed the KeyOn consent?

A:
In accordance with the merger agreement, four of the executive officers and directors of KeyOn, who own an aggregate of 2,611,699, or 30.25%, of the outstanding shares of KeyOn, signed the KeyOn consent approving the merger at the time the merger agreement was signed. An additional 11 stockholders, who own an aggregate of 2,029,253, or 23.5%, of the outstanding shares of KeyOn, signed the KeyOn consent on or prior to November 21, 2008. Certain of the parties who signed the KeyOn consent have interests different from other KeyOn stockholders in the merger. Those interests are described in “Interests of Directors and Executive Officers in the Merger” beginning on page 46.

Q:	What do I need to do now?

A:
Nothing. You will be notified after the merger is effective, and will receive a letter of transmittal with instructions informing you how to surrender your stock certificates or book-entry shares to the paying agent in order to receive the merger consideration. Do not send in your stock certificates at this time.

Concerning the Merger

Q:	What will happen in the merger?

A:
When the conditions to closing have been satisfied and the merger is consummated, AcquisitionSub, a wholly owned subsidiary of Internet America, will merge with and into KeyOn, with KeyOn to be the surviving corporation in the merger. As a result of the merger, KeyOn will become a wholly owned subsidiary of Internet America. KeyOn will continue to operate its business as before the merger, but its common stock will no longer be publicly traded. Additional information on the merger is set forth beginning on page 34.

Q:	Why is KeyOn proposing the merger?

A:	KeyOn and Internet America each believe that the merger will enhance stockholder value by, among other things, enabling Internet America to capitalize on the following benefits:

- The combined companies will be a larger, more geographically diversified internet service provider;

- The combined company’s sources of revenue will be derived from a larger subscriber base;

- The combined company’s revenue base will be roughly double; the greater financial size should allow the combined company to create operating cash flow through synergies and expense reductions;

- The combined company is expected to have greater buying power and access to capital markets than either Internet America or KeyOn; and

- The combined company will be better positioned to take advantage of growth opportunities, both organically and through acquisitions.

Additional information on the strategic and financial rationale for the merger, as well as each of KeyOn’s and Internet America’s separate reasons for the merger, is set forth beginning on pages 40 and 42, respectively.

Q:	What will I receive for my KeyOn shares?

A:
Former holders of KeyOn common stock will own 45% of Internet America after the merger. As a result of the merger, each holder of shares of KeyOn common stock will have the right to receive for each share of KeyOn common stock held immediately prior to the effective date of the merger that portion of a share of Internet America common stock equal to the quotient determined by dividing 16,155,906 shares, which constitute the merger consideration, by the number of all issued and outstanding shares (including any dissenting shares) of KeyOn common stock outstanding immediately prior to the effective date of the merger. That number is referred to as the exchange ratio. Although the exact number of shares of KeyOn common stock that will be outstanding at the effective date of the merger is not known with certainty at this time, we estimate the exchange ratio will be approximately 1.17:1 so that each share of KeyOn common stock would be converted into the right to receive 1.17 shares of Internet America common stock. A description of the factors involved in determining the exact exchange ratio, and information regarding this estimated exchange ratio, are set forth beginning on page 54. Any fractional shares of Internet America common stock that you would otherwise be entitled to receive will be rounded to the nearest whole share.

Q:	What are my U.S. federal income tax consequences as a result of the merger?

A:
KeyOn and Internet America have structured the merger to qualify as a “reorganization” for United States federal income tax purposes; however, stockholders of KeyOn may recognize a gain (but not loss) as a result of the merger. Any gain (or any loss) realized from the exchange of the KeyOn common stock in the merger will generally be deferred until the subsequent taxable disposition of the Internet America common stock received as merger consideration. You are urged to consult with a tax advisor to determine the particular U.S. federal, state or local or foreign tax consequences of the merger to you. Additional information regarding tax matters is set forth in “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 66.

Q:	When do you expect to complete the merger?

A:
We expect to consummate the merger by January 31, 2009, although we cannot assure completion by any particular date. Completion of the merger depends upon satisfaction of a number of conditions, the failure of any of which would give either Internet America or KeyOn the right to terminate the merger. KeyOn has not satisfied certain of the conditions to closing as of the date of this prospectus, but anticipates doing so by the effective date.

Q:	Who will serve as the directors and executive officers of Internet America after the consummation of the merger?

A:
Upon the consummation of the merger, the Internet America board will consist of seven members: the five current members of Internet America’s board, and two persons designated by KeyOn. The executive officers of Internet America will remain in their current positions. Jonathan Snyder, currently chief executive officer of KeyOn, is expected to be appointed Executive Vice Chairman of Internet America. The names of the directors and executive officers of Internet America after consummation of the merger are set forth in “The Merger — Management and Operations After the Merger” beginning on page 47.

Q:	Are there risks associated with the merger?

A:
Yes, there are important risks associated with the merger. We encourage you to read carefully and in their entirety the sections of this prospectus entitled “Risk Factors” and “Cautionary Information Regarding Forward-Looking Statements” beginning on pages 14 and 33, respectively.

Q:	Do I have appraisal or dissenters rights?

A:
Holders of shares of KeyOn common stock who did not sign the KeyOn consent approving the merger will have the right to seek appraisal of the fair value of their shares, but only if they submit a written demand for such an appraisal within 20 days after the mailing of this prospectus, and comply with other Delaware law procedures and the requirements described in “Dissenters’ Rights of Appraisal,” beginning on page 110. KeyOn stockholders who wish to seek appraisal of their shares are in any case urged to seek the advice of counsel with respect to the availability of appraisal rights.

Q:	Who can answer any questions I may have about the merger?

A:
Stockholders of KeyOn may call Jason Lazar, Vice President of Corporate Development and General Counsel of KeyOn, at (702) 403-1225, or email him at jason.lazar@keyon.com with any questions they may have.

THE COMPANIES

Internet America, Inc.

Internet America is an Internet service provider that provides an array of Internet services to residential and business subscribers. As of January 1, 2009, Internet America served approximately 28,400 active subscribers. Internet America was incorporated in Texas in 1995 and currently has operations only in the state of Texas.

Internet America, Inc.
10930 W. Sam Houston Parkway N., Suite 200
Houston, Texas 77064
Tel: (713) 968-2500
Fax: (713) 589-3000
www.internetamerica.com

KeyOn Communications Holdings, Inc.

KeyOn is the largest rural wireless broadband provider in the United States. As of January 1, 2009 it had over 15,600 subscribers and operates networks covering over 50,000 square miles in 11 states across the Midwest and Western United States. KeyOn launched its wireless broadband service in 2003, and became a public company on August 9, 2007 by merger with a public shell company.

KeyOn Communications Holdings, Inc.
11742 Stonegate Circle
Omaha, Nebraska 68164
Tel: (402) 998-4000
Fax: (402) 998-4111
www.keyon.com

IA Acquisition, Inc.

IA Acquisition, Inc., a Delaware corporation, or AcquisitionSub, is a wholly-owned subsidiary of Internet America formed for the purpose of executing the merger. AcquisitionSub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. By operation of the merger, AcquisitionSub will be merged into KeyOn, AcquisitionSub’s separate existence will cease, and KeyOn will be a direct, wholly-owned subsidiary of Internet America.

THE KEYON CONSENT

On or prior to November 21, 2008, KeyOn obtained the written consent of 15 persons who own in the aggregate 4,640,952, or 53.75% of the outstanding, shares of KeyOn common stock. As a requirement of the merger agreement, four of the executive officers and directors of KeyOn signed the KeyOn consent. Under the corporate laws of the state of KeyOn’s incorporation, the approval of the holders of a majority of the shares of KeyOn common stock outstanding is sufficient to approve the merger agreement. As a result, no other votes are necessary to adopt the merger agreement, and your approval is not required and is not being requested. If the merger agreement is terminated in accordance with its terms, the KeyOn consent will automatically be revoked.

THE MERGER

The merger agreement provides that AcquisitionSub will be merged with and into KeyOn, and that the outstanding shares of KeyOn common stock (other than shares that are owned by KeyOn, Internet America and AcquisitionSub and shares that are owned by stockholders, if any, who properly exercise dissenters’ rights under Delaware law) will be canceled and converted into the right to receive the merger consideration. After the completion of the merger, you will have no ownership interest in KeyOn, and shares of KeyOn’s common stock will no longer be publicly traded.

MERGER CONSIDERATION

Upon completion of the merger, 16,155,906 shares of Internet America common stock will be issued to KeyOn stockholders, which will represent approximately 45% of the aggregate of common and preferred stock of Internet America outstanding after the merger. Each shareholder of KeyOn common stock will receive approximately 1.17 shares of common stock of Internet America for each share of KeyOn common stock held, although the exact exchange ratio cannot be determined until the effective date. No fractional shares will be issued, but fractional interests will be rounded to the nearest whole share.

CONDITIONS TO CLOSING

As of the date of this prospectus, KeyOn has not satisfied certain of the conditions to closing, including its obligation to raise additional equity; although it expects to do so by the effective date through a combination of the sale of shares and the issuance of subordinated secured notes. However, if that condition or any other condition to closing cannot be satisfied, the merger may be terminated by Internet America.  In such event, no termination fees will be due from either party.

FAIRNESS OPINIONS

Source Capital Group, Inc. delivered its preliminary opinion to the board of KeyOn, which was finalized and confirmed on November 17, 2008, that, based on and subject to the factors and assumptions set forth therein, the merger consideration to be received by the holders of equity securities of KeyOn pursuant to the merger agreement was fair from a financial point of view to such holders.

At a meeting of the Internet America board on November 10, 2008, Dr. Kenneth Lehrer with Lehrer Financial and Economic Advisory Services delivered his opinion, that, as of that date, and based upon and subject to the factors, assumptions, procedures, qualifications and limitations set forth in the written opinion, the merger consideration to be paid by Internet America pursuant to the merger agreement was fair from a financial point of view to Internet America.

INTERESTS OF DIRECTORS AND OFFICERS

You should be aware that certain executive officers and directors of KeyOn may have interests in the merger that are different from, or in addition to, the interests of other KeyOn stockholders generally. As of January 1, 2009, the directors and officers of KeyOn and their affiliates beneficially owned approximately 31.8% of the shares of KeyOn common stock entitled to vote, 31.57% of which were voted in favor of the merger in the KeyOn consent. In addition, each executive officer and director of KeyOn holds stock options and/or warrants which will either immediately vest and be assumed by Internet America upon the closing of the merger or be canceled if unexercised upon the closing of the merger. Certain officers and directors hold subordinated secured notes of the company which will automatically convert into shares of KeyOn common stock upon consummation of the merger. Two directors from KeyOn’s board will serve on the board, and several executive officers will become officers, of Internet America after the merger. Certain directors and officers have personally guaranteed the senior bank debt of KeyOn with an outstanding balance of $4.5 million. These guaranties will survive the merger. Internet America has agreed to indemnify those guarantors against any loss they may incur for payments made by them as a result of those guaranties after the merger. Finally, the directors and officers’ liability insurance policy for KeyOn officers and directors will be continued by Internet America for a period of time after the merger, and Internet America will provide indemnification to such persons to the extent of such policy.

As of January 1, 2009, the directors and officers of Internet America and their affiliates beneficially owned approximately 40% of the shares of the aggregate of Internet America common and preferred stock outstanding. No vote of Internet America stockholders is requested or required in connection with the merger.

MARKET PRICES OF COMMON STOCK

Internet America common stock is traded on the over the counter bulletin board, which we refer to as the OTCBB, under the trading symbol “GEEK”. KeyOn common stock is traded on the OTCBB under the trading symbol “KEYO”. The closing price on November 17, 2008, the last trading day prior to the announcement of the merger, of Internet America common stock was $0.16, and of KeyOn common stock was $0.05.

REGULATORY REQUIREMENTS

The merger is not subject to any federal or state regulatory requirements.

U.S. FEDERAL INCOME TAX CONSEQUENCES

Internet America and KeyOn have structured the merger to qualify as a “reorganization” for United States federal income tax purposes. KeyOn stockholders will not recognize gain or loss upon the exchange of their KeyOn stock for Internet America common stock in the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We recommend that you consult your tax advisor to determine the tax consequences of the merger to you.

DISSENTERS’ OR APPRAISAL RIGHTS

If you did not sign the KeyOn consent, you will be entitled to receive in cash an amount equal to the fair value of your shares, provided that you comply with the procedures set forth in Section 262 of the DGCL. The ultimate amount you receive as a dissenting stockholder may be more or less than, or the same as, the merger consideration you would have received in the merger. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your dissenters’ rights.

RISKS

Please review carefully “Risk Factors” for a description of certain of the risk factors involved in the merger.

SELECTED HISTORICAL FINANCIAL INFORMATION OF INTERNET AMERICA

Set forth below is selected historical financial information of Internet America as of and for the fiscal years ended June 30, 2008 and 2007 and as of and for the three months ended September 30, 2008 and 2007. The results of operations for the three months ended September 30, 2008 and 2007 are not necessarily indicative of the results of operations for the full year or any other interim period. You should read the following information in conjunction with Internet America’s historical financial statements and related notes included as Annex C to this prospectus, as well as the section titled “Internet America Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Historical results are not necessarily indicative of any results to be expected in the future.

	As of and for the three months ending September 30,		As of and for the years ending June 30,
	2008	2007	2008	2007
	(unaudited)		(audited)
Consolidated Statements of Operations Data:
Total revenue	$2,004,853	$2,172,194	$8,777,033	$7,984,786
Net loss from operations	$(301,151)	$(358,725)	$(2,975,166)	$(337,607)
Net loss	$(310,864)	$(373,981)	$(2,999,623)	$(347,130)
Consolidated Balance Sheet Data:
Total assets	$11,575,205	$10,241,730	$12,195,323	$7,745,835
Long term liabilities	$1,165,424	$1,761,822	$1,331,096	$452,457
Total shareholders’ equity	$7,819,927	$5,022,464	$8,107,802	$4,608,148

SELECTED HISTORICAL FINANCIAL INFORMATION OF KEYON

 Set forth below is selected historical financial information of KeyOn as of and for the fiscal years ended December 31, 2007 and 2006 and as of and for the nine months ended September 30, 2008 and 2007. The results of operations for the nine months ended September 30, 2008 and 2007 are not necessarily indicative of the results of operations for the full year or any other interim period. You should read the following information in conjunction with KeyOn’s historical financial statements and related notes included as Annex D to this prospectus as well as the section titled “KeyOn Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Historical results are not necessarily indicative of any results to be expected in the future.

	As of and for the nine months ending September 30,		As of and for the years ending December 31,
	2008	2007	2007	2006
	(unaudited)		(audited)
Consolidated Statements of Operations Data:
Total revenue	$5,911,056	$5,216,976	$7,185,433	$2,430,829
Net loss from operations	$(6,214,889)	$(4,424,844)	$(6,967,655)	$(1,899,846)
Net loss	$(6,793,391)	$(4,854,364)	$(7,610,753)	$(2,206,374)
Consolidated Balance Sheet Data:
Total assets	$6,975,763	$8,823,448	$8,154,102	$3,614,303
Long term liabilities	$1,189,654	$960,135	$936,484	$660,370
Total shareholders’ equity(deficit)	$(3,354,552)	$2,091,237	$89,299	$402,837

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following selected unaudited pro forma consolidated financial data is presented as if the merger were completed on June 30, 2008. This data should be read in conjunction with the “Unaudited Pro Forma Condensed Combined Financial Statements” and other financial statements contained in this prospectus.

	As of and for the three months ending September 30, 2008	For the year ending June 30, 2008

Consolidated Statements of Operations Data:
Total revenue	$3,883,590	$16,641,231
Net loss from operations	$(1,784,294)	$(14,097,798)
Net loss	$(1,988,408)	$(14,834,910)
Consolidated Balance Sheet Data:
Total assets	$23,159,406	NA
Long term liabilities	$6,544,860	NA
Total shareholders’ equity	$10,081,754	NA

COMPARATIVE AND HISTORICAL PER SHARE DATA

Presented below is historical per share data for shares of Internet America common stock and pro forma combined per share data for shares of Internet America common stock as of and for the three months ended September 30, 2008 and as of and for the fiscal year ended June 30, 2008; historical per share data and equivalent pro forma per share data for shares of KeyOn common stock as of and for the nine months ended September 30, 2008 and as of and for the fiscal year ended December 31, 2007; and the high and low bid quotations for Internet America common stock on an historical basis and for KeyOn common stock on an historical and equivalent per share basis as if the KeyOn shares were exchanged for Internet America shares on the date preceding public announcement of the merger. We have derived the unaudited pro forma combined per share information from the unaudited pro forma combined consolidated financial information presented elsewhere in this prospectus. You should read the information below in conjunction with the consolidated financial statements and accompanying notes of each of Internet America and KeyOn and with the unaudited pro forma combined consolidated information included under the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.” Actual financial statement information in the future may be materially different from the pro forma financial information presented below.

	Internet America Historical		Internet America Pro Forma		KeyOn Historical		KeyOn Equivalent(1)
	As of and for the Three Months Ended September 30, 2008	As of and for the Year Ended June 30, 2008	As of and for the Three Months Ended September 30, 2008	As of and for the Year Ended June 30, 2008	As of and for the Nine Months Ended September 30, 2008	As of and for the Year Ended December 31, 2007	As of and for the Nine Months Ended September 30, 2008	As of and for the Year Ended December 31, 2007
Book value (deficit) per share	$0.46	$0.54	$0.32	NA	$(.39)	$.01	$(.33)	$.01
Loss per share – Basic and diluted	$(0.02)	$(0.20)	$(0.06)	$(0.48)	$(.82)	$(1.18)	$(.70)	$(1.01)
Dividends per share	—	—	—	—	—	—	—	—

	Internet America Common Stock		Historical KeyOn Common Stock		Equivalent KeyOn Common Stock(1)
	High	Low	High	Low	High	Low

As of November 17, 2008	$0.20	$0.16	$0.05	$0.05	$0.06	$0.06

(1) Assumes an exchange ratio of 1.17:1. See “The Merger Agreement – Merger Consideration” for a description of the calculation of the exchange ratio.

RISK FACTORS

In addition to the other information contained in this prospectus, we encourage you to consider the following factors

Risks Relating to the Merger

KeyOn stockholders will receive a fixed number of shares of Internet America common stock for the outstanding shares of KeyOn common stock exchanged in the merger regardless of any changes in market value of Internet America common stock or KeyOn common stock before the completion of the merger.

Upon completion of the merger, KeyOn stockholders will own 45% of the aggregate of outstanding shares of Internet America common and preferred stock. The market values of Internet America common stock and KeyOn common stock have varied since Internet America and KeyOn entered into the merger agreement and will continue to vary in the future due to changes in the business, operations or prospects of the companies, market assessments of the merger, market and economic considerations and other factors. There will be no adjustment to the exchange ratio. The dollar value of Internet America common stock that KeyOn’s stockholders will receive upon completion of the merger will depend on the market value of Internet America common stock at the time of completion of the merger, which may be different from, and lower than, the closing price of Internet America common stock on the last full trading day preceding the public announcement that Internet America and KeyOn entered into the merger agreement or the last full trading day prior to the date of this prospectus Although it is contemplated that the merger will become effective promptly after the date of this prospectus, completion of the merger may occur at a later date.

We may fail to integrate successfully Internet America’s and KeyOn’s operations. As a result, Internet America may not achieve the anticipated benefits of the merger, which could adversely affect Internet America’s business and operations.

Internet America and KeyOn entered into the merger agreement with the expectation that the merger will result in benefits to each of them, including, among other things, creation of a stronger, more competitive company capable of achieving greater financial results. However, these expected benefits may not be fully realized. Failure of the combined company to meet the challenges involved with successfully integrating the personnel and the service offerings of the two companies following the merger or to realize any of the other anticipated benefits of the merger could have a material adverse effect on Internet America, including its new subsidiary, KeyOn. These integration efforts may be difficult and time consuming. The challenges involved in this integration include the following:

•	incorporating and managing acquired services, diverse products and technology into Internet America’s services, products and technology;

•	achieving the planned operating efficiencies and reduction in operating costs;

•	managing available cash with limited or no ability to raise additional capital in the current market while improving cash flow as planned;

•	the ability to secure financing necessary to acquire customer premise and network infrastructure equipment;

•	increased competition from stronger competitors;

•	decreased customer demand for services due to current economic conditions or a prolonged recession;

•	faster than expected churn of dial-up, DSL or ancillary telecom services;

•	demonstrating to our existing and potential subscribers that the merger will not result in adverse changes in subscriber service standards or business focus;

•	retaining and improving key alliances with contracted parties and suppliers;

•	handling potential unknown liabilities associated with the acquired business and technology of KeyOn;

•	absorbing costs and delays in implementing overlapping systems and procedures, including quality assurance, subscriber service, technology support and financial accounting systems;

•
persuading employees that Internet America’s and KeyOn’s business cultures are compatible, maintaining employee morale and retaining key management, marketing, technical support and subscriber service employees; and

•	overcoming potential distraction of management attention and resources from the business of the combined company.

Internet America may not succeed in addressing these risks or any other problems encountered in connection with the merger. If Internet America is unable to successfully integrate the operations and technology of KeyOn in a timely manner, or at all, it may not realize the anticipated benefits of the merger to the extent, or in the timeframe, anticipated, which could significantly harm its business.

The merger may result in loss of KeyOn or Internet America employees.

Despite KeyOn’s and Internet America’s efforts to retain their key employees, the companies might lose some of their key employees following the merger. Internet America does not contemplate having any employment agreements with its executive officers. There is significant competition for qualified technical, engineering, sales and management employees in the internet service provider industry, so competitors and other companies may recruit employees prior to the merger and during the integration process following the closing of the merger, which could hurt the ability of Internet America to succeed postmerger. In addition, any real or perceived differences in the policies, compensation levels and culture of Internet America may cause KeyOn employees to leave. As a result, employees of KeyOn or the combined company could leave with little or no prior notice, which could cause delays and disruptions in the efforts to integrate the two companies and result in expenses associated with finding replacement employees. We cannot assure you that the combined company will be able to attract, retain and integrate employees following the merger.

The market price of Internet America common stock may decline as a result of the merger.

The market price of Internet America common stock could decline as a result of the merger, based on the occurrence of a number of events, including:

•	the failure to successfully or timely integrate KeyOn into Internet America;

•	delays or failure in the integration of KeyOn and Internet America services, products and technology;

•	the belief that Internet America has not realized the perceived benefits of the acquisition of KeyOn in a timely manner or at all; and

•	the potential negative effect of the merger on Internet America’s operating results, including the impact of amortization of intangible assets, other than goodwill, created by the merger.

Failure to complete the merger could harm KeyOn’s and Internet America’s business and could cause a decline in both companies’ stock prices.

Consummation of the merger is subject to several conditions, and each of the parties has a right to terminate the merger if other conditions are not met by specified dates. Failure to complete the merger could harm the businesses of KeyOn and Internet America in a number of ways. KeyOn has incurred substantial operating losses and would require additional capital or would need to effect a sale or merger with another company in order to execute its business plan and continue as a going concern. In the event KeyOn elects to seek another merger or business combination, it may not be able to find another party willing to pay an equal or greater price than the price to be paid in the merger. The individual transaction costs, including accounting, legal and financial advisory fees, must still be paid, without any offsetting benefits from the merger. Customers and strategic partners may delay or defer decisions concerning either company until the merger is completed or abandoned. During the time while the merger agreement is in effect, the companies are prohibited from soliciting, initiating or encouraging or entering into certain transactions, such as a merger, sale of assets or other business combination with other parties. This uncertainty could cause employees to leave either company. In addition, if the merger is not completed, the market price of both companies’ common stock could decline, to the extent that the prices reflect a market belief that the merger will be completed and its potential benefits realized.

Prior to the closing of the merger, KeyOn and Internet America are prohibited from initiating, or are severely restricted in their ability to consider, potentially more favorable transactions.

The merger agreement prohibits KeyOn and Internet America from soliciting alternative acquisition proposals and places significant restrictions on the ability of KeyOn to consider or pursue unsolicited acquisition proposals by third parties that may become available prior to the closing of the merger. These contractual terms make it less likely that either KeyOn or Internet America would be able to complete an alternative transaction to the merger, even if these other potential opportunities could be considered more favorable by their respective stockholders.

Internet America’s operating results could be adversely affected as a result of purchase accounting treatment, and the corresponding impact of amortization of other intangibles relating to its proposed merger with KeyOn, if the results of the combined company do not offset these additional expenses.

Under accounting principles generally accepted in the United States of America, Internet America will account for the merger using the purchase method of accounting. Under purchase accounting, Internet America will record the market value of its common stock issued in connection with the merger and the amount of direct transaction costs as the cost of acquiring the business of KeyOn. Internet America will allocate that cost to the individual assets acquired and liabilities assumed, including various intangible assets such as acquired subscriber relationships and trade names based on their respective fair values. The amount of the purchase price allocated to subscriber acquistion costs is estimated to be $7.5 million, which will be amortized over the estimated life of the customer base. If the purchase price allocation changes from the estimate and goodwill is recorded, it is not subject to amortization but is subject to at least an annual impairment analysis, which may result in an impairment charge if the carrying value exceeds its implied fair value. As a result, purchase accounting treatment of the merger will decrease net income for Internet America in the foreseeable future, which could have a material and adverse effect on the market value of Internet America common stock following completion of the merger.

Internet America and KeyOn expect to incur significant costs associated with the merger.  If the costs associated with the merger exceed the benefits, Internet America may experience adverse financial results, including increased losses.

Internet America estimates that it will incur direct transaction costs of approximately $131,500 associated with the merger, which will be included as a part of the total purchase cost for accounting purposes. In addition, KeyOn estimates that it will incur direct transaction costs for accounting, financial advisor and legal services of approximately $75,600, which are expensed in the quarter in which they are incurred. In addition, Internet America and KeyOn expect that the combined company will incur integration expenses, which cannot be precisely estimated at this time. Actual transaction costs may substantially exceed the current estimates of Internet America and KeyOn and may adversely affect the combined company’s financial condition and operating results. If the benefits of the merger do not exceed the costs associated with the merger, Internet America’s financial results could be adversely affected, resulting in, among other things, increased losses and decreased trading prices for its common stock. Continued or increased booking losses could push Internet America’s stockholders’ equity to the point where we could fail to meet or maintain listing requirements for our stock, if listed.

If the combined company is unable to achieve its business plan to finance operations through operating cash flow, additional financing may be necessary to fund its operations and service the debt incurred in the merger.

A substantial portion of Internet America’s cash flow from operations after the merger will be dedicated to payments on its indebtedness, thereby reducing the availability of its cash flow to fund working capital, capital expenditures, acquisitions, other debt service requirements and other general corporate purposes. Internet America estimates it will have positive cash flow from operations after the merger in amounts sufficient to cover its costs and service its current debt; however, if the financial estimate is not realized, or if the company acquires additional businesses, assets, services or technologies, it may need to raise additional capital beyond that available from its cash flow. We are unable to offer any assurances that such financing will be available on commercially favorable terms, or at all. Additional issuances of Internet America equity securities to raise needed funds may result in substantial dilution to existing stockholders.

KeyOn’s executive officers and directors have interests that are different from, or in addition to, interests of KeyOn’s stockholders generally, which may have influenced their support of the merger.

When considering the recommendation of the KeyOn board and the vote of a majority of the KeyOn stockholders in favor of the merger in the KeyOn consent, you should be aware of the interests that certain executive officers and directors of KeyOn have in the merger that are different from, or in addition to, interests of KeyOn stockholders generally. As of January 1, 2009, the directors and officers of KeyOn beneficially owned approximately 31.8% of the shares of KeyOn common stock entitled to vote, 31.57% of which were voted in favor of the merger in the KeyOn consent. In addition, each executive officer and director of KeyOn holds stock options and/or warrants which will either immediately vest and be assumed by Internet America or be canceled if unexercised upon the closing of the merger. Two directors from KeyOn’s board will serve on the board, and several executive officers will become officers, of Internet America after the merger. Certain directors and officers have personally guaranteed the bank debt of KeyOn which is being assumed by Internet America, and those guarantors will be indemnified by Internet America for payments made by them as a result of those guaranties, which will survive after the merger. Finally, the directors and executive officers of KeyOn will continue to receive certain indemnification and insurance from Internet America for six years after the merger.

Whether or not the merger is completed, the announcement and pendency of the proposed merger may cause disruptions in the business of KeyOn and Internet America, which could have material adverse effects on their business and operations.

Whether or not the merger is completed, Internet America’s and KeyOn’s suppliers, subscribers and potential subscribers, in response to the announcement and pendency of the merger, may delay or defer supply or subscription decisions, which could have a material adverse effect on the business of each individual company or the combined company. In addition, current and prospective Internet America and KeyOn employees may become uncertain about their future roles with the combined company and thereby adversely affect Internet America’s and KeyOn’s ability to attract and retain key personnel. The extent of this adverse effect should be lessened by the short length of time prior to completion of the merger or termination of the merger agreement.

If any of the conditions to closing is not met or any of the termination rights is exercised by Internet America or KeyOn, either Internet America or KeyOn may choose not to proceed with the merger.

Either Internet America or KeyOn may terminate the merger agreement if the merger has not been completed by February 28, 2009, unless the failure of the merger to be completed by such date has resulted from the failure of the party seeking to terminate the merger agreement to perform its obligations or the failure of the condition regarding the effectiveness of the registration statement of which this prospectus a part. In addition, either party has the right to terminate if the other party has not met a wireless broadband revenue or current liability threshold as of December 31, 2008 and the end of any other calendar month prior to closing. Internet America has met those thresholds; KeyOn has not yet determined whether it met those thresholds as of December 31, 2008. Internet America has a separate right to terminate the merger if KeyOn’s bank debt is not amended as contemplated by the merger agreement or if KeyOn has not sold at least $1,350,000 in additional equity or obtained up to $1,900,000 of combined forgiveness of accounts payable and additional equity, on the effective date. KeyOn has complied or expects to comply with those covenants by the effective date, either through the sale of equity or the issuance of additional subordinated secured notes. To date KeyOn has issued $952,419 in subordinated secured notes and entered into an agreement in principle to sell $400,000 in KeyOn common stock. KeyOn has entered into an agreement to amend its bank debt and has obtained the forgiveness of accounts payable required by the merger agreement. The exercise of the right to terminate the merger for failure to comply with any of these covenants could result in the negative impacts on Internet America and KeyOn described below.

Failure to complete the merger could negatively impact KeyOn’s and Internet America’s stock prices, future business and operations.

If the merger is not completed for any reason, including failure of a party to meet a condition to closing or the exercise of a right of termination by either party, KeyOn and Internet America may be subject to a number of material risks, including the following:

•	KeyOn and Internet America would not realize any anticipated benefits from being a part of a combined company;

•	either Internet America or KeyOn may be obligated to pay a fee of $200,000 plus out-of-pocket expenses if the merger agreement is terminated in certain specified circumstances;

•	Internet America and/or KeyOn may suffer as a result of the time invested and distraction from normal duties of the management of the companies;

•	the price of KeyOn common stock or Internet America common stock may decline to the extent that its current market price reflects a market assumption that the merger will be completed;

•	Internet America and KeyOn may each experience difficulties in attracting subscribers who were expecting to use the services proposed to be offered by the combined company;

•
Internet America and KeyOn will each be obligated to pay certain costs relating to the merger, such as legal, accounting, financial advisor and printing fees, even if the merger is not completed, which costs will be substantial; and

•	KeyOn may not be able to find another buyer willing to pay an equivalent or higher price in an alternative transaction than the price that would be paid pursuant to the merger.

The price of Internet America common stock may be affected by factors different from those affecting the price of KeyOn common stock.

When the merger is completed, holders of KeyOn common stock will become holders of Internet America common stock. Internet America’s business differs from that of KeyOn, and Internet America’s results of operations, as well as the price of Internet America common stock, may be affected by factors different from those affecting KeyOn’s results of operations and the price of KeyOn’s common stock.

The fairness opinions obtained by KeyOn and Internet America from their respective financial advisors will not reflect changes in circumstances subsequent to the date of the merger agreement.

KeyOn has obtained a final and revised fairness opinion dated as of November 17, 2008 from its financial advisor, Source Capital Group, Inc., and Internet America has obtained a fairness opinion dated as of November 10, 2008 from its financial advisor, Lehrer Financial and Economic Advisory Services, but neither company has sought or obtained an updated opinion as of the date of this prospectus. Changes in the operations and prospects of KeyOn or Internet America, general market and economic conditions and other factors that may be beyond the control of either company, and may alter the value or the price of shares of KeyOn common stock or of Internet America common stock on which the fairness opinions were based by the time the merger is completed. The fairness opinions do not speak to the time the merger will be completed or to any other date other than the date of such opinions. As a result, the opinions will not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed. For a description of the fairness opinions, please refer to “The Merger – Fairness Opinions” on page 48 of this prospectus.

The shares of Internet America common stock to be received in the merger will have different rights from the shares of KeyOn common stock.

Upon completion of the merger, KeyOn stockholders will become Internet America stockholders. The rights of KeyOn stockholders will be governed by the charter and bylaws of Internet America and the Internet America rights agreement, which are different from the rights associated with KeyOn common stock. Internet America is incorporated under the laws of the state of Texas and KeyOn is incorporated under the laws of the state of Delaware. See “Comparison of Stockholder Rights” beginning on page 123 for a discussion of the different rights associated with Internet America common stock.

Risks Relating to Internet America’s Business

Internet America may not be able to increase its customer base at the expected rate, which is dependent upon its acquisition and organic growth strategies.

In order to become profitable and obtain consistently positive operating cash flow, Internet America needs to both retain existing customers and continue to add new customers.

•
Internet America may not retain customers for a variety of reasons, including competition from other providers, existing customers electing to develop their own services, and customers going out of business.

•
Internet America may not succeed in adding customers if its sales and marketing plan is unsuccessful. As part of Internet America’s growth strategy, the company intends to pursue selected acquisitions and strategic alliances.

•	Internet America competes with other companies for acquisition opportunities and cannot make assurances that it will be able to successfully negotiate future acquisitions or strategic alliances.
•
Internet America often uses a combination of cash, debt, and common stock as consideration for its acquisitions, and future acquisition targets may not agree to accept the form(s) of consideration offered. In addition, Internet America may not be able to acquire companies or their assets at prices that are consistent with its strategy.

In most acquisitions, Internet America has been successful in renegotiating long-term agreements that it has assumed relating to long distance and local transport of data and IP traffic. If the company is unable to satisfactorily renegotiate such agreements in the future or with respect to future acquisitions, it may be exposed to large claims for payment for services and facilities it does not need. Consummating acquisitions could also result in the incurrence of additional debt and related interest expense, as well as unforeseen contingent liabilities, all of which could have a material adverse effect on Internet America’s business, financial condition and results of operations. Internet America may face unexpected contingent liabilities arising from these acquisitions.

Internet America may not successfully integrate its acquisitions.

Even if Internet America is successful in completing acquisitions, it may fail to realize, or experience delays in realizing, the benefits it anticipated at the time of the acquisition. Internet America may also experience higher-than-anticipated costs or other difficulties associated with integrating any acquired companies, products or services into its existing business, including the loss of key personnel from the acquired business and unexpected costs or charges. Internet America may also experience operating difficulties that require it to utilize significant financial and managerial resources that would otherwise be available for the ongoing development or expansion of its existing operations.

Internet America may not be able to manage its growth efficiently.

Even if Internet America’s acquisition strategy or organic growth strategy is successful, it may not be able to successfully manage the growth because it may not be able to maintain or expand its sales force, maintain the quality of its services and operations, or maintain its internal control and accounting systems in order to support its growth.

The markets Internet America serves are highly competitive and its competitors may have greater resources.

The Internet services market is extremely competitive in every segment (dialup, wired broadband, wireless and satellite). In all of these competitive segments, Internet America believes that the primary competitive factors determining success include pricing, access speed, a reputation for reliability and service, effective customer support and access to capital. Internet America’s current and prospective competitors include many large companies that have substantially greater market presence and financial, technical, marketing and other resources (including the ability to offer “bundled” packages of services) than Internet America has. Increased competition for users of Internet services may result in lower subscriber growth rates or continued subscriber loss. Competitors may charge less than Internet America does, causing the company to reduce, or preventing it from raising, its fees. Intense competition in these segments has led to declining prices and margins for the company’s services, and Internet America expects this trend to continue as competition intensifies in the future.

Internet America may not keep up with technological developments impacting the Internet.

Internet America’s industry is subject to rapid and significant technological changes, such as continuing developments of alternative technologies for providing high-speed data communications. Internet America cannot predict the effect of technological changes on its business. However, new products and technologies may emerge that are superior to or render obsolete the products and technologies that Internet America currently uses to deliver its services.

Internet America may be adversely affected by its dependence on network infrastructure, telecommunications providers and other vendors.

Internet dial-up, DSL and Internet America’s dial-up and DSL customers are connected to the Internet by means of communications lines that are provided by local telephone companies, cable companies, and others. The company may experience problems with the installation, maintenance and pricing of these lines and other communications links. Delays in equipment delivery or loss of Internet America’s equipment suppliers could impair the quality of the company’s services and its growth. If Internet America’s network infrastructure is disrupted or security breaches occur, it may lose customers or incur additional liabilities. Internet America may experience interruptions in service as a result of fire, natural disasters, power loss, or the accidental or intentional actions of service users, and others. Although Internet America has implemented disaster recovery, security and service continuity protection measures, including the physical protection of its offices and equipment, it cannot guarantee that such measures are sufficient to avoid future interruptions of service or losses of data.

Internet America may not be able to successfully upgrade its existing network infrastructure.

If the number of subscribers using Internet America’s network and the complexity of its services increase, it will require more infrastructure, network and customer service resources to maintain the quality of its services. The company may experience quality deficiencies, cost overruns and delays in implementing its network improvements and expansion, in maintenance and upgrade projects, including slower than anticipated technology migrations. If Internet America does not implement necessary developments and network upgrades successfully, or if it experiences inefficiencies, operational failures, or unforeseen costs during implementation, it may lose customers or incur additional liabilities. In addition, Internet America typically must obtain rights from land, building or tower owners to install its antennae and other equipment to provide service to its subscribers. Internet America may not be able to obtain, on terms acceptable to it, or at all, the rights necessary to construct its network and expand its services.

Internet America may be unable to hire and retain qualified personnel, including its key executive officers.

Internet America’s future performance depends upon the continued contribution of its executive management team and other key employees, in particular, its Chairman and Chief Executive Officer, William E. Ladin, Jr. The company does not have any employment agreements with its executive officers. If members of its executive management team leave the company, then Internet America’s ability to operate its business may be negatively affected. The success of Internet America’s business depends on its continuing ability to attract and retain highly-skilled employees. As Internet America grows, it will need to hire additional personnel in all areas. Competition for personnel in the company’s industry is intense. Internet America may be unable to attract or retain key employees or other highly qualified employees in the future. If Internet America does not succeed in attracting a sufficient number of qualified personnel, or retaining and motivating its current personnel, its ability to provide its services could diminish.

Financing may not be available to Internet America if and as needed.

Historically, Internet America has depended upon cash flows from operations, equity and debt financings, as well as borrowings under credit facilities, to meet its cash requirements. If Internet America acquires or invests in additional businesses, assets, services or technologies it may need to raise additional capital beyond that available from its cash flow. Internet America may also face unforeseen capital requirements for new technology required to remain competitive or to comply with new regulatory requirements, for unforeseen maintenance of its network and facilities, and for other unanticipated expenses associated with running its business. If Internet America’s cash requirements vary materially from those currently planned or if it fails to generate sufficient cash flow from the sales of its services, the company may require additional financing sooner than anticipated. Internet America can offer no assurances that it will be able to obtain additional financing on commercially favorable terms, or at all. In addition, if Internet America issues equity securities to raise additional funds, substantial dilution to existing stockholders may result.

Provisions in Internet America’s articles of incorporation, bylaws and stockholder rights plan could limit its share price and delay a change of management.

Internet America’s organizational documents contain provisions that may have the effect of delaying, deterring or preventing a potential takeover of the company. The articles of incorporation and bylaws prevent or severely restrict stockholders from calling a special meeting of stockholders, prevent stockholders from amending the bylaws and authorize only the board to fill vacancies, including newly-created directorships. As a Texas corporation, Internet America is subject to the provisions of Texas law that restrict certain business combinations with affiliated shareholders, which may have the effect of inhibiting a non-negotiated merger or other business combination involving Internet America. In general, those provisions prohibit a Texas “issuing public corporation” (such as Internet America) from engaging in a “business combination” with any shareholder who is a beneficial owner of 20% or more of the corporation’s outstanding stock for a period of three years after such shareholder’s acquisition of a 20% ownership interest, unless: (i) the board of the corporation approves the transaction or the shareholder’s acquisition of the shares prior to the acquisition or (ii) two-thirds of the unaffiliated stockholders of the corporation approve the transaction at a stockholders’ meeting.

Internet America has in effect a stockholder rights plan which entitles the registered holder of Internet America common stock to purchase from the company one common share upon the terms and subject to the conditions set forth in a rights agreement between Internet America and its rights agent. While the rights should not interfere with any merger or other business combination approved by the board of Internet America, the rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire Internet America without conditioning the offer on a substantial number of rights being acquired.

Internet America utilizes unlicensed spectrum, which is subject to intense competition, low barriers of entry and potential interference from multiple competing users.

Internet America presently utilizes primarily unlicensed spectrum in connection with its broadband service offerings. While unlicensed spectrum is regulated by the Federal Communications Commission (“FCC”), it is available to multiple simultaneous users and may be subject to interference, which may reduce the quality of the service provided to subscribers. The availability of unlicensed spectrum is limited, and others do not need to obtain permits or licenses to utilize the same unlicensed spectrum used by Internet America currently or which it may in the future utilize, threatening its ability to reliably deliver services.

Interruption or failure of Internet America’s networks, which in certain rural markets are often subject to severe weather such as hurricanes, lightning storms or tornados, could impair Internet America’s ability to provide its services, which could damage its reputation and harm operating results.

Internet America’s services depend on the continuing operation of its networks. Internet America has experienced service interruptions in the past and may experience service interruptions or system failures in the future. Any unscheduled service interruption, as a result of severe weather or otherwise, adversely affects Internet America’s ability to operate its business and could result in an immediate loss of revenues. If Internet America experiences frequent or persistent system or network failures, regardless of the reason, its reputation could be permanently harmed. Internet America may need to make significant capital expenditures to increase the reliability of its systems, but these capital expenditures may not achieve the results the company expects.

If unauthorized persons gain access to Internet America’s network, subscribers may perceive its network and services as not secure, which may adversely affect its ability to attract and retain subscribers and expose the company to liability.

Although Internet America takes certain measures to guard against unauthorized access to its network, it may be unable to anticipate or implement adequate preventive measures against unauthorized access. Unauthorized parties may overcome Internet America’s encryption and security systems and obtain access to data on its network, including on a device connected to its network. In addition, because Internet America operates and controls its network and its subscribers' Internet connectivity, unauthorized access of Internet America’s network could result in damage to its network and to the computers or other devices used by its subscribers. An actual or perceived breach of network security, regardless of whether the breach is Internet America’s fault, could harm public perception of the effectiveness of its security measures, adversely affect the ability to attract and retain subscribers, expose Internet America to significant liability and adversely affect its business prospects.

Risks Relating to KeyOn’s Business

KeyOn may be unable to successfully execute on either its acquisition strategy or organic growth strategy.

KeyOn’s strategy for growing revenues depends on its ability to grow its subscriber base through the acquisition of other wireless broadband companies and through its organic subscriber growth initiatives. KeyOn’s ability to successfully execute these strategies could be affected by any one or more of the following factors:

•	KeyOn’s ability to build its infrastructure and operational capabilities beyond that afforded by its current limited corporate infrastructure;
•	KeyOn’s ability to successfully negotiate with potential acquisition targets, including the targets' willingness to accept consideration such as cash, debt, common stock or a combination thereof;
•	KeyOn’s ability to acquire companies or their assets at purchase prices that are consistent with KeyOn’s targeted returns;
•	KeyOn’s ability to successfully integrate companies it acquires, which could result in increased costs, additional churn or damage to an existing or acquired brand;
•	the ability of KeyOn’s equipment, equipment suppliers or third-party service providers to perform as it expects;
•	KeyOn’s ability to further penetrate its existing markets and contribute to the organic growth of its subscriber base;
•	KeyOn’s ability to differentiate its services from those offered by its competitors in the markets it serves;
•	KeyOn’s ability to obtain both network and customer premise equipment, which it currently receives from third parties;
•	KeyOn’s ability to attract and retain qualified personnel;
•	equipment failure or interruption of service, which could adversely affect KeyOn’s reputation and its relations with customers;
•	KeyOn’s ability to accurately predict and respond to the rapid technological changes in its industry and the evolving demands of the markets it serves; and
•	KeyOn’s ability to raise additional capital to fund its growth.

KeyOn’s failure to adequately address any one or more of the above factors could have a significant adverse impact on its ability to implement its business plan with respect to its acquisition strategy and organic growth plans, as well as its ability to pursue other opportunities that arise.

Any acquisitions KeyOn makes could result in integration difficulties that could lead to substantial costs, delays or other operational or financial difficulties.

KeyOn seeks to expand by acquiring businesses, including those in its current or new geographic markets. KeyOn cannot accurately predict the timing, size and success of its acquisition efforts and the associated capital commitments that might be required. KeyOn expects to face competition for acquisitions, which may limit the number of acquisition opportunities available and may lead to higher acquisition prices. KeyOn may not be able to identify, acquire or profitably manage additional businesses or successfully integrate acquired businesses, if any, without substantial costs, delays or other operational or financial difficulties. In addition, such acquisitions involve a number of other risks, including:

•	failure of the acquired businesses to achieve expected results;
•	diversion of management's attention and resources to acquisitions;
•	inability to timely and cost-effectively integrate acquired operations;
•	failure to retain key customers or personnel of the acquired businesses;
•	disappointing quality or functionality of acquired equipment, networks and personnel; and
•	risks associated with unanticipated events, liabilities or contingencies.

Subscriber dissatisfaction with, or performance problems of, a single acquired business could negatively affect KeyOn’s reputation. The inability to acquire businesses on reasonable terms or successfully integrate and manage acquired companies, or the occurrence of performance problems at acquired companies, could result in dilution, unfavorable accounting treatment or one-time charges and difficulties in successfully managing the business.

KeyOn has a history of operating losses and expects to continue suffering losses for the foreseeable future.

KeyOn has incurred losses since it was launched in 2002. Moreover, in each of years ended December 31, 2007 and 2006, KeyOn recorded net losses of $7,610,753 and $2,206,374. KeyOn cannot anticipate when, if ever, its operations will become net income positive. KeyOn may incur net losses as it integrates acquisitions, introduces new network equipment, increases its marketing for organic subscriber growth and acquires spectrum in pursuit of its business strategy.

KeyOn’s business will require additional capital for continued growth.

The continued growth of KeyOn’s business will require additional funding for future acquisitions, the introduction of new network technologies such as “Worldwide Interoperability for Microwave Access”, or WiMAX, debt service, the potential upgrade of its networks, the expansion of its network coverage area and working capital. In addition, KeyOn may raise additional capital through the issuance of debt to finance acquisitions of companies and spectrum that may require KeyOn to use a portion of its cash flows from operations and other available cash to make payments of principal and interest on debt, thereby reducing funds that could be available for other business purposes. KeyOn may be unable to secure such funding when needed in adequate amounts or on acceptable terms, if at all. To execute its business strategy, KeyOn may issue additional equity securities in public or private offerings, potentially at a price lower than the market price at the time of such issuance which could create additional dilution. Similarly, by securing debt financing, KeyOn may be forced to incur significant interest expense. If KeyOn cannot secure sufficient funding it may be forced to forego strategic opportunities or delay, scale back or eliminate network deployments, operations, acquisitions, spectrum bids and other growth opportunities.

KeyOn may experience difficulties in maintaining its existing network, as well as in constructing, upgrading and introducing new technologies, such as WiMAX, into networks, which could adversely affect customer satisfaction, increase subscriber churn and reduce KeyOn’s revenues.

KeyOn’s success depends on providing affordable and reliable broadband access, as well as related services. If the number of subscribers using its network and the complexity of its services increase, KeyOn may require more infrastructure, network and customer service resources to maintain the quality of its services. Consequently, KeyOn may be required to make substantial investments to construct and improve its facilities and equipment and to upgrade its technology and network infrastructure. This is particularly true in connection with the WiMAX networks KeyOn intends to pursue. If KeyOn does not implement these developments and network upgrades successfully, or if it experiences inefficiencies, operational failures, or unforeseen costs during implementation, the quality of KeyOn’s services could decline.

KeyOn may experience quality deficiencies, cost overruns and delays in implementing its network improvements and expansion in maintenance and upgrade projects, including slower than anticipated technology migrations. In addition, KeyOn typically is required to obtain rights from land, building or tower owners to install its antennae and other equipment to provide service to its subscribers. KeyOn may not be able to obtain, on terms acceptable to itself, or at all, the rights necessary to construct its network and expand its services.

KeyOn also faces challenges in managing and operating its networks. These challenges include operating, maintaining and upgrading network and customer premises equipment to accommodate increased traffic or technological advances, and managing the sales, advertising, customer support, billing and collection functions of its business, while providing reliable network service at expected speeds and quality. KeyOn’s failure in any of these areas could adversely affect customer satisfaction, increase subscriber churn, increase its costs and decrease its revenues.

KeyOn does not obtain and maintain rights to use licensed spectrum in its targeted markets which could negatively impact its ability to execute its business strategy. To the extent KeyOn secures licensed spectrum, it faces increased operational costs and greater regulatory scrutiny.

In certain markets, KeyOn intends to provide mobile or nomadic service by using technologies such as WiMAX. If other unlicensed spectrum bands are insufficient to use for the deployment of such services, KeyOn may need to secure and maintain sufficient rights to use licensed spectrum by obtaining licenses or long-term leases in those markets. Obtaining licensed spectrum can be a long and difficult process that can be costly and require a disproportionate amount of management resources, and may require KeyOn to incur significant indebtedness or secure additional capital. KeyOn may not be successful in its efforts to secure spectrum acquisition financing or be able to acquire, lease or maintain, either from third parties or through a licensed spectrum auction, the spectrum necessary to execute its strategy.

Licensed spectrum, whether owned or leased, poses additional risks, including:

•	adverse changes to regulations governing spectrum rights;
•	the risk that spectrum acquired or leased will not be commercially usable or free of damaging interference from licensed or unlicensed operators in KeyOn’s or adjacent bands;
•	failure of the FCC or other regulators to renew spectrum licenses as they expire;
•	inability to satisfy build-out or service deployment requirements upon which spectrum licenses or leases are, or may be, conditioned;
•	increases in spectrum acquisition costs;
•	uncertainty in obtaining the equipment required to use the licensed spectrum;
•	increases in capital expenses associated with new equipment required to utilize the licensed spectrum; and
•	contractual disputes with, or the bankruptcy or other reorganization of the license holders, which could adversely affect control over the spectrum subject to such licenses.

Depending upon the geographic market, some of KeyOn’s competitors are better established and have engineering, sales and marketing resources that are significantly greater than those of KeyOn, which may make it difficult to attract and retain subscribers.

As a general matter, the market for broadband and related services is highly competitive, and KeyOn may compete with other companies in its markets. Some of these competitors are well established with larger and better-developed networks and support systems, longer-standing relationships with customers, greater name recognition and greater financial, technical and marketing resources than KeyOn has. As a result, KeyOn’s competitors may reduce the prices of their services significantly or may offer broadband connectivity packaged with other services. KeyOn may not be able to reduce its prices or otherwise combine its services with other services, which may make it more difficult to attract and retain subscribers.

KeyOn’s competitors include:

•	cable operators offering broadband Internet connectivity services and voice communications;
•	incumbent and competitive local exchange carriers providing DSL services;
•	wireless Internet service providers using licensed or unlicensed spectrum;

•
third generation, or 3G, cellular, personal communications service, or PCS, and other wireless providers offering wireless broadband services and capabilities, including developments in existing cellular and PCS technology that may increase network speeds or have other advantages over KeyOn’s services;

•	Internet service providers offering dial-up Internet connectivity;
•	municipalities and other entities operating free or subsidized wireless broadband networks;
•	providers of VoIP telephone services;
•	satellite providers offering or developing broadband connectivity; and
•	electric utilities and other providers offering or planning to offer broadband Internet connectivity over power lines.

Other existing and prospective competitors may adopt technologies or business plans similar to KeyOn’s, or seek other means to develop services competitive with KeyOn, particularly if KeyOn’s services prove to be attractive in its target markets. This competition may make it difficult for KeyOn to attract and retain subscribers.

KeyOn utilizes unlicensed spectrum, which is subject to intense competition, low barriers of entry and potential interference from multiple competing users.

KeyOn presently utilizes primarily unlicensed spectrum in connection with its broadband service offerings. While unlicensed spectrum is regulated by the FCC, it is available to multiple simultaneous users and may be subject to interference, which may reduce the quality of the service provided to subscribers. The availability of unlicensed spectrum is limited, and others do not need to obtain permits or licenses to utilize the same unlicensed spectrum used by KeyOn currently or which it may in the future utilize, threatening its ability to reliably deliver services.

KeyOn relies on third party sales agents to assist in selling its services, and the failure of these representatives to perform as expected could reduce KeyOn’s future sales.

KeyOn sells its services to some of its customers through third party sales agents. However, KeyOn’s relationships with some of these third party agents are relatively new and it is unable to predict the extent to which it will be successful in marketing and selling KeyOn’s services. Moreover, many of KeyOn’s third party sales agents also market and sell competing products. KeyOn’s third party sales agents may terminate their relationships with KeyOn at any time, or with short notice and may give greater attention to the products sold by KeyOn’s competitors. KeyOn’s future performance will also depend, in part, on its ability to attract additional third party sales agents that will be able to market KeyOn’s services effectively, especially in markets in which KeyOn has not previously distributed services. If KeyOn cannot retain its current third party sales agents and recruit additional or replacement agents, its revenues and operating results could be harmed.

KeyOn relies on a limited number of third party suppliers that provide network backbone, produce its network and customer premise equipment, and occasionally install or service its network sites. KeyOn is also currently using one or more third-party providers to supply KeyOn with certain aspects of its satellite video and VoIP services. If these companies fail to perform or experience delays, shortages or increased demand for their services, KeyOn may face a shortage of components, increased costs, and may be required to suspend its network deployment and its product and service introduction.

In addition to the personnel KeyOn has on staff, KeyOn also depends on a limited number of third party suppliers to produce and deliver services required for its networks. KeyOn does not maintain any long-term supply contracts with its equipment manufacturers and distributors. In addition, KeyOn relies on providers of Internet bandwidth in order to transport data traffic on its networks onto the public Internet. If a manufacturer or other provider does not satisfy KeyOn’s requirements, or if KeyOn loses a manufacturer or any other significant provider, it may have insufficient network equipment for delivery to subscribers and for installation or maintenance of its infrastructure, and may be forced to suspend the deployment of its network and enrollment of new subscribers, thus impairing future growth. KeyOn also currently contracts with third-party providers for certain satellite video and VoIP services and relies on those services to be compliant with all relevant regulatory requirements. To the extent these third-party providers are unable to meet either KeyOn’s or the regulatory requirements, KeyOn may be forced to suspend the deployment of these services, thus impairing future revenue growth.

If the merger is not consummated, KeyOn’s inability to use shares of its common stock or to obtain capital to finance future acquisitions could impair the growth and expansion of its business.

Assuming the merger does not take place, the extent to which KeyOn will be able or willing to use shares of its common stock to consummate acquisitions will depend on:

•	the market value of KeyOn’s securities, which will vary;
•	liquidity, which is presently limited; and
•	the willingness of potential sellers to accept shares of KeyOn’s common stock as full or partial payment for their business.

Assuming the merger does not take place, using shares of KeyOn’s common stock for this purpose may also result in significant dilution to KeyOn’s then existing stockholders. To the extent that KeyOn is unable to use its common stock to make future acquisitions, KeyOn’s ability to grow through acquisitions may be limited to the extent that KeyOn is able to raise capital through debt or equity financings. KeyOn may not be able to obtain the necessary capital to finance any acquisitions. If KeyOn is unable to obtain additional capital on acceptable terms, or at all, KeyOn may be required to reduce the scope of acquisition-driven expansion plans or redirect resources previously committed to other purposes, which would impair KeyOn’s business plans.

KeyOn depends on the continued availability of leases for the deployment of its communications equipment.

KeyOn has either constructed or acquired networks in each of the markets it serves. Networks are typically built by installing antennae on rooftops, cellular towers and other elevated structures pursuant to lease agreements that allow KeyOn to co-locate its equipment. In the markets where KeyOn builds networks, it typically seeks five-year initial terms for its leases with multiple three to five year renewal options. Such renewal options are generally exercisable at KeyOn’s discretion before the expiration of each term. If the leases KeyOn enters into or assumes by way of acquisition are terminated or if the owners of these structures are unwilling to continue to enter into leases with KeyOn in the future, KeyOn would be forced to seek alternative arrangements with other providers. If KeyOn is unable to continue to obtain or renew such leases on satisfactory terms, its business would be harmed.

KeyOn’s business depends on its service brands, and if it does not maintain and enhance its brand, KeyOn’s ability to attract and retain subscribers may be impaired and its business and operating results may be harmed.

KeyOn believes that its brands are an important part of its business. Maintaining and enhancing KeyOn’s brands may require substantial investments with no assurance that these investments will be successful. KeyOn currently markets under the "KeyOn," "SpeedNet" and "SIRIS" brands, and if it incurs significant expenses in promoting and maintaining these brands, KeyOn’s business, prospects, operating results and financial condition may be harmed. KeyOn anticipates that maintaining and enhancing its brands may become increasingly competitive, difficult and expensive.

KeyOn might not have sufficient capital or generate enough cash flow to service interest obligations or repay its indebtedness

As of February 8, 2008, KeyOn had an outstanding promissory note payable of $4,500,000, which matured on August 8, 2008 and was extended to February 8, 2009 at KeyOn’s option. The note bears interest at a variable rate equal to 2.5 percentage points above the lender’s prime rate, with a current interest rate of 7.25%. If KeyOn is unable to secure additional financing at acceptable terms or generate sufficient cash flow from operations, KeyOn might not have adequate capital for interest payments or for principal repayment. In addition, while it is outstanding, the promissory note contains prohibitions on KeyOn’s ability to secure additional debt or grant future security interests with respect to KeyOn’s assets. These limitations may limit KeyOn’s ability to obtain additional financing, withstand downturns in its business and take advantage of business and strategic opportunities.

Excessive customer churn may adversely affect KeyOn’s financial performance by slowing customer growth, increasing costs and reducing revenue.

The successful implementation of KeyOn’s business plan depends upon controlling customer churn. Customer churn is a measure of customers who stop using KeyOn’s services. Customer churn could increase as a result of:

•	personal economic conditions;
•	customers moving out of KeyOn’s geographic coverage area;
•	interruptions to the delivery of services to customers over KeyOn’s network;
•	billing errors and/or general reduction in the quality of KeyOn’s customer service;
•	competitors offering additional, desired service offerings that KeyOn does not offer; and
•
the availability of competing technology, such as cable modems, DSL, third-generation cellular, satellite, wireless Internet service and other emerging technologies, some of which may, from time to time, be less expensive or technologically superior to those offered by KeyOn.

An increase in customer churn can lead to slower customer growth, increased costs and a reduction in revenue.

Interruption or failure of KeyOn’s networks, which in certain rural markets are often subject to severe weather such as storms or tornados, could impair KeyOn’s ability to provide its services, which could damage KeyOn’s reputation and harm operating results.

KeyOn’s services depend on the continuing operation of its networks. KeyOn has experienced service interruptions in the past and may experience service interruptions or system failures in the future. Any unscheduled service interruption, as a result of severe weather or otherwise, adversely affects KeyOn’s ability to operate its business and could result in an immediate loss of revenues. If KeyOn experiences frequent or persistent system or network failures, regardless of the reason, KeyOn’s reputation could be permanently harmed. KeyOn may need to make significant capital expenditures to increase the reliability of its systems, but these capital expenditures may not achieve the results KeyOn expects.

The success of KeyOn’s business depends on the continuing contributions of its key personnel and KeyOn’s ability to attract, train and retain highly qualified personnel.

KeyOn is highly dependent on the continued services of its chief executive officer and president, Jonathan Snyder, and its chief operating officer, A. Robert Handell. Loss of the services of either of these individuals could adversely impact KeyOn’s operations. While KeyOn maintains a "key man" insurance policy for Mr. Snyder, neither Mr. Snyder nor Mr. Handell is currently bound by an employment agreement. As a result, KeyOn cannot guarantee that either of these persons will stay with KeyOn for any definite period.

In addition, to successfully introduce its services in new markets and grow its business in existing markets, KeyOn must be able to attract, train, motivate and retain highly skilled and experienced employees. In particular, qualified technical employees periodically are in great demand and may be unavailable in the time frame required to satisfy customer requirements. KeyOn may not be able to attract and retain sufficient numbers of highly skilled technical employees in the future. The loss of skilled personnel or KeyOn’s inability to hire or retain sufficient skilled personnel at competitive rates of compensation could impair KeyOn’s ability to successfully grow its business and retain its existing customer base.

KeyOn may not be able to effectively control and manage its growth, which would negatively impact its operations.

KeyOn may face challenges in managing expanding service offerings and in integrating acquired businesses. Such eventualities will increase demands on KeyOn’s existing management, workforce and facilities. Failure to satisfy increased demands could interrupt or adversely affect KeyOn’s operations and cause administrative inefficiencies.

If unauthorized persons gain access to KeyOn’s network, subscribers may perceive its network and services as not secure, which may adversely affect KeyOn’s ability to attract and retain subscribers and expose KeyOn to liability.

Although KeyOn takes certain measures to guard against unauthorized access to its network, it may be unable to anticipate or implement adequate preventive measures against unauthorized access. Unauthorized parties may overcome KeyOn’s encryption and security systems and obtain access to data on its network, including on a device connected to its network. In addition, because KeyOn operates and controls its network and its subscribers' Internet connectivity, unauthorized access to KeyOn’s network could result in damage to its network and to the computers or other devices used by KeyOn’s subscribers. An actual or perceived breach of network security, regardless of whether the breach is KeyOn’s fault, could harm public perception of the effectiveness of its security measures, adversely affect the ability to attract and retain subscribers, expose KeyOn to significant liability and adversely affect KeyOn’s business prospects.

KeyOn has been unable to conclude that its disclosure controls and procedures as of September 30, 2008 were effective.

KeyOn’s principal executive officer and principal financial officer concluded from their internal management testing and review that KeyOn’s disclosure controls and procedures were ineffective as of September 30, 2008 for the following reasons: (i) a lack of the role segregation in the general ledger systems; (ii) not all balance sheet accounts are formally reconciled, reviewed and approved, and (iii) the general ledger was not set up to allow for a separate classification of notes payable general and notes payable related party, resulting in the need to file an amended Form 10-Q for the quarter ending September 30, 2008. In order to correct the first listed deficiency, KeyOn plans to use a single general ledger system by July 1, 2009 which will separate tasks at a more granular level in order to segregate roles.  To transition to the new general ledger system, KeyOn will hire one temporary person for 10 to 12 weeks at a cost of approximately $15,000, and purchase a software upgrade, MAS 200, at a cost of $10,000. To address the second listed deficiency, the accounting department is developing a process and the necessary documentation in order to have all year end balance sheets formally reconciled, reviewed and approved by June 30, 2009.  The cost of implementing this process is additional wages paid either via temporary work or overtime estimated to be 40 hours, or approximately $1,200.  The third listed deficiency was addressed by updating the general ledger as of October 2008 to include a separate classification for notes payable to related parties. This corrective action has already been completed at no cost to KeyOn.

If KeyOn is unable to achieve and maintain the adequacy of its disclosure controls and procedures, it may not be able to provide reliable financial and other reports, which, in turn, could harm its business and operating results, cause investors to lose confidence in the accuracy and completeness of its financial reports, have a material adverse effect on the trading price of its common stock and/or adversely affect its ability to timely file its periodic reports with the SEC.

Risks Relating to the Companies’ Industry

The licensing of additional spectrum in the companies’ markets by the FCC could introduce additional competition.

The FCC regulates the spectrum bands in which the companies and their competitors operate. The FCC can make additional spectrum available for use or change the way existing spectrum is used, which may result in additional competitors entering our markets and providing services that may directly compete with our offerings. In particular, in January 2008, the FCC offered several blocks of spectrum in the 700 MHz frequency range as part of Auction 73. This frequency range has been determined to be suitable for offering data, voice and video services particularly in sparsely populated rural areas. As a result, the licensing and eventual build out of this spectrum may bring additional competition to the companies’ principal markets.

Additionally, on June 7, 2007, the FCC issued a Memorandum Opinion and Order regarding rules for the 3650-3700 MHz spectrum band. Both Internet America and KeyOn have received the FCC’s approval to operate on 3.65 GHz band on a nationwide, non-exclusive basis. This newly regulated band may bring additional competition to the companies’ markets as more companies are awarded approval to operate.

The companies may be accused of infringing upon the intellectual property rights of third parties, which is costly to defend and could limit their ability to use certain technologies in the future.

There are a significant number of patents in the broadband Internet services industry, and there is frequent litigation based on allegations of patent infringement. Third parties may assert patent, copyright, trademark, trade secret and other intellectual property rights to technologies that are important to the companies’ business. Third parties may claim that the companies’ products or services infringe on their proprietary rights. These claims, whether or not they have merit, may be time-consuming, result in costly litigation, or require either of the companies to enter into royalty or licensing agreements, any of which could significantly harm its operating results. These claims may also divert the efforts of the companies’ technical and management personnel. In addition, third parties may claim that the services or products of Internet America or KeyOn have caused another party to infringe on their intellectual property rights. If an infringement claim against either company were to be successful, and it was not able to obtain a license to the relevant or a substitute technology on acceptable terms or redesign its products or services to avoid infringement, its ability to compete successfully in its competitive market would be materially impaired.

The industry in which the companies operate is continually evolving. The companies’ services may become obsolete, and may not be able to develop competitive services on a timely basis or at all.

The broadband Internet and wireless services industries are characterized by rapid technological change, competitive pricing, frequent new service introductions, evolving industry standards and regulatory requirements. The companies believe that their success depends on their ability to anticipate and adapt to these challenges and to offer competitive services on a timely basis. The companies face a number of difficulties and uncertainties associated with their reliance on technological development, such as:

•	competition from service providers using more traditional and commercially proven means to deliver similar or alternative services to the companies’ targeted markets;
•	competition from better capitalized service providers using more efficient, less expensive technologies, including services not yet invented or developed to the companies’ targeted markets;
•	the companies’ inability to develop a spectrum portfolio, if necessary, and offer advanced data services in a timely and cost efficient manner;
•	responding successfully to advances in competing technologies in a timely and cost-effective manner; and
•	uncertainty of timing with respect to a migration toward standards-based technology, requiring substantial capital expenditures.

As the services offered by the companies and their competitors develop, residential and business customers may not accept the companies’ services as a commercially viable alternative to other means of delivering broadband or wireless broadband services. As a result, the companies’ services may become obsolete, and the companies may be unable to develop competitive services on a timely basis, or at all.

The companies are subject to extensive regulation that could limit or restrict their activities. If the companies fail to comply with these regulations, they may be subject to penalties, including fines and suspensions, and past due fees and interest, which may adversely affect the companies’ financial condition and results of operations.

Their business, including the acquisition, lease, maintenance, and use of spectrum licenses, is extensively regulated by federal, state and local governmental authorities. A number of federal, state and local privacy, security and consumer laws also apply to their business. These regulations and their application are subject to continual change as new legislation, regulations or amendments to existing regulations are adopted from time to time by governmental or regulatory authorities, including as a result of judicial interpretations of such laws and regulations. Current regulations directly affect the breadth of services the companies are able to offer and may impact the rates, terms and conditions of the companies’ services. Regulation of companies that offer competing services, such as cable and DSL providers and telecommunications carriers, also affects the companies’ business.

The companies believe that they are not required to register with the Universal Service Administrative Company, or the USAC, as a seller of telecommunications, nor are they required to collect universal service fund, or USF, fees from their customers or to pay USF fees directly. It is possible, however, that the FCC may assert that the companies are sellers of telecommunications and that they are required to register and pay USF fees on some or all of the companies’ gross revenues. Although the companies would contest any such assertion, the companies could become obligated to pay USF fees, interest and penalties to USAC with respect to their gross revenues, past and/or future, from providing telecommunications and the companies may be unable to bill retroactively their customers for past USF fees.

In addition, the FCC or other regulatory authorities may in the future restrict the companies’ ability to manage subscribers' use of their networks, thereby limiting the companies’ ability to prevent or address subscribers' excessive bandwidth demands. To maintain the quality of their networks and user experience, the companies may manage the bandwidth used by their subscribers' applications, in part by restricting the types of applications that may be used over the companies’ networks. If the FCC or other regulatory authorities were to adopt regulations that constrain the companies’ ability to employ bandwidth management practices, excessive use of bandwidth-intensive applications would likely reduce the quality of their services for all subscribers. Such decline in the quality of the companies’ services could harm their business.

The breach of a license or applicable law, even if inadvertent, can result in the revocation, suspension, cancellation or reduction in the term of a license or the imposition of fines. In addition, regulatory authorities may grant new licenses to third parties, resulting in greater competition in territories where the companies already have rights to licensed spectrum. In order to promote competition, licenses may also require that third parties be granted access to the companies’ bandwidth, frequency capacity, facilities or services. The companies may not be able to obtain or retain any required license, and may not be able to renew a license on favorable terms, or at all.

Certain wireless broadband services are subject to regulation by the FCC. At the federal level, the FCC has jurisdiction over wireless transmissions over the electromagnetic spectrum, all interstate and foreign telecommunications services, and many aspects of intrastate telecommunications. Wireless broadband services may become subject to greater state or federal regulation in the future. The scope of the regulations that may apply to similar companies and the impact of such regulations on the companies’ competitive position are presently unknown and could be detrimental to their business and prospects.

Much of the law related to the liability of Internet service providers remains unsettled. For example, many jurisdictions have adopted laws related to unsolicited commercial email or “spam” in the last several years. Other legal issues, such as the sharing of copyrighted information, transborder data flow, universal service, and liability for software viruses could become subjects of additional legislation and legal development. The companies cannot predict the impact of these changes on them. Regulatory changes could have a material adverse effect on the companies’ business, financial condition or results of operations.

The companies may have difficulty intercepting communications as required by the U.S. Communications Assistance for Law Enforcement Act.

The U.S. Communications Assistance for Law Enforcement Act requires that the companies be able to intercept communications when required to do so by law enforcement agencies. The companies may experience difficulties and incur significant costs in complying with the law. If the companies are unable to comply with the laws, they could be subject to fines of up to $1 million per event and other penalties.

 Risks Relating to Internet America’s Common Stock

Internet America’s common stock may be affected by limited trading volume and price fluctuations, each of which could adversely impact the value of its common stock.

There has been very limited trading in Internet America’s common stock, and there can be no assurance that an active trading market in its common stock will either develop or be maintained. Internet America’s common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of the common stock without regard to the company’s operating performance. In addition, Internet America believes that factors such as quarterly fluctuations in its financial results and changes in the overall economy or the condition of the financial markets could cause the price of its common stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market from time to time in the belief that Internet America will have poor results in the future. Internet America cannot predict the actions of market participants and, therefore, can offer no assurances that the market for its stock will be stable or appreciate over time.

Outstanding options and warrants to purchase shares of common stock of KeyOn and of Internet America may adversely affect the trading price of Internet America common stock.

As of January 1, 2009, there were outstanding stock options to purchase approximately 1,139,500 shares of Internet America common stock at a weighted-average exercise price of $0.97 per share and 844,802 shares of KeyOn common stock at a weighted-average exercise price of $2.75 per share that will not be cancelled or exercised prior to the merger. As a result of the merger, those KeyOn options will be assumed by Internet America and options to purchase approximately 988,418 shares of Internet America stock at a weighted average exercise price of approximately $2.35 per share will be issued under the Internet America stock incentive plan to those former holders of KeyOn options. In addition, warrants to purchase an aggregate of 281,875 shares of KeyOn common stock at $6.70 per share will be converted into the right to purchase approximately 329,794 shares of Internet America common stock at approximately $5.73 per share after the merger. While the options and warrants may bring in up to $4,209,502 in financing, the holders of these securities can be expected to exercise them at a time when Internet America may be able to obtain additional capital through a new offering of securities on terms more favorable to Internet America than the terms of outstanding options, which could adversely affect Internet America’s ability to obtain future financing or engage in certain merger or other transactions. For the life of the options, the holders have the opportunity to profit from a rise in the market price of Internet America’s common stock without assuming the risk of ownership. The issuance of shares upon the exercise of outstanding options and warrants may also dilute the ownership interests of Internet America’s existing stockholders.

Internet America has registered with the SEC the resale by the holders of all or substantially all shares of Internet America common stock issuable upon exercise of its outstanding options. The availability of these shares for public resale, as well as actual resales of these shares, could adversely affect the trading price of Internet America’s common stock.

There may be sales of Internet America common stock after the merger, which could cause Internet America’s stock price to fall.

A large number of shares of Internet America common stock may be sold into the public market within a short period of time following the closing of the merger, including a substantial number of shares that will be available for resale by certain former stockholders of KeyOn and certain other stockholders of Internet America. Approximately 33% of the shares of Internet America common stock to be received by persons who are deemed to be “affiliates” of KeyOn may be resold only subject to the volume and manner of sale limitations of Rule 144 under the Securities Act. Those KeyOn affiliates who are not considered affiliates of Internet America following completion of the merger may sell their Internet America common stock without regard to the volume and manner of sale limitations of Rule 144 beginning one year from completion of the merger so long as there is adequate current public information available about Internet America. As a result, the Internet America stock price could fall. A sale of a large number of newly-released shares of Internet America common stock could therefore result in a sharp decline in Internet America’s stock price.

Internet America has a series of preferred stock currently outstanding and may issue additional series of preferred stock in the future, the terms of which may reduce the value of Internet America’s common stock.

Internet America is authorized to issue up to 5 million shares of preferred stock in one or more series, and currently has outstanding 2,889,076 shares of Series A preferred stock. Internet America’s board may determine the terms of future preferred stock offerings without further action by its stockholders. If Internet America issues preferred stock, it could affect the rights of holders of common stock at that time or reduce the value of its common stock. In particular, specific rights granted to future holders of preferred stock may include voting rights, preferences as to dividends and liquidation, conversion and redemption rights, sinking fund provisions, and restrictions on Internet America’s ability to merge with or sell its assets to a third party.

If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about Internet America’s business, its stock price and trading volume could decline.

The trading market for Internet America’s common stock will depend in part on the research and reports that securities or industry analysts publish about Internet America or its business. Internet America does not currently have research coverage by securities and industry analysts. If Internet America obtains securities or industry analyst coverage and if one or more of the analysts who covers Internet America downgrades Internet America’s stock or publishes inaccurate or unfavorable research about Internet America’s business, its stock price would likely decline. If one or more of these analysts ceases coverage of Internet America or fails to publish reports on Internet America regularly, demand for its stock could decrease, which could cause the stock price and trading volume to decline.

Internet America common stock has a limited trading market, which could affect your ability to sell shares of Internet America common stock and the price you may receive for that common stock.

Internet America common stock is currently quoted for trading on the OTCBB. There is only limited trading activity in Internet America common stock, though after the merger it will have a slightly larger public float. We cannot predict the extent to which investors’ interest in our common stock will provide an active and liquid trading market. Due to our limited public float, we may be vulnerable to investors taking a “short position” in our common stock, which would likely have a depressing effect on the price of our common stock and add increased volatility to our trading market. The volatility of the market for our common stock could have a materially adverse effect on our business, results of operations and financial condition.

Internet America has experienced volatility in its stock price, which may adversely affect the trading price of its common stock.

The market price of Internet America’s common stock has ranged from $0.10 to $0.80 per share since January 1, 2008, and it may continue to experience significant volatility from time to time. Factors such as the following may affect such volatility:

•	the inability to increase Internet America’s customer base at the expected rate;
•
Internet America’s ability to identify and negotiate acquisitions of wireless Internet customers and infrastructure on attractive terms or successfully integrate those acquisitions into its operations;

•	Internet America’s quarterly operating results;
•	litigation involving or affecting Internet America;
•	developments in industry pricing or technological developments impacting the Internet;
•	allegations of infringement upon the intellectual property rights of third parties, which is costly to defend and could limit our ability to use certain technologies in the future; and
•	changes in government regulation which could harm our business.

Other factors which may affect Internet America’s stock price are general changes in the economy, the financial markets or the wireless internet service industry.

Internet America’s anti-takeover provisions may make it more difficult to change its management, or may discourage others from acquiring Internet America, and thereby adversely affect stockholder value.

Internet America’s rights plan and provisions in its organizational documents are intended to protect its stockholders’ interests by encouraging anyone seeking control of Internet America to negotiate with its board. These provisions may discourage or prevent a person or group from acquiring Internet America without the approval of the board, even if the acquisition would be beneficial to Internet America’s stockholders. Internet America has a classified board, which means that at least two stockholder meetings, instead of one, will be required to effect a change in the majority control of its board. This applies to every election of directors, not just an election occurring after a change in control. The classification of its board increases the amount of time it takes to change majority control of its board and may cause potential acquirers to lose interest in a potential purchase of Internet America, regardless of whether such purchase would be beneficial to the company or its stockholders. The additional time and cost to change a majority of the members of Internet America’s board makes it more difficult and may discourage existing stockholders from seeking to change the company’s existing management in order to change the strategic direction or operational performance of the company.

Internet America does not intend to pay cash dividends on its common stock in the foreseeable future.

Internet America has not declared or paid any cash dividends on its common stock or other securities, and currently does not anticipate paying any cash dividends in the foreseeable future. Because it does not anticipate paying cash dividends for the foreseeable future, the company’s stockholders will not realize a return on their investment in Internet America common stock except to the extent of any appreciation in the value of the common stock. Internet America’s common stock may not appreciate in value, or may decline in value.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that involve risks and uncertainties, as well as assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any projections of earnings, revenues, synergies, margins, EBITDA or other financial items; any statements of the plans, strategies and objectives of management for future operations, including integration and any potential restructuring plans and the anticipated timing of filings and approvals relating to the merger; any statements concerning proposed new products, services or developments; any statements regarding future economic conditions or performance; any statements of belief and any statements of assumptions underlying any of the foregoing. Such forward-looking statements, whether expressed or implied, are subject to risks and uncertainties which could cause the actual results, performance or achievements, or industry results, to be materially different from and worse than those implied in the forward-looking statements due to a number of factors, many of which are beyond either KeyOn’s or Internet America’s control, which include, but are not limited to:

•	we will not be able to increase our rural customer base at the expected rate;

•	we will not improve EBITDA, profitability or product margins;

•	we will not be able to identify and negotiate acquisitions of wireless Internet customers and infrastructure on attractive terms or successfully integrate those acquisitions into our operations;

•	financing will not be available to us if and as needed;

•	we will be unable to service existing debt or debt incurred in the future;

•	we will not be competitive with existing or new competitors;

•	we will not keep up with industry pricing or technological developments impacting the Internet;

•	we will be adversely affected by dependence on network infrastructure, telecommunications providers and other vendors or by regulatory changes;

•	service interruptions or impediments could harm our business;

•	we may be accused of infringing upon the intellectual property rights of third parties, which is costly to defend and could limit our ability to use certain technologies in the future;

•	government regulations could force us to change our business practices;

•	we may be unable to hire and retain qualified personnel, including our key executive officers;

•	provisions in Internet America’s articles of incorporation, bylaws and stockholder rights plan could limit its share price and delay a change of management;

•	Internet America’s stock price has been volatile historically and may continue to be volatile;

•	the possibility that the merger may involve unexpected costs;

•	the effect of the announcement or completion of the merger on our subscriber and supplier relationships, operating results and business generally;

•
risks that the merger disrupts either company’s current plans and operations, and the potential difficulties for the companies’ employee retention as a result of the announcement or completion of the merger;

•	challenges of integration and restructuring associated with the merger or other planned acquisitions and the challenges of achieving anticipated synergies; and

•	other risks that are described in the section titled “Risk Factors”.

If any of these risks or uncertainties materialize or any of these assumptions prove incorrect, results of the merger could differ materially from the expectations in these statements. Internet America does not undertake any obligation to update these forward-looking statements, except as required by law.

THE MERGER

Background of the Merger

Both KeyOn and Internet America regularly evaluate strategic opportunities, including potential mergers with other companies, acquisitions of other companies or assets, and other strategic alliances. The terms and conditions of the merger agreement and the merger are the result of arm’s length negotiations between representatives of KeyOn and of Internet America. The following is a summary of the background of these negotiations.

On or about August 15, 2007 Mr. Lazar, Vice President of Corporate Development of KeyOn, had a teleconference with Mr. Ladin, Chief Executive Officer of Internet America. The two executives introduced each other and their respective companies and at a high-level understood that their respective strategies were complementary. The two, along with Mr. Snyder, President and Chief Executive Officer of KeyOn, agreed to meet in mid October at Internet America’s office in Houston, Texas.

On October 10, 2007 Messrs. Snyder and Lazar met with Mr. Ladin in Houston, Texas. This was the parties’ first in-person meeting where the executives further explained their respective growth strategies, among other strategic initiatives such as financing and technology development. The parties entered into a mutual non-disclosure agreement at that time.

On January 10, 2008, Messrs. Snyder and Ladin met in Las Vegas, Nevada to discuss the potential for a combination as well as strategic opportunities and the general trends in the market.

On February 4, Messrs. Snyder and Ladin met in Reno, Nevada and were joined by Mr. Jerome Snyder, KeyOn’s chairman, Mr. Mihaylo, one of Internet America’s directors, and Mr. McAlpine, Internet America’s new President, to further discuss strategic options.

On February 26, Messrs. Snyder and Ladin exchanged emails whereby they agreed to postpone discussions around the transaction as a result of the uncertainty in the capital markets.

On May 31, Messrs. Snyder and Ladin had a conference call in which they mutually agreed to continue discussions about a strategic combination.

On June 1-3, Messrs. Snyder and Ladin conducted a conference call to further discuss a merger and decided that a face-to-face meeting among Messrs. Ladin, McAlpine and other members of KeyOn’s executive management team was necessary to better evaluate the merger.

On June 12, Messrs. Ladin and McAlpine met with members of KeyOn’s executive management team in Omaha, Nebraska to conduct due diligence and discuss the potential merger. An outcome of this meeting was the creation of an initial high-level pro forma of the companies’ operations.

From June 16-18, Messrs. Snyder and. Ladin had discussions regarding the initial pro forma projections created by Messrs. Snyder and McAlpine.

On June 18, Mr. Snyder prepared detailed quarterly pro forma projections for the combined company with Mr. McAlpine and Ms. LeBlanc, Internet America’s chief financial officer.

From June 18-20, Internet America and KeyOn exchanged certain due diligence information for evaluating the merger.

On June 21, Messrs. Snyder and Ladin held a conference call to discuss the findings from the diligence information provided and decided that the next step would be a face-to-face meeting in Houston, Texas to further develop the pro formas.

From June 24-26, Mr. Snyder met in Houston, Texas with Internet America’s executive management team to further refine the pro formas.

On June 26, Messrs. Snyder, Ladin and McAlpine traveled to Jackson, Mississippi to meet with Internet America board members Messrs. Palmer and Stovall to discuss the transaction with the revised pro formas.

On July 8, Mr. Ladin traveled to Las Vegas, Nevada to discuss deal points with Mr. Snyder. At that meeting the two prepared the “Deal Considerations” presentation for their mutual benefit. These discussions were continued through July 11, 2008 by telephone.

From July 14-22, Messrs. Snyder and Ladin held a series of conference calls to discuss deal terms and integration should a transaction be consummated. The participants also created an “Assimilation Planning” document, which was disseminated and revised to account for both integration and due diligence purposes.

On July 24, Messrs. Ladin and Lazar had a conference call to discuss legal due diligence items.

On July 27, the parties created an online due diligence repository and the first files were posted.

From July 28 through August 1, 2008 through the efforts of Messrs. Handell and McAlpine, both parties continued to exchange due diligence information.

On August 4, Messrs. Snyder, Ladin, Lazar and counsel for the parties conducted a conference call to discuss the procedures, documents and timing of the proposed transaction.

On August 5, Messrs. Snyder, Ladin, McAlpine and Handell conducted a conference call to provide a status update on the due diligence exchange and to discuss the agenda for the KeyOn site visit in Houston, Texas scheduled for August 6-9.

From August 6-9, Messrs. Snyder and Handell were in Houston, Texas to perform on site due diligence. The parties developed and followed the agenda set by the previously prepared “Project KEIA Assim Mtg Aug 6-9 '08” document.

On August 9, Messrs. Snyder, Ladin, McAlpine and Handell and Ms. LeBlanc held a conference call to discuss revised, detailed pro formas.

On August 11, Ms. Rita Leader with Boyer & Ketchand, outside counsel for Internet America, presented an initial draft of a merger agreement to KeyOn on behalf of Internet America. Thereafter and throughout the month of August, Internet America continued to conduct business, financial and legal due diligence on KeyOn, including on site visits by the chief executive officer, chief financial officer and chief operating officer of Internet America to the offices and operations of KeyOn. From August 11 through 14, Messrs. Snyder, Ladin, Handell and McAlpine held conference calls to review the developed projections of the combined company.

On August 14, KeyOn filed its Form 10-Q for the fiscal quarter ended June 30, 2008 and issued an earnings report press release regarding the results for the quarter then ended. That Form 10-Q report described as a subsequent event the preliminary approval by the independent members of the KeyOn board of the terms under which KeyOn would issue its subordinated secured notes for up to $1,000,000 to certain investors, including members of management and the board.

On August 15, Messrs. Snyder and Ladin met with Internet America board member Mr. Mihaylo in Reno, Nevada to discuss the transaction, pro formas and certain deal points.

On August 24, after the first draft of the merger agreement was reviewed internally and by KeyOn’s counsel and after incorporating the August 15, 2008 discussion referenced above, Mr. Lazar provided Internet America with a revised draft of the merger agreement, in which it proposed, among other matters, a working capital adjustment to the calculation of the merger consideration, the cancellation of existing KeyOn options and issuance of new options in an amount based on KeyOn’s pro rata ownership in the combined company at the fair market price on the grant date by the board of Internet America upon consummation of the merger, and the addition of Internet America as a co-obligor to KeyOn’s debt to Sun West Bank. Mr. Lazar’s comments also contemplated obtaining the consent of holders of a majority of the outstanding shares of KeyOn as a condition to closing of the merger, rather than contemporaneously with the execution of the merger agreement.

On August 26, Internet America formally engaged Dr. Kenneth Lehrer with Lehrer Financial and Economic Advisory Services as its financial advisor to evaluate the fairness of the proposed merger to Internet America stockholders.

On August 26, Mr. Snyder provided Mr. Ladin with more particulars of the subordinated secured notes, which were issued to certain shareholders including officers and directors of KeyOn to meet the routine operating expenses of KeyOn. The notes were mandatorily convertible upon a change in control of KeyOn or a material financing and all shares issued in conversion of the notes would be included in the percentage ownership of the post merger company currently contemplated by the parties. Upon a change in control of KeyOn, the maturity of the subordinated secured notes would be accelerated and the notes would be converted into equity at a price to be negotiated in good faith between the holders and the independent directors of KeyOn. All details surrounding the terms and approval of the issuance of the notes by KeyOn’s independent board were provided to Mr. Ladin, including a timeline of major events.

On August 28, 2008, Mr. Lazar and counsel for Internet America held a conference call to discuss certain provisions of the merger agreement. Certain points were agreed to and others were incorporated into a “punch-list” of open items.

On September 2-4, the management and counsel of each of KeyOn and Internet America met in Houston at the offices of Mayer Brown LLP to discuss the transaction and the identified unresolved issues. In attendance were Messrs. Snyder and Lazar from KeyOn, KeyOn’s outside counsel Mr. Mike Semack by conference telephone, and Mr. Ladin of Internet America and its outside counsel Ms. Leader and Mr. Robert Gray of Mayer Brown LLP, special outside counsel for Internet America. Messrs. Snyder, Lazar and Ladin had met that morning to discuss the composition of the executive officers of Internet America post merger and to negotiate certain material points in the proposed merger, and presented the results of that morning’s meeting to their respective counsel. As a result of that meeting, the parties determined that the percentage of the post merger company that would be represented by the former KeyOn stockholders would be 45%. The working capital adjustment to the merger consideration previously proposed by KeyOn was eliminated in lieu of a condition to closing that KeyOn demonstrate that it has, prior to closing, an aggregate of $1.2 million in forgiveness of accounts payable and subordinated secured notes converted into equity. In addition, the parties determined to require the KeyOn consent to the merger to be obtained from holders of a majority of the outstanding shares as a condition to closing, rather than contemporaneously with the execution of the merger agreement, and to require that the four principal stockholders of KeyOn who were also executive officers or directors enter into a Voting Agreement contemporaneously with the signing of the merger agreement in which they agreed to vote in favor of the merger. As a result of the delay between signing the merger agreement and obtaining the KeyOn consent, the parties agreed to add “no shop” provisions to the merger agreement and a breakup fee equal to 3% of the fair market value of KeyOn plus out of pocket costs. Although the parties agreed generally that outstanding KeyOn options would represent the KeyOn percentage of the total outstanding options, this issue was referred to tax counsel for advice regarding the tax treatment of the assumption and adjustment, versus the cancellation and reissuance, of outstanding options. Mr. Lazar reported the filing that date of a Form 8-K Current Report describing the terms of the subordinated secured notes, and a discussion was held surrounding the notes.

On September 4, KeyOn formally engaged Source Capital Group, Inc. to provide a fairness opinion in connection with the transaction. On the same date, Mr. Snyder met with Mr. Ladin at the offices of Internet America to discuss additional details of the proposed merger. On September 4 and 5, Mr. Ladin communicated to members of the board and other members of management the results of the September 3 meeting and called a board meeting to approve the general terms of the acquisition on Monday, September 8. On September 5, Ms. Leader distributed to the Internet America working group, including each of the members of its board, a revised draft of the merger agreement reflecting the changes made as a result of the September 3 meeting.

On September 8, the board of Internet America met at the company offices in Houston at 11:00 am. Ms. LeBlanc and Mr. McAlpine were also in attendance at that meeting. The meeting adjourned at 2:30 and the directors authorized and directed Mr. Ladin to evaluate the need for additional capital in the combined company and for escrowing a number of shares to cover certain contingencies.

On September 11, the corporate offices of Internet America and its counsel were closed in anticipation of Hurricane Ike. Hurricane Ike left the offices of Internet America without power and interrupted its operations for several days. Once power was restored and repairs were made to the infrastructure, the management of Internet America concentrated its time and efforts on the preparation and filing of its Annual Report on Form 10-KSB due on September 28, which was also delayed due to the hurricane. On September 29, Internet America filed a notice of nontimely filing of its Annual Report, and filed the definitive Form 10-KSB on Friday, October 3.

On September 12, Source Capital Group, Inc. delivered a preliminary fairness opinion to the management and board of KeyOn that as of the date of the opinion and based upon and subject to factors and assumptions described in the opinion, the merger consideration was fair, from a financial point of view, to KeyOn stockholders. The fairness opinion considered the August 23 draft of the merger agreement, the relevant filings of both Internet America and KeyOn, certain presentations delivered to the boards of directors of the companies and the combined projections developed jointly by the management teams of each company, as well as comparable public companies and transactions. The opinion of Source Capital Group was discussed at KeyOn’s board meeting on September 19 and the board was satisfied with the approach and methodology, particularly the use of industry comparables.

On September 25, Mr. Ladin traveled to Jackson, Mississippi to discuss the terms of the merger with Mr. Palmer. They concluded that other directors should meet with Mr. McAlpine to discuss the pro forma financials, so Mr. McAlpine traveled to Jackson on September 26 and met with Messrs. Palmer, McClure and Stovall to work on the pro forma projections and balance sheet. As a result of that meeting, those members of the board concluded that KeyOn needed to raise an additional $1 to $1.5 million in order to strengthen its balance sheet prior to entering into a merger transaction. Mr. Ladin reported to Mr. Snyder on September 29, that the capital infusion would be necessary before Internet America was willing to go forward with the merger in order that the combined company have sufficient cash for the period that the management teams of both companies believed it would take to bring KeyOn to a more positive operating basis.

On September 30, Messrs. Snyder and Lazar arrived in Houston to continue discussions on the merger. Mr. Snyder reported that KeyOn would not be able to provide additional capital, which was a condition to the merger stated by Mr. Ladin. On October 1 and 2, Messrs. Ladin, McAlpine, Snyder and Lazar worked out an alternative for the infusion of cash in the post-merger company and approached Mr. Mihaylo, a director and the largest stockholder of Internet America, regarding his willingness to purchase shares of KeyOn for cash, conditioned on the effectiveness of the merger. The parties agreed that the allocation of 45% of the shares in the post-merger company to KeyOn shareholders would be inclusive of the shares to be issued to the parties buying KeyOn stock, to be converted in the merger into Internet America stock, for the capital infusion.

On October 3, Mr. Ladin accompanied Mr. Snyder in meetings with the representatives of Sun West Bank in Las Vegas, Nevada to negotiate the terms of an amendment to their loan to KeyOn. The following Monday, October 6, Messrs. Ladin and Snyder went to Reno, Nevada to meet with Mr. Mihaylo to provide him information regarding KeyOn and the proposed merger transaction.

As a result of those meetings, on October 9, Mr. Snyder accompanied Mr. Ladin to Jackson, Mississippi to present the merger opportunity and its benefits to the rest of the members of the board of Internet America regarding the revised agreement. The directors approved of the revisions in concept and asked Mr. Ladin to provide a new draft of the merger agreement reflecting those terms for their review. Ms. Leader provided a new version of the merger agreement to the directors and management of Internet America on October 10.

On the same date, Mr. Lazar obtained the approval of Sun West Bank to certain changes to their bank loan, to be effective only upon the effectiveness of the merger.

Messrs. Ladin and Gray and Ms. Leader met on the afternoon of October 13 in an effort to allow the parties to sign the merger agreement promptly by identifying those issues that still needed resolution but could be resolved after signing but prior to closing. Such events were considered to be termination events in the merger agreement, but the conclusion of that meeting was that further research and due diligence on KeyOn would be necessary before Internet America would be in a position to sign the merger agreement.

On October 15, the Internet America board met and reviewed the status of the acquisition discussions and authorized Internet America management to move forward with discussions and negotiations and provided guidance on the proposed terms. In addition the board agreed that a capital infusion of $800,000 would be sufficient by KeyOn and specified revised terms to KeyOn’s bank debt to lower the interest rate, eliminate the origination fee and specify the beginning payment date on the loan payments.

On October 18, Mr. Snyder reported to Mr. Ladin that he believed that the current market environment made it extremely difficult to raise the contemplated $800,000 of capital demanded by the Internet America board from other sources in addition to the cash KeyOn was raising for operations. It was agreed that Mr. Snyder would hold additional discussions with Mr. Mihaylo to fund that amount. Mr. Ladin informed both Mr. Snyder and Mr. Mihaylo that the management of Internet America would not participate in those negotiations in any way. Mr. Snyder met with Mr. Mihaylo in Reno on October 22 to present his company’s proposal regarding the stock sale and to discuss the final deal points with Mr. Mihaylo including the Sun West Bank loan and the raising of additional capital. As a result of that meeting, Mr. Mihaylo agreed in principle to purchase $400,000 in KeyOn stock at a per share price of $0.22 and recommended to the Internet America board that the infusion of $400,000, together with at least $150,000 in new forgiveness or reduction in accounts payable, should be sufficient for KeyOn and acceptable to Internet America.

Negotiations continued throughout the month of October on the issue of the capital infusion by KeyOn, the scope of officer and director indemnification, assumption of outstanding warrants that would convert in the merger, and the Sun West Bank loan amendments, and the companies continued to perform their due diligence review. Messrs. Ladin and Snyder reached agreement on October 22 that the contemplated $800,000 capital infusion would be satisfied with $400,000 in cash and $150,000 in new forgiveness of accounts payable of KeyOn.

On October 27, KeyOn’s board approved the merger based upon certain deal points including the equity splits between Internet America and KeyOn in the combined company. It further authorized KeyOn’s management to negotiate the final documents.

On October 28, Messrs. Ladin, McAlpine and Michael Linberg, and Ms. LeBlanc, all members of the Internet America management, met with Ms. Leader to thoroughly review the merger agreement, address the issues still open in negotiation and identify any areas that required additional due diligence. Ms. Leader distributed a new draft of the merger agreement on October 29 to all parties.

On October 31, four members of Internet America’s management met with Messrs. Snyder, Handell and Lazar in Omaha to review the latest draft of the merger agreement and discuss the scope and content of the disclosure schedules to be attached. The parties discussed recent developments within the respective companies as well as provided solutions for open deal points.

On November 3, KeyOn sent its comments on the merger agreement back to Internet America and its counsel. The parties and their attorneys held a series of conference calls and exchanged additional drafts of the merger agreement through the end of that week. New termination events were added to the terms of the merger and the provisions regarding officer and director liability insurance coverage were further refined. Additionally, during this call the termination fee was changed from a percentage to a flat-fee of $200,000. A draft of the merger agreement along with the disclosure letters from each company were sent to the Internet America board on Thursday, November 6.

On November 10, the Internet America board met to consider authorizing the company to enter into the proposed definitive merger agreement with KeyOn, subject to such changes as the executive officers may deem necessary or desirable. Dr. Lehrer of Lehrer Financial and Economic Advisory Services participated in the meeting and addressed questions of the board. Dr. Lehrer reviewed its financial analysis of the merger consideration to be paid to the KeyOn stockholders and then delivered to Internet America’s board his oral and written opinion that, as of the date of the opinion and based upon and subject to factors and assumptions described in the opinion, the merger consideration was fair, from a financial point of view, to Internet America. Management updated the board on the terms of the proposed transaction and the results of management’s due diligence process. Following these presentations and further discussion, the Internet America board then determined that the form, terms, provisions and conditions of the merger agreement and the transactions contemplated by the merger agreement were fair and in the best interests of Internet America and its stockholders and approved, adopted, and declared advisable the merger agreement and the transactions contemplated by the merger agreement. Mr. Mihaylo recused himself from the vote on the merger agreement and merger because of his agreement in principle with KeyOn to purchase shares of its common stock for $400,000 in cash immediately prior to, and conditioned on, the effectiveness of the merger. Messrs. Snyder, Handell and Lazar were present at the meeting and made a presentation together with the members of Internet America’s executive team to the board regarding the complementary strengths of the two companies.

 On November 11, the KeyOn board held a special meeting to consider authorizing the company to enter into the proposed definitive merger agreement with Internet America. Management updated the board on the change in the terms of the proposed transaction from their review in September. Following all presentations and further discussion, the KeyOn board then determined that the form, terms, provisions and conditions of the definitive merger agreement and the transactions contemplated by the merger agreement were fair and in the best interests of KeyOn and its stockholders and approved, adopted, declared advisable, and confirmed the merger agreement and the transactions contemplated by the merger agreement and recommended that KeyOn’s stockholders approve the merger agreement

On November 12, KeyOn filed its third quarter Form 10-Q with the SEC. Both companies continued to work on completing the definitive merger agreement and the disclosure schedules tendered in connection therewith.

Near the close of business Central time on November 14, the chief executive officers of KeyOn and Internet America signed the merger agreement. Concurrently with the signing of the merger agreement, four principal KeyOn stockholders owning 30.25% of the shares of KeyOn stock outstanding signed a Written Consent and Voting Agreement consenting to the merger.

On November 17, Source Capital Group delivered to the board of KeyOn an updated version of its previously delivered fairness opinion based on the definitive terms of the merger agreement.

On November 18, prior to the opening of the financial markets, the parties issued a press release announcing the proposed transaction and filed a Form 8-K Current Report with the SEC reporting the merger and including a copy of the merger agreement as an exhibit.

Strategic and Financial Rationale for the Merger

In the course of their discussions, both KeyOn and Internet America recognized that there were substantial potential strategic and financial benefits to be obtained from the merger. This section summarizes the primary strategic and financial reasons why KeyOn and Internet America entered into the merger agreement. For a discussion of various factors that could prohibit or limit the parties’ ability to realize some or all of the benefits the parties expect to achieve in the merger, please read “Risk Factors” beginning on page 14, “— KeyOn’s Reasons for the Merger and Recommendation of KeyOn’s board” beginning on page 40 and “— Internet America’s Reasons for the Merger” beginning on page 42.

We believe the merger will provide the stockholders of each of KeyOn and Internet America an opportunity to realize increased long-term returns on their investment by creating a combined company that is more geographically diverse, with enhanced size and scale and deeper management. We believe that the merger will enhance stockholder value by, among other things, enabling the parties to capitalize on the following benefits:

•
Complementary Strengths.  The merger will combine KeyOn’s strength serving a large number of wireless broadband subscribers across a expansive market footprint with Internet America’s strength in systems operation, network performance and technical support to create a larger, more diversified internet services company. The combined company is expected to have approximately 44,500 total subscribers in 11 states.

•
Economies of Scale.  The increased number of subscribers in the combined company will allow Internet America to spread the cost of its well developed systems, superior network performance, high quality customer care and technical support over an increased number of subscribers in order to realize economies of scale.

•	Geographic Diversity. The addition of KeyOn operations in 11 states will give the combined company much wider geographic areas of operations, which will provide diversification and stability to its operations and revenues, as well as raise the visibility of the company.

•
Expected Operating Cash Flow.  We expect that the combined company will initially have greater operating cash flow than either KeyOn or Internet America as a result of its size and potential for expense reductions and other synergies as well as improved buying power.

•
Enhanced Cross Selling Opportunities. The combined company can sell a greater number of related Internet services to a larger customer base through product bundling and cross-selling opportunities to the entire customer base with existing and potentially new products.

•	Cost Savings. Significant cost savings may be achieved from combining marketing, financial reporting, information technology and administrative and other operating efficiencies of the two companies.

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Growth Opportunities.  With its larger market footprint, the combined company will be better positioned to take advantage of growth opportunities, both organically and through acquisitions, and can accelerate its growth plan as it may have greater access to capital markets.

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Increased Visibility and Trading. The combined company will have a larger base of shareholders that should result in increased visibility of Internet America common stock which could lead to greater trading volume and potentially listing of Internet America common stock on an exchange such as the NASDAQ or AMEX.

KeyOn’s Reasons for the Merger and Recommendation of KeyOn’s Board of Directors

At its meeting on November 11, 2008 after due consideration, the KeyOn board approved, authorized and adopted the merger agreement, determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of the stockholders of KeyOn, and recommended that the stockholders of KeyOn approve adoption of the merger agreement. In the course of its deliberations, the KeyOn board considered the following potentially positive factors, among others, in connection with its review and analysis of the merger.

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Recommendation of Management.  Throughout most of 2008, KeyOn’s executive management team explored various alternatives to finance its business and growth strategy. The fact that the management team of KeyOn recommended the merger was viewed positively by the KeyOn board.

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Consistency with KeyOn Strategy.   The combined company will have approximately 24,000 wireless broadband subscribers. This increase in the subscriber base is consistent with KeyOn’s growth by acquisition strategy. Additionally, the projected revenues of the combined company are expected to double the revenues of the companies standing alone. The incremental network footprint served by Internet America is complementary to KeyOn’s and therefore represents additional organic growth opportunity, also a stated objective of KeyOn’s growth plan.

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Economies of Scale.  The view of management that the combination will result in immediate operating expense reduction from lowered headcount, removal of duplicative public company costs and elimination of certain general and administrative expenses.

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Maintenance of Leadership Position. The view of management that the combined company will be better positioned to remain the leader in providing wireless broadband to rural and underserved communities and represent a partner of choice for accessing rural subscribers. In addition, both companies were independently pursuing similar accretive acquisition strategies resulting in a shared vision for the combined company.

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Expected Operating Cash Flow.  The board’s opinion that the synergies created by the merger in terms of both revenue growth and expense reduction will create a combined company that can generate both operating cash flow and as a result, should be able to operate a self-financing company without reliance on the equity capital markets. The opinion of management that the larger and growing revenue top-line better lends itself to economies of scale and improved operating margins.

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Enhanced Cross Selling Opportunities. The opinion of management that the larger subscriber base will result in a greater opportunity to increase revenues by providing additional services to more subscribers, potentially resulting in higher average revenues per user.

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Assured Subscriber Base Increase. The opinion of management that due to the fragmented nature of the wireless broadband market, KeyOn’s acquisition strategy relied on multiple acquisitions to achieve certain subscriber counts. The view of management that this combination eliminates the inherent risks of multiple acquisitions (price, integration, time) to arrive at a similar subscriber number.

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Market Conditions The board’s view that third-party financing will be difficult to obtain in this capital market environment, thereby limiting KeyOn’s opportunities to operate as a stand-alone company. The board’s belief that the combined company’s balance sheet will be stronger than KeyOn’s balance sheet as a stand-alone entity.

•	Better Availability of Financing for Larger Company. The opinion of management that the resulting size, scale and profitability could result in greater access to cost-effective financing if desired.

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Stronger Platform for Acquisitions. The opinion of management that the improved systems resulting from integration will create a better platform for future integrations. With a more profitable base of operations, the board believes that the combined company will be better positioned to use stock as currency in future acquisitions. Finally, the combination of the two companies results in one fewer potential acquiror of wireless broadband subscribers.

•	Market for Common Stock. The board considered the fact that as consideration for the merger, KeyOn stockholders will receive registered shares of Internet America.

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Board and Management. The fact that KeyOn’s management team will remain largely intact under the management of the combined company and the opinion of the board that the combined company’s management team will bring additional and complementary skill sets. It was also viewed favorably that certain members of KeyOn’s board will have representation on the board of the combined company.

•   Long-Term Value.The Board of Directors’ belief that the combined company represented the optimal path for creating shareholder value.

The KeyOn board also considered various potential risks of the merger, including the following:

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Loss of Control. The KeyOn board considered the fact that post-merger, KeyOn’s board and shareholders would hold a minority position in the company. The KeyOn board determined that this risk was acceptable given that KeyOn would have both two designees on the board and that certain members of KeyOn’s executive management team would remain with the company. It is believed their roles are critical to the success of the combined company.

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Internet America Business Risks. The KeyOn board considered certain risks inherent in Internet America’s business in operations, including the reliance on ancillary telecom service revenues separate and apart from wireless broadband. These legacy and lower-margin services exhibit greater churn characteristics and as a result are a declining source of revenues and are valued less by the market than wireless broadband subscribers.

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No-Solicitation and Related Provisions. The KeyOn board considered the provisions of the merger agreement that, subject to certain exceptions, prohibit each company from soliciting or entering into or participating in discussions with another party, thereby potentially reducing the possibility of obtaining a superior proposal.

The KeyOn board also considered the following factors:

•	the breadth and depth of due diligence conducted by KeyOn’s executive management and the results thereof;
•	the significant amount of time spent together by members of both management teams to ensure that the a common vision and corporate culture was shared;
•	alternatives to the merger including a subordinated secured promissory note financing and the terms thereof and competing acquisition and/or merger proposals; and
•	the belief that the combined company represented the optimal path for creating shareholder value.

The KeyOn board concluded that, overall, the potential benefits of the merger to KeyOn and its stockholders outweighed the risks, some of which are mentioned above.

The KeyOn board realized that there can be no assurance about future results, including results considered or expected as described in the factors listed above. It should be noted that this explanation of the reasoning of the KeyOn board and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Information Regarding Forward-Looking Statements” beginning on page 33.

Internet America’s Reasons for the Merger

At its meeting held on November 10, 2008, after due consideration, the Internet America board approved, authorized and adopted the merger agreement, and determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of Internet America and its stockholders. The vote of the board of Internet America was unanimous among the four directors who voted. Mr. Mihaylo, a director of Internet America, has agreed in principle with KeyOn to purchase $400,000 of KeyOn common stock prior to the merger. See “— Interests of Directors and Executive Officers in the Merger” on page 46 for a description of that agreement. Because of his personal interest in the transaction, Mr. Mihaylo recused himself from the vote of the board adopting the merger agreement and approving the merger.

In the course of its deliberations regarding the merger, the Internet America board consulted with Dr. Lehrer regarding the financial aspects of the merger and with representatives of Boyer & Ketchand, a professional corporation, and Mayer Brown LLP, both outside counsel to Internet America, regarding the fiduciary duties of the members of the board, legal due diligence matters and the terms of the merger agreement, the Written Consent and Voting Agreement and related agreements. The summary set forth below briefly describes the primary reasons, factors and information taken into account by the Internet America board in reaching its conclusion. The Internet America board did not assign any relative or specific weights to the factors considered in reaching such determination, and individual directors may have given differing weights to different factors. The Internet America board considered this information and these factors as a whole, and overall considered the relevant information and factors to be favorable to, and in support of, its determination. The Internet America board considered the following potentially positive factors, among others, in connection with its review and analysis of the merger:

•	Mutual Benefits. The Internet America board considered the expected benefits to both companies and their stockholders described above under “— Strategic and Financial Rationale for the Merger.”

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Long-Term Value.  The Internet America board believes that the merger will allow Internet America stockholders to participate in possible long-term value created by the combination of the two companies.

•	Depth of Management. The Internet America board considered the addition of certain KeyOn executive officers to be important in providing needed depth to the current management.

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Geographical Diversity. The Internet America board believes that the larger geographical footprint afforded to it by the addition of operations in 10 additional states will increase its visibility, enhance its marketing efforts, provide greater opportunities for capital raising and increased stock price, and allow it to become a national player in the delivery of wireless internet service.

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Terms of Merger Agreement.  The Internet America board considered (1) the largely reciprocal nature of the terms of the merger agreement, (2) the merger consideration is exclusively stock, rather than cash, and (3) the fact that Internet America is expected to be initially owned 55% by the former stockholders of Internet America.

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Officers and Directors and Headquarters.  The Internet America board considered that its board will continue to be composed of all the existing Internet America directors and will have the benefit of adding two former KeyOn directors; that many of the top management personnel in each company will continue their positions in the combined company (See “— Management and Operations after the Merger”) and that the principal executive offices of Internet America will continue to be in Houston, Texas.

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Diversified Stockholder Base. The Internet America board noted that the stockholders of Internet America would own 55% of the combined company as of the date of the merger agreement and that this increased diversification of the company’s shareholder base could result in increased trading liquidity for the combined company.

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Increased Scale. The Internet America board considered the potential benefits to the combined company and Internet America’s employees from the expanded opportunities available as a result of being part of a larger organization with increased operational scale.

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Reciprocity of Merger Agreement. The Internet America board considered the largely reciprocal nature of the terms of the merger agreement, including the representations and warranties, obligations and rights of the parties under the merger agreement, such as the provisions that permit either party to respond to an unsolicited superior proposal and change its recommendation of the merger, the conditions to each party’s obligation to complete the merger, the instances in which each party is permitted to terminate the merger agreement and the related termination fees payable by each party in the event of termination of the merger agreement under specified circumstances.

•	Recommendation of Management. The Internet America board considered management’s recommendation in support of the merger.

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Increased Visibility of Stock. The Internet America board considered the potential for raising the visibility of the stock of the combined company, attracting the interest of more market makers and research analysts and eventually increasing its alternatives for financing as a result of its larger operations, revenues and earnings.

•
Fairness Opinion Presented to the Internet America Board. The Internet America board considered the financial analysis presented by Lehrer Financial and Economic Advisory Services on November 10 to the Internet America board as to the fairness, from a financial point of view and as of the date of such opinion, to Internet America of the merger consideration, as more fully described below under the caption “— Fairness Opinions” beginning on page 48.

The Internet America board also considered various potential risks of the merger, including the following:

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Fixed Merger Consideration.  The Internet America board considered the fact that the merger consideration will not adjust upward or downward to compensate for changes in the price of either KeyOn or Internet America common stock prior to the consummation of the merger, and that the terms of the merger agreement do not include termination rights triggered expressly by a decrease in value of either company due to a decline in the market price of that company’s common stock. The Internet America board determined that this structure was appropriate and the risk acceptable in view of Internet America board’s focus on the relative intrinsic values and financial performance of KeyOn and Internet America, the percentage of the combined company to be owned by former holders of Internet America common stock, and the inclusion in the merger agreement of other structural protections such as the board’s ability to change its recommendation in favor of the merger agreement.

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KeyOn Business Risks.  The Internet America board considered certain risks inherent in KeyOn’s business and operations, including its cash needs and high level of current indebtedness relative to Internet America’s. Based on reports of management and outside advisors regarding the due diligence process and the representations and warranties of KeyOn in the merger agreement, the Internet America board determined that these risks were manageable as part of the ongoing business of the combined company.

•
Increase in Indebtedness.  The Internet America board considered the fact that as a result of its assumption of the $4.5 million in bank debt of KeyOn as a consequence of the merger, the indebtedness of Internet America will be substantially increased, and that this indebtedness has been restructured on terms acceptable to Internet America’s board and management.

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Integration of the Companies.  The Internet America board evaluated the possibility that the anticipated benefits sought to be obtained from the merger might not be achieved in the time frame contemplated, or at all, and the possibility that the integration of the two companies could be more time consuming and expensive than anticipated.

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Personnel Costs.  The Internet America board considered the adverse impact that uncertainty pending consummation of the merger could have on the ability to attract, retain and motivate key personnel until the merger is completed, and the incurred compensation expense to the combined company if all management personnel from both companies are retained and paid at their current levels of compensation.

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Restrictions on Interim Operations.  The Internet America board considered the provisions of the merger agreement placing restrictions on each company’s operations until completion of the merger and the extent of those restrictions as negotiated between the parties. See “The Merger Agreement — Covenants and Agreements” beginning on page 57 for further information.

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No-Solicitation and Related Provisions.  The Internet America board considered the provisions of the merger agreement that, subject to certain exceptions, prohibit each company from soliciting, entering into or participating in discussions regarding any takeover proposal, subject to the ability to terminate the merger agreement to accept a superior proposal. See “The Merger Agreement — Covenants and Agreements” beginning on page 57 for further information.

•
Termination Fee.  The Internet America board considered the provisions of the merger agreement relating to the potential payment or receipt of a termination fee of $200,000 and the payment of expense reimbursement if the merger agreement were terminated under certain circumstances. See “The Merger Agreement — Termination of the Merger Agreement” beginning on page 61 for further information.

The Internet America board also considered the following factors:

•	the scope of the due diligence investigation conducted by management and Internet America’s outside advisors and the results thereof;

•
the belief that the combined company will be able to expand its position in the internet service market and establish a leadership position in the provision of wireless internet service in rural and other underserved markets;

•	the strategic fit between Internet America and KeyOn;

•	the opportunities for reduction in expenses through economies of scale in operations, reduction in workforce and combined marketing and technical support services;

•	historical information concerning KeyOn’s and Internet America’s respective businesses, financial performance and condition, operations, technology, management and competitive position;

•	enhanced ability to make additional acquisitions for stock if the market price for Internet America stock increases as well as to grow the subscriber base organically;

•	the impact of the merger on its subscribers, suppliers and employees;

•	the pro forma earnings, cash flow and balance sheet impact of the merger;

•
KeyOn’s non-cash stock compensation expense totaling approximately $4.3 million during the last five quarters, which had a significant negative impact on its historical earnings and relates to awards that were not “in-the-money” during that time period and thereafter;

•	the historical and then-current stock prices of KeyOn and Internet America;

•
the fact that a group of KeyOn’s stockholders including top management holding approximately 30.25% of KeyOn’s common stock entered into the Voting Agreement and signed the KeyOn consent approving the merger agreement;

•	the interests that certain KeyOn executive officers and directors may have with respect to the merger in addition to their interests as KeyOn stockholders; and

•	the other risks and uncertainties set forth in the section entitled “Risk Factors.”

The Internet America board concluded that, overall, the potential benefits of the merger to Internet America and Internet America’s stockholders outweighed the risks. The Internet America board realized that there can be no assurance about future results, including results considered or expected as described in the factors listed above. It should be noted that this explanation of Internet America’s board’s reasoning and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Information Regarding Forward-Looking Statements” beginning on page 34.

Effects of the Merger

If the merger is completed, AcquisitionSub will be merged with and into KeyOn, with KeyOn continuing as the surviving corporation and wholly owned subsidiary of Internet America. All of the shares of KeyOn common stock outstanding immediately prior to the effective date of the merger (other than shares that are owned by KeyOn, Internet America and AcquisitionSub and shares that are owned by stockholders, if any, who properly exercise dissenters' rights under Delaware law) will be canceled and converted into the right to receive the merger consideration.

After the completion of the merger, KeyOn will be a wholly owned subsidiary of Internet America, current KeyOn stockholders will have no ownership interest in KeyOn and shares of KeyOn common stock will no longer be publicly traded.

The capitalization of KeyOn and Internet America before the merger, and the ownership of Internet America after the merger, are represented in the table below:

Shareholders of:	Shares outstanding prior to the effective date of the merger	Shares outstanding after the effective date of the merger	Percentage ownership

Internet America	16,857,031 common stock 2,889,076 preferred stock 19,746,107 total voting securities	16,857,031 common stock 2,889,076 preferred stock 19,746,107 total voting securities	55%

KeyOn	13,801,638 common stock (1)	16,155,906 common stock (1)	45%

Total	—	35,902,013 total voting securities	100%
_________________________
(1) Assumes the issuance of an aggregate of 5,030,288 shares of KeyOn common stock after the record date of January 1, 2009 and before the effective date of the merger including (i) 2,927,259 shares in conversion of KeyOn’s subordinated secured notes, (ii) 262,810 shares upon the exercise of outstanding options or warrants or the lapse of restrictions on restricted stock, and (iii) 1,840,219 shares for cash in satisfaction of obligations under the merger agreement. There were 8,771,350 shares of KeyOn common stock outstanding on the record date.

(2) Assumes an exchange ratio of KeyOn shares of 1.17:1 based on the estimated number of KeyOn shares outstanding on the effective date. See “The Merger Agreement – Merger Consideration” on page 54 for a complete description of the calculation of this estimated exchange ratio and the assumptions used as a basis for its determination. The final exchange ratio may differ.

Interests of Directors and Executive Officers in the Merger

Neither KeyOn nor any of its officers or directors has an ownership interest in Internet America or is otherwise affiliated with Internet America, other than in connection with the merger agreement and related matters. However, you should be aware that some of KeyOn’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of KeyOn stockholders, generally. These interests, to the extent material, are described below. The KeyOn board was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger.

Each executive officer and director of KeyOn holds stock options which, whether or not vested, will be either assumed in the merger after adjusting for the exchange ratio, or exercised and exchanged as consideration in the merger. While the options held by KeyOn’s directors are immediately vested, those held by KeyOn’s officers provide for acceleration upon a change of control. The executive officers own options to purchase an aggregate of 521,329 shares, and the directors own options to purchase an aggregate of 234,426 shares of KeyOn common stock. The average weighted exercise prices of these options are $3.04 for the officers’ options and $2.29 for the director options.

Certain executive officers and directors of KeyOn have purchased subordinated secured notes of the company which are mandatorily convertible into shares of KeyOn common stock upon the consummation of this merger. The principal amounts of subordinated secured notes held by executive officers and directors and their affiliates at January 1, 2009 are: Jonathan Snyder - $335,052, Jerome Snyder $103,093, and Mr. Lazar $128,866. Additional subordinated secured notes may be issued prior to the closing of the merger under the same terms and conditions as the currently outstanding notes. The conversion price per share of KeyOn common stock to be used upon conversion of the subordinated secured notes has been determined by good faith negotiations between the holders of the subordinated secured notes and the independent directors of KeyOn to be a 30% discount to the implied price of KeyOn common stock in this merger.

Two persons designated by KeyOn will serve on the board of Internet America: Jonathan Snyder and Sidharth Ganju, subject to the negotiation of a mutually satisfactory financial arrangement between Mr. Ganju and Internet America. Mr. Snyder and several other officers of KeyOn will also become officers of Internet America after the merger.

Mr. Jonathan Snyder and Mr. Jerome Snyder, Chairman of KeyOn, have personally guaranteed the senior bank debt of KeyOn with an outstanding balance of $4.5 million. These guarantees will survive the merger. Internet America has agreed to indemnify those guarantors against any loss they may incur for payments made by them as a result of those guaranties after the merger.

Internet America has agreed to purchase and keep in effect for a period of six years following the merger, a directors and officers’ liability insurance policy covering former KeyOn directors and officers. In addition, it has agreed for a period of six years following the merger to indemnify, defend and hold harmless each officer and director of KeyOn or any of its subsidiaries for liability they may incur for actions performed as officers and directors of KeyOn prior to the merger, to the extent of the coverage available under the directors and officers’ liability insurance policy.

Internet America's officers and directors own Internet America common stock and have been granted stock options to purchase Internet America common stock, none of which will vest or be adjusted or otherwise changed as a result of the merger. Except for the interests inherent in their ownership of Internet America common stock and stock options, Internet America's officers and directors, other than Mr. Mihaylo, do not have any material interests in the merger.

Mr. Mihaylo, who owns 22.2% of the aggregate of the common and preferred stock of Internet America, has agreed in principle with KeyOn to purchase shares of its common stock for $400,000 in cash immediately prior to, and conditioned on, the effectiveness of the merger at approximately $0.22 per share. The shares of KeyOn common stock purchased by Mr. Mihaylo will be converted into shares of Internet America common stock at the exchange ratio applicable to all KeyOn shareholders. This sale of common stock by KeyOn, if consummated, together with its issuance of subordinated secured notes in the amount of approximately $952,419, will satisfy its obligations under the merger agreement to raise at least $1.35 million in cash prior to the effective date. None of the other directors or executive officers of Internet America is purchasing shares of KeyOn stock, neither were they involved in the negotiations with Mr. Mihaylo for the sale of KeyOn shares. Mr. Mihaylo recused himself from voting on the adoption of the merger agreement and approval of the merger because of this personal interest in the merger.

Management and Operations After the Merger

Management of the business and operations of Internet America, including its KeyOn subsidiary, immediately after the merger will continue to be performed by the members of management of each of the companies prior to the merger. Mr. Ladin will continue to be the chairman of the board of Internet America, and Mr. Jonathan Snyder, current chief executive officer of KeyOn, will be the executive vice chairman of the board of Internet America. We expect all of our senior management team to stay through the transition and integration of the companies. The companies plan to implement a careful blending of the management teams in order not to interrupt the positive trends in operations that have been achieved and which are believed to be leading to profitability for both companies. More complete information regarding the executive officers and directors after the merger is described in “Executive Officers and Directors After the Merger” on page 63.

Internet America intends to undertake a comprehensive review of the operations of the combined company after the merger with a view to optimizing the available synergies and eliminating any cost inefficiencies and redundancies of the combined company. After the merger, the headquarters of the combined company will be in Houston, Texas, and KeyOn’s headquarters in Omaha, Nebraska will be converted into an operations and administrative facility.

Fairness Opinions

KeyOn. In September 2008, KeyOn retained Source Capital Group to render an opinion as to the fairness, from a financial point of view, to the stockholders of KeyOn of the consideration to be paid by Internet America to KeyOn in the merger. On November 17, 2008, Source Capital Group delivered to the board of KeyOn its revised and final written opinion that, as of that date and based upon and subject to the assumptions and other matters described in the opinion, the consideration to be paid by Internet America pursuant to the merger agreement was fair to the stockholders of KeyOn from a financial point of view.

In arriving at its opinion, Source Capital Group reviewed, among other things, current drafts of the merger agreement; publicly available financial, business and operating information related to KeyOn and Internet America; internal financial, operating and other data furnished to it by the management of the companies; internal financial projections for KeyOn and Internet America prepared for financial planning purposes and furnished to it by the management of the companies; and certain financial, market performance, and data of certain other public companies that Source Capital Group deemed relevant.

Source Capital Group used a variety of analytical methods to assess the fairness to KeyOn shareholders of the price ascribed to the combination with Internet America, including (1) relative value analysis versus industry comparable companies, (2) analysis of multiples paid for similar companies in merger and acquisition transactions over the past few years, and (3) sum of the parts analysis of Internet America using KeyOn's historical subscriber acquisition costs for WISP customers and Internet America's strong net cash position. Their conclusions based on each of these methods are summarized below.

Market Trading Analysis. Source Capital Group reviewed the average daily closing price of KeyOn's common stock during the fiscal year ended December 31, 2007 and year to date through November 17, 2008 and noted that the average daily closing price of KeyOn's common stock decreased approximately 99% from $5 at the beginning of January 2008 to $0.05 as of November 17, 2008. Source Capital Group stated its belief that the decline of KeyOn's market value was likely based upon its lack of liquidity which resulted in its inability to execute its rural market WISP consolidation plan. Moreover, weak capital markets adversely impacted valuations in KeyOn's sector, casting doubt as to KeyOn's ability to achieve its stated business plan. Specifically, the opinion concluded, the market has had no idea whether KeyOn could succeed in consolidating multiple wireless Internet service providers (WISP) acquisition candidates and build sufficient scale to achieve its business plan's true potential. Source Capital Group stated its belief that the market will be better able to value and analyze KeyOn's potential for success upon a combination with Internet America due to the combined companies' superior scale, opportunity for hard dollar (revenue) and soft dollar (cost savings) synergies and aided by Internet America's significant cash balances of roughly $3.5 million, which will provide the combined companies ample runway to become a leader in its chosen market segment and position the company to address a broader, more institutional audience of investors.

Using publicly available information, Source Capital Group compared selected financial data of KeyOn and Internet America with similar data of publicly traded wireless broadband services providers, referred to as comparable companies. Source Capital Group analyzed the following financial data for each of the comparable companies: (1) the "enterprise value," defined as common stock market value (the number of fully-diluted shares outstanding multiplied by the closing price of the common stock), plus total debt and preferred stock, less cash as a multiple of (i) annualized trailing quarterly revenues as of September 30, 2008 and (ii) annualized trailing quarterly earnings before interest, taxes and depreciation and amortization as of September 30, 2008. Source Capital Group performed valuation analyses by applying certain market trading statistics of the comparable companies to the historical and estimated financial results of KeyOn and Internet America. As a result of these valuation analyses, Source Capital Group derived an implied market value of approximately $4.4 million for KeyOn's common shares as a result of the proposed merger with Internet America, compared to a current valuation of $0.7 million. The opinion noted that the terms of the merger agreement which result in a 55%/45% split between Internet America shareholders and KeyOn shareholders, represents a premium of 1,020% to the valuation of KeyOn as of the close of trading on November 14, 2008.

Source Capital Group noted that the comparable companies had achieved a wide range of multiples on revenues due to disparate models and a lack of definition by investors regarding their market opportunity, and stated its belief that both KeyOn and Internet America have seen their valuations suffer due to a lack of market awareness of their stories, limited liquidity, inability to achieve their objectives as consolidators of the WISP marketplace, and associated limited execution ability. Source Capital Group concluded that the combination of the two companies will lead to a stronger competitor with greater scope and scale, improved access to capital, stronger network platforms, and greater awareness in the investment community as one of the largest WISPs in the nation. Additionally, the recent substantial downturn in the capital markets magnifies the need for companies of the scope and scale of KeyOn and Internet America to join forces in order to be identified by investors as a "last man standing" best positioned for success over the long-term.

Source Capital Group reviewed key financial performance measures of KeyOn and Internet America and noted that both companies have found it difficult to achieve scale as public entities, especially due to the downturn in the capital markets and limited audience among investors for micro-cap equities. The opinion concluded that the combined companies will be able to overcome these obstacles, achieve scale, begin generating EBITDA, and attract acquisition targets to their combined platform aided by the access to capital on Internet America's balance sheet. Additionally, KeyOn-Internet America will enjoy a more defensible and lucrative market opportunity due to its inherent focus on less competitive rural markets that have weak broadband penetration rates and limited competition. As a result of these factors, Source Capital Group believed that investors may assign a premium valuation to the KeyOn-Internet America entity, which they pegged at a 50% mark-up to the peer group median revenue multiple of 0.93x. Based on the most recent closing prices of KeyOn and Internet America's shares and the terms of the merger agreement, this suggests a pro forma KeyOn-Internet America enterprise value of $11.6 million and a pro forma KeyOn-Internet America equity market capitalization of $9.7 million.

Merger and Acquisition Transaction Analysis. Source Capital Group reviewed publicly available information on selected merger and acquisition transactions from January 1, 2006 to September 30, 2008 involving WISP operators, which they referred to as comparable transactions. The criteria used in determining the comparability of such transactions included company size, companies which provide wireless broadband services exclusively or as a substantial portion of their business, and certain other data services providers that target residential and enterprise customers.

Information reviewed in the comparable transactions consisted of the enterprise value divided by net revenues as of the time of the announcement of the acquisition. Source Capital Group noted that the median enterprise value multiples for the comparable transactions were 1 - 2 times annualized revenues. With the recent downturn in the capital markets, these multiples have been decreasing towards the lower end of that range. Based on the merger agreement between KeyOn and Internet America which targets a 45%/55% split of equity, respectively, between the two companies, including the condition that KeyOn raise at least $1.35 million in the form of equity or additional subordinated secured promissory notes, and considering that both operators currently trade at enterprise value/annualized revenue multiples of 0.88 - 1.47, Source Capital Group concluded that the consideration being accepted by KeyOn is fair since it values KeyOn within the range of recent comparable transactions.

Sum of the Part Analysis. Additionally, Source Capital Group examined subscriber acquisition costs of WISP operators, including those of KeyOn and Internet America, which have ranged from $400 to $700, with a median of $550. Multiplying $550 by Internet America's roughly 8,000 WISP customers, and recognizing the $3.5 million of cash at Internet America, Source Capital Group derived an implied valuation for Internet America of $6.7 million, above the current market value of Internet America of $5.3 million, suggesting that Internet America's stock, as a currency for the merger, is fairly valued.

Additionally the opinion noted that KeyOn, as a result of the merger with Internet America, is acquiring 8,000 WISP customers at a price it has historically paid, and obtaining a financing of roughly $3.5 million. Under current market conditions, such meaningful financing is not obtainable at reasonable costs of capital, posing a substantial barrier to success for KeyOn and an obstacle towards achieving KeyOn's stated business plan. In fact, to raise $3.5 million, KeyOn very well would be asked by investors to sell a substantial portion of the company's equity likely at a substantial discount to current market prices for KeyOn common shares, which may be wildly dilutive. By combining resources with Internet America, KeyOn will gain valuable WISP customers in Tier II and Tier III markets in Texas, an attractive region for the rural WISP industry, and enjoy access to almost $3.5 million in cash which can be used to improve the combined companies' balance sheet and gain runway towards a larger, possibly institutional, round of financing that will enable substantial growth over the year. From this perspective, in Source Capital Group's opinion, the transaction is a win-win for both companies and could mark a significant inflection point for KeyOn's story both on Wall Street and on Main Street.

The Source Capital Group opinion concluded that the merger consideration being paid suggests an equity value and enterprise value for KeyOn of $4.4 million and $11.6 million, respectively, which represents a share price of $0.51, or a 1,020% premium to the company's current market capitalization. It further concluded that the combination of the two companies should result in substantial synergies and superior scope and scale which should lead to a premium valuation that provides meaningful upside for shareholders. Additionally, to raise capital under current market conditions, KeyOn would likely be required by investors to sell common shares at a steep discount to its current depressed valuation.

Internet America. On November 10, 2008, Dr. Kenneth Lehrer with Lehrer Financial and Economic Advisory Services rendered his opinion to the board of Internet America that, as of that date and based upon and subject to the factors and assumptions set forth therein, the merger was fair from a financial point of view to Internet America and its stockholders.

In arriving at his opinion Dr. Lehrer considered, among other things, publicly available business and financial information relating to Internet America and KeyOn, a November 6, 2008 draft of the merger agreement, general financial and economic data including interest rates analysis that affect the overall ability of companies to function and restructure in the United States, and other studies, analyses, inquiries and investigations as he deemed appropriate for the purpose of the opinion. He analyzed the merger from five different aspects, each of which is summarized below.

Proposed resulting structure of the merger. Among the significant terms of the structure of the merger considered by Dr. Lehrer were the stock-for-stock exchange, the registration of the newly issued shares of Internet America common stock, the resulting 55% Internet America and 45% KeyOn ownership of the combined company (taking into account Internet America’s common and preferred stock), and the assumption by Internet America of warrants to purchase 281,875 shares of KeyOn common stock. Dr. Lehrer also considered the addition of two members to the Internet America board designated by KeyOn and the combined management of the two companies to be relevant matters in the proposed resulting structure of the merger. Finally, he took into account as a material condition to closing the undertaking by KeyOn to obtain not less than $1.9 million by the closing either through the forgiveness in accounts payable and/or through the sale of new equity raised through the issuance of KeyOn common stock and or subordinated secured notes.

Personnel. Dr. Lehrer noted in his opinion that in this highly technical industry, there were a limited number of well trained and experienced boards of directors, senior management and operating personnel and that Internet America would be unable to grow without additional experienced personnel in those areas. Dr. Lehrer concluded that a combination of the management of the two companies should easily afford the combined company with a highly experienced and dynamic group of operating personnel skilled in the areas in which they would function, namely wireless broadband for rural communities located in the Midwest and western United States.

Property – The Balance Sheets. An analysis of the two corporate balance sheets as of the latest period available led to the conclusion that Internet America has a substantially stronger and better structured balance sheet than KeyOn. Dr. Lehrer stated that the KeyOn balance sheet appeared to lack necessary operating capital to maintain itself and grow to the next level of corporate development even through a substantial increase in revenues, but that Internet America was better able to maintain a healthy balance sheet even through a period without a substantial increase in revenues. Combining the best attributes of these two balance sheets, namely the liquidity projected by Internet America and the income growth via a sustained customer base of KeyOn, should allow the combined company to benefit from the concept of synergism. Dr. Lehrer concluded that the ability of KeyOn to draw from and enlarge its customer base and the superior financial strength of Internet America should support and foster that growth for additional profitability.

Profits – Economies of Scale. Similar to the concept of corporate property synergism described above, Dr. Lehrer determined that corporate synergistic profitability should also result from the proposed merger since the enlarged customer base should afford economies of scale. The level of “critical mass” necessary to achieve success in this area is not currently reachable by either company, as shown by their continuing corporate losses. However, elimination of redundancies, the ability to market to a broader base and supply improved technology jointly should benefit both companies.

Potential for the Future. Finally, Dr. Lehrer concluded that, based on the well documented concepts that technology companies need to contain ever increasing costs, expand their customer base in order to maintain and grow their presence in a crowded marketplace, increase the level and quality of service provided to their subscribers and maintain “critical mass” as the marketplace changes, the merger between Internet America and KeyOn is appropriately placed and structured to achieve these results on an ongoing basis.

Based on the data furnished and reviewed by him regarding the terms of the proposed transaction, Dr. Lehrer concluded that the overall combined corporation should be able to achieve a solid combination of synergism and economies of scale which would enable it to continue as an ongoing organization without additional financial support. He noted that the combined company would have a positive 2008 net worth and concluded that, although it would have a negative working capital ratio, it should be ale to prosper since a percentage of the current liabilities are composed of deferred revenue which distort the overall ratio analysis. Finally, he concluded that the combined company would have ample cash in order to resolve any new additional or hidden obstacles that could arise after the merger.

KeyOn Consent and Voting Agreement

Concurrently with the execution of the merger agreement, each of Messrs. Jerome Snyder, Jonathan Snyder, Handell and Lazar entered into a Written Consent and Voting Agreement voting their respective shares in favor of the adoption of the merger agreement. These persons had the right, as of November 14, 2008, to vote a total of 2,611,699 shares of KeyOn common stock, or 30.25% of the outstanding shares of KeyOn stock on that date.

In addition, on or before November 21, 2008, KeyOn received completed and executed actions by written consent from additional stockholders holding an aggregate of 2,029,253 shares, or 23.5%, of outstanding KeyOn stock. Those shares, combined with the number of shares voted in the Voting Agreement, was more than the requisite number of shares of KeyOn common stock necessary to adopt the merger agreement and approve the transactions contemplated thereby. The additional stockholders signing the KeyOn consent were individual and affiliated entities of KeyOn investors who held large positions in KeyOn stock.

Because the signers of the KeyOn consent owned a majority of the outstanding shares of KeyOn common stock entitled to vote on the adoption of the merger agreement, their action by written consent was effective to adopt the merger agreement and to approve the merger and the other transactions contemplated by the merger agreement without any further action by any other KeyOn stockholder. If the merger agreement is terminated in accordance with its terms, the KeyOn consent will be automatically revoked.

Comparative Market Prices

On November 14, 2008, the date the merger agreement was signed, the closing price reported on the OTCBB of Internet America common stock was $0.27 and of KeyOn common stock was $0.05. On January __, 2009, the last full trading day before the date of this prospectus, the closing prices of shares of Internet America and KeyOn common stock as reported on the OTCBB were $0.           and $0.          , respectively. See “Comparative Stock Prices and Dividends” on page 113 for historical stock prices for each company over the last two years.

The market prices of each company’s stock will fluctuate between the date of this information statement/prospectus and the completion of the merger. No assurance can be given concerning the market price of Internet America common stock after the effective date of the merger.

Dissenters' Shares and Appraisal Rights

Shares of KeyOn common stock held by any stockholder who properly demands appraisal with respect to the shares of KeyOn common stock in compliance with Section 262 of the DGCL will not be converted into the right to receive the merger consideration. KeyOn stockholders properly exercising appraisal rights will be entitled to receive payment of the value of such shares determined in accordance with the applicable provisions of the DGCL and as further described in the section of this prospectus entitled "Dissenters’ Rights of Appraisal." However, if any KeyOn stockholder withdraws his or her demand for appraisal in accordance with Delaware law, fails to perfect, or otherwise loses, his or her right of appraisal, then that stockholder will not receive payment for his or her shares in accordance with Section 262 of the DGCL, and the shares of KeyOn common stock held by that stockholder will be converted into the right to receive the merger consideration.

Accounting Treatment of the Transaction

The transaction will be accounted for as a purchase transaction for accounting and financial reporting purposes, in accordance with U.S. generally accepted accounting principles. Internet America will be treated as the acquiring corporation. After the transaction, the results of operations of KeyOn will be included in the consolidated financial statements of Internet America. The purchase price will be allocated based on the fair values of the assets acquired and the liabilities assumed. Pursuant to Statements of Financial Accounting Standards No. 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets,” goodwill is not amortized. Rather, goodwill will be subject to at least annual assessment for impairment based on a fair value test. A final determination of the required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Internet America will determine the fair value of assets and liabilities and will make appropriate business combination accounting adjustments. However, for purposes of disclosing unaudited pro forma information in this prospectus, Internet America has made a preliminary determination of the purchase price allocation, based upon current estimates and assumptions, which is subject to revisions upon consummation of the transaction .

Resale of Internet America Common Stock

All shares of Internet America common stock that KeyOn stockholders receive in the merger will be freely transferable, except for those shares of Internet America common stock received by persons who are deemed to be “affiliates” of KeyOn under the Securities Act and the related SEC rules and regulations. Under Rule 145 under the Securities Act, former KeyOn stockholders who are affiliates of KeyOn at the time of the KeyOn consent and who are not affiliates of Internet America after completion of the merger, may sell their Internet America common stock at any time subject to the volume and manner of sale limitations of Rule 144 under the Securities Act. Further, so long as such former KeyOn affiliates are not considered affiliates of Internet America following completion of the merger, and a period of at least one year has elapsed from completion of the merger, such former affiliates may sell their Internet America common stock without regard to the volume and manner of sale limitations of Rule 144 under the Securities Act so long as there is adequate current public information available about Internet America in accordance with Rule 144. After a period of two years has elapsed from the completion of the merger, and so long as such former affiliates are not affiliates of Internet America and have not been for at least three months prior to such sale, such former affiliates may freely sell their Internet America common stock. Former KeyOn stockholders who become affiliates of Internet America after completion of the merger will still be subject to the volume and manner of sale limitations and the current public information requirements of Rule 144 under the Securities Act until each such stockholder is no longer an affiliate of Internet America.

This prospectus does not cover any resales of shares of Internet America common stock to be received by the KeyOn stockholders upon completion of the merger, and no person is authorized to make any use of this prospectus in connection with a resale.

Amendment to Rights Agreement

Pursuant to the merger agreement, Internet America entered into Amendment No. 2 to its Rights Agreement with American Stock Transfer & Trust Company, a New York corporation, to provide that KeyOn and its affiliates would not become an acquiring person or beneficial owner, as those terms are defined in the rights agreement, as a result of the execution of the merger agreement or the consummation of the transactions contemplated by the merger agreement.

THE MERGER AGREEMENT

The following summary of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference and attached as Annex A to this prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this prospectus.

The merger agreement has been included with this prospectus to provide you additional information regarding its terms. The merger agreement sets forth the contractual rights of Internet America and KeyOn but is not intended to be a source of factual, business or operational information about Internet America or KeyOn. That kind of information can be found elsewhere in this prospectus and in the other filings each of Internet America and KeyOn makes with the SEC, which are available as described in “Where You Can Obtain More Information or Copies.”

As a stockholder, you are not a third party beneficiary of the merger agreement and therefore you may not directly enforce any of its terms or conditions. The parties’ representations, warranties and covenants were made as of specific dates and only for purposes of the merger agreement and are subject to important exceptions and limitations, including a contractual standard of materiality different from that generally relevant to investors. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between Internet America and KeyOn, rather than to establish matters as facts. Certain of the representations, warranties and covenants in the merger agreement are qualified by information each of Internet America and KeyOn filed with the SEC prior to the date of the merger agreement, as well as by disclosure letters each of Internet America and KeyOn delivered to the other party prior to signing the merger agreement. The disclosure letters have not been made public because, among other reasons, they include confidential or proprietary information.

You should also be aware that none of the representations or warranties has any legal effect among the parties to the merger agreement after the effective date of the mergers, nor will the parties to the merger agreement be able to assert the inaccuracy of the representations and warranties as a basis for refusing to close the transaction unless all such inaccuracies as a whole would give rise to the failure of certain closing conditions.

Furthermore, you should not rely on the covenants in the merger agreement as actual limitations on the respective businesses of Internet America and KeyOn, because either party may take certain actions that are either expressly permitted in the confidential disclosure letters to the merger agreement or as otherwise consented to by the appropriate party, which may be given without prior notice to the public.

The Merger

When the conditions to closing have been satisfied and the merger is consummated, AcquisitionSub, a wholly owned subsidiary of Internet America, will merge with and into KeyOn, with KeyOn to be the surviving corporation in the merger. As a result of the merger, KeyOn will become a wholly owned subsidiary of Internet America. KeyOn will continue to operate its business as before the merger, but its common stock will no longer be publicly traded.

The Closing and Effective Date of the Merger

The effective date of the merger will occur on the date and at the time that KeyOn files a certificate of merger with the Secretary of State of the State of Delaware on the closing date of the merger. The closing date will occur on the day that all conditions to the closing are satisfied or waived and the parties mutually agree in writing. We expect the merger to be effective by January 31, 2009.

Merger Consideration

All outstanding shares of KeyOn common stock, other than shares held by stockholders who properly demand and perfect appraisal rights and shares held in the treasury of KeyOn or owned by Internet America or AcquisitionSub, will be converted in the merger into the right to receive an aggregate of 16,155,906 shares of Internet America common stock. That number of shares is referred to as the merger consideration and will represent 45% of the aggregate of the outstanding shares of Internet America common and preferred stock on an as-converted basis after the consummation of the merger. The exchange ratio of KeyOn shares for Internet America shares will be calculated by dividing the 16,155,906 shares of Internet America stock to be issued in the merger by the number of all issued and outstanding shares (including any dissenting shares) of KeyOn common stock outstanding immediately prior to the effective date of the merger. The exact number of shares of KeyOn common stock that will be outstanding at the effective date of the merger is not known with certainty at this time and will depend upon the number of shares of KeyOn common stock issued (i) in conversion of KeyOn’s subordinated secured notes, (ii) upon the exercise of outstanding options or warrants or the lapse of restrictions on restricted stock and (iii) by KeyOn for cash to satisfy its obligations under the merger agreement to raise at least $1.35 million prior to the effective date. The table below contains the basis for the calculation of the exchange ratio based on the best estimates available to KeyOn management of the projected issuance of shares by KeyOn.

KeyOn Shares Outstanding as of January 1, 2009	8,771,350
Plus Shares Issued:
In conversion of subordinated secured notes	2,927,259	(1)
Upon conversion of outstanding options, warrants or the lapse of restrictions on restricted stock	262,810	(2)
For cash in satisfaction of obligation under merger agreement	1,840,219	(3)
Total new shares issued	5,030,288
Total Shares Outstanding after share issuances	13,801,638
Exchange Ratio(4)	1.1706

(1) Based on Internet America stock price on November 14, 2008 of $0.27 per share, which represents an implied per share value of KeyOn stock of $0.51. Conversion is assumed to be a 30% discount to the implied price, or $0.36. The number of shares issued upon conversion assumes that the total outstanding principal balance of the subordinated secured notes, including fees and interest and assuming the merger takes place on January 16, 2009, will be $1,053,813.
(2) Assumes three of KeyOn’s nonofficer directors exercise 182,810 options to purchase KeyOn common stock granted to them on September 30, 2008 at their exercise price of $0.25 per share, and includes 80,000 shares of restricted stock whose restrictions lapse upon the effective date.
(3) Assumes $400,000 in additional cash is raised at a price of approximately $0.22 per share which, together with the forgiveness of accounts payable, principal amount of subordinated secured notes and cash from exercise of director options, satisfies KeyOn’s additional equity obligations under the merger agreement.
(4) This ratio has been rounded to 1.17:1 and is based on 16,155,906 shares of Internet America stock issued in the merger.

Exchange and Payment Procedures

At the closing of the merger, Internet America will cause to be deposited with American Stock Transfer & Trust Company, the paying agent appointed by Internet America and referred to in this prospectus as the paying agent, the number of shares of Internet America common stock sufficient to pay the merger consideration.

Promptly after the effective date, the paying agent shall mail to each record holder of KeyOn common stock a letter of transmittal and instructions (which will specify that the delivery will be effected, and risk of loss and title will pass, only upon proper delivery of the certificates or transfer of the uncertificated shares to the paying agent) for use in the exchange of KeyOn common stock for the merger consideration. You should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your stock certificate(s) to the paying agent together with a duly completed and executed letter of transmittal. After the effective date, the paying agent will mail to each holder of shares of common stock represented by book-entry on the records of KeyOn, certificates representing the Internet America shares into which such book-entry shares have been converted. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer.

The paying agent will be entitled to deduct, withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration. Any amounts that are withheld or deducted and paid to a taxing authority by the paying agent will be deemed to have been paid to the person in respect of which the deduction or withholding was made.

After the effective date, KeyOn's stock transfer books will be closed and there will be no further transfers on KeyOn's stock transfer books of shares of KeyOn common stock that were outstanding immediately prior to the effective date. If, after the effective date, stock certificates or uncertificated shares are presented to Internet America, they will be canceled and exchanged for the merger consideration.

Any portion of the merger consideration deposited with the paying agent that remains unclaimed by former holders of KeyOn common stock for twelve months after the effective date will be delivered, upon demand, to Internet America. Former holders of KeyOn common stock who have not complied with the above-described exchange and payment procedures may thereafter only look to Internet America, as a general creditor thereof, for payment of the merger consideration.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration you must deliver an affidavit, in form and substance reasonably acceptable to the paying agent or Internet America's transfer agent, regarding the loss, theft or destruction, and if required by the paying agent or Internet America's transfer agent, post an indemnity agreement in a customary amount as indemnity against any claim that may be made against it with respect to that certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Treatment of KeyOn Stock Options and Warrants

Options. All options to purchase shares of KeyOn common stock that are issued and outstanding as of July 28, 2008, whether or not exercisable and whether or not vested, will remain outstanding following the effective date of the merger and will be assumed by Internet America as described below.

At the effective date of the merger, each outstanding option to purchase shares of KeyOn common stock issued as of July 28, 2008 will be converted into and become an option to purchase shares of Internet America common stock on terms substantially identical to those in effect immediately prior to the effective date of the merger. Each option will be adjusted to allow the holder to purchase a number of shares of Internet America common stock equal to the product of the number of shares of KeyOn common stock subject to the KeyOn option immediately before the completion of the merger and the exchange ratio, rounded down to the nearest whole share. In addition, at the effective date of the merger, the exercise price of each such option will be changed to a price per share equal to the per share exercise price of the existing KeyOn option divided by the exchange ratio, rounded up to the nearest whole cent. Options to purchase approximately 988,418 shares of Internet America stock at a weighted average exercise price of approximately $2.35 per share will be issued under the Internet America stock incentive plan to those former holders of KeyOn options. Options to purchase shares of KeyOn common stock granted after July 28, 2008 must be exercised prior to the effective date or they will terminate.

Internet America has agreed to take all action necessary to implement the conversion described above, including the reservation, issuance and registration of a sufficient number of shares of Internet America common stock for delivery upon exercise of these substitute options.

Warrants.  Each warrant to purchase shares of KeyOn common stock outstanding immediately prior to the effective date of the merger that, by its terms, does not expire upon the effective date will remain outstanding in accordance with its terms, and the holder of such warrants will have the right to purchase and receive (in lieu of the shares of KeyOn common stock) the merger consideration payable with respect to the number of shares of KeyOn common stock purchasable under the warrant immediately prior to the effective date of the merger. Warrants to purchase an aggregate of 281,875 shares of KeyOn common stock at a purchase price of $6.70 per share will be converted into the right to purchase an aggregate of approximately 329,794 shares of Internet America common stock at a purchase price of approximately $5.73 per share upon the consummation of the merger based on the estimated exchange rate of 1.17:1. The remaining warrants to purchase KeyOn common stock will expire by their terms at the effective date.

Internet America will cause to be issued promptly after the completion of the merger replacement warrants for these KeyOn warrants that, by their terms, will remain outstanding after the merger.

Representations and Warranties

KeyOn, on the one hand, and Internet America and Acquisition Sub, on the other hand, have made various representations and warranties in the merger agreement which are substantially reciprocal. Those representations and warranties are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement, including, in many cases, a material adverse effect standard, as defined below. Some of the more significant of these representations and warranties pertain to:

•
the organization, good standing and foreign qualification of the parties and the corporate authority to own, operate and lease their respective properties and to carry on their respective businesses as currently conducted;

•	the authorization, execution, delivery and enforceability of the merger agreement and related matters;
•	capitalization;
•	subsidiaries;
•	compliance with laws and possession of permits;
•	whether each party’s execution and delivery of the merger agreement or consummation of the transactions contemplated thereby causes any:
•	conflict with such party’s organizational documents or the organizational documents of its subsidiaries,
•	material agreements of such party being declared void,
•	cause the rights under the Internet America Rights Agreement to become exercisable;
•	breach or default, or the creation of any liens, under any agreements of such party, or
•	violation of applicable law;
•	the documents and reports that the parties have filed with the SEC;
•	litigation;
•	whether certain events, changes or effects have occurred from the date of their respective last annual report to the date of the merger agreement;

•	taxes;
•	employee benefit plans;
•	labor matters;
•	environmental matters;
•	intellectual property matters;
•	insurance;
•	ownership and condition of assets;
•	undisclosed liabilities;
•	material contracts;
•	tax representations;
•	broker’s fees and receipt of opinions from financial advisors;
•	improper payments;
•	beneficial ownership of the other party’s capital stock;
•	the stockholder vote of KeyOn required in connection with the adoption of merger agreement; and
•	takeover statutes and rights plans.

None of these representations and warranties will survive after the effective date of the merger.

Covenants and Agreements.

Interim Operations. Each of Internet America and KeyOn has agreed to customary covenants that place restrictions on it and its subsidiaries until the effective date of the mergers. Except as set forth in the disclosure schedules provided by each of Internet America and KeyOn, as expressly permitted or contemplated by the merger agreement, as required by applicable laws or with the written consent of the other party, each of Internet America and KeyOn has agreed that it will:

•
conduct its operations and cause each of its subsidiaries to conduct its operations in all material respects in the usual, regular and ordinary course in substantially the same manner as previously conducted;

•	use its commercially reasonable efforts consistent with past practice to:
• preserve intact its business organization and goodwill,
• keep available the services of its executive officers, directors and key employees, and
• preserve their relationships with customers, suppliers, agents and creditors;
•	not amend or propose to amend its organizational documents;
•	not adjust, split, combine, reclassify or dispose of any of its equity securities;
•
not issue any shares of its capital stock or other equity securities, effect any stock split or otherwise change its capitalization as it existed on the date of the merger agreement, except pursuant to the exercise of options disclosed in the merger agreement, pursuant to Internet America’s Rights Agreement, and upon the conversion of any of KeyOn’s outstanding subordinated secured notes in accordance with their terms or pursuant to the grant or exercise of awards granted after the date of the merger agreement and expressly permitted under the merger agreement;

•
not, and will not permit any of its subsidiaries to, grant any option, warrant, conversion right or other right to acquire or otherwise with respect to shares of its capital stock or other equity securities;

•	not declare, set aside or pay any dividend on or make other distributions or payment with respect to any shares of its capital stock;
•	not, and will not permit any of its subsidiaries to, amend or modify any option, warrant, conversion right or other right to acquire shares of its capital stock existing on July 28, 2008;
•
not, and will not permit any of its subsidiaries to, increase any compensation or benefits, award or pay any bonuses, establish any bonus plan or arrangement or enter into, amend or extend any employment or consulting agreement with any former, present or future officers, directors or employees, except in the ordinary course of business consistent with past practices;

•
not, and will not permit any of its subsidiaries to, adopt any new employee benefit plan or agreement (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except as expressly required or permitted by the merger agreement;

•
not, and will not permit any of its subsidiaries to, permit any holder of an option or other award to acquire shares of common stock of Internet America or KeyOn to have shares withheld upon exercise, vesting or payment for tax purposes, in excess of the number of shares needed to satisfy the minimum federal and state tax withholding requirements;

•
not purchase, redeem or otherwise acquire any shares of its capital stock or the capital stock of any of its subsidiaries, except by or among direct or indirect wholly-owned subsidiaries, and shares withheld to satisfy tax withholding requirements;

•	not liquidate, wind-up, dissolve or adopt any plan to liquidate, wind-up or dissolve;
•
not, and will not permit any of its subsidiaries to, sell, lease, license or otherwise dispose of, any assets (including capital stock of subsidiaries) that are, individually or in the aggregate, material to it and its subsidiaries as a whole, except:

• sales of surplus or obsolete equipment,
•
sales of other assets in the ordinary course of business or sales of assets pursuant to contractual rights existing as of the date of the merger agreement that were entered into in the ordinary course of business consistent with past practices,

• sales, leases or other transfers between itself and its wholly owned subsidiaries or between such subsidiaries,
•
sales, dispositions or divestitures required by or in conformance with applicable laws in order to permit or facilitate the consummation of the mergers in accordance with the terms of the merger agreement, or

• arm’s-length sales or transfers for aggregate consideration not exceeding $50,000 for each of Internet America and KeyOn;
•
not, and will not permit any of its subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

•
not make any loans, advances, capital contributions to or investments in any person, other than to its wholly-owned subsidiaries or from its wholly-owned subsidiaries, customer loans and advances to employees consistent with past practices or short-term investment of cash in the ordinary course of business in accordance with its cash management procedures;

•
not terminate or amend any material contract or waive or assign any of its rights under a material contract in a manner that would be materially adverse to it, or enter into any material contract other than customer contracts entered into in the ordinary course of business;

•
not, and will not permit any of its subsidiaries to, incur any indebtedness in excess of $25,000, in the aggregate, or guarantee any such indebtedness, issue or sell any debt securities or warrants or rights to acquire any of its or its subsidiary’s debt securities, or guarantee any debt securities of others, except for borrowings from its credit facility in the ordinary course of business, borrowings to repay or repurchase its other indebtedness or borrowings in respect of intercompany debt;

•
not, and will not permit any of its subsidiaries to, enter into any material lease or create any material liens or encumbrances (other than certain permitted liens) on any of its property, except in the ordinary course of business or with or between its subsidiaries;

•	not, and will not permit any of its subsidiaries to:
• make or rescind any material tax election,
• settle or compromise any material tax claim or controversy, or
• materially change its methods of reporting relating to taxes from those employed in the preparation of its tax return for the most recent taxable year for which a return has been filed;
•	not incur or commit to any capital expenditures that in the aggregate exceed $25,000 except for those incurred in the ordinary course of business pursuant to Permitted Liens;
•	not enter into any material new line of business;
•	not enter into any contract that subjects the combined company to any material non-compete or similar agreement
•	not, and will cause its subsidiaries not to, change any material accounting principle or practice used by it except as required by a change in generally accepted accounting principles;
•
not compromise, settle or grant any waiver or release related to any litigation or proceeding, other than settlements or compromises of such litigation or proceedings where the full amount to be paid is covered by insurance or where the amount to be paid does not exceed $10,000 in the aggregate;

•
not willfully or intentionally breach any representation or warranty set forth in the merger agreement or take any action that is reasonably likely to materially delay or impair the ability of the parties to the merger agreement to consummate the transactions contemplated by the merger agreement;

•	subject to certain exceptions, not engage in any transaction or enter into any agreement with any of its affiliates; and
•	not enter into any contract or obligation with respect to any of the foregoing.

Additional Agreements. The merger agreement contains additional agreements among KeyOn, Internet America and AcquisitionSub relating to, among other things:

•
the filing of the registration statement, of which this prospectus is a part, with the SEC and cooperation in preparing the registration statement and in responding to any comments received from the SEC on this document;

•	coordination of press releases and other public statements about the merger and the merger agreement;
•	KeyOn’s providing Internet America and its representative and advisors reasonable access to KeyOn’s properties, contracts, books, records and commitments;
•	obtaining the KeyOn consent;
•	the payment of expenses;
•	the extent of indemnification and director and officer liability insurance afforded the former KeyOn officers and directors, and the guarantors of the KeyOn debt to Sun West Bank;
•	the treatment of KeyOn employees under the Internet America employee benefit plans;
•	the amendment to the Rights Agreement;
•
the reduction in accounts payable of KeyOn by the forgiveness of debt or the issuance of shares of KeyOn capital stock and the sale of additional KeyOn equity either through issuing additional subordinated secured notes or common stock prior to the effective date in the aggregate amount of $1,900,000 of which at least $1,350,000 must be additional equity;

•
entry into an amendment to the Sun West loan agreement to be effective upon the effective date to: extend the maturity to five years and the amortization to ten years, add Internet America as a joint and several obligor under the loan without the addition of any Internet America collateral as security therefor, and provide for a fixed interest rate of 7-1/4% per annum; and

•
payment by KeyOn of all principal and interest due and payable as of the effective date under the Sun West loan, and all fees and costs for renewal of the loan and entering into the amendment out of its available cash, exclusive of the $1,350,000 in additional equity required of KeyOn at closing.

No Solicitation. The merger agreement provides that during the period from the date of the merger agreement until the effective date of the merger or the earlier termination of the merger agreement, subject to limited exceptions described below, each of KeyOn and Internet America will not, and will cause their respective subsidiaries and representatives not to:

•
solicit, initiate, encourage or facilitate (including by way of furnishing or disclosing non-public information) any inquiries, offers or proposals that constitute, or are reasonably likely to lead to, another acquisition proposal;

•
engage in discussions or negotiations with, furnish or disclose any non-public information or data relating to itself or any of its subsidiaries to, or in response to a request, give access to the properties, assets or books and records of itself or any of its subsidiaries to, any person who has made or may be considering making another acquisition proposal or take any action that may otherwise lead to another acquisition proposal;

•	approve, endorse or recommend another acquisition proposal; or
•	enter into any agreement in principle, letter of intent, arrangement, understanding or other contract relating to another acquisition proposal.

Except as permitted below, each party is required to cease and terminate all solicitations, discussions, negotiations or other activity with any person with respect to another acquisition proposal or which could reasonably be expected to lead to another acquisition proposal and will inform its subsidiaries and representatives to do the same.

Nothing in the merger agreement prevents either KeyOn or Internet America, prior to obtaining the KeyOn consent from doing any of the following, subject to compliance with notifications to the other party with respect to the receipt of any third party acquisition proposal as described below:

•
engaging in discussions or negotiations with, furnishing or disclosing any information or data relating to itself or any of its subsidiaries to, or in response to a request therefor, giving access to the properties, assets or books and records of itself or its subsidiaries to, any third party who has made an unsolicited bona fide written acquisition proposal after the date of the merger agreement that did not result from a violation of its no solicitation covenant, provided that prior to doing any of the foregoing its board determines that the acquisition proposal is reasonably likely to result in a superior proposal (as defined in the merger agreement) and (2) that such person has the financial and legal capacity to consummate such acquisition proposal and, provided further, that such party executes a confidentiality agreement with the third party with material terms that are no more favorable than those contained in the confidentiality agreement between KeyOn and Internet America;

•
withdrawing or amending (or publicly proposing to withdraw or amend) the approval, recommendation or declaration of advisability by its board or any committee thereof of the merger agreement, the mergers or the other transactions contemplated by the merger agreement, provided that, if such withdrawal or amendment (1) does not involve a third party acquisition proposal, the board determines that the failure to take such actions is reasonably likely to be inconsistent with its fiduciary duties, or (2) does involve a third party acquisition proposal, the board determines that such alternative proposal constitutes a superior proposal and it complies with the five-business day renegotiation period described below;

•
recommending, adopting or approving (or publicly proposing to recommend, adopt or approve) another acquisition proposal so long as the board determines that such alternative proposal constitutes a superior proposal and it complies with the five-business day renegotiation period described below; or

•
entering into any agreement, including any agreement in principle, which constitutes, relates to, is intended to lead to or could reasonably be expected to lead to another acquisition proposal so long as the board determines that such alternative proposal constitutes a superior proposal and complies with the five-business day renegotiation period; and, provided further, that concurrently with entering into such an agreement, it terminates the merger agreement and pays the termination fee.

Each party, upon receipt of an acquisition proposal or an inquiry that is likely to lead to an acquisition proposal from a third party, has agreed to inform the other party of the acquisition proposal within 24 hours of receipt of the proposal, the identity of the third party making the acquisition proposal and the material terms and conditions of the acquisition proposal. The parties have agreed to promptly provide one another with written notice of any changes in the price or form of consideration or other material changes in the status or terms of the acquisition proposal.

Each party, upon a board determination that an acquisition proposal is a superior proposal, has agreed to notify the other party of such determination, at which time the notified party has five-business days to submit a revised offer to enable the transaction to proceed, and any amendments to the acquisition proposal in response to a party’s revised offer triggers an additional three-business day renegotiation period for the notified party to submit another revised offer.

Nothing contained in the no-solicitation provisions of the merger agreement prohibits KeyOn or Internet America or their boards of directors from taking and disclosing to their respective stockholders a position with respect to another acquisition proposal pursuant to Rule 14d-9 and 14e-2(a) under the Exchange Act or from making any similar disclosure, in either case to the extent required by applicable law.

Conditions to the Merger

The obligations of each of the parties to complete the merger are subject to the satisfaction (or, to the extent permitted under applicable laws and the terms of the merger agreement, waiver), at or prior to the closing, of the following mutual conditions:

•
Stockholder Approval. The merger agreement is to have been approved and adopted by the requisite vote of the KeyOn stockholders in accordance with the DGCL (this condition was satisfied upon delivery of the KeyOn consent).

•
Registration Statement. The registration statement on Form S-4, of which this prospectus forms a part, must have been filed with the SEC and declared effective and no stop order suspending the effectiveness of the registration statement will be in effect.

•	Prospectus. This prospectus must have been sent or given to KeyOn’s stockholders before the closing.

•
No Injunctions or Orders. No executive order, decree, ruling or injunction will have been entered or enforced by any court or governmental entity of the United States which prohibits the completion of the merger, and will continue to be in effect.

Internet America and AcquisitionSub’s obligation to complete the merger is subject to the satisfaction (or, to the extent permitted under applicable laws and the terms of the merger agreement, waiver), at or prior to the closing, of several additional conditions, including:

•
Representations and Warranties. Generally, the representations and warranties of KeyOn must be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect on KeyOn” set forth therein) as of the date of the merger agreement and as of the closing date (except that, to the extent any representations and warranties speak as of an earlier date, these representations and warranties need only be true and correct as of that earlier date), except where the failure of the representations and warranties to so be true and correct would not reasonably be expected to have a material adverse effect on KeyOn.

•
Performance of Covenants. KeyOn must have performed and complied with, in all material respects, all of the obligations and covenants required to be performed or to be complied with by it under the merger agreement at or prior to the closing.

•
Sun West Loan. The Sun West loan shall not be in default or amended except as contemplated by the merger agreement, and the amendment contemplated by the merger agreement shall be effective at the effective date.

•
Absence of Material Adverse Change. Since the date of the merger agreement, there has not been any event, change, effect or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on KeyOn.

KeyOn’s obligation to complete the merger is subject to the satisfaction (or, to the extent permitted under applicable laws and the terms of the merger agreement, waiver), at or prior to the closing, of several additional conditions, including:

•
Representations and Warranties. Generally, the representations and warranties of Internet America and AcquisitionSub must be true and correct in all material respects as of the date of the merger agreement and as of the closing date (except that, to the extent any representations and warranties speak as of an earlier date, these representations and warranties need only be true and correct as of that earlier date), except where the failure of the representations and warranties to be true and correct would not reasonably be expected to have a material adverse effect on Internet America.

•
Performance of Covenants. Internet America and AcquisitionSub must have performed and complied with, in all material respects, all of the obligations and covenants required to be performed or to be complied with by them under the merger agreement at or prior to the closing.

•
Absence of Material Adverse Change. Since the date of the merger agreement, there has not been any event, change, effect or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on Internet America.

Termination of the Merger Agreement

The merger agreement may be terminated by written notice at any time prior to the effective date of the merger in any of the following ways:

•	by mutual written consent of Internet America and KeyOn;

•	by either Internet America or KeyOn if:

•
the merger has not been consummated by February 28, 2009, provided that a party may not terminate upon occurrence of this event if that party’s failure to fulfill its obligations under the merger agreement has caused or resulted in the mergers not occurring before February 28, 2009, or

•
any governmental authority has issued an order, decree or ruling or taken any other action permanently prohibiting the consummation of the merger or making the merger illegal and such order, decree or ruling or other action will have become final and nonappealable.

•	by Internet America or KeyOn if:

•
there has been a material breach by the other party of any of its covenants, representations or warranties which would give rise to the failure of certain closing conditions and the breach is incapable of being cured within 60 days following receipt of written notice of the breach,

•	prior to the adoption of the merger agreement by its stockholders, a party enters into an agreement with respect to a superior proposal, or

•
the other party has breached its no-solicitation covenant in any material respect, the other party’s board has resolved to withdraw or change adversely its recommendation of the mergers or has recommended any other acquisition transaction, the other party or the other party’s subsidiaries has entered into another acquisition agreement, or the other party has publicly announced its intention to take any of the foregoing actions.

•	by KeyOn if:

•
Internet America has service and installation revenues from wireless subscribers in an amount less than $310,000 as of the end of any calendar month beginning in November 2008 and continuing through the effective date (this condition has been satisfied as of the end of November and December 2008);

•
Internet America has cash overdrafts, payables and accrued expenses aggregating greater than $2,200,000 as of the end of any calendar month beginning in November 2008 and continuing through the effective date (this condition has been satisfied as of the end of November and December 2008).

•	by Internet America if:

•
KeyOn has service and installation revenues from wireless subscribers in an amount less than $565,000 as of the end of any calendar month beginning in November 2008 and continuing through the effective date (this condition has been satisfied as of the end of November 2008);

•
KeyOn has cash overdrafts, payables and accrued expenses aggregating greater than $2,200,000 as of the end of any calendar month beginning in November 2008 and continuing through the effective date (this condition has been satisfied as of the end of November 2008);

•	The KeyOn consent has not been obtained by December 12, 2008 (this condition has been satisfied);

•
KeyOn has failed to obtain the forgiveness of accounts payable and cash from the sale of additional equity aggregating at least $1,900,000, of which at least $1,350,000 is additional equity, by December 12, 2008 (KeyOn obtained the required forgiveness of accounts payable by December 12, 2008 and has issued $952,419 in subordinated secured notes and entered into an agreement in principle to sell $400,000 in KeyOn common stock by the effective date); and

•
The Sun West loan is in default or amended (except as contemplated by the merger agreement), or the amendment contemplated by the merger agreement is not effective at the effective date (KeyOn has entered into a definitive agreement to satisfy this condition).

Termination Fees and Expenses

All costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby (other than certain costs related to the printing of this prospectus) will be paid by the party incurring the costs or expenses, except for termination fees set forth in the merger agreement and described below or damages resulting from a party’s willful or intentional breach of its representations, warranties, covenants or agreements under the merger agreement.

A termination fee of $200,000 plus all out-of-pocket fees and expenses incurred in connection with the merger agreement is payable to Internet America or KeyOn, as the case may be, by the other party upon a termination of the merger agreement in the following situations:

•	the party terminates the merger agreement due to a material breach by the other party of its no-solicitation covenant (or a public announcement of its intent to do the foregoing);

•
the party terminates the merger agreement due to the withdrawal or adverse change by the other party’s board of its recommendation of the merger (or a public announcement of its intent to do the foregoing);

•	the party terminates the merger agreement due to the recommendation by the other party’s board of an alternative acquisition proposal (or a public announcement of its intent to do the foregoing); or

•	the other party’s entry into an agreement regarding an alternative acquisition proposal (or a public announcement of the other party’s intent to do the foregoing).

In addition, the termination fee plus out-of-pocket expenses would have been payable by KeyOn if it had failed to obtain the KeyOn consent by December 12, 2008, and just the out-of-pocket expenses will be payable by KeyOn if it fails to amend the Sun West loan, except as contemplated by the merger agreement.

Amendment

The parties may amend the merger agreement, by action taken or authorized by their boards of directors, at any time before or after obtaining the KeyOn consent. After the KeyOn consent is obtained, however, no amendment to the merger agreement may be made that by law requires the further approval of stockholders unless that further approval is obtained.

EXECUTIVE OFFICERS AND DIRECTORS AFTER THE MERGER

Board of Directors

At the effective date, the board of the combined company will be comprised of the seven individuals named below, five of whom are the former directors of Internet America and two of whom, Messrs. Snyder and Ganju, were selected by KeyOn to serve on the board.  The agreement of Mr. Ganju to serve on the board is subject to the negotiation of a mutually satisfactory financial arrangement with Internet America. We expect that five of the seven directors will be “independent directors” as defined under the Marketplace Rules of the NASDAQ Stock Market (and marked with an asterisk below). Commencing with the annual meeting of Internet America stockholders after the effective date of the merger, composition of the Internet America board and its committees will be determined by the nomination and election process provided for in Internet America’s charter and bylaws and Texas law.

The board is divided into three classes of directors serving staggered three-year terms. The directors in each class hold their positions until the annual meeting of stockholders at which the terms of such directors expire and their respective successors are elected and qualified. Because the annual meeting of Internet America stockholders regularly scheduled for December 2008 will be postponed until after the effective date of the merger, the term of office of the directors in Class III will expire at the annual meeting of Internet America stockholders tentatively scheduled for the spring of 2009. The term of office of the directors in Class I will expire at the next annual meeting thereafter, and the term of office of the directors in Class II will expire at the second annual meeting thereafter.

In connection with Internet America’s acquisition of PDQ.Net in November 1999, the company agreed to use its reasonable best efforts to elect Mr. Ladin to the board for so long as Mr. Ladin and Ambassador Palmer collectively own more than 5% of Internet America’s outstanding common stock.

Class I	Class II	Class III

William E. Ladin, Jr.	Justin McClure*	Troy LeMaile-Stovall*
John N. Palmer*	Jonathan Snyder	Steven G. Mihaylo*
Sidharth Ganju*

As of the effective date of the merger, William E. Ladin, Jr. will be the chairman of the board, and Jonathan Snyder will be the executive vice chairman of the board, of Internet America.

Jonathan Snyder. Mr. Snyder has served as KeyOn’s president, chief executive officer and as a director since August 2007. Mr. Snyder has been the president, chief executive officer and a director of KeyOn Communications, Inc. since February 2002. From May 2001 through June 2005, Mr. Snyder served as chairman of Transistor 8 LLC, a Santa Monica, California-based IT services firm. From 1996 through 1999, Mr. Snyder was a member of Pacific Capital Group, Inc. From 1994 through 1996, Mr. Snyder was an investment banker at Bear, Stearns & Co. Inc. While at Pacific Capital Group, Inc., Mr. Snyder was a founding shareholder of and former management executive at Global Crossing Limited. Mr. Snyder is a graduate of the Wharton School of Business at the University of Pennsylvania and earned his MBA from the Anderson School at UCLA.

Sidharth Ganju. Mr. Ganju has served as KeyOn’s executive vice president, corporate development and strategy since October 2007. From 1988 through October 2007, Mr. Ganju held various management positions at BellSouth Corporation, including executive director, corporate development from 1998 through October 2007. From 1993 through 1997, Mr. Ganju held various positions at the wireless and the international divisions of BellSouth Corporation, serving as a director of BellSouth Wireless from 1996 through 1997, a director, business development at BellSouth International from 1994 through 1996, and a director, paging and wireless strategy at BellSouth Enterprises from 1993 through 1994. From 1988 through 1992, Mr. Ganju was a senior manager, business planning and pricing at MobilComm, a subsidiary of BellSouth Corporation. Mr. Ganju holds a B.S. in electrical engineering from University of Delhi, India and earned his MBA from the University of Mississippi. Mr. Ganju is a chartered financial analyst.

Executive Officers

We expect that management of the business and operations of Internet America, including its KeyOn subsidiary, immediately after the merger will continue to be performed by the members of management of each of the companies prior to the merger. At the effective date, the executive officers of the combined company will be William E. Ladin, Jr. as Chairman of the Board and Chief Executive Officer, and Jonathan Snyder as Executive Vice Chairman of the Board. Additional executive officers of the combined company will be determined after the merger is effective.

Biographical information on Mr. Ladin appears in “Internet America Directors and Executive Officers”, and a description of the compensation paid to him appears in “Internet Ameica Executive Compensation” on page 86. Biographical information on Mr. Snyder appears above, and a description of the compensation paid to him appears below. We expect to complete a thorough analysis of our employment needs after the merger with a view to carefully blending the current management teams so as not to interrupt the progress each company has made towards profitability. We expect that all senior management personnel will stay in their positions through the transition and integration of the companies.

Executive Compensation of KeyOn Executive Officer

The following table summarizes the annual and long-term compensation paid for the last two fiscal years to Mr. Snyder, who is an executive officer of KeyOn and will become an executive officer of Internet America:

Name and Principal Position	Year	Salary ($)	Option Awards(1)($)	All Other Compensation ($)	Total ($)
Jonathan Snyder	2007	112,269	337,402	—	$449,671
President and Chief Executive Officer (principal executive officer)	2006	—	—	—	—

(1)	Based upon the aggregate grant date fair value calculated in accordance with the Financial Accounting Standards Board Statement of Financial Accounting Standard No. 123R, Share Based Payment.

The following table summarizes the outstanding equity awards to Mr. Snyder as of December 31, 2007:

	Option Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration
Name	(#)	(#)	($)	Date
Jonathan Snyder	75,000	—	4.00	08/08/2017

On August 9, 2007, KeyOn granted the following options to purchase common stock under the 2007 Incentive Stock and Awards Plan to Mr. Snyder:

Name	Shares Subject to Options	Exercise Price	Vesting Schedule	Expiration
Jonathan Snyder	75,000	$4.00	100% on the one year anniversary of the grant date	10 years from date of grant

Certain Relationships and Related Transactions with KeyOn Executive Officers

On January 30, 2007, KeyOn issued a $3,000,000 promissory note to Sun West Bank which was satisfied in full on February 8, 2008. Repayment under this note was guaranteed by Jonathan Snyder, KeyOn’s president, chief executive officer and a director. Jerome Snyder, KeyOn’s chairman and the father of Jonathan Snyder, agreed to indemnify Jonathan Snyder for certain obligations under this guaranty. Jerome Snyder is a minority shareholder and director of Sun West Bank. On February 8, 2008, KeyOn entered into a Business Loan Agreement and Promissory Note with Sun West Bank, pursuant to which it obtained a loan in the principal amount of up to $4,500,000. This loan is evidenced by a promissory note bearing interest at a variable rate equal to 2.5 percentage points above the prime rate of Sun West Bank, with a current interest rate equal to 7.25% per annum. Unpaid accrued interest under the note is due and payable monthly commencing March 8, 2008 and all advances due under the loan are due and payable on February 8, 2009. The Company’s obligations under this loan are guaranteed by Jonathan Snyder, Jerome Snyder and two other shareholders. As consideration for providing these guarantees, KeyOn issued each of the guarantors a five year warrant to purchase 208,128 shares of common stock at an exercise price of $4.00 per share, a five year warrant to purchase 69,375 shares of common stock at an exercise price of $6.00 per share and a five year warrant to purchase 69,375 shares of common stock at an exercise price of $8.00 per share. Each of these warrants will terminate in accordance with its terms upon consummation of the merger.

On August 27, 2008, KeyOn, through the independent members of its board, issued subordinated secured notes in the aggregate amount of $697,000 (of a total authorized $1,000,000) to certain of its present investors and senior management to fund the immediate working capital obligations of KeyOn and to allow it time to arrange for longer term financing or pursue other strategic options. The notes bear interest at 17% per annum and mature on the earlier to occur of January 29, 2009 or a change of control (which includes the merger), among other things. Three percent of the amount of the subordinated secured notes was retained by the investors in the form of a closing payment. If the consideration paid in the change of control transaction is stock, the subordinated secured notes are repaid in stock with the conversion price, which has been determined by good faith negotiations between the holders of the subordinated secured notes and the independent directors of KeyOn to be a 30% discount to the implied price of KeyOn common stock in this merger. The obligations of KeyOn under the subordinated secured notes are secured by all of the assets of KeyOn and its subsidiaries, subject to certain subordination obligations to other secured lenders. The following KeyOn officers and directors and their affiliates held at January 1, 2009 the principal amount of subordinated secured notes indicated: Jerome Snyder - $103,093; Jonathan Snyder - $335,052 and Mr. Lazar - $128,866. Additional subordinated secured notes in an amount up to $1.75 million may be issued to the current note holders prior to the closing of the merger under the same terms and conditions as the currently outstanding subordinated secured notes as authorized by the board of KeyOn on November 11, 2008.

See “Interests of Directors and Executive Officers in the Merger” beginning on page 46 for a description of the material interests of directors and executive officers of KeyOn and Internet America in the merger that are in addition to, or different than, their interests as stockholders. See “Internet America Directors and Executive Officers” on page 84 for additional information about the current directors and executive officers of Internet America.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion summarizes the material U.S. federal income tax consequences of the merger to U.S. holders of KeyOn common stock. The discussion is based on and subject to the Internal Revenue Code of 1986, as amended, referred to as the Code, the Treasury regulations promulgated thereunder, administrative rulings and court decisions in effect on the date hereof, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. The discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular KeyOn stockholders in light of their personal circumstances or to such stockholders subject to special treatment under the Code, such as, without limitation: banks, thrifts, mutual funds and other financial institutions, traders in securities who elect to apply a mark-to-market method of accounting, certain U.S. expatriates, tax-exempt organizations and pension funds, insurance companies, dealers or brokers in securities or foreign currency, individual retirement and other deferred accounts, persons whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax, stockholders who hold their shares as part of straddle, hedging, conversion or constructive sale transactions, partnerships or other pass-through entities, stockholders whose shares are not held as “capital assets” within the meaning of section 1221 of the Code, and stockholders who received their shares through the exercise of employee stock options or otherwise as compensation.

This discussion does not consider the tax treatment of holders of KeyOn common stock who hold KeyOn common stock through a partnership or other pass-through entity. In addition, the discussion does not address any state or local tax consequences, or the foreign (non-U.S.) tax implications.

U.S. Holders

For purposes of this discussion, a U.S. holder means a beneficial owner of KeyOn common stock who is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any state;
•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust if 1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or 2) was in existence on August 20, 1996 and has properly elected under applicable Treasury regulations to be treated as a U.S. person.

This discussion does not purport to be a comprehensive analysis or description of all potential U.S. federal income tax consequences. No legal opinion has been sought or received by KeyOn or Internet America on the material U.S. federal income tax consequences of the merger. Each KeyOn stockholder is urged to consult such stockholder’s tax advisor with respect to the particular tax consequences to such stock holder.

The Merger

It is intended that the merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of section 368(a) of the Code.

This statement of material U.S. federal income tax consequences of the merger is not binding on the Internal Revenue Service (“IRS”) or any court, nor does it preclude the IRS from adopting a contrary position. No ruling has been or will be sought from the IRS on the U.S. federal income tax consequences of the merger and no assurance can be given that the IRS will not take, or that a court will not sustain a position contrary to any of the U.S. federal income tax consequences set forth below.

Assuming that the merger is treated as a “reorganization” within the meaning of Section 368(a) of the Code, the merger will have the following U.S. federal income tax consequences:

•	none of KeyOn, Internet America or AcquisitionSub will recognize gain or loss in the merger;

•	KeyOn stockholders will not recognize gain or loss in the merger;

•	the tax basis of Internet America common shares received in the merger by a KeyOn stockholder will be the same as the tax basis of the KeyOn common shares exchanged therefor; and

•	the holding period for the Internet America common shares received in the merger by a KeyOn stockholder will include the holding period of the KeyOn shares exchanged therefor.

If the merger fails to qualify as a “reorganization”, the tax consequences of the merger will differ from those described above. The consequences of such development would likely result, among other things, in KeyOn stockholders being required to recognize a taxable gain (or loss) on the deemed transfer of their KeyOn stock to Internet America in exchange for Internet America stock. In such case, the gain or loss of a KeyOn stockholder would generally be equal to the difference between the value of the consideration received by the KeyOn stockholder (equal to the value of the Internet America stock received) and the KeyOn stockholder’s tax basis in such stockholder’s KeyOn stock exchanged. There would be no cash distribution to satisfy any tax liability for KeyOn stockholders in the event that the merger fails to qualify as a “reorganization”.

BUSINESS OF INTERNET AMERICA

General

Internet America is an Internet service provider ("ISP") that provides an array of Internet services to residential and business subscribers. As of September 30, 2008, it served approximately 29,000 active subscribers. Of the company’s 29,000 total subscribers, approximately 7,900 customer accounts are wireless broadband Internet subscribers. Internet America continues to experience an attrition of dial-up Internet service customers. The loss of these customers is primarily attributable to their moving to broadband connectivity with other service providers. The largest competitors in broadband access are the cable companies and regional Bell operating companies. Internet America operates in a highly competitive market for each of its service offerings. The competitive environment impacts the churn rates it experiences as well as the number of new customers it is able to add. Internet America was incorporated in Texas in 1995 and currently has operations only in the state of Texas.

In fiscal 2008, Internet America continued to adjust its focus and business away from reliance on dialup and wire broadband connectivity in major metropolitan markets to providing wireless broadband Internet connectivity to under-served, suburban and rural markets in the southwest United States, with its initial focus in Texas markets. Internet America’s current activities are near wireless operational centers in Crosby, San Antonio, Stafford (an adjoining suburb of Houston), Victoria, North Dallas, and Corsicana. These operational centers provide installation, construction and repair services to their surrounding geographic areas.

During 2008, Internet America embarked on a program to upgrade and expand areas where its network has been experiencing congestion due to the bandwidth demands created by the growth of its customer base. During this upgrade process, it has restricted the addition of new customers to certain areas of the network until the capacity can be expanded to meet the demand and provide quality service to its customers. Internet America has experienced a reduction in the rate of growth of its wireless customer count, and in some areas a slight decrease in the existing customer base, during the period in which the improvements are being made. Management anticipates that the improvements will be substantially complete by December 2008.

The rural and suburban markets that Internet America sells to are typically avoided or overlooked by Incumbent Local Exchange Carriers (“ILEC’s”) and cable television companies. The rural and suburban wireless ISP (“WISP”) industry is fragmented with ample consolidation opportunity. Internet America estimates that there are up to 2,500 potential WISP acquisition candidates in the United States, including approximately 150 in Texas.

Internet America’s wireless broadband Internet services are offered utilizing fixed point-to-multipoint wireless technology in unlicensed spectrum. It offers these services to both business and residential customers within its network footprint without the use of terrestrial lines. This allows Internet America to cover a rural or suburban geographical area at a fraction of the cost of terrestrial based broadband provided by cable modems or DSL lines. As a result of these savings, it is able to offer broadband Internet to communities that would otherwise be ignored by terrestrial based providers.

During 2008, Internet America invested approximately $93,000 in management college training for key management employees. The training focuses on how to build quality into all aspects of our operations by making employees active and enthusiastic partners in the enterprise, rather than creating controls and procedures that simply hassle employees without producing results. Management believes that this was an important investment in the organization and believes that the principles learned will allow employees to be more productive and produce better results for its customers, which will contribute to its ability to acquire and retain customers and expand and become profitable.

Existing wireless Broadband markets in Texas

The Houston area wireless operations have been expanded in a “de-novo” fashion since operations commenced in September 2005 in the area west of Houston, roughly following Interstate Highway 10. The initial service offerings were provided in Weimar and have expanded since then to the towns of Schulenberg, Flatonia and Columbus. In February 2006, Internet America acquired a very small WISP, PowerWeb, in the Fulshear area near Houston and has used this as a platform for expansion of services in that area as well. On July 27, 2007, it completed the acquisition of TeleShare Communications Services, Inc. based in Crosby, Texas which served approximately 1,500 wireless Internet service customers in the Crosby, Dayton, Liberty, New Waverly and Baytown areas. TeleShare had a loan commitment under a program administered by the Rural Utilities Service of the United States Department of Agriculture (the “RUS”). Under the program, Internet America assumed a loan commitment of approximately $4 million with approximately $3 million still available for providing financial assistance for the expansion of broadband services in rural areas.

The San Antonio wireless operations were initially a result of two acquisitions made in fiscal 2006: Top Gun Telecommunications, purchased in July of 2005 and 2Fast Communications, Inc. purchased in January of 2006. These units were operationally combined shortly after the 2Fast acquisition.

In the North Texas operational center, the operations and subscriber base are largely a result of several acquisitions made in the Corsicana area in fiscal 2005 and an acquisition in June 2007. Internet America completed its acquisitions of certain assets and assumption of related liabilities of Blue Wireless & Data, Inc. in Dallas, Texas related to its residential internet service customers in June 2007. Internet America entered into a service agreement with Blue Wireless to purchase bandwidth and certain network and monitoring services used by the company in providing residential service. Internet America acquired approximately 700 subscribers with this transaction. The North Texas operations provide service coverage to a five county area where many residents commute to the Dallas/Fort Worth Metroplex for employment.

In June 2007, Internet America completed two acquisitions in the Victoria area. The combined subscriber count in Victoria is approximately 640. The introduction of its proven marketing programs is expected to contribute to greater penetration in the acquired network footprint further expanding the contribution of acquired WISP’s in this area to its EBITDA (earnings before interest, taxes, depreciation and amortization) in fiscal 2009.

In addition to the growth of the wireless subscriber base through acquisitions, Internet America has organically expanded its wireless subscriber base by focusing on providing services in specifically targeted underserved “micro-markets”, primarily consisting of subdivisions and other small geographic areas with favorable demographics and population density, near the operational centers in San Antonio, Houston and Dallas. Internet America will continue to utilize this micro-market strategy in identifying and constructing areas for new network construction.

Other services

In addition to Internet America’s focus on wireless broadband Internet access services, it continues to provide dialup and wire-line broadband Internet access services and other services such as co-location of servers, hosting of websites and broadband telecommunications to its long-existing base of subscribers. However, as previously reported, the company has not been aggressively marketing these services and has seen some degradation of the overall number of subscribers using these services.
Operating center

In March of 2006, Internet America relocated its corporate headquarters to Houston from Dallas. In June 2008, it expanded the Houston corporate headquarters further consolidating operations of its Customer Service and Network Services groups. The headquarters location now contains a centralized network operations center where all operations on the network can be monitored, maintained and supported.

Potential growth through acquisitions

While there is no guarantee that Internet America will make significant or numerous acquisitions, management of the company believes that there are many WISPS who need the sales, marketing, and management experience that it offers and who also need access to the systems and capital that will be necessary to grow their businesses. Internet America is focusing on markets that enhance its geographic and strategic plans. As it has gained experience in both opening de novo markets and acquiring smaller ISP’s and WISP’s, acquisitions remain attractive as an important method of acquiring substantial subscriber bases that it can enlarge and provide qualified, experienced management.

Internet America’s acquisition targets are typically capital constrained and have minimal marketing budgets and underutilized network capacity. Its material reduction in operating costs provided by integration into its customer care and network monitoring systems allows for expanded EBITDA margins and more aggressive expansion under its management. The introduction of Internet America’s proven marketing programs can contribute to greater penetration in the acquired network footprint further expanding the contribution of acquired WISP’s to its EBITDA.

Services

Internet America offers Internet services tailored to meet the needs of both individual and business subscribers. Its primary service offerings are broadband and dial-up Internet access, as well as related value-added services. For its business subscribers, it offers dedicated high speed Internet access, web hosting, co-location and other business related services. Internet America’s services are offered in several different packages to provide subscribers a broad range of choices to satisfy their Internet needs. The majority of its consumer subscribers have month-to-month subscriptions and the majority of its business customers are under service contracts for a term. Internet America bills most consumer subscribers through automatic charges to their credit cards or bank accounts, and it bills most of its business customers by monthly invoices. Internet America offers discounts on almost all of its services for subscribers who prepay for a longer term.

High Speed Connectivity; DSL Services. Internet America offers broadband connectivity for business and consumers, including 64k/128k Integrated Service Digital Network (ISDN) access, 1.5M Asymmetrical Digital Subscriber Lines, fractional to full T-1, DS-3 level connectivity and wireless connectivity. Its DSL products provide high-speed Internet access over existing telephone lines, and may allow subscribers to simultaneously use a single telephone line for voice service and for access to the Internet. DSL provides an "always on" connection thereby removing wait times associated with dialing into a network. The DSL products offer its residential and business subscribers a cost-effective way to substantially increase the speed at which they access the Internet.

Dial-Up Internet Access. Internet America’s most popular dial-up Internet access package includes basic Internet access and related Internet applications such as World Wide Web browsing, e-mail, file transfer protocol (FTP), and USENET news access. Available value-added services include multiple e-mail mailboxes, national roaming services, personalized e-mail addresses, personal web sites and enhanced USENET news access.

Wireless Broadband Internet Access. Internet America’s wireless Internet access package includes basic Internet access and related Internet applications such as World Wide Web browsing, e-mail, FTP, and USENET news access. Available value-added services include multiple e-mail mailboxes, national dial-up roaming services, personalized e-mail addresses and personal web sites. Value-added services are being developed more rapidly as broadband access becomes more widely available. It believes that the addition of quality add-on services will allow it to increase its market penetration in existing markets and could increase customer retention. For these reasons, Internet America continues to evaluate potential value added services.

Customer Care

Internet America’s goal of customer satisfaction begins with providing superior systems and network performance. In addition to the provision of excellent systems and network performance, it emphasizes high quality customer care and technical support. It strives to retain its subscribers by strong responses to customer problems via telephone, email and newsgroups.

Individuals accessing the Internet have many different operating system, hardware and network configurations, coupled with varying levels of computer sophistication. Consequently, Internet America’s customer care department must be able to efficiently and effectively address:

•	Problems affecting a variety of hardware systems;
•	Start-up or other basic problems of new subscribers or new Internet users;
•	Highly technical issues that sophisticated users may encounter; and
•	Operating system defects/workarounds.

Internet America had approximately 20 customer care employees in three different business units (specialized by type of service) at September 30, 2008. Customer care is available to subscribers during extended business hours, typically until 9 p.m. weekdays and on limited hours on weekends. In addition to diagnosing and resolving subscribers' technical problems, members of its customer care department answer questions about account status and billing information, respond to new product requests and provide configuration information. Internet America’s implementation of good quality management and quality control include the following procedures:

•	Regular team meetings by all support lines to discuss problems with the view of information sharing and drawing up potential resolutions;
•	Analysis of calls and queries using quality management tools such as call monitoring to identify common issues;
•	Appropriate staff training with regular review of skill matrixes; and
•	Implementation of issue tracking databases, improving morale, encouraging information sharing.

Marketing

As discussed, Internet America’s marketing efforts and expenditures are primarily focused on expanding its wireless subscriber base in very specific geographic areas that are represented by underserved markets whose characteristics meet its requirements for specific demographics and population density. Internet America primarily uses door hangars, direct mail, local events, and resellers to create brand and service awareness in these areas. It does not use mass-marketing tools or tactics as a result of its focus on very specific geographic areas.

Infrastructure

Internet America’s network provides subscribers with local dial-up and broadband (DSL) access in all major metropolitan areas of Texas, as well as dial-up access in many tier 2 and tier 3 cities. Its wireless network is limited to specific areas in which it has chosen to establish the required network components such as towers and network access points.

Internet America’s systems and network infrastructure are designed to provide reliability and speed. Reliability is achieved through redundancy in mission critical systems that minimize the number of single points of failure. Speed is achieved through clustered systems, diverse network architecture, multi-peered Internet backbone connections and aggressive load balancing.

Physical and Virtual POPs. Subscribers dial a local phone number and connect to one of Internet America’s points of presence (POPs), consisting of inbound telephone lines, modems and related computer equipment. The POPs are either facilities owned by the company or "Virtual POPs" owned by telecommunication companies. Virtual POP architecture allows it to provide local access services without deploying additional physical infrastructure. The Virtual POP architecture enables subscribers to dial a local phone number and connect to a modem owned and housed by a telecommunications provider. The subscriber's data call is then routed across leased lines to Internet America’s internal network. Unlike simply leasing network capacity from a third-party provider, the Virtual POP architecture allows it to maintain substantial control over quality of service and capacity. The benefits of this architecture include substantially reduced capital expenditures and reduced exposure to technological obsolescence. In addition, when entering new markets, the Virtual POP architecture allows Internet America to more precisely match capacity needs to actual sales in that market.

Internal Network Infrastructure. Subscribers enter Internet America’s network from either the physical POP or Virtual POP. Its primary internal network is designed to maximize sustained high-speed traffic and provide both resiliency to failure and redundancy. Its facilities are powered by a computer controlled uninterruptible power supply that provides battery backup, surge protection and power conditioning. Automatic onsite diesel generators provide power for prolonged power outages.

Internet America’s network is remotely monitored in its Houston Network Operations Center by using software tools that alert specific employees, who are responsible for specific functions of the network and various applications running on the network. The software tools monitor the status of all networking facilities, components, applications and equipment deployed throughout its infrastructure on a 24 hour/365 days a year basis and transmit alerts as issues appear. The employees who receive the alerts are responsible for operational communications among internal departments and are also responsible for communication with external service providers. Other software tools such as statistical analysis software are used by Internet America to provide data about the quality of service most subscribers are experiencing, as well as information to help control costs by purchasing additional bandwidth and services only when needed. These centralized monitoring systems allow for scalable monitoring and enhanced customer service for any systems and customers integrated through acquisition.

Internet America maintains its applications on a variety of systems from a number of vendors. The major applications, such as e-mail and newsgroup access services, utilize a network of servers which are connected directly to its network backbone through high-availability network routers. It deploys PC style hardware in clusters for distributing the load of other applications and providing fault-tolerance against application failure. These distributed applications are housed on low cost, easily obtainable components with minimal interdependency.

Management Information Systems. Internet America’s MIS department uses a near real-time customer database, billing and flow-through fulfillment system (“CMS”) to handle all customer contact and billing information for the services it provides. CMS maintains access controls for the authentication servers and various applications. The system also creates customer invoices and automatically processes credit card charges and automatic check handling. Internet America continually enhances CMS to provide additional functionality for improved financial, marketing and management reporting.

Acquired Customer Integration. Internet America’s MIS and Network employees have created integration plans and related software for customer data integration and network monitoring integration. These tools allow it to more rapidly integrate acquired subscribers. The rapid integration gives it the ability to realize growing economies of scale with marginal increases to fixed costs.

Technology and Development

The wireless broadband Internet sector continues to grow due to technology improvements and increasing customer demand. Demand has increased due to the increase in number of internet software applications, an increased number of equipment vendors for wireless equipment and software developments for license-exempt spectrum. Internet America’s success in managing a rapidly increasing customer base and integrating acquired subscribers is dependent on its network management and customer contact systems. It believes that its existing systems provide an advantage when managing markets across disparate geography and integrating acquisitions efficiently. Internet America continues to focus its technology development in this area.

Internet America does not focus a material amount of resources on developing other new technologies. It does however recognize that additional revenue streams and higher level of subscriber satisfaction (and thus increased subscriber retention) are, in many cases, based on deploying new services and technologies as they become commercially reliable and economically feasible. Therefore, Internet America is continuously evaluating new technologies and applications for possible introduction or incorporation into its services.

Additionally, Internet America is committed to developing and maintaining strong, stable, resilient low latency data-communications networks in order to provide connectivity services to its subscribers, and, as new services are introduced, it believes its customers will quickly be able to adopt its new offerings on the infrastructure on which Internet America’s network is deployed.

Proprietary Rights

Internet America believes that its success is more dependent upon technical, marketing and customer service expertise than upon its proprietary rights. However, its success and ability to compete are dependent in part upon proprietary rights. It primarily relies on copyright and trademark laws. "Internet America," the Internet America logo, "1-800-Be-A-Geek, “Airmail.net," "Airnews.net," and “PDQ.net”are registered service marks of Internet America or its subsidiaries. As it expand its rural footprint into contiguous communities and become more entrenched and integrated into the communities that it serves through its local staff, and internet connectivity, Internet America believes that its brand and its presence may create some barriers to entry by others and more loyalty on the part of Internet America our rural customers.

There can be no assurance that the steps Internet America takes will be adequate to prevent the misappropriation of its technology or that its competitors will not independently develop technologies and services that are substantially equivalent or superior to Internet America’s.

Competition

The Internet services market is extremely competitive in every segment (dialup, wired broadband and wireless).

In the dialup segment, where Internet America has approximately 9,200 subscribers, there are no substantial barriers to entry, and it expects that competition will continue to intensify and, more importantly, dialup subscribers in general will continue to decline as more subscribers, business and residential, convert to the various broadband services available to them.

The wired broadband services segment, such as DSL (where Internet America has over 1,800 subscribers) or cable-modem, in particular is extremely competitive. The markets it serves have been flooded with DSL, cable and wireless offers from its competitors, some of which have greater resources than it has and are able to offer their products at lower prices than Internet America offers. Internet America has to rely on local loop providers with whom it competes in order to provide DSL services to its customers. These providers have been exerting pressure on independent ISPs, including raising prices and changing billing relationships, all of which puts it at a competitive disadvantage. Many local loop providers have consolidated or failed, causing fewer choices for it to offer to its customers. Furthermore, other methods of broadband delivery which Internet America does not currently offer, such as cable transmission, may be more successful than DSL.

In the wireless segment, while there is still significant competition, Internet America is utilizing a strategy of focusing on marketing to underserved geographic areas (i.e. those areas were there is less competition or technically inferior services available). Internet America believes competition in these areas is generally from locally owned wireless broadband operators who lack the operating scale and monitoring systems. These operators generally have significantly higher prices or inefficient operations.

In all of these competitive segments, Internet America believes that the primary competitive factors determining success include pricing, access speed, a reputation for reliability and service, effective customer support and access to capital. Internet America’s current and prospective competitors include many large companies that have substantially greater market presence and financial, technical, marketing and other resources (including the ability to offer “bundled” packages of services) than it has. Increased competition for users of Internet services may result in lower subscriber growth rates or continued subscriber loss. Competitors may charge less than it does, causing the company to reduce or preventing it from raising its fees. As a result, Internet America’s business and revenues may suffer. It currently competes or expect to compete with the following types of Internet access providers:

•	National online service providers, such as Time Warner/AOL, the Microsoft Network and EarthLink;
•	National telecommunications providers, such as AT&T, Qwest, Verizon and Sprint;
•	Numerous regional and local ISPs and WISPs;
•	Computer hardware and software companies, and other technology companies, such as Microsoft and Dell;
•	Cable operators, such as Suddenlink Communications, Cox Communications and Comcast;
•	Fixed wireless communications companies;
•	Satellite companies;
•	Electric utility companies; and
•	Cellular and PCS services.

Government Regulation

Internet America is not currently subject to direct regulation by the FCC or any other agency, other than regulations applicable to businesses and public companies generally. The FCC classifies Internet access providers as "information service providers," rather than regulated "telecommunications providers" under the 1996 Telecommunications Act. As such, it is not subject to regulations that apply to telephone companies and similar carriers. However, as it provides Internet access delivered via digital subscriber line (DSL) or wire line broadband technology, which transmits internet service over public telephone lines, these transmissions are governed by regulations and policies of the FCC establishing charges, terms and conditions.

Changes in the FCC's policies relating to the classification of telecommunications services and information services could have a material adverse effect on Internet America’s business. The FCC has determined that Internet access providers, utilizing DSL technology, are “information services functionally integrated with a telecommunications component”. In the past, the FCC required that telephone companies and similar carriers offer the DSL transmission component separately from their own Internet service, as a stand-alone service on a common-carrier basis. In August of 2005, this regulation requiring that telephone companies share their telephone lines was removed effective August 2006, thereby allowing telephone companies the flexibility to offer access to affiliated or unaffiliated ISPs on a common-carrier basis, a non-common carrier basis, or some combination of both.

Certain wireless broadband services are subject to regulation by the FCC. At the federal level, the FCC has jurisdiction over wireless transmissions over the electromagnetic spectrum, all interstate and foreign telecommunications services, and many aspects of intrastate telecommunications. State and municipalities also may regulate many aspects of intrastate telecommunications. Broadband Internet-related regulatory policies are continuing to develop and it is possible that Internet America’s services could be subject to additional regulations in the future. The extent of regulations and their impact on its business and its ability to compete are currently unknown.

Internet America currently has approximately 1,900 DSL subscribers. It relies on contracts to share the DSL transmission component for its existing DSL service with its telephone service providers. Its relationships and agreements with these providers allow the company to continue to provide cost effective DSL service to its customers; however, there is no guarantee that Internet America will be successful in renegotiating its contracts with the ILEC providers at favorable prices.

Further changes in the FCC's policies relating to the classification of telecommunications services and information services could have more adverse effects on our business. If the FCC were to classify Internet America as a provider of telecommunications services, regulations could affect the charges it pays to connect to the local telephone network, impede its ability to compete for broadband customers and cause it to have to increase prices for its services.

The FCC also does not currently regulate the use of cable infrastructure for Internet access as a telecommunications service or cable service. This classification will likely protect cable modem service providers from regulation, including regulations requiring open access to cable infrastructure. Although some cable operators are voluntarily providing access to competing service providers, the FCC’s classifications decrease Internet America’s potential to provide Internet access services via the cable television infrastructure.

Due to the increasing popularity and use of the Internet, it is possible that additional laws, regulations or legal precedent may be adopted with respect to the Internet, covering issues such as content, privacy, pricing, unsolicited email, encryption standards, consumer protection, electronic commerce, taxation, copyright infringement and other intellectual property issues. Internet America cannot predict the impact, if any, that any future legal or regulatory changes or developments may have on its business, financial condition and results of operations. Changes in the legal or regulatory environment relating to the Internet access industry, including changes that directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition from regional telephone companies, cable operators or others, could have a material adverse effect on its business, financial condition and results of operations.

Employees

As of November 30, 2008, Internet America employed approximately 58 people, 56 of whom were full-time and 2 of whom were part-time employees. None of its current employees are represented by a labor organization, and it considers employee relations to be good.

INTERNET AMERICA MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Certain statements contained in this information statement/prospectus constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements, identified by words such as "anticipate," "believe," "estimate," "should," "expect" and similar expressions include Internet America’s expectations and objectives regarding Internet America’s future financial position, operating results and business strategy.  These statements reflect the current views of management with respect to future events and are subject to risks, uncertainties and other factors that may cause Internet America’s actual results, performance or achievements, or industry results, to be materially different from those described in the forward-looking statements. Internet America does not intend to update the forward-looking information to reflect actual results or changes in the factors affecting such forward-looking information.  Internet America’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2008 and other publicly filed reports discuss some additional important factors that could cause our actual results to differ materially from those in any forward-looking statements.

Overview

Internet America is an Internet service provider ("ISP") that provides an array of Internet services to residential and business subscribers and is currently serving approximately 29,000 subscribers in Texas as of September 30, 2008. Of the company’s 29,000 total subscribers, approximately 7,900 are wireless broadband Internet subscribers. A subscriber represents an active, billed service.  One customer account may represent multiple subscribers depending on the number of active and billed services for that customer. Wireless revenues continue to grow and totaled approximately $1,041,000, or 51.9% of total revenues, for the quarter ending September 30, 2008, compared to approximately $886,000, or 40.8% of total revenues, for the same period last fiscal year.

Internet America continues to experience an attrition of dial-up Internet service customers. The loss of these customers is primarily attributable to their moving to broadband connectivity with other service providers. The largest competitors in broadband access are the cable companies and regional Bell operating companies.  It operates in a highly competitive market for each of its non-wireless service offerings.  The competitive environment impacts the churn rates it experiences. Near the end of October 2008, the company entered into an agreement with an aggregator that allows it to resell DSL broadband internet service over most of the metropolitan and suburban areas of the United States where it is currently available.  Management does not anticipate this arrangement adding significant profits in the near term but it anticipates it helping it to offset the attrition of dial-up customers to other broadband providers and allowing it to fulfill additional demand for this service.

Over the past twelve months, Internet America took steps to better prepare for a more difficult economic environment.  First, it raised sufficient capital in the fall of 2007 to fund internally its capital needs for 2008.  It then entered into a nine month process of improving quality and customer satisfaction as well as simplifying our internal systems and procedures.  Quality process implementation substantially improved its productivity, which can be measured in ways such as headcount reduction from 93 total employees in December 2007 to fewer than 60 at the end of October 2008.  At the same time Internet America has made investments in its infrastructure to improve quality and network capacity by investing approximately $1.2 million in fiscal 2008 and an additional $36,000 in the quarter ending September 30, 2008.  With the ongoing completion of the capacity and infrastructure upgrades, it is now returning to marketing to increase new subscribers. Internet America anticipates no significant negative churn in wireless Broadband subscribers and instead modest growth, before any acquisitions are taken into account.

During most of calendar 2008, Internet America focused on system simplification, on infrastructure improvements, and on the quality process, all of which it expects to contribute to its future profitability and productivity.  Internet America upgraded and expanded areas where its network has been experiencing congestion due to the bandwidth demands created by the growth of its customer base.  During this upgrade process, it restricted the addition of new customers to those areas of the network that did not have capacity and performance issues.  Internet America created “no sale” regions for any wireless Broadband coverage areas scheduled for improvement projects. These “no sale” regions were internally restricted from the addition of new customers until the upgrades were completed and tested.  Because it restricted sales in many areas, it decreased sales and marketing expenses by 49.6% for the quarter ended September 30, 2008 compared to 2007. Internet America recognized that the potential benefit of advertising would occur only after systems were upgraded.

During “no sale” periods in many of Internet America’s market areas, it experienced a reduction in the rate of growth of the company’s wireless customer count, and in some areas a slight decrease in the existing customer base. Its decline in new customer additions is a direct result of our deliberate actions during the upgrade; and, to a lesser extent, of the challenging present economic environment.   Internet America’s customer count for wireless broadband Internet services remained relatively stable, decreasing from 8,000 subscribers at June 30, 2008 to approximately 7,900 subscribers as of September 30, 2008. It believes that customer stability during the “no sale” period and the beginnings of the recession is a positive sign that it should be able to maintain a relatively stable wireless customer base during an economic recession, as some demand may continue to exist in areas previously covered by its internal “no sale” restrictions.

Internet America experienced significant reductions in headcount as it adopted quality processes.  Staffing was previously increased during the first and second quarters of the year ended June 30, 2008, with the highest headcount being 93 employees in December 2007.  As its productivity has increased due to quality initiatives, it has reduced headcount by more than one-third to fewer than 60 people at the date of this filing. The increases in personnel costs in the second and third quarters of fiscal 2008 are not expected to continue in fiscal 2009.

During 2008, Internet America experienced increases in telecommunications cost per subscriber by increasing network capacity to provide higher quality service to its customers as it increased its wireless broadband footprint. This cost increase is offset partially by entering into more favorable agreements with telecommunications service providers.  Overall, decreases in telecommunications costs from the quarter ended September 30, 2008 compared to the quarter ended September 30, 2007 totaled approximately $129,000.

The rural and suburban wireless ISP (“WISP”) industry is fragmented with ample consolidation opportunity. Internet America estimates that there are up to 2,500 potential WISP acquisition candidates in the United States, including approximately 150 in Texas. Although it will continue to consider development and acquisition opportunities in non-metropolitan markets in Texas, its current focus is on larger acquisition opportunities outside its current geographical region which offer greater opportunities for expanding its subscriber base.

While there is no guarantee that Internet America will make significant or numerous acquisitions, management of the company believes that there are many WISPS that are not in a strong financial position today and that have not made efforts similar to Internet America’s to improve quality and systems.  It believes other WISPs are impacted by recent economic conditions and will now be more interested in combinations which offer the management experience that Internet America offers and that also need access to the systems and capital that will be necessary to grow their businesses.  The company is focusing on markets that enhance its geographic and strategic plans.  As it has gained experience in both opening de novo markets and acquiring smaller ISP’s and WISP’s, acquisitions remain attractive as an important method of acquiring substantial subscriber bases that it can enlarge and to which it can provide qualified, experienced management. Internet America is currently focused on larger acquisitions that will be accretive after completing integration and that will not materially drain its cash resources.

Over the past year, Company management has actively addressed the declining subscriber base and decrease in its total revenues and the related impact on profitability while preparing for an economic turndown.  It completed the sale of additional securities in private placements to provide ample capital to make investments in infrastructure and withstand temporary operating losses.  Internet America invested capital in quality process improvements that have substantially improved its productivity. For the three months ended September 30, 2008, net loss plus non-cash items provided cash of $15,000, compared to cash used of $79,000 for the same period last year.  It will continue these efforts of improvement, stabilization and growth possibilities, and management believes it is in a fortunate position today, able to better withstand an economic slowdown or to capitalize on growth possibilities.  Additionally these continued efforts may yield improvements in profitability and cash flow from operations. Today, Internet America is a leaner, more efficient organization that is better prepared to sustain more challenging economic times.  It believes that it has sufficient capital resources and cash on hand to withstand a short or prolonged economic downturn, and it is in a strong position to grow internally and through acquisitions should the economy strengthen.

  Company management believes the initiatives identified above are instrumental to the achievement of its goals, but it may be subject to competitive, regulatory, and other events and circumstances that are beyond its control. Internet America can provide no assurance that it will be successful in achieving any or all of the initiatives, that the achievement or existence of such initiatives will result in profit improvements, or that other factors will not arise that would adversely affect future profits.

Statement of Operations

Internet services revenue is derived from dial-up Internet access, including analog and ISDN access, DSL access, dedicated connectivity, wireless access, bulk dial-up access, web hosting services, and value-added services, such as multiple e-mail boxes, personalized e-mail addresses and Fax-2-Email services.   In addition to miscellaneous revenue, other revenue for fiscal year 2009 and 2008 includes telex messaging service revenues.

A brief description of each element of Internet America’s operating expenses follows:

Connectivity and operations expenses consist primarily of setup costs for new subscribers, telecommunication costs, merchant processing fees, and wages of network operations and customer support personnel. Connectivity costs include (i) fees paid to telephone companies for subscribers' dial-up connections to our network; (ii) fees paid to backbone providers for connections from its network to the Internet; and (iii) equipment and tower lease costs for its new wireless networks.

Sales and marketing expenses consist primarily of creative and production costs, costs of media placement, management salaries and call center wages. Advertising costs are expensed as incurred.

General and administrative expenses consist primarily of administrative salaries, professional services, rent and other general office and business expenses.

Bad debt expense consists primarily of customer accounts that have been deemed uncollectible and will potentially be written off in future periods, net of recoveries.  Historically, the expense has been based on the aging of customer accounts whereby all customer accounts that are 90 days or older have been provided for as a bad debt expense.

Depreciation expense is computed using the straight-line method over the estimated useful lives of the assets or the capital lease term, as appropriate.  Data communications equipment, computers, data servers and office equipment are depreciated over five years. Internet America depreciates furniture, fixtures and leasehold improvements over five years or the lease term.  Buildings are depreciated over fifteen years. Amortization expense consists of the amortization of subscriber acquisition costs, which are amortized over four years.

Internet America’s business is not subject to any significant seasonal influences.

Results of Operations

Three Months Ended September 30, 2008 Compared to Three Months Ended September 30, 2007

The following table sets forth certain unaudited financial data for the three months ended September 30, 2008 and 2007.  Operating results for any period are not indicative of results for any future period.

	Three Months Ended
	September 30, 2008		September 30, 2007
	(000’s, except share and per share data)	% of Revenues	(000’s, except share and per share data)	% of Revenues
STATEMENT OF OPERATIONS DATA:
REVENUES:
Internet services	$1,955	97.5%	$2,095	96.5%
Other	50	2.5%	77	3.5%
Total	2,005	100.0%	2,172	100.0%
OPERATING COSTS AND EXPENSES:
Connectivity and operations	1,351	67.4%	1,415	65.2%
Sales and marketing	70	3.5%	139	6.4%
General and administrative	588	29.3%	700	32.2%
Provision for bad debt expense	1	0.0%	11	0.5%
Depreciation and amortization	296	14.8%	266	12.2%
Total	2,306	115.0%	2,531	116.5%
OPERATING LOSS	(301)	(15.0)%	(359)	(16.5)%
INTEREST INCOME	15	0.8%	10	0.5%
INTEREST EXPENSE	(25)	(1.3)%	(25)	(1.2)%
Minority interest in (income) loss of consolidated subsidiary	0	0.0%	(0)	0.0%
NET LOSS	$(311)	(15.5)%	$(374)	(17.2)%
NET LOSS PER COMMON SHARE:
BASIC	$(0.02)		$(0.03)
DILUTED	$(0.02)		$(0.03)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
BASIC	16,857,031		12,545,871
DILUTED	16,857,031		12,545,871
OTHER DATA:
Subscribers at end of period (1)	29,000		34,400
EBITDA(2)	$(5)		$(93)
EBITDA margin(3)	-0.3%		-4.3%
CASH FLOW DATA:
Cash flow used in operations	$(267)		$(144)
Cash flow provided by (used in) investing activities	$(34)		$418
Cash flow provided by (used in) financing activities	$(141)		$18
Reconciliation of net loss to EBITDA:
Net (loss) income	$(311)		$(374)
Add:
Depreciation and amortization	296		266
Interest income	(15)		(10)
Interest expense	25		25
EBITDA (2)	$(5)		$(93)

_______________
(1)     A subscriber represents an active, billed service.  One customer account may represent multiple subscribers depending on the number of active and billed services for that customer.
(2)     EBITDA (earnings before interest, taxes, depreciation and amortization) is not a measurement of financial performance under generally accepted accounting principles (GAAP) and should not be considered an alternative to net income as a measure of performance.  Management has consistently used EBITDA on a historical basis as a measurement of the company’s current operating cash income.
 (3)     EBITDA margin represents EBITDA as a percentage of total revenue.

Total revenue.  Total revenue decreased by $167,000, or 7.7%, to $2,005,000 for the three months ended September 30, 2008, from $2,172,000 for the three months ended September 30, 2007.  Internet America’s total subscriber count decreased by 5,400, or 15.7%, to 29,000 as of September 30, 2008 compared to 34,400 as of September 30, 2007.  Its wireless broadband Internet subscriber count increased by 400, or 5.3%, to 7,900 as of September 30, 2008, compared to 7,500 as of September 30, 2007. Wireless broadband Internet revenue increased by $155,000 to $1,041,000 as of September 30, 2008 compared to $886,000 as of September 30, 2007.  It has not completed any acquisitions during the last twelve months, during which it has focused on network improvements which will increase potential for organically growing the company’s subscriber count through increased sales efforts in the future.  The increase in wireless broadband Internet revenues was offset by the decrease in dial-up Internet subscriber counts and related revenue of $183,000.  This decrease is attributed to the loss of dial-up customers moving to other providers’ broadband service.

Connectivity and operations. Connectivity and operations expense decreased by $64,000, or 4.5%, to $1,351,000 for the three months ended September 30, 2008, from $1,415,000 for the three months ended September 30, 2007.  Data and telecommunications expense decreased by $96,000 to $394,000 as of September 30, 2008 compared to $490,000 as of September 30, 2007 by entering into more favorable agreements with telecommunications service providers.  Other decreases in expense of approximately $26,000 relate to reductions in merchant fees and travel expenses in fiscal 2009. These decreases in telecommunications and other expenses were offset by an increase in contract labor and consumable supplies expenses of $34,000 to $134,000 as of September 30, 2008 compared to $100,000 as of September 30, 2007.  The increase was primarily due to network improvement activity during this fiscal year.  Tower lease expense increased by $24,000 to $96,000 as of September 30, 2008 compared to $72,000 as of September 30, 2007.  The increase in tower leases relates to the growth of Internet America’s wireless broadband Internet subscriber counts and operations and the positioning of the company for its anticipated future growth being driven by its wireless broadband Internet operations.

Sales and marketing. Sales and marketing expense decreased by $69,000, or 49.6%, to $70,000 for the three months ended September 30, 2008, compared to $139,000 for the three months ended September 30, 2007.  During the upgrade process on its network started in fiscal 2008, it has restricted the addition of new customers to certain areas of the network until the capacity can be expanded to meet the demand and provide quality service to its customers.  This has allowed it to temporarily reduce marketing personnel, advertising, travel and consulting expenses.

General and administrative.  General and administrative expense (G&A) decreased by $112,000, or 16.0%, to $588,000 for the three months ended September 30, 2008, from $700,000 for the three months ended September 30, 2007.  Facilities costs decreased by $86,000 as of September 30, 2008, to $81,000 at September 30, 2008 from $167,000 at September 30, 2007, due to the write off of the abandoned corporate headquarters lease in Dallas in the previous year.   Telecommunications expense decreased by $33,000 to $38,000 as of September 30, 2008 from $71,000 as of September 30, 2007, due primarily to decreased long distance services by entering into a more favorable agreement with the telecommunications service provider. These decreases were offset by a $7,000 increase in other general and administrative costs including personnel, insurance, stock compensation, professional fees for legal and accounting services and consulting fees paid to contract labor for telex messaging services, which totaled $469,000 as of September 30, 2008 compared to $462,000 as of September 30, 2007.

Provision for bad debt expense.  Provision for bad debt expense decreased to $1,000 for the three months ended September 30, 2008, from $11,000 for the three months ended September 30, 2007.  This decrease is due primarily to a sales effort to increase the number of customers enrolled in electronic payment methods, whereby non-payment for services is decreased.  As of September 30, 2008, Internet America is fully reserved for all customer accounts that are at least 90 days old.

Depreciation and amortization.  Depreciation and amortization increased by $30,000, or 11.3%, to $296,000 for the three months ended September 30, 2008, from $266,000 for the three months ended September 30, 2007.  The increase is primarily related to an increase in amortization of subscriber acquisition costs derived from acquisitions during first quarter of fiscal 2008.

Interest (expense) income, net. For both the three months ended September 30, 2008 and 2007, Internet America recorded interest expense of $25,000, which is related to acquisition debt and the RUS loan outstanding.  Interest income increased by $5,000, or 50.0%, to $15,000 due primarily to the increase in cash balances provided by issuance of Series A Preferred and common stock.

Year Ended June 30, 2008 Compared to June 30, 2007

The following table shows financial data for the years ended June 30, 2008 and 2007. Operating results for any period are not necessarily indicative of results for any future period. Dollar amounts are shown in thousands (except per share data).

	Year Ended		Year Ended
	June 30, 2008		June 30, 2007
	(000’s, except share and per share data)	% of Revenues	(000’s, except share and per share data)	% of Revenues
STATEMENT OF OPERATIONS DATA:
REVENUES:
Internet services	$8,431	96.1%	$7,985	100.0%
Other	346	3.9%	-	0.0%
Total	8,777	100.0%	7,985	100.0%
OPERATING COSTS AND EXPENSES:
Connectivity and operations	5,925	67.5%	4,995	62.5%
Sales and marketing	504	5.7%	209	2.6%
General and administrative	3,371	38.4%	2,323	29.1%
Provision for bad debt expense	(1)	0.0%	4	0.1%
Depreciation and amortization	1,173	13.4%	791	9.9%
Impairment loss	780	8.9%	-	0.0%
Total	11,752	133.9%	8,322	104.2%

OPERATING LOSS	(2,975)	-33.9%	(337)	-4.2%
INTEREST INCOME	(87)	-1.0%	(24)	-0.3%
INTEREST EXPENSE	112	1.3%	34	0.4%
NET LOSS	$(3,000)	-34.2%	$(347)	-4.3%
NET LOSS PER COMMON SHARE:
BASIC	$(0.20)		$(0.03)
DILUTED	$(0.20)		$(0.03)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
BASIC	14,978,681		12,508,914
DILUTED	14,978,681		12,508,914
OTHER DATA:
Subscribers at end of period (1)	30,300		34,200
Number of employees at end of period	73		66
EBITDA (loss)(2)	$(1,022)		$454
EBITDA margin(3)	-11.6%		5.7%
CASH FLOW DATA:
Cash flow (used in) provided by operations	$(1,237)		$284
Cash flow used in investing activities	$(542)		$(585)
Cash flow provided by financing activities	$4,908		$147
Reconciliation of net loss to EBITDA:
Net loss	$(3,000)		$(347)
Add:

Depreciation and amortization	1,173		791
Impairment loss	780		-
Interest income	(87)		(24)
Interest expense	112		34
EBITDA (loss) (2)	$(1,022)		$454

(1)A subscriber represents an active, billed service. One customer account may represent multiple subscribers depending on the number of active and billed services for that customer.
(2)EBITDA is not a measurement of financial performance under generally accepted accounting principles (GAAP) and should not be considered an alternative to net income as a measure of performance. Management has consistently used EBITDA on a historical basis as a measurement of the company’s current operating cash income.
(3)EBITDA margin represents EBITDA as a percentage of total revenue.

Total revenue. Total revenue increased by $792,000, or 9.9%, to $8.8 million in fiscal 2008 from $8.0 million in fiscal 2007. Internet America’s subscriber count decreased by 3,900, or 11.4%, to 30,300 as of June 30, 2008 compared to 34,200 as of June 30, 2007. Its broadband wireless Internet subscriber base increased 39.1% to 8,000 as of June 30, 2008 from 5,750 for the previous year. The net increase in wireless revenue is offset by the decrease in dial up subscribers, and to a lesser extent loss of DSL and commercial services customers at a faster rate than Internet America added wireless subscribers in 2008. Revenue from telex messaging services included in other income was $346,000 for fiscal 2008. It did not have telex revenues prior to the acquisition of TeleShare during fiscal 2008. The decrease in subscriber count is primarily attributed to the loss of dial-up customers.

Connectivity and operations. Connectivity and operations expenses increased by approximately $930,000, or 18.6% to $5.9 million for fiscal 2008 from $5.0 million for fiscal 2007. Due to the increased staffing in the first two quarters of fiscal 2008, related to integration of acquired subscribers and the acquisition of TeleShare, labor costs increased by $483,000 to $2.6 million in fiscal 2008 from $2.1 million in fiscal 2007. Tower leases and related utilities increased by approximately $256,000 to $369,000 in fiscal 2008, due to increase in wireless Broadband coverage territory as a result of acquisitions. Travel and mileage expenses increased by approximately $118,000, to $171,000 in fiscal 2008 from $53,000 in fiscal 2007, related to the increase in wireless Broadband coverage territory and increased staffing. Telecommunications expenses had a net increase of approximately $90,000 to $1,931,000 in fiscal 2008 compared to $1,841,000 in fiscal 2007. This was due to increased bandwidth costs for acquired subscribers, which was offset by the decrease in dial up subscribers, DSL and commercial services. Installation costs and cost of goods sold have decreased by approximately $26,000 to $643,000 in 2008, due to Internet America currently retaining ownership of customer premises equipment which was sold to the customer in fiscal 2007, increasing cost of goods sold. Merchant services fees increased by approximately $11,000 in fiscal 2008 to $195,000 from $184,000 in fiscal 2007 primarily due to the increase in revenue.

As a percentage of total revenue, connectivity and operations expense increased to 67.5% for fiscal 2008 compared to 62.5% for fiscal 2007, due to increases in costs in the wireless access provider business and additional personnel costs during integration of recent acquisitions.

Sales and marketing. Sales and marketing expenses increased by $295,000, or 140.1%, to $504,000 for fiscal 2008 from $209,000 for the prior fiscal year. The change primarily relates to increased personnel costs of $227,000 for sales call center agents and field sales agents. During the third quarter of fiscal 2008, Internet America discontinued use of field sales agents and has reduced headcount in sales personnel as a result. Additionally, it increased advertising expenses by $68,000 primarily in direct mail advertising in fiscal 2008.

General and administrative. General and administrative (“G&A”) expenses increased by $1,048,000, or 45.1%, to $3.4 million in fiscal 2008 from $2.3 million for fiscal 2007. Due to the acquisitions of wireless subscribers and the subsidiary TeleShare, Internet America incurred increases in personnel, telecommunications costs, travel, and other general and administrative expenses. As further discussed below, it expects these costs to be reduced over time now that the integration of these subscribers is complete. Additional increases in general and administrative costs were related to stock compensation and consulting fees paid to contract labor for telex messaging services.

Salaries and wages increased by $372,000 to $1,036,000 in fiscal 2008 from $664,000 in fiscal 2007. This increase is primarily due to new positions in corporate and accounting during the year. As discussed above, Internet America temporarily increased staffing in fiscal 2008 related to integration of multiple acquisitions. Staffing has now been returned to previous lower levels. During fiscal 2008, the company invested $93,000 in management college training for key management employees which is included in G&A expenses. Professional fees increased by $215,000 in fiscal 2008, due to payments of $224,000 under a consulting contract related to telex messaging services. Internet America issued stock options during fiscal 2008 and in the fourth quarter of fiscal 2007. This caused an increase of $34,000 in expenses to approximately $134,000 in fiscal 2008 compared to $100,000 in fiscal 2007.

Facilities costs increased by $136,000 in fiscal 2008 due to additional interim office space in acquired subscriber areas and the expense of the abandoned corporate headquarters lease in Dallas. Telecommunications expense increased by $88,000 to $266,000 in fiscal 2008 from $178,000 in fiscal 2007, due to increases in telecommunications taxes and fees associated with increased telecommunication expenses included in connectivity and operations and additional corporate use of bandwidth and long distance services. Franchise taxes increased by $29,000 in fiscal 2008 due to tax law changes in the state of Texas. The remaining net increase of $81,000 was primarily a result of various increased costs related to acquisitions, including insurance and travel.

Provision for bad debt expense. Provision for bad debt expense recorded a net recovery of $1,000 in fiscal 2008 compared to net expense of $4,000 in fiscal 2007. Consistently lower expense relates primarily to changes in billing systems and tightened credit policies and procedures. As of June 30, 2008, it is fully reserved for all customer accounts that are at least 90 days old.

Depreciation and amortization. Depreciation and amortization expense increased by $382,000, or 48.4%, to $1,173,000 for fiscal 2008 from $791,000 for fiscal 2007. Fiscal 2008 depreciation increased approximately $126,000 over fiscal 2007 related primarily to depreciation of fixed assets acquired through acquisitions as well as capital purchases made for the build out of our wireless infrastructure. Amortization expense in fiscal 2008 increased by approximately $256,000, primarily due to amortization of subscriber acquisition costs derived from acquisitions during the fourth quarter of fiscal 2007 and first quarter of fiscal 2008.

Impairment loss. Goodwill was recorded in the acquisition of NeoSoft, Inc. and PDQ.Net, Inc., whose dial-up subscribers have continued to decline. Accordingly, Internet America recorded $780,000 as impairment of goodwill related to potential reduction in future cash flows from these acquisitions during the year ended June 30, 2008. It concluded that no impairment of goodwill occurred during the year ended June 30, 2007.

Interest (expense) income, net. Interest income increased by $63,000, or 254.1%, to $87,000 due primarily to the increase in cash balances provided by issuance of Series A Preferred and common stock. Interest expense increased by $78,000, to $112,000 related primarily to acquisition debt and the RUS loan outstanding.

Liquidity and Capital Resources

Internet America has financed its operations to date primarily through (i) cash flows from operations, (ii) public and private sales of equity securities and (iii) loans from shareholders and third parties.

Cash used in operating activities is net income adjusted for certain non-cash items and changes in assets and liabilities.  For the three months ended September 30, 2008, cash used in operations was $267,000 compared to cash used in operations of $144,000 for the three months ended September 30, 2007. For the three months ended September 30, 2008, net loss plus non-cash items contributed $15,000 in cash which was then used primarily for purchases of inventory, payments of accounts payable and accrued expenses and a decrease in deferred revenue. For the three months ended September 30, 2007, net loss plus non-cash items used cash of $79,000.  Additional increases in accounts receivable, purchases of inventory, and purchase of other assets were offset by increases of accounts payable and an increase in deferred revenue.

Cash used in investing activities totaled $34,000 for the three months ended September 30, 2008, which relates primarily to the improvements in existing wireless broadband Internet infrastructure. Cash provided by investing activities totaled $418,000 for the three months ended September 30, 2007, which relates primarily to cash provided by the acquisition of TeleShare, offset by the deployment of new wireless broadband Internet infrastructure.

Cash used in financing activities, which totaled $141,000 for the three months ended September 30, 2008, consisted of principal payments on long term debt including notes related to acquisitions and the RUS loan.  Cash provided by financing activities, which totaled $18,000 for the three months ended September 30, 2007, consisted of principal payments on long term-debt, offset by borrowings on the RUS loan.

Internet America estimates that cash on hand of $3.5 million at September 30, 2008 along with anticipated cash flow from operations will be sufficient for meeting our working capital needs for the next twelve months for continuing operations in both existing and new markets as well as the planned deployment of additional wireless infrastructure.  Management believes that Internet America will be able to meet the service obligations related to the deferral of revenue and that cash generated from recently acquired operations will be adequate to meet its payment obligations under debt issued and assumed in connection with these acquisitions.  However, additional financing may be required to fund future acquisitions.  Continued decreases in revenues and subscriber count may adversely affect the liquidity of the company.

The current focus of Internet America’s acquisition program is to identify prospective opportunities that would provide it with a larger number of subscribers, larger revenue base and geographic expansion. Such an acquisition would allow it to spread the cost of its well developed systems, superior network performance, high quality customer care and technical support over an increased number of subscribers. Leveraging the efficiencies of Internet America’s operations over a larger subscriber base would provide it with the benefits of larger economies of scale. Acquisition opportunities with operations outside of Texas would also allow it to become a national player in the delivery of wireless internet service, thereby providing geographical diversity and more stability to its subscriber base. Financing for such an acquisition would likely come from the public issuance of equity securities and/or the private sale of debt or equity securities. If such capital financing arrangements or borrowings from commercial banks are insufficient or unavailable, or if it experiences shortfalls in anticipated revenues or increases in anticipated expenses, Internet America will modify its acquisition program to match available funding.

As a condition to closing in the merger agreement, KeyOn is required to:
(i)	reduce specific accounts payable by a minimum of $550,000 through forgiveness or by issuance of KeyOn stock;
(ii)	raise an additional $1,350,000 in equity through the issuance of stock or subordinated secured notes;
(iii)	reduce the sum of accounts payable, accrued expenses and any overdrafts to no more than $2,200,000 by December 31, 2008; and
(iv)	amend the $4,500,000 loan with Sun West Bank to a 10 year amortization on a 5 year term.
Internet America believes that the result of KeyOn achieving these conditions to closing will be to reduce current liabilities to a level that can be supported by the combined company’s cash and capital position.

A strategic rationale for the merger of Internet America and KeyOn is the opportunity to eliminate redundancies in personnel in the financial, customer service and operations areas and reduce other operating expenses through economies of scale. Further, the merger presents the opportunity to increase revenues through the enhanced cross selling of new products to the significantly larger customer base.   We believe a result of these efforts will be to increase the operating cash flow of the combined entity to a point that will enable it to operate with the capital resources on hand and additional equipment financing for expansion without reliance on the equity capital markets.  Management has specifically identified, and intends to pursue, those areas where expenses can be reduced as a result of the synergies and economies of scale and revenues can be enhanced by cross marketing and selling new products to the larger base.

We estimate that the projected cash on hand, along with anticipated cash flow from operations and available commercial equipment financing, should be sufficient to meet our working capital needs for fiscal 2009 to continue operations in existing markets and expand to new markets, as well as the planned deployment of additional wireless infrastructure.

Off Balance Sheet Arrangements

None.

Critical Accounting Policies and Estimates

 In preparing its consolidated financial statements, Internet America made estimates, assumptions and judgments that can have a significant impact on its operating income and net income, as well as on the value of certain assets and liabilities on its consolidated balance sheet. The application of its critical accounting policies requires an evaluation of a number of complex criteria and significant accounting judgments by the company. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Senior management has discussed the development, selection and disclosure of these estimates with the audit committee of our board. Actual results may differ, and could be material, from these estimates under different assumptions or conditions.

An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements. Management believes the following critical accounting policies reflect its more significant estimates and assumptions used in the preparation of the consolidated financial statements. It has not materially changed its methodology for calculating the estimates below in the past four years.

Internet America’s critical accounting policies are as follows:

•	Revenue recognition
•	Accounting for income taxes; and
•	Intangible assets

Revenue recognition

Income from providing internet related services are recognized when earned. Internet America charged a recurring subscription fee to its subscribers and recognizes revenues when they are earned, which generally occurs as the service is provided. The services subscriptions are generally for billed periods of monthly, quarterly, semiannually or annually, in advance. Payments received in advance for subscriptions are deferred and recognized as the services are provided. Installation and setup fees are billed at the time of installation and deferred over an estimated expected life of the customer.

Accounting for Income Taxes

As part of the process of preparing its consolidated financial statements, Internet America is required to estimate its income taxes. This process involves estimating its actual current tax exposure together with assessing temporary differences resulting from differing treatment of items, such as deferred revenue, for tax and accounting purposes. These differences result in deferred tax assets, which are included within its consolidated balance sheet. Internet America must then assess and make significant estimates regarding the likelihood that its deferred tax assets will be recovered from future taxable income and to the extent it believes that recovery is not likely, it must establish a valuation allowance. To the extent it establishs a valuation allowance or increase this allowance in a period, Internet America must include an expense within the tax provision in the statement of operations. Estimates related to income taxes affect the deferred tax asset and liability line items and accrued liabilities in its consolidated balance sheet and our income tax (benefit) expense line item in its statement of operations.

The deferred tax asset as of June 30, 2008 of $13.5 million is fully reserved due to continued tax losses since inception of the company. Additionally, due to continued customer losses, it is unclear whether Internet America will be able to generate taxable income in the future. The valuation allowance is based on its historical and estimates of taxable income and the period over which its deferred tax assets will be recoverable. In the event that actual results differ from these estimates or it adjusts these estimates in future periods it may need to record a deferred tax benefit which could materially impact our financial position and results of operations.

Intangible Assets

Internet America accounts for goodwill in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 142 “Goodwill and Other Intangible Assets”. SFAS No. 142 requires, among other things, the discontinuance of amortization for goodwill and at least an annual test for impairment. An impairment review may be performed more frequently in the event circumstances indicate that the carrying value may not be recoverable.

The SFAS No. 142 goodwill impairment model is a two-step process. The first step is used to identify a potential impairment by comparing the fair value of a reporting unit with its net book value (or carrying amount), including goodwill. If the fair value exceeds the carrying amount, goodwill of the reporting unit is not considered impaired and the second step of the impairment test is unnecessary. If the carrying amount of the reporting unit exceeds its fair value, the second step of the goodwill impairment test compares the implied value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount exceeds the implied fair value, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the fair value of the reporting unit is allocated to all the assets and liabilities of that unit (including any previously unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit.

Determining the fair value of a reporting unit under the first step of the goodwill impairment test, and determining the fair value of individual assets and liabilities of a reporting unit (including previously unrecognized intangible assets) under the second test of the goodwill impairment test, is judgmental in nature and often involves significant estimates and assumptions. These estimates and assumptions could have a significant impact on whether an impairment charge is recognized and the magnitude of any such charge. Estimates of fair value are primarily determined using future net cash flows discounted at 5.50% and are based on management’s best estimate and general market conditions. This approach uses significant assumptions, including projected future earnings and a subscription growth or attrition rate.

Goodwill was recorded in the acquisition of NeoSoft, Inc. and PDQ.Net, Inc., whose dial-up subscribers have continued to decline. Accordingly, Internet America recorded $780,000 as impairment of goodwill related to potential reduction in future cash flows from these acquisitions during the year ended June 30, 2008. It concluded that no impairment of goodwill occurred during the year ended June 30, 2007. Internet America is required to make estimates regarding the undiscounted cash flow projections of the company when testing for potential impairment. An excess of carrying value over projected undiscounted cash flows would result in recognition of an impairment loss. Internet America estimates cash flows for these purposes using internal budgets based on recent and historical trends. It bases these estimates on assumptions it believes to be reasonable, but which are unpredictable and inherently uncertain. If an impairment were present, these estimates would affect an impairment line item on its consolidated statement of operations and would affect the goodwill line item on its consolidated balance sheet.

Internet America is required to periodically review the estimated useful lives of its intangible assets. This review during fiscal 2008 indicated that actual lives for subscriber acquisition costs is consistent with the estimated useful life of subscriber acquisition costs of 48 months. The increase in useful life from 36 months to 48 months was effective April 1, 2007. The effective change in estimate reduced fiscal 2007 amortization expense by $37,000 and decreased fiscal 2007 net loss from operations and resulting net loss by $37,000.

Inflation

Internet America does not believe that inflation has had a significant impact on its consolidated operations.

INTERNET AMERICA DIRECTORS AND EXECUTIVE OFFICERS

Board of Directors

The following table sets forth information about each of Internet America’s directors. The term of office will expire at the annual meeting of Internet America stockholders tentatively scheduled for the spring of 2009 for the directors in Class III, at the next annual meeting thereafter for the directors in Class I, and at the second annual meeting thereafter for the directors in Class II.

Name	Age	Position	Director Class

William E. (Billy) Ladin, Jr.	67	Chairman of the Board	Class I

Justin McClure	44	Director	Class II

Steven G. Mihaylo	65	Director	Class III

Ambassador John N. Palmer	73	Director	Class I

Troy LeMaile-Stovall	44	Director	Class III

William E. (Billy) Ladin, Jr. Mr. Ladin became CEO and Chairman of the board in September 2003 after serving as Vice Chairman and as a director of Internet America since January 2000. He joined Internet America in connection with its acquisition of PDQ.Net, a Houston-based Internet service provider that Mr. Ladin formed in 1997. Mr. Ladin served as Chief Executive Officer of PDQ.Net until its acquisition by Internet America.

Justin McClure. Mr. McClure became a director in April 2004. Mr. McClure currently serves as President of GulfSouth Capital, Inc., a Jackson, Mississippi based private investment firm which he joined in 1999. Additionally, Mr. McClure serves as Chairman of TelNet, Ltd., a telecommunications holding company based in Hamilton, Bermuda. Prior to joining GulfSouth Capital, Inc., Mr. McClure practiced telecommunications law with the Washington, DC firm of Lukas, Nace, Gutierrez and Sachs with an emphasis on wireless telecommunications. Mr. McClure is the son-in-law of Ambassador Palmer.

Steven G. Mihaylo. Mr. Mihaylo was elected a director effective December 10, 2007, filling a vacancy on the board. Mr. Mihaylo founded Inter-Tel (Delaware), Incorporated and served as its Chief Executive Officer from July 1969 to February 2006. He served as Chairman of the Inter-Tel Board of Directors from July 1969 to October 1982 and from September 1983 to July 2005. He served as a member of the Inter-Tel Board of Directors from July 1969 until March 2006, and from May 2006 to August 2007.

Ambassador John N. Palmer. Ambassador Palmer became a director in February 2005. Ambassador Palmer currently serves as Chairman of GulfSouth Capital, Inc., a Jackson, Mississippi based private investment firm which he founded in 1999. In October 2001, Ambassador Palmer was confirmed by the U.S. Senate as the Ambassador to Portugal. His term ended in September 2004. Prior to that, he served as Chairman of SkyTel from 1989 until 1999. Ambassador Palmer is Mr. McClure’s father-in law.

Troy LeMaile-Stovall. Mr. Stovall became a director in April 2004. Mr. Stovall has served as Senior Vice President, Finance & Operations for Jackson State University (JSU) in Jackson, Mississippi since July 2004. In addition, Mr. Stovall serves as Treasurer of the JSU Development Foundation. Prior to joining JSU, Mr. Stovall founded LeMaile Stovall LLC, a management consulting/advisory/interim senior management firm in 2001. Prior to 2001 Mr. Stovall was Chief Executive Officer of GulfSouth Capital, Inc., a Jackson, Mississippi based private investment firm.

Executive Officers

The following table sets forth information as to all executive officers of Internet America.

Name	Age	Position

William E. (Billy) Ladin, Jr.	67	Chairman of the Board and Chief Executive Officer

Ross McAlpine	57	President and Chief Operating Officer

Jennifer S. LeBlanc	33	Chief Financial and Accounting Officer and Secretary

William E. (Billy) Ladin, Jr. Please see above for biographical information for Mr. Ladin.

Ross McAlpine. Mr. McAlpine was elected Internet America’s President and Chief Operating Officer effective November 30, 2007.  Prior to joining Internet America, Mr. McAlpine was employed by Inter-Tel, Incorporated, a communications equipment provider. From 2001 to 2007, he served as President of Inter-Tel Network Services. From 1997 to 2001 he served as President of Inter-Tel.Net, one of the world’s initial Internet telephony service providers utilizing Voice over Internet Protocol (VoIP) and prior to that time he held other executive positions at Inter-Tel.

Jennifer S. LeBlanc. Ms. LeBlanc joined Internet America in January 2006 as Chief Financial and Accounting Officer and Secretary. Prior to joining Internet America, Ms. LeBlanc was engaged as an independent consultant since August 16, 2004, providing professional services related primarily to acquisition and disposition due diligence and systems restructuring for various companies. Prior to that, from September 15, 2001 to August 15, 2004, she served as manager and then senior manager providing audit and assurance services for PKF Texas, a certified public accounting firm. During 2000 and 2001, Ms. LeBlanc was an audit manager for PriceWaterhouseCoopers in San Jose, California, providing services to clients in their technology divisions.

Code of Ethics

Internet America has adopted a general code of ethics that applies to all employees, including Internet America’s Chief Executive Officer and senior financial officers. The text of the code of ethics is posted on the company’s website at http://www.internetamerica.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Internet Americas’ officers and directors, and persons who own more than 10% of a registered class of its equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish Internet America with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it and representations from certain reporting persons regarding their compliance with the relevant filing requirements, the company believes that all filing requirements applicable to its officers, directors and 10% stockholders were complied with during the fiscal year ended June 30, 2008, except that Mr. McAlpine filed his Form 3 one day after the deadline and Mr. McClure filed a Form 4 reporting the purchase of Company stock 6 days after the deadline.

Audit Committee

The audit committee of the board is composed of Messrs. McClure, Stovall, and Mihaylo each of whom is independent, as defined by Rule 4200(a)(15) of the NASD’s listing standards. Mr. Stovall serves as a financial expert as defined in Item 401(h)(2) of Regulation S-K under the Exchange Act.

INTERNET AMERICA EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table sets forth information regarding compensation paid to Internet America’s executive officers for the fiscal periods indicated.

Name and Principal Position	Year	Salary ($)		Option Awards ($)(1)		All other Compensation ($)	Total ($)

William E. (Billy) Ladin, Jr. Chairman of the Board and Chief Executive Officer	2008 2007 2006	$ $ $	200,000 200,000 200,000	$	- 48,811 -	- - -	$ $ $	200,000 248,811 200,000

Ross McAlpine President and Chief Operating Officer (2)	2008		$83,462		$155,320	-		$238,782

Jennifer S. LeBlanc Chief Financial, Accounting Officer and Secretary (3)	2008 2007 2006	$ $ $	120,000 120,000 60,000	$	- 24,406 -	- - -	$ $ $	120,000 144,406 60,000

(1) Option award value is calculated using the Black Scholes pricing model with the following assumptions: option term until exercise ranging from 4 to 5 years, volatility ranging from 200% to 290%, risk free interest rate ranging from 1.9% to 4.5% and an expected dividend yield of zero.
(2) Mr. McAlpine was employed by Internet America beginning November 30, 2007. Compensation shown is for the partial year.
(3) Ms. LeBlanc was employed by Internet America beginning January 9, 2006. Compensation shown is for the partial year.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding the value of stock options outstanding at June 30, 2008 held by each of the persons named in the table above. No stock options were exercised by the executive officers in fiscal 2008.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)		Option Expiration Date

William E. (Billy) Ladin, Jr.	100,000 22,500	100,000 -	$ $	0.50 13.19	03/30/2017 01/03/2010

Ross McAlpine	-	250,000		$1.00	11/30/2017

Jennifer LeBlanc	50,000	50,000		$0.50	03/30/2017

Director Compensation

The following table sets forth information regarding the compensation paid members of the Internet America board in fiscal 2008.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	All other Compensation ($)	Total ($)

William E. (Billy) Ladin, Jr.	$-	$-	$-	$-

Justin McClure	16,000	-	-	16,000

Steven G. Mihaylo	10,140	-	-	10,140

Ambassador John N. Palmer	14,750	-	-	14,750

Troy LeMaile-Stovall	16,000	-	-	16,000

Directors are paid fees of $12,000 per annum for their service as members of the board and additional meeting fees of $250 per meeting for their attendance at meetings of the board or attendance at meetings of the audit committee. Mr. Mihaylo received compensation for his service as a director and member of the audit committee for a partial year beginning with his election on December 10, 2007.

Employment Contracts

There are no employment contracts with any of the executive officers.

Equity Compensation Plan Information

The following table sets forth information as of January 1, 2009 concerning shares of common stock that are authorized for issuance under equity compensation plans of Internet America.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders(1)	1,139,500	$0.92	1,021,556

Equity compensation plans not approved by security holders	-	-	-

Total	1,139,500	$0.92	1,021,556

(1)	Consists of the Internet America 1998 Nonqualified Stock Option Plan, the 2004 Non-Employee Director Plan and the 2007 Stock Option Plan.

CERTAIN INTERNET AMERICA RELATIONSHPS AND RELATED TRANSACTIONS

On June 15, 2007, Internet America issued an unsecured promissory note to each of Messrs. Ladin and Palmer, directors of the company, for $150,000, which bore interest at 11.25% per annum payable monthly. The principal was due in full on the earlier to occur of July 1, 2008 or the sale of the Series A preferred stock by Internet America, subject to acceleration in certain events. The promissory notes were paid in full on October 17, 2007 upon the receipt by Internet America of the proceeds from the sale of the shares of Series A preferred stock. On October 17, 2007, Internet America sold 2,889,076 shares of Series A preferred stock for a per share purchase price of $0.586 and an aggregate purchase price of $1,693,000, in a privately-negotiated transaction. Messrs. Ladin and Palmer participated in the sale as purchasers and the consideration paid by them included, in addition to cash, the cancellation of the promissory notes. GulfSouth, a private investment firm owned by Mr. Palmer and of which Justin McClure, a director of the company, is the president, also participated in the sale as a purchaser.

On December 10, 2007, Internet America sold 4,000,000 shares of common stock for a per share purchase price of $1.00 in a privately-negotiated transaction to The Steven G. Mihaylo Trust. Mr. Mihaylo is the sole trustee of that trust and is a director of Internet America. Mr. Mihaylo has also agreed in principle with KeyOn to purchase 1,840,219 shares of KeyOn common stock for $400,000 immediately prior to, and conditioned on the effectiveness of, the merger.

Internet America has a policy providing that all transactions between the company and related parties are subject to approval by a majority of all disinterested directors and must be on terms no less favorable than those that could otherwise be obtained from unrelated third parties. The transactions referred to above were approved by a majority of all disinterested directors.

Messrs. McClure, Mihaylo, Palmer and Stovall are independent directors, as defined by Rule 4200(a)(15) of the NASD’s listing standards. Mr. Ladin is not independent because he is currently employed by Internet America as its chief executive officer.

BUSINESS OF KEYON

Overview

KeyOn is the largest rural wireless broadband provider in the United States.1 As of November 30, 2008, KeyOn had approximately 15,700 subscribers and operates networks covering over 50,000 square miles in 11 states across the Midwest and Western United States. KeyOn has grown through the consolidation of similar companies throughout its target markets as well as continued organic growth. KeyOn primarily focuses on providing fixed wireless broadband to rural and other areas of the country that it believes are currently underserved by traditional phone and cable companies. KeyOn’s current network footprint covers an addressable market of approximately 2.4 million people, as well as small to mid-sized businesses.

Since launching its wireless broadband service in 2003, KeyOn has successfully increased its subscriber count and, based on both subscribers and revenue, KeyOn believes that it is the second largest wireless broadband company in the United States. To date, KeyOn has completed and successfully integrated four acquisitions and is in active discussions with other candidates located in adjacent markets to KeyOn’s existing network footprint. KeyOn’s acquisition strategy allows KeyOn to rapidly grow its subscriber base while expanding its earnings through operating expense reductions and other synergies achieved in integration.

KeyOn offers residential and business subscribers a simple, reliable and affordable broadband service that compares favorably to traditional broadband technologies such as cable modem, Digital Subscriber Line (“DSL”) or satellite. KeyOn leverages wireless broadband technology which it believes allows its service to cover a geographic market for a fraction of the cost of other competing broadband technologies. In addition to its broadband services, KeyOn also sells video services through its national agreement with DISH Network Corporation, formerly EchoStar Satellite, as a national DISH Network retailer in all of its target markets.

At the end of November, 2008, KeyOn had approximately 15,700 total subscribers, up from 996 at the end of 2003, representing a compound annualized growth rate of approximately 95%.

1 Broadband Wireless Exchange Magazine Website (www.bbwexchange.com/wireless_isp/)

KeyOn is able to deliver broadband services at competitive prices to communities that are ignored or underserved by traditional phone and cable companies. Generally, KeyOn’s markets are rural locations with populations of less than 250,000 that often lack the communications infrastructure to supply broadband access. There are over 6,000 rural and underserved markets with populations of between 3,000 and 100,000, amounting to 78 million Americans with either little or no access to broadband services.2 In rural markets, broadband penetration is only 31% compared to 52% and 49% of households in urban and suburban markets, respectively.3 KeyOn believes that the lower broadband penetration rate in rural areas compared to urban and suburban areas is driven primarily by the technical limitations and high cost of providing broadband over traditional networks in less densely populated areas. As a result, KeyOn believes there is a significant addressable market which is not currently being targeted by other providers of broadband services.

KeyOn believes that it has a scalable operating platform used in the overall management of its networks and customer back-office functions. By centralizing operations in its Network Operations Center (“NOC”), utilizing a sophisticated Operations Support Software (“OSS”), and by decentralizing management around market clusters, KeyOn believes it is able to achieve operating costs that are significantly lower than most of its competitors. Further, by expanding into adjacent and new markets or introducing new services, KeyOn is able to leverage its existing network investments to improve economic returns. KeyOn believes it can significantly improve its revenue growth opportunities through:

•	strategic acquisitions of wireless broadband companies that complement its market footprint;

•	contiguous market deployments combined with organic growth within KeyOn’s existing footprint;

•	offering its subscribers bundled and additional services such as satellite video and VoIP to further increase average revenue per user; and

•
the strategic introduction of next generation networks, including Worldwide Interoperability for Microwave Acess ("WiMAX"), that also provide advanced services such as nomadic or mobile data and video.

Subscriber Growth through Acquisitions

KeyOn believes it can take advantage of growing subscriber and operations scale by continuing to acquire wireless broadband subscriber bases together with their network assets, thus creating a highly profitable and valuable communications company. KeyOn has completed four acquisitions in less than three years. The wireless broadband industry is highly fragmented, comprised of thousands of potential acquisition targets in and around KeyOn’s market areas. These targets represent an opportunity to grow revenues and materially expand KeyOn’s earnings.

2 Wireless Communications Association International Conference, June 12-15, 2007
3 Pew Internet & American Life Project, Home Broadband Adoption 2007

Upon the completion of acquisitions, KeyOn believes that it can derive higher margins than previous ownership through the elimination of duplicative overhead costs. KeyOn is able to realize these synergies in the integration of acquisition targets through:

•	Centralizing operations and customer support into KeyOn’s NOC in Omaha which enables remote monitoring and diagnostics;

•	Generating scale economies in purchasing termination/access loops and capital equipment;

•	Rationalizing expenses in areas of management, network and customer support and general and administrative; and

•	Leveraging KeyOn’s proven marketing initiatives, such as its targeted direct marketing and network of agents, to quickly increase the rate of subscriber and revenue growth.

 Current Markets Served

KeyOn operates primarily in markets with populations of less than 250,000. KeyOn currently offers its broadband services to residential and business subscribers in a market footprint covering over 50,000 square miles in the following 11 Western and Midwestern states: Colorado, Idaho, Illinois, Indiana, Iowa, Kansas, Nebraska, Nevada, Ohio, South Dakota and Texas. KeyOn estimates its existing footprint covers approximately 2.4 million people, in addition to the small to mid-sized business customers in these areas.

KeyOn believes marketing efforts at the local level create a competitive advantage by creating awareness of its brand while strengthening the connection to its communities. KeyOn’s multi-pronged sales and marketing approach leverages its local ties and presence and focuses on establishing strong distribution channels in each market. Direct marketing efforts include print and door hangers in addition to working with businesses and community groups at the local level to promote brand and service awareness. Additionally, KeyOn works with distribution partners, such as satellite television providers, to offer bundled services within its markets. KeyOn believes there is strong potential in distribution partnerships with satellite television retailers in rural markets as direct broadcast satellite penetration is highest in rural areas.4

Broadband Internet Access Industry

Internet use has become bifurcated between dial-up access users, who use standard telephone lines with service speeds of 56 kbps or less, and broadband Internet access users. Broadband Internet access, which the FCC defines as service speed greater than 200 kbps in at least one direction, has dramatically changed the way people use the Internet. With broadband, the functionality of the Internet has been significantly expanded to include wider entertainment choices, including streaming audio, downloadable music and video, greater business applications, including Voice Over Internet Protocol (“VoIP”) and video conferencing, and wider accessibility to information through Internet search engines. The United States residential broadband market is expected to grow at a compound annualized growth rate of 14% between 2006 and 2010.5

As of December 2007, there were approximately 61.8 million households in the United States that had broadband access to the Internet at home, a penetration rate of approximately 53%. This figure is up from 53.4 million households as of December 2006, representing a 46% penetration rate, and represents an increase of 16% in one year.6 Some of the largest increases in penetration were seen in market segments that traditionally had low penetration rates, such as those with annual household incomes of less than $30,000, lower education levels and rural areas.7 KeyOn believes that these growth statistics indicate that Internet use generally, and broadband specifically, is being considered a necessity rather than a luxury. Despite this growth in broadband, an estimated 12.3 million households, or 10% of all United States households, accessed the Internet using a dial-up or other narrowband connection, while an estimated 43.5 million households, or 37% of all United States households,8 had no Internet connectivity at all, demonstrating that a sizeable market opportunity to deliver broadband access still exists.

4 US Government Accountability Office report GAO-05-257 dated April 2005
5 IDC's 2006-2010 U.S. Broadband Services Forecast (September 2006)
6 Wachovia Research report titled Q4 2007 State Of Video/Data/Phone Markets dated March 3, 2008
7 Pew Internet & American Life Project, Home Broadband Adoption 2007
8 Wachovia Research report titled Q4 2007 State Of Video/Data/Phone Markets dated March 3, 2008

Wireless Broadband Internet Access

Wireless broadband Internet systems consist of a radio transceiver that sends and receives a signal on a combination of radio channels to transceivers located at or in homes and businesses. Point-to-multipoint wireless networks can cover wide geographic areas efficiently, providing the first available broadband Internet service, or the first competitive service, in many rural communities. Wireless broadband Internet networks can be roughly categorized based upon which wireless technology (e.g., standards-based or proprietary) they utilize and whether they utilize licensed or unlicensed spectrum.

The wireless broadband sector has begun a new stage of growth, fueled primarily by technology improvements and increased consumer demand. Demand for broadband has increased sharply due to new applications, a broader base of equipment vendors and software providers manufacturing mass-produced standards-based equipment which has led to a resurgence of the wireless broadband sector.

In addition to growing broadband demand, there has also been the rapid growth of mobile products, such as notebook computers and other handheld devices such as personal digital assistants. As purchases of laptops and other portable data devices continue to grow, consumers will increasingly look for more efficient and effective ways to access the Internet on those devices.

Rural Market Opportunity

Within the United States, rural areas have an overall lower Internet penetration rate, and substantially less access to broadband, than the more densely populated urban and suburban areas. Although broadband adoption has experienced healthy growth in the past year, broadband penetration rates in rural markets trail the rest of the country. While urban and suburban markets have reached broadband penetration rates of 52% and 49%, respectively, rural market penetration totals only 31%. Importantly, rural market penetration grew 24% year over year, while urban and suburban growth rates slowed to 18% and 7%, respectively.9 Consequently, the significant year over year growth is consistent with greater availability of broadband in rural markets, a trend that KeyOn believes is supported by many small, wireless broadband companies trying to serve the needs of their communities.

One of the primary reasons for the lagging penetration rate in rural areas is the lack of infrastructure or access to broadband, rather than less demand for a broadband connection.10 Notably, overall Internet use in rural markets, regardless of the mode of connectivity, lagged the rest of the country by a much smaller gap, 11 percentage points, or a 60% to 71% margin.11 KeyOn believes that this substantially lower penetration rate of broadband Internet, or commonly referred to as the "Digital Divide", demonstrates that most rural households with Internet access still utilize analog dial-up connections for Internet access. Availability is the key to closing this gap as just over one-third (38%) of rural adults have access to a broadband connection either at home or at work, versus more than 55% for urban and suburban residents.12As a result, KeyOn believes there is a significant market opportunity not currently being met by traditional phone and cable providers.

KeyOn believes that the lower broadband penetration rate in rural versus urban and suburban areas is driven primarily by the technical limitations and high cost of providing broadband over terrestrial-based networks in less densely populated areas. DSL service suffers from distance limitations in less populated areas, and DSL equipment and cable plant upgrades both involve significant upfront capital deployments that are rarely justified in less densely populated rural markets. As a result, there are still areas that will not be served by cable or DSL at any time in the near future.13 These limitations have generally discouraged broadband deployments and have caused incumbent phone and cable companies to maintain high broadband Internet service prices in the small and rural markets where they do offer these services. Where broadband has been deployed, rural areas have experienced rapid growth in home broadband uptake, and in the past two years the gap between rural and non-rural in-home broadband adoption, though still substantial, has narrowed.

Service Offerings

Broadband

KeyOn provides broadband to homes and businesses for a flat monthly rate under service agreements for either annual or two-year contracts. These services are generally billed monthly, quarterly, semiannually or annually in advance.

9 Wachovia Research report titled Q4 2007 State Of Video/Data/Phone Markets dated March 3, 2008
10 United States Government Accountability Office, Telecommunications, May 2006 and Pew Internet & American Life Project, Home Broadband Adoption 2006
11 Pew Internet & American Life Project, Home Broadband Adoption 2007
12 Pew Internet & American Life Project, Home Broadband Adoption 2007
13 Frost & Sullivan, Satellite and its Place Amongst Competing Broadband Technologies 2005

DISH Network

KeyOn began offering video services as a national retailer of DISH Network Corporation in November 2007. By selling and installing DISH Network video packages directly (as opposed to through its indirect dealer network) to its subscribers, KeyOn receives marketing dollars, installation and activation fees and, provided the end-user remains a DISH customer for over one year, a nominal monthly recurring revenue fee. KeyOn does not collect any revenue directly from its end-users under the terms of this agreement.

WiMAX Deployments

KeyOn’s wireless broadband service today is provided to subscribers over primarily unlicensed spectrum in the 2.4 GHz band. KeyOn is in the process of introducing new network technologies, such as WiMAX, initially in the 3.65 GHz spectrum band. WiMAX is an international network technology standard that provides efficient use of spectrum, interoperability of manufacturers' equipment, high-bandwidth throughput and self-installation by end users. The global WiMAX market opportunity for service revenue is expected to increase from $322 million in 2006 to approximately $26 billion by 2012, a compound annualized growth rate of approximately 108%.14 Global WiMAX subscribers totaled 950,000 as of March 31, 2007 and is projected to surpass 54 million in 2012.15

By using WiMAX-based equipment as an adjunct to its existing fixed-wireless networks, KeyOn expects to create a superior service offering, including nomadic and portable data and voice services. The advantages of deploying WiMAX technology based on a global standard, include higher data speeds, greater spectral efficiency, advanced nomadic services with self-installation features, global economies of scale and forward compatibility with the mobile WiMAX (802.16 (e) standard). In addition, with the certification of network standards and profiles to standards, network equipment costs should continue to decrease. The resulting interoperability of hardware will not only accelerate downward pricing, but will also afford service providers greater vendor selection and potential roaming revenues.

Competitive Strengths

KeyOn has become a leader in the wireless broadband industry through a demonstrated track record of acquiring and integrating acquisitions and the rapid organic growth of its subscriber base. KeyOn has achieved its status as the largest rural wireless broadband provider due to the following advantages:

•
Proven business model with significant growth potential. KeyOn has achieved significant growth in the past four years through a strong focus on acquisitions combined with organic growth. KeyOn has completed four acquisitions in less than three years and is actively seeking additional acquisition candidates. KeyOn’s subscribers have increased from 996 at the beginning of January 2004 to approximately 15,700 as of November 30, 2008, representing a CAGR of approximately 95%.

•
Targeting underserved rural markets. KeyOn operates in 11 states, with networks covering over 50,000 square miles and approximately 2.4 million people as well as small to mid-sized business. KeyOn offers simple, reliable and affordable broadband in rural markets, which have been underserved by traditional communications companies Additionally, KeyOn’s service packages compare favorably to the broadband access offerings of telephone and cable companies. KeyOn believes these underserved market segments are among the fastest growing segments within the broadband services market in the United States. In rural markets, only 31% of households had broadband connections as opposed to 52% in urban 49% in suburban markets.[16]

•
Disciplined acquisition strategy. KeyOn pursues acquisition targets with less than 10,000 subscribers that are cash flow neutral to cash flow positive. As a result, these acquisitions are typically accretive on an operating basis shortly after closing as KeyOn can quickly eliminate duplicative overhead costs including management, customer service personnel and facilities and operating lease expenses. KeyOn’s proven operating and marketing strategies, such as the use of third-party agents and localized direct marketing allow KeyOn to quickly increase the rate of subscriber and revenue growth for acquired companies.

•
Significant pipeline of acquisition targets. KeyOn is currently pursuing several acquisitions in various stages. These targets range in size from approximately one thousand to several thousand subscribers and are based in or adjacent to areas in which KeyOn currently operates.

14 Maravedis Telecom Market Research and Analysis, June 20, 2007. Annual revenue determined by multiplying the reported WiMAX average revenue per user (ARPU) by the projected number of subscribers. This monthly revenue figure was then multiplied by 12
15 Senza Fili Consulting, June 19, 2007
16 Pew Internet & American Life Project, Home Broadband Adoption 2007

•
Highly leveragable business model. KeyOn’s fixed operating expenses consist primarily of tower rent, circuits to transport data and Internet termination bandwidth which KeyOn believes are generally declining costs over time. In addition, the bulk of KeyOn’s capital costs are success-based as it incurs capital expenditures only when KeyOn adds subscribers and receives the associated revenues. The payback on incremental capital expenditures is less than one year. As a result of KeyOn’s recurring subscription-based business model, a relatively small number of subscribers are required to cover its fixed operating costs. As such, KeyOn believes that it derives higher margins as it adds subscribers and provides additional services while keeping operating expenses fixed.

•
Highly experienced management team. KeyOn’s management team has been actively involved in the telecommunications industry, with a focus on wireless voice/data, for an aggregate total of over 70 years. KeyOn’s founders have built, operated or helped finance numerous wireless and fiber optic networks. Current management has a wide range of experience in the telecommunications industry, including overseeing the construction and management of a regional cellular network and a nationwide paging network, participating in the financing and operations of international fiber optic networks, successfully integrating wireless telecommunications acquisitions and financing early stage technologies, equipment and chip-set companies. At KeyOn, the management team has demonstrated the ability to successfully identify and integrate acquisitions, while continuing to grow the business organically.

•
Scalable technology platform. KeyOn’s approach to back-office operations has been instrumental in its ability to successfully manage markets across disparate geographies and to profitably integrate acquisitions. KeyOn’s OSS handles all network management, diagnostic and technical support functions, and subscriber service related tasks, such as subscriber pre-qualification, order entry, scheduling and trouble ticket management. To maintain flexible, customized systems and reduce cost, whenever feasible KeyOn incorporates open source solutions into the commercially available software it uses. The visibility that these systems provide into the network and customer premise equipment allows KeyOn to reduce local overhead as well as centralize technical and support functions.

Competition

In the United States, the broadband access market has evolved as a duopoly between cable and telephone companies. KeyOn believes that rural markets have much less competition than urban markets, given the relatively high cost to deploy traditional networks in less densely populated areas. However, KeyOn is not the only provider of broadband services in its markets. KeyOn faces competition from cable operators that offer broadband over cable networks, incumbent local exchange carriers, or ILECs, that offer DSL, satellite operators, wireless broadband service providers and mobile cellular operators. KeyOn competes with these companies on the basis of availability, price, speed and portability of the services. Specifically, KeyOn’s competitors include the following:

Incumbent Local Exchange Carrier and Cable Companies

KeyOn faces competition from ILECs in the small markets in the Midwest and West. In particular, KeyOn generally faces competition from companies such as Qwest Communications International Inc., AT&T Inc. and smaller regional or local phone companies. If the market has a significant population density (35,000 - 50,000+), the larger ILECs have typically deployed DSL in the one central office (CO) in the market. DSL deployments by smaller regional and local phone companies vary; however, KeyOn believes that all providers of DSL are restricted by physical distance limitations.

Cable operators typically deploy a hybrid fiber-COAX in order to offer broadband through a cable modem service. In markets with a population of 35,000-50,000 or more, cable modem service is often available to most households, with somewhat less availability to businesses. In these markets, KeyOn competes against large cable providers such as Cox Communications, Inc. and smaller, regional cable providers, such as Cable One, Inc. and Bresnan Communications, LLC.

Wireless Broadband Service Providers

KeyOn also faces competition from other wireless broadband providers that use unlicensed or licensed spectrum. For example, there may be a locally owned "mom and pop" wireless broadband operator present in the market offering local services. KeyOn believes these operators lack the operating scale and thus are burdened with significant costs from or inefficient operations.

Wireless broadband competition may also come from local governments, universities, and municipalities that provide "WiFi" networks over unlicensed spectrum. These services are occasionally characterized as public-private partnerships and may be partially subsidized. In some cases, they are offered to subscribers at no cost at all.

In addition, Sprint Nextel Corporation and Clearwire Corporation agreed to combine their WiMAX assets and spectrum to build a national mobile broadband network for the United States. Strategic partners, Intel, Comcast Time Warner Cable, Google and BrightHouse Networks, will invest $3.2 billion in the new “Clearwire.” The merger is expected to close in the fourth quarter of 2008 and the network is estimated to cover between 120 and 140 million U.S. citizens by the end of 2010. Importantly, prior to this announcement, each company was pursuing its own mobile network deployments in various cities across the United States. Clearwire had 46 markets utilizing pre-WiMAX technology and Sprint has only recently launched commercial service in its initial Baltimore market. The “new” Clearwire is focused on larger population centers, underscoring the significant market opportunity available to KeyOn in serving underserved rural markets.

Satellite

Satellite providers such as WildBlue Communications, Inc. and Hughes Network Systems, LLC also offer broadband data services in rural and underserved markets. Although satellite has the capability to serve a large geographic area, the service levels can be impaired by the distance the signal travels to and from the satellite. Communication delays, or latency, can significantly inhibit satellite providers' ability to offer advanced services, such as VoIP and online gaming. According to research conducted by Pike & Fischer, satellite broadband is projected to serve only 1.3 million households by 2012, up from 600,000 subscribers currently being served by satellite broadband. Due to its inherent latency and high price for equipment and service, satellite remains a broadband access service of last resort. KeyOn believes its services can be provided to its target customers more efficiently and at more competitive prices than satellite broadband services and as a result, it does not compete effectively with fixed wireless broadband.

Cellular and PCS Services

Many of the major mobile wireless carriers offer higher data rate access plans, but these plans are either restricted to larger urban and suburban markets or the actual data transfer rate is typically significantly less than KeyOn’s fixed broadband services. However, wireless carriers continue to expand their network coverage, allowing advanced data services to be offered to a broader subscriber base. Also, wireless carriers have continued to leverage data services by offering personal computer data card devices providing customers with wireless access to the Internet. KeyOn believes that these nationwide players will continue to focus on larger metropolitan markets, and will continue to be limited in bandwidth relative to the fixed wireless providers. Cellular carriers have been testing long-term evolution (“LTE”) technology as a potential way to upgrade their networks to a packet-based, IP-network from their existing voice-centric networks currently in place today.

Other

Other emerging technologies may also seek to enter the broadband services market. For example, power and distribution companies have attempted to provide broadband services over their existing power lines, though without much commercial success. It is possible that over time with the further development of technology, broadband over power lines may prove to be a means of providing competitive broadband services. The 700 MHz auction may also provide existing service providers, such as Verizon and AT&T, an opportunity to offer higher bandwidth data services. However, the 700 MHz spectrum will not be cleared before February 2009 and the WiMAX and LTE technology standards for 700 MHz are not likely to be available for deployment for several years.

Corporate History

KeyOn was organized in the State of Delaware on September 9, 2004 under the name Grant Enterprises, Inc., and became a public shell company, as defined by the Securities and Exchange Commission. On August 9, 2007, a wholly-owned subsidiary of KeyOn merged with and into a private company, KeyOn Communications Inc., with KeyOn Communications Inc. being the surviving company. Upon closing of the merger, KeyOn discontinued its former business and succeeded to the business of KeyOn Communications Inc. as its sole line of business. At the same time, KeyOn also changed its name from Grant Enterprises, Inc. to KeyOn Communications Holdings, Inc.

Regulatory Matters

Wireless broadband services are subject to regulation by the FCC. At the federal level, the FCC has jurisdiction over wireless transmissions over the electromagnetic spectrum, all interstate and foreign telecommunications services, and many aspects of intrastate telecommunications. State regulatory commissions have jurisdiction over many aspects of intrastate telecommunications. Municipalities may regulate limited aspects of KeyOn’s business by, for example, imposing zoning requirements and requiring installation permits.

Telecommunications Regulation

KeyOn’s wireless broadband systems can be used to provide Internet access service, interconnected VoIP service and virtual private networks, or VPNs. The FCC has classified Internet access service as an interstate information services that is subject to regulation under Title I of the Communications Act of 1934, as amended, or the Communications Act. Accordingly, most regulations that apply to telephone companies and other common carriers under Title II of the Communications Act do not apply to KeyOn’s wireless broadband Internet access service. For example, KeyOn is not currently required to contribute a percentage of gross revenues from its Internet access services to universal service funds used to support local telephone service and advanced telecommunications services for schools, libraries and rural health care facilities, or "USF Fees."

The FCC has not yet classified interconnected VoIP service as an information service regulated under Title I of the Communications Act, or as a telecommunications service regulated under Title II of the Communications Act. However, the FCC has classified interconnected VoIP service as interstate telecommunications for purposes of USF fees. As a result, KeyOn must pay USF Fees on the gross revenues KeyOn derives from providing interconnected VoIP service to end users. KeyOn is not required to pay USF fees on the gross revenues it derives from providing interstate telecommunications to other carriers, such as interconnected VoIP service providers, where KeyOn acts as a carrier's carrier, provided that KeyOn verifies that the other carrier is registered to pay and is paying USF fees on its service to end users. The proposed USF fee rate for the second quarter of 2008 is 11.3% of gross revenues derived from the provision of interstate telecommunications to end users. Beginning in late 2007, similar fees used to support interstate telecommunications relay service providers also apply to interconnected VoIP providers as well. At the present time, VoIP is not a material contributor to KeyOn’s revenues.

KeyOn is not required to file tariffs with the FCC, setting forth the rates, terms, and conditions of its Internet access service. The FCC, however, is currently considering whether to impose various consumer protection obligations, similar to Title II obligations, on wireless broadband Internet access providers. These requirements may include obligations related to truth-in-billing, slamming, service discontinuance, customer proprietary network information and federal universal service funds mechanisms. Internet access providers are currently subject to generally applicable state consumer protection laws enforced by state Attorneys General and general Federal Trade Commission consumer protection rules.

The FCC has not yet classified interconnected VoIP services as information services or telecommunications services under the Communications Act. In November 2004, the FCC determined that, regardless of their regulatory classification, certain interconnected VoIP services qualify as interstate telecommunications subject to the jurisdiction of the FCC. The FCC preempted state regulations that address such issues as entry certification, tariffing, and enhanced 911 requirements.

The FCC is conducting a comprehensive proceeding to address all types of Internet protocol-enabled services, including interconnected VoIP service, and to consider what regulations, if any, should be applied to such services, as use of broadband services becomes more widespread. In June 2005, the FCC adopted the first set of regulations in this comprehensive Internet protocol-enabled proceeding, imposing enhanced 911-related requirements on interconnected VoIP service providers as a condition of offering such service to consumers. The FCC defined "interconnected VoIP service" as voice service that:

•	enables real-time, two-way voice communications;
•	requires a broadband connection from the user's location;
•	requires Internet protocol-compatible customer premises equipment; and
•	permits users generally to receive calls that originate on and terminate to the public switched telephone network.

Effective November 28, 2005, all interconnected VoIP providers are required to transmit, through the wireline, all 911 calls, as well as a call-back number and the caller's registered location for each call, to the appropriate public safety answering point that is capable of receiving and processing that information. In addition, all interconnected VoIP providers must have a process to obtain a subscriber's registered location prior to activating service, and must allow their subscribers to update their registered location immediately if the subscriber moves the service to a different location. Interconnected VoIP providers are also required to prominently and in plain English advise subscribers of the manner in which dialing 911 using VoIP service is different from dialing 911 service using traditional telephone service, and to provide warning labels with VoIP equipment.

On August 5, 2005, the FCC adopted an Order finding that both facilities-based broadband Internet access providers and interconnected VoIP providers are subject to the Communications Assistance for Law Enforcement Act, or CALEA, which requires service providers covered by that statute to build certain law enforcement surveillance assistance capabilities into their communications networks. The FCC required facilities-based broadband Internet access providers and interconnected VoIP providers to comply with CALEA requirements by May 14, 2007.

On May 3, 2006, the FCC adopted an additional Order addressing CALEA compliance obligations of these providers. In that order, the FCC:

•	affirmed the May 14, 2007 compliance deadline;

•	indicated compliance standards are to be developed by the industry within the telecommunications standards-setting bodies working together with law enforcement;

•	permitted the use of certain third parties to satisfy CALEA compliance obligations;

•	restricted the availability of compliance extensions;

•	concluded that facilities-based broadband Internet access providers and interconnected VoIP providers are responsible for any CALEA development and implementation costs;

•	declared that the FCC may pursue enforcement action, in addition to remedies available through the courts, against any non-compliant provider; and

•	adopted interim progress report filing requirements.

On June 27, 2006, the FCC released an Order addressing USF fee obligations of interconnected VoIP service providers. The FCC amended the USF rules to require providers of interconnected VoIP service to contribute to the USF under the existing contribution methodology. Interconnected VoIP providers must report and contribute to the USF on all their interstate and international end-user telecommunications revenues, using one of three options:

•	they may use the interim safe harbor established in the June, 2006 Order, under which 64.9% of their traffic is presumed to be interstate or international;

•	they may report based on their actual interstate telecommunications revenues; or

•	they may rely on traffic studies subject to certain conditions.

All interconnected VoIP providers must file a FCC Form 499-A with the FCC for registration purposes even if they qualify for the de minimis exemption for contribution purposes. Interconnected VoIP service also may be subject to state and local taxation.

In a decision released April 2, 2007, the FCC determined that interconnected VoIP providers should be subject to its rules implementing Section 222(c) of the Communications Act, which governs telecommunications carriers' use of customer proprietary network information, or CPNI. CPNI is customer-specific information derived from the provision of telecommunications service, including call detail and caller location information. FCC rules permit carriers and interconnected VoIP providers to use CPNI to market the services they already provide to customers, and for limited service-related and fraud prevention purposes, without prior customer approval. All other uses or third party disclosure of CPNI generally require prior customer approval, as follows: service providers, either themselves or through agents, may use CPNI to market other communications-related services through "opt-out" consent such that the service provider may use CPNI unless the customer affirmatively instructs the service provider otherwise; all other use or third party disclosure of CPNI, including any use of location information, requires "opt-in" approval whereby a service provider may not use or disclose CPNI without the customer's express affirmative permission. The FCC rules also require that carriers and interconnected VoIP providers implement personnel, network and related safeguards to protect CPNI from unauthorized third party disclosure.

In a decision released on April 21, 2004, the FCC determined that interconnected VoIP calls that connect to the public switched telephone network, or PSTN, at both ends of the call are subject to the same access charges as a circuit switched call. Interconnected VoIP calls that connect to the PSTN at one end of the call are subject to either a terminating or originating access charge, depending upon which end of the call connects to the PSTN.

Broadband Internet-related and Internet protocol-services regulatory policies are continuing to develop, and it is possible that KeyOn’s broadband Internet access and VoIP services could be subject to additional regulations in the future. The extent of the regulations that will ultimately be applicable to these services and the impact of such regulations on the ability of providers to compete are currently unknown.

Spectrum Regulation

The FCC routinely reviews its spectrum policies and may change its position on spectrum allocations from time to time. On June 7, 2007, the FCC issued a Memorandum Opinion and Order regarding rules for the 3650-3700 MHz spectrum band. Currently, this band is allocated for use to an unlimited number of operators pursuant to a link registration process. Similarly, the FCC has modified regulation in the 2.5 GHz BRS/EBS spectrum band and, from time to time, can modify or change spectrum allocations pursuant to rulemaking proceedings. KeyOn believes that the FCC is committed to allocating spectrum to support wireless broadband deployment throughout the United States and will continue to modify its regulations to foster such deployment, which will help KeyOn implement its existing and future business plans.

Internet Taxation

The Internet Tax Non-Discrimination Act, which was passed by Congress in November 2004 and signed into law in December 2004, renewed and extended until November 2007, a moratorium on taxes on Internet access and multiple, discriminatory taxes on electronic commerce. This moratorium had previously expired in November 2003, and as with the preceding Internet Tax Freedom Act, “grandfathered” states that taxed Internet access prior to October 1998 to allow them to continue to do so. Certain states have enacted various taxes on Internet access or electronic commerce, and selected states’ taxes are being contested on a variety of bases. However, state tax laws may not be successfully contested and future state and federal laws imposing taxes or other regulations on Internet access and electronic commerce may arise, any of which could increase the cost of providing Internet services, which could, in turn, materially adversely affect KeyOn’s business.

Employees

As of October 31, 2008, KeyOn had 51 full-time employees. Of these employees, approximately, 12 serve in customer service and support positions, 24 serve as network engineers and field technicians, 10 serve in accounting and administrative positions and 5 serve in sales and marketing positions. None of KeyOn’s employees is subject to a collective bargaining agreement. KeyOn considers its relationship with its employees to be good.

KEYON MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Recent Events

Prior to August 9, 2007, KeyOn was a public shell company, as defined by the SEC, without material assets or activities. On August 9, 2007, KeyOn completed a reverse merger, pursuant to which a wholly-owned subsidiary of KeyOn’s merged with and into a private company, KeyOn Communications Inc., with such private company being the surviving company. In connection with this reverse merger, KeyOn discontinued its former business and succeeded to the business of KeyOn Communications Inc. as its sole line of business. For financial reporting purposes, KeyOn Communications Inc., and not KeyOn, is considered the accounting acquiror. Accordingly, the historical financial statements presented and the discussion of financial condition and results of operations herein are those of KeyOn Communications Inc. and do not include KeyOn’s historical financial results.

Overview

KeyOn provides wireless broadband services primarily to rural and other underserved markets under the “KeyOn,” “SpeedNet,” and “SIRIS” brands. It offers broadband services along with satellite video and VoIP services to both residential and business subscribers. In January 2007, it acquired substantially all of the assets of SpeedNet Services, Inc., (“SpeedNet”) a leading provider of fixed wireless broadband services to non-metropolitan communities and rural areas in the central United States. Including the operations of SpeedNet, its markets are located in the following 11 Western and Midwestern states: Colorado, Idaho, Illinois, Indiana, Iowa, Kansas, Nebraska, Nevada, Ohio, South Dakota, and Texas. In October 2007, KeyOn acquired substantially all of the assets of MicroLnk, LLC, (“MicroLnk”) a provider of wireless broadband services to rural communities in Nebraska, headquartered in Lincoln. It currently operates the MicroLnk assets under the “SpeedNet” brand. Its results for the quarter ended September 30, 2007 do not include any operational results for MicroLnk as compared to the three months of financial results for the quarter ended September 30, 2008. KeyOn’s results for the year to date ended September 30, 2007 include only eight months of operations of SpeedNet and no operations for MicroLnk as compared to the financial results for the year to date ended September 30, 2008.

Characteristics of KeyOn’s Revenues and Operating Costs and Expenses

KeyOn offers its services under annual or two-year service agreements. These services are generally billed monthly, quarterly, semiannually or annually in advance. Payments received in advance for subscriptions are deferred and recognized as the services are provided. Service initiation fees are recognized at the time of installation. In 2008, KeyOn began offering video satellite services as a DISH retailer and receive revenues for DISH installations and DISH equipment sales. These revenues are recognized upon installation.

Operating costs and expenses consist of payroll and related expenses, network operating costs, marketing and advertising, professional fees, installation expense and general and administrative expenses and DISH inventory costs. Payroll expenses consist of personnel costs, including salaries, benefits, employer taxes and bonuses across KeyOn’s functional areas: executive, customer support, engineering, accounting and billing, marketing, and local market operational staff.

Network operating costs are comprised of costs directly associated with providing KeyOn’s services including tower rent, circuits to transport data to the Internet termination point and Internet termination bandwidth. Marketing and advertising expenses primarily consist of direct marketing and advertising costs. Professional fees relate to legal, accounting and consulting and recruiting resources that KeyOn utilizes periodically in the normal course of doing business. General and administrative expenses primarily consist of the support costs of our operations, such as costs related to office real estate leases, company insurance, travel and entertainment, banking and credit card fees, taxes and vehicle leases. DISH inventory costs consist of the cost of the equipment purchased from DISH network in support of KeyOn’s DISH offering.

Results of Operations

Three-Month Period Ended September 30, 2008 as Compared to the Three-Month Period Ended September 30, 2007

Revenues. During the three-month period ended September 30, 2008, KeyOn recognized revenues of $1,878,737, as compared to revenues of $1,863,422 during the three-month period ended September 30, 2007, representing an increase of approximately 1.0%. This increase was the result of the additional revenue from its fourth quarter 2007 acquisition of MicroLnk and organic subscriber growth. The revenues in the third quarter of 2008 include three months of revenue from MicroLnk as compared to the third quarter of 2007 which contains no revenues from MicroLnk. As KeyOn’s GAAP financials display revenues and marketing and advertising both net of promotions and/or service credits, adjusting for these items, revenues for the three month period ended September 30, 2008 were $2.0 million.

Operating Loss. Operating expenses, which consist of payroll, bonuses and taxes, depreciation and amortization, other general and administrative costs, network operating costs, marketing and advertising, installation expense, professional fees and stock based compensation totaled $3,152,294 for the three-month period ended September 30, 2008, as compared to $4,593,357 for the three-month period ended September 30, 2007, representing a decrease of approximately 31.3%. A majority of this decrease, 55.3%, was due to the incurrence of only $537,294 of non-cash stock-based and warrant compensation expenses during the three-month period ended September 30, 2008, as compared to $1,335,306 incurred in the three-month period ended September 30, 2007. Another contributing factor, accounting for 26.3% of the decrease, was the reduction of one-time charges in professional fees and general and administrative expenses that were incurred in support of KeyOn’s reverse merger into a public company during the three-month period ended September 30, 2007 as compared to the elimination of these expenses during the three-month period ended September 30, 2008. The remaining decrease in operating expenses, or 18.4%, was the reduction of marketing and payroll expenses that were the result of KeyOn’s expense savings initiatives during the three month period ended September 30, 2008 as compared to September 30, 2007. Without the non-cash stock compensation expenses, normalized operating expenses would have been $2,615,000 for the three-month period ended September 30, 2008 as compared to $3,258,051 for the three-month period ended September 30, 2007, representing a decrease of 19.7% in operating expenses. KeyOn’s actual operating loss margin improved by 79 percentage points from a total operating loss of  $1,273,557 for the three-month period ended September 30, 2008 as compared to a loss of $2,729,935 for the three-month period ended September 30, 2007. By removing non-cash expenses of $537,294 and $1,335,306, respectively, its normalized operating loss margin improved by 36 percentage points from a total normalized operating loss of  $736,263 for the three-month period ended September 30, 2008 as compared to a loss of $1,394,629 for the three-month period ended September 30, 2007.

Payroll, Bonuses and Taxes. Payroll, bonuses and taxes totaled $868,733 for the three-month period ended September 30, 2008, as compared to $914,045 for the three-month period ended September 30, 2007, representing a decrease of approximately 5.0%. This decrease was primarily due to KeyOn’s efforts to improve its internal processes which resulted in its ability to reduce headcount.

Depreciation and Amortization. Depreciation and amortization expenses totaled $669,935 for the three-month period ended September 30, 2008, as compared to $668,354 for the three-month period ended September 30, 2007, representing an increase of approximately 0.2%. This modest increase was primarily due to the additional network footprint and customer premise equipment acquired in connection with the fourth quarter 2007 acquisition of MicroLnk.

Other General and Administrative Expenses. Other general and administrative expenses totaled $248,116 for the three-month period ended September 30, 2008, as compared to $391,025 for the three-month period ended September 30, 2007, representing a decrease of approximately 36.5%. This decrease was due to the elimination of one-time costs incurred in support of our reverse merger into a public company during the three-month period ended September 30, 2007 as compared to the three month period ended September 30, 2008.

Network Operating Costs. Network operating costs, which consist of tower rent, Internet transport costs and Internet termination expense, totaled $639,517 for the three-month period ended September 30, 2008, as compared to $673,478 for the three-month period ended September 30, 2007, representing a decrease of approximately 5.0%. The decrease was primarily due to KeyOn’s efforts to reduce costs by improving its service call processes. KeyOn has been able to reduce network operating costs even in the presence of its additional network footprint and increased customer base associated with MicroLnk in the fourth quarter of 2008.

Marketing and Advertising Expenses. Marketing and advertising expenses totaled $13,950 for the three-month period ended September 30, 2008, as compared to $166,958 for the three-month period ended September 30, 2007, representing a decrease of approximately 91.6%. This decrease related to KeyOn’s concentration on certain target markets as it refined its marketing strategy during the three months ended September 30, 2008 as compared to the more broad-based marketing plan it employed during the three months ended September 30, 2007. KeyOn’s marketing costs were 0.7% of revenue for the three-month period ended September 30, 2008 and 9.0% for the three-month ended September 30, 2007. This 8 percentage point reduction in marketing expenses as a percentage of revenue was a direct result of KeyOn’s focused marketing efforts combined with its expense reduction initiatives.

Installation Expense. Installation expense, which consists primarily of expenses associated with installation supplies, third party installation costs and transportation expenses relating to the installations, totaled $99,519 for the three-month period ended September 30, 2008, as compared to $124,850 for the three-month period ended September 30, 2007, representing a decrease of approximately 20.3%. Installation volumes decreased by 40.3% for the three-month period ended September 30, 2008 as compared to the three-month period ended September 30, 2007. Installation supply expense and automobile repairs also declined during the three-month period ended September 30, 2008 as compared to the three-month period ended September 30, 2007, but was offset by the increase in fuel costs over prior period.

Professional Fees. Professional fees, which consist of legal, accounting, and other related expenses, totaled $75,230 for the three-month period ended September 30, 2008, as compared to $319,341 for the three-month period ended September 30, 2007, representing a decrease of approximately 76.4%. Accounting, legal and advisory fees account for all of the decrease in professional fees as KeyOn eliminated the one-time expenses incurred in support of the company becoming a publicly traded company during the three months ended September 30, 2007.

Stock-Based and Warrant Compensation. Stock-based and warrant compensation of $537,294 was expensed for the three-month period ended September 30, 2008, as compared to $1,335,306 for the three-month period ended September 30, 2007. The expense for warrants granted as compensation to those who guaranteed KeyOn’s term note with Sun West Bank was $340,417 during the three-month period ended September 30, 2008 and was $901,566 during the three-month period ended September 30, 2007. Stock-based compensation for stock options issued under its option plan totaled $159,378 for the three-month period ended September 30, 2008 as compared to $433,740 for the three-month period ended September 30, 2007. Stock-based compensation for restricted stock was $37,500 for the three-month period ended September 30, 2008.

Other Income and Expense. KeyOn incurred other income and expense of $216,047 for the three-month period ended September 30, 2008, as compared to $136,621 for the three-month period ended September 30, 2007, representing an increase of 58.1%. The primary reason for the increase, 48.8%, resulted from the interest and loan fees on its subordinated secured notes issued during the three month period ended September 30, 2008. The interest on its lease financing in support of the organic growth of its customer base accounted for 22.3% of the increase. Finally, 28.9% of the increase was due to the fact that KeyOn had negligible interest income during the three-month period ended September 30, 2008 as compared to $23,025 of interest income earned during the three-month period ended September 30, 2007.

Net Loss. KeyOn had a net loss of $1,489,604 for the three-month period ended September 30, 2008, as compared to a net loss of $2,866,556 for the three-month period ended September 30, 2007, representing an improvement of approximately 48.0%. The major contributing factor of the improved net loss was the incurrence of only $537,294 of non-cash stock-based and warrant compensation expenses for the three month period ended September 30, 2008 as compared to $1,335,306 for the three month period ended September 30, 2007, which accounted for 57.9% of the improvement. Another contributing factor, accounting for 28.1% of the improvement in the net loss, was the elimination of one-time charges in professional fees and general and administrative expenses that were incurred in support of KeyOn’s reverse merger into a public company during the three-month period ended September 30, 2007, as compared to the three month period ended September 30, 2008. The remaining improvement, or 14.0%, was the result of focused cost savings initiatives in marketing and payroll costs, partially offset by an increase in interest expenses during the three-month period ended September 30, 2008 as compared to September 30, 2007. Normalized net loss without the non-cash compensation expenses would have been $952,310 for the three-month period ended September 30, 2008 as compared to $1,531,250 for the three-month period ended September 30, 2007, representing an improvement of 37.8%. This improvement was the result of KeyOn’s cost reduction initiatives, including the elimination of duplicative costs and improvements in efficiencies due to economies of scale with its acquisition of MicroLnk in the fourth quarter of 2007 as well as the elimination of one-time expenses incurred in support of its merger into a public entity for the three-month period ended September 30, 2007. KeyOn’s net loss margin improved by 75 percentage points from a net loss $1,489,604 for the three-month period ended September 30, 2008 as compared to a net loss of $2,866,556 for the three-month period ended September 30, 2007. After removing the non-cash compensation expenses of $537,294 and $1,335,306, respectively, its normalized net loss margin improved by 32 percentage points from a total normalized net loss $952,310 for the three-month period ended September 30, 2008 as compared to a net loss of $1,531,250 for the three-month period ended September 30, 2007.

Nine-Month Period Ended September 30, 2008 as Compared to the Nine-Month Period Ended September 30, 2007

Revenues. During the nine-month period ended September 30, 2008, KeyOn recognized revenues of $5,911,056, as compared to revenues of $5,216,976 during the nine-month period ended September 30, 2007, representing an increase of approximately 13.3%. This increase was the result of the additional revenue from its acquisitions made in 2007 and modest organic subscriber growth. The revenues in the first nine months of 2008 include nine months of revenue from MicroLnk and nine months of revenue from SpeedNet as compared to the first nine months ended September 30, 2007 which included no revenue from MicroLnk and only eight months of revenue from SpeedNet. As the company’s GAAP financials display revenues and marketing and advertising both net of promotions and/or service credits, adjusting for these items, revenues for the nine months ended September 30, 2008 were $6.1 million.

Operating Loss. Operating expenses, which consist of payroll, bonuses and taxes, depreciation and amortization, other general and administrative costs, network operating costs, marketing and advertising, installation expense, professional fees and stock based compensation totaled $12,125,945 for the nine-month period ended September 30, 2008, as compared to $9,641,820 for the nine-month period ended September 30, 2007, representing an increase of approximately 25.7%. A majority of this increase, or 70.7%, was due to the incurrence of $3,098,126 of non-cash stock-based and warrant compensation expenses for the nine months ended September 30, 2008 as compared to $1,339,891 the nine months ended September 30, 2007. The balance of the increase in the operating loss, which accounted for 29.3%, was due to the cost increases associated with the larger customer base, including the acquisitions of SpeedNet and MicroLnk, and the resulting increased costs associated with running the expanded operations. Without the non-cash stock compensation expense, normalized operating expenses would have been $9,027,819 for the nine-month period ended September 30, 2008, as compared to $8,301,929 for the nine-month period ended September 30, 2007, representing an increase of only 8.7%. KeyOn’s actual operating loss margin increased by 20 percentage points from a total operating loss $6,214,889 of the nine-month period ended September 30, 2008 as compared to a loss of $4,424,844 for the nine-month period ended September 30, 2007. By removing non-cash stock compensation expense, its normalized operating loss margin improved by 6 percentage points from a total normalized operating loss $3,116,763 for the nine-month period ended September 30, 2008 as compared to a loss of $3,084,953 for the nine-month period ended September 30, 2007.

Payroll, Bonuses and Taxes. Payroll, bonuses and taxes totaled $2,914,329 for the nine-month period ended September 30, 2008, as compared to $2,403,899 for the nine-month period ended September 30, 2007, representing an increase of approximately 21.2%. This increase was primarily due to the incremental variable staff additions, such as customer service representatives and installers that are needed to service the expanded customer base with KeyOn’s acquisitions of SpeedNet and MicroLnk in 2007.

Depreciation and Amortization. Depreciation and amortization expenses totaled $2,069,249 for the nine-month period ended September 30, 2008, as compared to $1,862,646 for the nine-month period ended September 30, 2007, representing an increase of approximately 11.1%. This increase was primarily due to the additional network footprint and customer premise equipment acquired in connection with KeyOn’s acquisitions of SpeedNet and MicroLnk in 2007.

Other General and Administrative Expenses. Other general and administrative expenses totaled $924,997 for the nine-month period ended September 30, 2008, as compared to $1,246,083 for the nine-month period ended September 30, 2007, representing a decrease of approximately 25.8%. A large portion of this decrease, 44.5%, was due to the elimination of one-time costs incurred in support of KeyOn’s reverse merger into a public company during the nine-month period ended September 30, 2008 as compared to the nine-month period ended September 30, 2007. The balance of the decrease, or 55.5%, was due to its efforts to reduce and control overall operating costs.

Network Operating Costs. Network operating costs, which consist of tower rent, Internet transport costs and Internet termination expense, totaled $2,109,791 for the nine-month period ended September 30, 2008, as compared to $1,662,310 for the nine-month period ended September 30, 2007, representing an increase of approximately 26.9%. The additional network footprint and increased customer bases associated with KeyOn’s acquisitions of SpeedNet and MicroLnk and its organic growth account for the majority of the increase. The balance of the increase is related to higher than expected tower repair costs and service credits due to severe weather in KeyOn’s Midwestern markets during the second quarter of 2008.

Marketing and Advertising Expenses. Marketing and advertising expenses totaled $315,030 for the nine-month period ended September 30, 2008, as compared to $397,593 for the nine-month period ended September 30, 2007, representing a decrease of approximately 20.8%. This decrease was attributed to KeyOn’s concentration on certain target markets as it continued to refine its marketing strategy during the nine months ended September 30, 2008 as compared to the more broad-based marketing plan it employed during the nine months ended September 30, 2007. KeyOn’s marketing costs were 5.3% of revenue for the nine-month period ended September 30, 2008 and 7.6% for the nine-month period ended September 30, 2007, representing a 2 percentage point decrease.

Installation Expense. Installation expense, which consists primarily of expenses associated with installation supplies, third party installation costs and transportation expenses relating to the installations, totaled $342,940 for the nine-month period ended September 30, 2008, as compared to $299,407 for the nine-month period ended September 30, 2007, representing an increase of approximately 14.5%. Installation volumes increased by 2.3% for the nine-month period ended September 30, 2008 as compared to the nine-month period ended September 30, 2007 which accounted for 15.9% of the cost increase. Fuel costs increased approximately 30% during the nine-month period ended September 30, 2008 as compared to September 30, 2007 which accounted for 84.1% of the cost increase.

Professional Fees. Professional fees, which consist of legal, accounting, and other related expenses, totaled $320,370 for the nine-month period ended September 30, 2008, as compared to $429,991 for the nine-month period ended September 30, 2007, representing a decrease of approximately 25.4%. Accounting, legal and advisory fees account for all of the decrease as KeyOn eliminated one-time additional expenses incurred during the nine months ended September 30, 2007 in support of the company becoming a publicly traded company.

Stock-Based and Warrant Compensation. Stock-based and warrant compensation of $3,098,126 was expensed for the nine-month period ended September 30, 2008, as compared to $1,339,891 for the nine-month period ended September 30, 2007. The expense for warrants granted as compensation to those who guaranteed our term note with Sun West Bank was $2,042,500 during the nine-month period ended September 30, 2008 and $901,566 during the nine-month period ended September 30, 2007. Stock-based compensation for stock options issued under our option plan totaled $943,126 for the nine-month period ended September 30, 2008, as compared to stock option expense for the nine-month period ended September 30, 2007 totaling $438,325. Stock-based compensation for restricted stock was $112,500 for the nine-month period ended September 30, 2008.

Cost of DISH Inventory. Cost of DISH inventory of $31,113 was expensed for the nine-month period ended September 30, 2008, as compared to no cost for the nine-month period ended September 30, 2007. The expense for DISH inventory is recognized immediately after installation. KeyOn began installations as a DISH retailer in January 2008.

Other Income and Expense. KeyOn incurred other income and expense of $578,502 for the nine-month period ended September 30, 2008, as compared to $429,520 for the nine-month period ended September 30, 2007, representing an increase of 34.6%. It had negligible interest income during the nine-month period ended September 30, 2008 as compared to $51,765 of interest income earned during the nine-month period ended September 30, 2007, accounting for 34.7% of the increase in this expense category. The interest and loan fees on the subordinated secured notes originating during the nine-month period ended September 30, 2008 accounted for 26.8% of the increase. Finally, the remaining 38.5% of the increase, was due to the increased interest expense incurred in connection with lease financing in support of its continued organic growth of its customer base and increased interest incurred on its term loan.

Net Loss. KeyOn had a net loss of $6,793,391 for the nine-month period ended September 30, 2008, as compared to a net loss of $4,854,364 for the nine-month period ended September 30, 2007, representing an increase of approximately 40.0%. The major contributing factor of the increased net loss, accounting for 90.6% of the difference, was the incurrence of $3,098,126 for non-cash stock-based and warrant compensation expenses for the nine months ended September 2008, as compared to $1,339,891 incurred for the nine months ended September 2007. The increased costs associated with running the expanded operations of SpeedNet and MicroLnk contributed the remaining amount, or 9.4%, of the increase. Normalized net loss without the non-cash stock compensation expense would have been $3,695,265 for the nine-month period ended September 30, 2008 as compared to $3,514,473 for the nine-month period ended September 30, 2007, representing an increase of only 5.1%. KeyOn’s net loss margin increased by 22 percentage points from a net loss $6,793,391 for the nine-month period ended September 30, 2008 as compared to a net loss of $4,854,364 for the nine-month period ended September 30, 2007. However, after removing the non-cash stock compensation expense of $3,098,126 for the nine months ended September 2008 and $1,339,891 for the nine months ended September 2007, its normalized net loss margin improved by 5 percentage points from a total normalized net loss $3,695,265 for the nine-month period ended September 30, 2008 as compared to a net loss of $3,514,473 for the nine-month period ended September 30, 2007.

Year Ended December 31, 2007 Compared to the Year Ended December 31, 2006

Revenues. During the year ended December 31, 2007, KeyOn recognized revenues of $7,185,433 compared to revenues of $2,430,829 during the year ended December 31, 2006, representing an increase of approximately 196%. This increase was primarily the result of KeyOn’s customer growth associated with its acquisition of Pocatello, SpeedNet Services, Inc. and MicroLnk, LLC, as well as organic customer growth. Organic growth accounted for 4% of this increase, and the acquisitions accounted for 96%.

Operating Loss. Operating expenses, which consist of payroll, bonuses and taxes, depreciation and amortization, other general and administrative costs, network operating costs, marketing and advertising, installation expense, professional fees and stock based compensation totaled $14,153,088 for the year ended December 31, 2007, compared to $4,330,675 for the year ended December 31, 2006, representing an increase of approximately 227%. KeyOn’s acquisitions of Pocatello, SpeedNet Services, Inc. and MicroLnk, LLC, and the increased costs associated with running the resulting expanded operations account for 66% of the increase in expenses. Non-cash expenses; including stock-based and warrant compensation expense and stock granted for professional services accounted for $1,832,998, or 19% of the increase in the operating loss. Of the remaining 15% of the increase, $1,480,500 was related to expenses incurred to support KeyOn’s growth and a planned equity offering during the fourth quarter of 2007. These expenses include additional salaries for new employees, legal and professional fees, and travel expenses. Normalized operating expenses without these one time and non-cash expenses would have been $10,839,444 for the year ended December 31, 2007, as compared to $4,330,675 for the year ended December 31, 2006, representing an increase of approximately 150%. This adjusted change in operating expense is the result of the elimination of duplicative costs and efficiencies achieved through economies of scale generated from the acquisitions of Pocatello, SpeedNet Services, Inc. and MicroLnk, LLC. KeyOn’s actual operating loss margin decreased by 19 percentage points from a total operating loss $6,967,655 of the year ended December 31, 2007, as compared to a loss of $1,899,846 for the year ended December 31, 2006. By removing the one time and non-cash expenses of $3,313,498, KeyOn’s normalized operating loss margin improved by 27 percentage points from a total normalized operating loss $3,654,011 for the year ended December 31, 2007, as compared to a loss of $1,899,846 for the year ended December 31, 2006.

Payroll, Bonuses and Taxes. Payroll, bonuses and taxes totaled $3,502,610 for the year ended December 31, 2007, compared to $1,329,654 for the year ended December 31, 2006, representing an increase of approximately 163%. This increase was primarily due to incremental variable staff additions, such as customer service representatives and installers needed to service the expanded customer base associated with KeyOn’s acquisition of Pocatello, SpeedNet Services, Inc. and MicroLnk, LLC. However, KeyOn eliminated duplicative overhead positions at the executive management level in the acquired businesses.

Depreciation and Amortization. Depreciation and amortization expenses totaled $2,572,906 for the year ended December 31, 2007, compared to $1,063,881 for the year ended December 31, 2006, representing an increase of approximately 142%. This increase was primarily due to the additional network assets and customer premise equipment acquired in connection with KeyOn’s acquisitions of Pocatello, SpeedNet Services, Inc. and MicroLnk, LLC. In addition, these were classified as asset purchases which resulted in a greater allocation of the purchase price to property, plant and equipment, resulting in higher depreciation charges.

Other General and Administrative Expenses. Other general and administrative expenses totaled $1,749,643 for the year ended December 31, 2007, compared to $767,155 for the year ended December 31, 2006, representing an increase of approximately 128%. The majority of this increase, 93%, is related to KeyOn’s growth due to the Pocatello, SpeedNet Services, Inc. and MicroLnk, LLC acquisitions. Costs relating to its reverse merger and planned equity offering lead to KeyOn incurring one-time costs such as travel, postage, printing and other general and administrative expenses which account for the remaining 7% of the increase.

Network Operating Costs. Network operating costs, which consist of tower rent, local loop costs and Internet termination expense, totaled $2,523,601 for the year ended December 31, 2007, compared to $665,259 for the year ended December 31, 2006, representing an increase of approximately 279%. The additional network footprint and increased customer bases associated with KeyOn’s acquisitions of Pocatello, SpeedNet Services, Inc. and MicroLnk, LLC account for 95% of the change. The remaining 5% increase in its network operating costs resulted from an organic increase in KeyOn’s customer base.

Marketing and Advertising Expenses. Marketing and advertising expenses totaled $558,922 for the year ended December 31, 2007, as compared to $234,324 for the year ended December 31, 2006, representing an increase of approximately 139%. This increase was primarily due to the emphasis on organic growth across all of KeyOn’s markets. It now has the ability to market to a greater number of potential customers served by the additional network footprint associated with its acquisitions of Pocatello, SpeedNet Services, Inc. and MicroLnk, LLC. KeyOn’s marketing costs were 8% and 10% as a percentage of revenues for the year ended December 31, 2007 and December 31, 2006, respectively. This two percentage point improvement in marketing expenses was due to its ability to utilize marketing costs over a larger customer base.

Installation Expense. Installation expense, which consists primarily of expenses associated with installation supplies, third party installation costs and transportation expenses related to customer installations, totaled $380,944 for the year ended December 31, 2007, as compared to $145,956 for the year ended December 31, 2006, representing an increase of approximately 161%. Installation volumes also increased by 67% year over year. KeyOn’s acquisition of SpeedNet Services, Inc. accounted for 94% of the installation volume increase while organic growth accounted for 6% during the year ended December 31, 2007. SpeedNet Services, Inc. utilizes third-party contractors for installations and this expense is classified as installation expenses. In contrast, in KeyOn’s other markets it utilizes employees and their wages are captured as payroll expenses.

Professional Fees. Professional fees, which consist of legal, accounting, and other related expenses, totaled $1,257,569 for the year ended December 31, 2007, as compared to $111,387 for the year ended December 31, 2006, representing an increase of approximately 1029%. Specifically, legal fees and other professional fees related to KeyOn’s reverse merger and planned 2007 equity offering accounted for 80% of the increase during the year ended December 31, 2007. Non-cash investor relations services directly related to the reverse merger accounted for 17% of the increase in professional fees during the year ended December 31, 2007. All other professional fees increased by 3% year over year relating to its acquisitions of the Pocatello and SpeedNet Services, Inc.

Stock-Based and Warrant Compensation. Stock-based and warrant compensation of $1,606,893 was expensed for the year ended December 31, 2007, compared to $13,059 for the year ended December 31, 2006. Warrants were granted during the year ended December 31, 2007 as compensation for the guaranty of KeyOn’s $3 million loan with Sun West Bank. The expense recorded for these warrants granted was $901,566. Stock-based compensation for stock options issued under its option plan totaled $705,327 for the year ended December 31, 2007, compared to stock option expenses in the year ended December 31, 2006 of $13,059.

Other Income and Expense. KeyOn incurred other income and expense of $643,098 for the year ended December 31, 2007, compared to $306,528 for the year ended December 31, 2006, representing an increase of approximately 110%. 85% of the increase resulted from interest expenses associated with its term note and line of credit and 15% resulted from expenses related to certain capital leases for equipment that KeyOn entered into during the second half of 2006 and 2007, respectively.

Net Loss.  KeyOn had a net loss of $7,610,753 for the year ended December 31, 2007, compared to a net loss of $2,206,374 for the year ended December 31, 2006, representing an increase of approximately 245%. Its acquisition of Pocatello, SpeedNet Services, Inc. and MicroLnk, LLC led to increased costs associated with running the expanded operations, which accounted for 33% of the increase. 32% of the net loss increase was attributed to $1,832,998 of non-cash expenses, including stock-based and warrant compensation expense and stock granted for professional services. Finally, 27% of the increase resulted from expenses of $1,480,500 in support of KeyOn’s planned 2007 equity offering. These expenses include additional salaries for new employees, legal and professional fees, and travel expenses. The increase in interest expense and interest income of $408,334 accounted for 8% of the increase. Normalized net loss without these one-time expenses would have been $4,297,109 for the year ended December 31, 2007 compared to $2,206,374 for the year ended December 31, 2006, representing an increase of approximately 95%. This adjusted change in net loss was as a result of the elimination of duplicative costs and efficiencies achieved through economies of scale generated with KeyOn’s acquisitions of Pocatello, SpeedNet Services, Inc. and MicroLnk,LLC. Its net margin decreased by 15 percentage points from a net loss $7,610,753 for the year ended December 31, 2007 compared to a net loss of $2,206,374 for the year ended December 31, 2006. By removing the one time and non-cash expenses of $3,313,498, KeyOn’s normalized net margin increased by 31 percentage points from a total normalized net loss $4,297,109 for the year ended December 31, 2007 compared to a net loss of $2,206,374 for the year ended December 31, 2006.

Liquidity and Capital Resources

General

As of September 30, 2008 and September 30, 2007, KeyOn had cash of $51,220 and $1,569,403, respectively.

Net Cash Used by Operating Activities. Net cash used in operating activities totaled $1,659,438 for the nine-month period ended September 30, 2008, as compared to net cash used from operating activities of $707,486 for the nine-month period ended September 30, 2007. The change in cash used in operating activities is primarily attributed to a concentrated effort to reduce current liabilities. In addition KeyOn incurred additional network operating costs during 2007 with the acquisitions of SpeedNet and MicroLnk. These increased costs were partially offset due to its focused cost reduction initiatives during the nine month period ended September 30, 2008,

Net Cash Used in Investing Activities. Net cash used in investing activities totaled $109,118 for the nine-month period ended September 30, 2008, as compared to $3,797,299 for the nine-month period ended September 30, 2007. In the nine-month period ended September 30, 2007, KeyOn completed the asset purchase of SpeedNet for net cash of $3,458,255.

Net Cash Provided By Financing Activities. Net cash provided by financing activities totaled $1,502,777 for the nine-month period ended September 30, 2008, as compared to $6,069,498 for the nine-month period ended September 30, 2007. During the nine-month period ended September 30, 2008, KeyOn entered into a commercial loan agreement for $4,500,000 of which $3,000,000 was used to pay the prior term loan that was entered into during the nine-month period ending September 30, 2007. The company drew down $1,500,000 of the remaining amount on the loan balance for use in operations. Also during the nine-month period ended September 30, 2008, the company entered into several subordinated secured note agreements with the proceeds totaling $839,609. Other issuances of notes contributed proceeds of $98,187. $736,095 was used during the first nine months of 2008 to pay down the balance on the operations financing leases. Proceeds from the sale of stock for the nine-month period ended September 30, 2007 totaled $3,706,292.

Working Capital. As of September 30, 2008, KeyOn had negative working capital of $8,689,435. This amount includes $4,500,000 of term debt, $839,609 for the subordinated secured notes, $585,538 for capital leases, and $350,979 for deferred revenue. Additionally, it is in the process of obtaining additional secured loans from existing shareholders and certain related parties as indicated in the Notes to the Financial Statements. KeyOn’s continued ability to execute pursuant to its business plan and continue as a going concern could be significantly impacted in the event that it is unable to raise the additional capital

Critical Accounting Policies and Estimates

KeyOn’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States that require it to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of its financial statements and the reported amounts of revenues and expenses during the reporting periods. The consolidated financial statements include the accounts of KeyOn and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. In KeyOn’s opinion, the condensed consolidated financial statements contain all the adjustments necessary (consisting only of normal recurring accruals) to make the financial position of the company and the results of operations and cash flows not misleading. Critical accounting policies are those that require the application of management's most difficult, subjective, or complex judgments, often because of the need to make estimates about the effect of matters that are inherently uncertain and that may change in subsequent periods. In preparing the financial statements, KeyOn utilized available information, including its past history, industry standards and the current economic environment, among other factors, in forming its estimates and judgments, giving due consideration to materiality. Actual results may differ from these estimates. In addition, other companies may utilize different estimates, which may impact the comparability of its results of operations to those of companies in similar businesses. KeyOn believes that of its significant accounting policies, the following may involve a higher degree of judgment and estimation.

Equipment. Equipment is stated at the lower of cost or present value of the capital lease obligation. Expenditures for additions, renewals, and betterments are capitalized; expenditures for maintenance and repairs are charged to operations as incurred. Upon retirement, sale or other disposition of equipment, the cost and accumulated depreciation are eliminated from the accounts and any gain or loss is included in operations. In addition, long-lived assets are reviewed, at least annually, for impairment of the carrying value of such assets. If impairment is deemed to have occurred, an impairment loss is included in KeyOn’s current operations. Depreciation is computed principally using the straight line method over estimated useful lives or the length of the capital lease, ranging from two to seven years.

Revenue Recognition. KeyOn prepares the company’s financial statements on the accrual method of accounting. Under this basis, income is recognized when earned, and expenses are generally recognized when incurred. It charges a recurring subscription fee for providing its various Internet access services to its subscribers and recognizes revenues when they are earned, which generally occurs as the service is provided. The services are subscribed to for the periods of either month-to-month, or with annual or two year contracts and are generally billed monthly, quarterly, semiannually or annually in advance. Payments received in advance for subscriptions are deferred and recognized as the services are provided. Service initiation fees are recognized at the time of installation.

Intangible Assets. Intangible assets, including goodwill, are accounted for under the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). Under SFAS 142, intangible assets, other than goodwill, are identified and segregated between amortizable and nonamortizable assets. Amortizable intangibles are amortized over their estimated, contractual, or regulated useful lives. Goodwill and other nonamortizable assets are reviewed, at least annually, for impairment in the carrying value of the intangible asset. In addition, this review also includes the net carrying value of amortizable intangible assets. If impairment is deemed to have occurred, a loss for such impairment is recorded as part of current operations.

Stock Based Compensation. On December 31, 2006, KeyOn adopted Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment," requiring it to recognize expenses related to the fair value of its employee stock option awards. KeyOn recognizes the cost of all share-based awards on a straight line vesting basis over the vesting period of the award.

KeyOn has estimated the fair value of its option awards granted after December 1, 2005, using the Black-Scholes option pricing model. Expected volatilities are based on the historical volatility of its valuation during prior financings. As of December 31, 2006, the expected life, representing the period of time that options granted are expected to remain outstanding, is 3 years. The risk-free rate for periods within the contractual life of the option is based on the United States Treasury yield curve in effect at the time of grant.

Off-Balance Sheet Arrangements. KeyOn has no off-balance sheet arrangements, financings, or other relationships with unconsolidated entities known as “Special Purposes Entities”.

Recently Issued Accounting Pronouncements

The following pronouncements have been issued by the Financial Accounting Standards Board (the “FASB”):

In September 2006, the FASB issued Statement of Financial Accounting Standards 157, “Fair Value Measurements” (“SFAS 157”). This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies to other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this statement does not require any new fair value measurements. However, for some entities, the application of SFAS 157 will change current practice. The provisions of SFAS 157 are effective as of the beginning of KeyOn’s 2009 fiscal year. It is currently evaluating the impact of SFAS 157, but does not expect the adoption of SFAS 157 to have a material impact on its consolidated financial position, results of operations or cash flows.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements” (“SAB 108”). SAB 108 addresses how the effects of prior-year uncorrected misstatements should be considered when quantifying misstatements in current-year financial statements. SAB 108 requires an entity to quantify misstatements using a balance sheet and income-statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. The guidance is applicable for fiscal years ending after November 15, 2006. KeyOn currently does not believe that SAB 108 will have a material impact on its financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”), which expands opportunities to use fair value measurements in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007. KeyOn is currently evaluating SFAS 159 to determine its impact on its consolidated financial position, results of operations or cash flows.

In June 2001, the FASB issued FAS 141, Business Combinations, which was established to (1) better reflect investments made in acquired companies, and (2) to provide additional information regarding acquired intangible assets. FAS 141 mandates that all assets acquired and liabilities assumed are valued at their fair value. FAS 141 was revised in December 2007, and is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. This revision represents a major departure from the historical cost accounting that many companies use currently. KeyOn is currently evaluating FAS 141 to determine its impact on its future consolidated financial position, results of operations or cash flows.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF INTERNET AMERICA

The following table sets forth information as of January 1, 2009, regarding the beneficial ownership of each class of voting securities of Internet America held by (1) each person or group known by it to own beneficially 5% or more of a class of voting securities, (2) each director and executive officer and (3) all executive officers and directors as a group. Unless otherwise noted, the persons named below have sole voting and investment power with respect to the shares shown as beneficially owned by them, and the address for each is the corporate offices of Internet America. At January 1, 2009, Internet America had 16,857,031 shares of common stock and 2,889,076 shares of preferred stock, or an aggregate of 19,756,107 voting shares outstanding.

Name of Beneficial Owner/Positions	Title of Class	Amount and Nature of Beneficial Ownership		Percent Ownership

William E. (Billy) Ladin, Jr.	Common Stock	1,008,646	(1)	5.8%
Chairman of the Board,	Series A Preferred Stock	341,297		11.8%
Chief Executive Officer and Director	Total	1,343,555		6.6%

Justin McClure	Common Stock	436,687	(2)	2.5%
Director	Series A Preferred Stock	853,242	(2)	29.5%
	Total	1,289,929		6.3%

Steven G. Mihaylo	Common Stock	4,000,000	(3)	23.0%
Director	Series A Preferred Stock	500,000	(3)	17.3%
	Total	4,500,000		22.2%

Ambassador John N. Palmer	Common Stock	941,646	(4)	5.4%
Director	Series A Preferred Stock	853,242	(4)	29.5%
	Total	1,794,888		8.8%

Troy LeMaile-Stovall	Common Stock	82,987	(5)	*
Director

Ross McAlpine	Common Stock	62,500	(6)	*
President and Chief Operating Officer

Jennifer S. LeBlanc	Common Stock	50,000	(7)	*
Chief Financial and Accounting Officer and Secretary

GulfSouth Capital, Inc.	Common Stock	76,667	(2)(4)	*
	Series A Preferred Stock	853,242	(2)(4)	29.5%
	Total	929,909		4.6%

Arnold Schumsky	Series A Preferred Stock	170,648		5.9%

Stuart Sternberg	Series A Preferred Stock	511,945		17.7%

George Sturgis	Common Stock	60,000		*
	Series A Preferred Stock	170,648		5.9%
	Total	230,648		1.1%

Yvette Sturgis	Series A Preferred Stock	170,648		5.9%

2003 Sanders Children’s Trust	Series A Preferred Stock	170,648		5.9%

Summit Growth Management, LLC	Series A Preferred Stock	500,000	(3)	17.3%

All directors and executive officers as a group (seven persons)	Common Stock	6,350,466		36.4%
	Series A Preferred Stock	1,694,539		58.7%
	Total	8,045,005	(8)	39.9%

* Less than one percent.

(1)
Includes options to purchase 22,500 shares of common stock granted to Mr. Ladin which are exercisable at $13.19 per share, and options to purchase 100,000 shares of common stock granted to Mr. Ladin which are exercisable at $.50 per share.

(2)
Includes options to purchase 30,000 shares of common stock granted to Mr. McClure which are exercisable at $1.07, options to purchase 25,974 which are exercisable at $.77 and options to purchase 22,013 which are exercisable at $.50, 155,333 shares representing the proportionate interest in shares held by J.N. Palmer Family Partnership, in which Mr. McClure’s spouse has a 20% limited partner interest, 44,400 shares owned by Mr. McClure’s children and 76,667 shares of common stock and 853,242 shares of Series A preferred stock owned by GulfSouth, in which Mr. McClure serves as an officer. Mr. McClure disclaims beneficial ownership of the shares owned by his spouse, his children and GulfSouth.

(3)
The Steven G. Mihaylo Trust, of which Mr. Mihaylo is the Trustee, owns all the shares of common stock, and Summit Growth Management, LLC, of which Mr. Mihaylo is the Managing Member, owns all the shares of Series A preferred stock of Internet America.

(4)
Includes options to purchase 19,608 shares of common stock granted to Ambassador Palmer which are exercisable at $1.02, and options to purchase 40,196 shares of common stock granted to Ambassador Palmer which are exercisable at $.50. Includes 776,667 shares held by J.N. Palmer Family Partnership, a limited partnership in which Ambassador Palmer owns a 40% limited partnership interest, and 76,667 shares of common stock and 853,242 shares of Series A preferred stock owned by GulfSouth Capital, Inc. (“GulfSouth”), a private investment firm in which Ambassador Palmer serves as Chairman. Ambassador Palmer disclaims beneficial ownership of 466,000 of the shares owned by the J.N. Palmer Family Partnership and all of the shares owned by GulfSouth.

(5)
Includes options to purchase 30,000 shares of common stock which are exercisable at $1.07, options to purchase 25,974 which are exercisable at $.77 and options to purchase 22,013 which are exercisable at $.50 granted to Mr. LeMaile-Stovall.

(6)	Includes options to purchase 62,500 shares of common stock, which are exercisable at $1.00 granted to Mr. McAlpine.

(7)	Includes options to purchase 50,000 shares of common stock, which are exercisable at $.50 granted to Ms. LeBlanc.

(8)
Includes (i) options to purchase 388,278 shares of common stock that are currently exercisable, (ii) 776,667 shares of common stock held by J.N. Palmer Family Partnership, of which Ambassador Palmer disclaims beneficial ownership of 466,000 shares and Mr. McClure disclaims beneficial ownership of 155,333 shares, (iii) 76,667 shares of common stock and 853,242 shares of Series A preferred stock owned by GulfSouth, of which Mr. McClure disclaims beneficial ownership, (iv) 44,400 shares of common stock owned by Mr. McClure’s children and of which Mr. McClure disclaims ownership, (v) 4,000,000 shares of common stock owned by The Steven G. Mihaylo Trust, and 500,000 shares of Series A preferred stock by owned by Summit Growth Management, LLC, and (vii) 341,297 shares of Series A preferred stock owned by Mr. Ladin.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF KEYON

The following table sets forth information with respect to the beneficial ownership of KeyOn’s common stock as of January 1, 2009 by: (1) each person known by KeyOn to beneficially own more than 5% of KeyOn’s common stock; (2) each of KeyOn’s directors; (3) each of the named executive officers; and (4) all of KeyOn’s directors and executive officers as a group.

The percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. Except as indicated in the footnotes to this table, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned and each person's address is c/o KeyOn Communications Holdings, Inc., 11742 Stonegate Circle, Omaha, Nebraska 68164. As of January 1, 2009, KeyOn had 8,771,350 shares outstanding.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percentage Beneficially Owned(1)
Jonathan Snyder	1,420,336	(2)	13.94%
Jerome Snyder	1,627,690	(3)	15.65%
A. Robert Handell	386,563	(4)	4.22%
Annette Eggert	52,884	(5)	*
Sid Ganju	230,000	(6)	2.56%
Jason Lazar	266,372	(7)	2.95%
Rory Erchul	23,924	(8)	*
R.C. Mark Baker	134,099	(9)	1.51%
Jeffrey Scott Rice	134,898	(10)	1.51%
Jason Horowitz	86,016	(11)	*
Curtis W. Anderson	86,921	(12)	*
All directors and executive officers as a group (12 persons)	4,457,202		33.69%

* Less than 1%.

(1)
Shares of common stock beneficially owned and the respective percentages of beneficial ownership of common stock assumes the exercise of all options, warrants and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of January 1, 2009. Shares issuable pursuant to the exercise of stock options and warrants exercisable within 60 days are deemed outstanding and held by the holder of such options or warrants for computing the percentage of outstanding common stock beneficially owned by such person, but are not deemed outstanding for computing the percentage of outstanding common stock beneficially owned by any other person.

(2)
(2)	Includes 75,000 shares of common stock issuable upon the exercise of options; 346,875 shares of common stock issuable upon the exercise of guaranty warrants.

(3)
Includes 96,072 shares of common stock issuable upon the exercise of options; 346,875 shares of common stock issuable upon the exercise of guaranty warrants; 5,440 shares of common stock issuable upon the exercise of warrants; 79,483 shares of common stock that are held by Aarken Holdings, LLC, in which Jerome Snyder is the managing member.

(4)	Includes 37,500 shares of common stock issuable upon the exercise of options; 74,345 shares of common stock that are held jointly by A. Robert Handell and Dani Jo Handell, A. Robert Handell's spouse.

(5)	Includes 52,884 shares of common stock issuable upon the exercise of options.

(6)	Includes 20,000 shares of common stock issuable as restricted shares January 2009; 190,000 shares of common stock issuable upon the exercise of options.

(7)	Includes 37,500 shares of common stock issuable upon the exercise of options.

(8)	Includes 23,924 shares of common stock issuable upon the exercise of options.

(9)	Includes 134,099 shares of common stock issuable upon the exercise of options.

(10)	Includes 134,898 shares of common stock issuable upon the exercise of options

(11)	Includes 78,459 shares of common stock issuable upon the exercise of options; 998 shares of common stock issuable upon the exercise of warrants.

(12)
Includes 80,060 shares of common stock issuable upon the exercise of options; 6,861 shares of common stock held by Fair, Anderson & Langerman, with respect to which Mr. Anderson is the chief executive officer and a stockholder.

DISSENTERS’ RIGHTS OF APPRAISAL

Under Delaware law, holders of KeyOn common stock who do not wish to accept the merger consideration have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of KeyOn common stock together with a fair rate of interest, if any, as determined by the Delaware Court of Chancery. These rights are known as appraisal rights. Stockholders may only exercise these appraisal rights by strictly complying with the provisions of Section 262 of the DGCL, which is referred to in this prospectus as Section 262.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect its appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, the full text of which appears in Annex B to this prospectus. Failure to precisely follow any of the statutory procedures set forth in Section 262 may result in a termination or waiver of your appraisal rights. This summary does not constitute legal or other advice, nor does it constitute a recommendation that holders of KeyOn common stock exercise their appraisal rights.

Under Section 262, where a merger is adopted by stockholders by written consent in lieu of a meeting of stockholders, either the constituent corporation before the effective date of the merger or the surviving or resulting corporation, within 10 days after the effective date of the merger, must notify each stockholder of the constituent corporation entitled to appraisal rights of the approval of the merger and that appraisal rights are available. This prospectus constitutes the notice to KeyOn’s stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex B to this prospectus because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

Holders of shares of KeyOn common stock who desire to exercise their appraisal rights must deliver a written demand for appraisal to KeyOn within 20 days after the mailing of this prospectus. A demand for appraisal must reasonably inform KeyOn of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of the shares of KeyOn common stock held by such stockholder. All demands for appraisal should be addressed to Jason Lazar, KeyOn Communications Holdings, Inc., 4061 Dean Martin Drive, Las Vegas, Nevada 89103 or faxed to him at (702) 949-3579, and should be executed by, or on behalf of, the record holder of shares of KeyOn common stock. ALL DEMANDS MUST BE RECEIVED BY KEYON WITHIN TWENTY DAYS AFTER THE DATE THIS PROSPECTUS WAS MAILED TO KEYON STOCKHOLDERS, AS SET FORTH ON THE COVER PAGE OF THIS PROSPECTUS.

If you fail to deliver a written demand for appraisal within the time period specified above and the merger is completed, you will be entitled to receive the merger consideration for your shares of KeyOn common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of KeyOn common stock.

To be effective, a demand for appraisal by a holder of shares of KeyOn common stock must be made by, or in the name of, the registered stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to KeyOn. The beneficial owner must, in these cases, have the registered owner, such as a broker, bank or other custodian, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a custodian for others, may exercise the record owner’s right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. In addition, the stockholder must continuously hold the shares of record from the date of making the demand through the effective date of the merger.

If you hold your shares of KeyOn common stock in a brokerage account or in other custodian form and you wish to exercise appraisal rights, you should consult with your bank, broker or other custodian to determine the appropriate procedures for the making of a demand for appraisal by the custodian.

Within ten days after the effective date of the merger, Internet America will give written notice that the merger has become effective to each stockholder who is entitled to appraisal rights and has properly filed a written demand for appraisal in accordance with Section 262. At any time within sixty days after the effective date of the merger, any stockholder who has demanded an appraisal has the right to withdraw the demand and accept the terms of the merger by delivering a written withdrawal of the stockholder’s demands for appraisal. If, following a demand for appraisal, you have withdrawn your demand for appraisal in accordance with Section 262, you will have the right to receive the merger consideration for your shares of KeyOn common stock.

Within 120 days after the effective date of the merger, any stockholder who has delivered a demand for appraisal in accordance with Section 262 will, upon written request to Internet America, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of these shares. This written statement will be mailed to the requesting stockholder within ten days after the stockholder’s written request is received by Internet America or within ten days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective date of the merger, either Internet America or any stockholder who has delivered a demand for appraisal in accordance with Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all such stockholders. Upon the filing of the petition by a stockholder, service of a copy of the petition must be made upon Internet America. Internet America has no obligation to file a petition in the Delaware Court of Chancery in the event there are dissenting stockholders, and Internet America has no present intent to file a petition in the Delaware Court of Chancery. Accordingly, the failure of a stockholder to file a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to Internet America, Internet America will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by Internet America. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares, the Delaware Court of Chancery will appraise the “fair value” of the shares owned by those stockholders. This value will be exclusive of any element of value arising from the accomplishment or expectation of the merger, but will include a fair rate of interest, if any, upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of the value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by the holders of the certificates representing those shares.

You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon Internet America and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses. Any stockholder who had demanded appraisal rights will not, after the effective date of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective date; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective date of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the merger consideration for shares of his or her KeyOn common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of Internet America. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the court.

Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of appraisal rights. In view of the complexity of Section 262, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

COMPARATIVE STOCK PRICES AND DIVIDENDS

Internet America common stock is listed on the OTCBB under the symbol “GEEK”, and KeyOn common stock is listed on the OTCBB under the symbol “KEYO”. The following table sets forth high and low bid quotations per share of the common stock of each company for the periods indicated as reported on the OTC Bulletin Board. These over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	Internet America Common Stock		KeyOn Common Stock
	High ($)	Low ($)	High ($)		Low ($)
January 1 through 13, 2009	$0.15	$.014		$0.09	$0.09
Year Ended December 31, 2008
Fourth Quarter	$0.27	$0.12		$0.20	$0.05
Third Quarter	$0.47	$0.25		$1.40	$0.25
Second Quarter	$0.67	$0.42		$3.78	$1.10
First Quarter	$0.80	$0.62		$5.00	$2.00
Year Ended December 31, 2007
Fourth Quarter	$0.81	$0.45		$16.00	$3.25
Third Quarter	$0.80	$0.26		$9.19	$3.40
Second Quarter	$0.34	$0.22	$	N/A	N/A
First Quarter	$0.31	$0.25	$	N/A	N/A

  On November 14, 2008, the date of signing of the merger agreement, the closing prices of Internet America and KeyOn common stock as reported on the OTCBB were $0.27 and $0.05, respectively. On January __, 2009 , the last full trading day before the date of this prospectus, the closing prices of shares of Internet America and KeyOn common stock as reported on the OTCBB were $           and $          , respectively.

You are advised to obtain current market quotations for Internet America and KeyOn common stock since the market prices will fluctuate between the date of this prospectus and the completion of the merger. No assurance can be given concerning the market price of Internet America common stock after the effective date of the merger.

As of January 1, 2009, there were approximately 247 holders of record of Internet America’s common stock, and 110 holders of record of KeyOn’s common stock, as shown on the records of the companies’ respective transfer agents. The number of record holders does not include shares held in “street name” through brokers.

Neither Internet America nor KeyOn has paid dividends on its common stock nor intends to do so in the foreseeable future.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On November 14, 2008, Internet America and KeyOn entered into a definitive merger agreement for a transaction to be accounted for as a purchase under accounting principles generally accepted in the United States. Internet America is considered to be acquiring KeyOn in this merger. A more detailed description of and summary of the accounting for the merger is provided in the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

The unaudited pro forma condensed combined financial statements presented below (the “Statements”) are based on the historical financial statements of Internet America and KeyOn, adjusted to give effect to the acquisition of KeyOn by Internet America. The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the historical financial statements and related notes of Internet America and KeyOn included elsewhere in this prospectus. The pro forma adjustments are described in the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

The Statements do not include the anticipated financial benefits from such items as potential cost savings or synergies arising from the merger, nor are they necessarily indicative of the results of operations or the financial position that would have resulted had the merger been effected on the dates indicated, or the results that may be obtained in the future.

The Statements have been prepared for illustrative purposes only. Actual amounts recorded once the purchase price allocation is finalized will depend on a number of factors and may differ materially from those recorded in these Statements. Certain elements of KeyOn’s consolidated financial statements have been reclassified to conform to Internet America’s presentation.

The unaudited pro forma condensed combined balance sheet as of September 30, 2008 assumes the proposed merger was completed as of September 30, 2008. The unaudited pro forma condensed combined statements of operations for the year ended June 30, 2008 and for the three months ended September 30, 2008 assume the proposed merger was completed as of July 1, 2007. The historical results of operations for KeyOn presented in the unaudited pro forma condensed combined statement of operations for the year ended June 30, 2008 were derived by adding the results of operations for the six months ended June 30, 2008 to the results of operations for the twelve months ended December 31, 2007 and then subtracting the results of operations for the six months ended June 30, 2007, which results of operations can be referenced in KeyOn’s Annual and Quarterly Reports filed on Forms 10-KSB, Forms 10-Q and Form 10-Q/A for the respective periods.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2008

	Historical		Pro Forma
	Internet America	KeyOn	Adjustments		Combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,469,974	$51,220	$555,420	(a)	$4,076,614

Restricted cash	6,432	-			6,432
Accounts receivable	188,915	129,883			318,798
Inventory	327,341	206,696			534,037
Prepaid expenses and other current assets	640,668	63,427	(38,895)	(f)	665,200
Total current assets	4,633,330	451,226			5,601,081

Property and Equipment---net	2,190,013	3,811,433			6,001,446
Goodwill---net	3,533,127	1,738,773	(1,738,773)	(d)	3,533,127
Subscriber acquisition costs---net	1,181,503	663,254	(663,254)	(d)	7,703,095
			6,521,592	(3)
Other Assets---net	37,232	311,077	(27,652)	(e)	320,657
TOTAL	$11,575,205	$6,975,763			$23,159,406

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$745,073	$2,476,921	$(432,300)	(a)	$3,056,755
			$45,000	(c)
			92,611	(f)
			156,450	(g)
			(27,000)	(h)
Deferred revenue	1,193,604	350,979			1,544,583
Current portion of long-term debt	645,450	5,668,929	109,717	(a)	1,287,622
			(952,419)	(b)
			(4,184,055)	(c)

Current portion of capital leases and deferred rent	-	643,832			643,832
Total current liabilities	2,584,127	9,140,661			6,532,792

Long-term debt	1,165,424	45,943	4,184,055	(c)	5,395,422
Capital leases and deferred rent	-	1,143,711			1,143,711
Minority interest in subsidiary	5,727	-			5,727
Total liabilities	3,755,278	10,330,315			13,077,652

COMMITMENTS AND CONTINGENCIES	-	-

SHAREHOLDERS' EQUITY:
Preferred stock	28,891	-			28,891
Common stock	168,571	8,635	21,595	(a)	330,130
			29,273	(b)
			(59,503)	(d)
			161,559	(3)
Additional paid-in capital	63,611,873	17,088,868	424,108	(a)	65,712,141
			944,792	(b)
			(18,430,116)	(d)
			(27,652)	(e)
			2,100,268	(3)
Accumulated deficit	(55,989,408)	(20,452,055)	20,452,055	(d)	(55,989,408)
Total shareholders' equity	7,819,927	(3,354,552)			10,081,754
TOTAL	$11,575,205	$6,975,763			$23,159,406

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2008

	Historical		Pro Forma
	Internet America	KeyOn	Adjustments		Combined
REVENUES:
Internet services	$1,954,715	$1,860,112			$3,814,827
Other	50,138	18,625			68,763
Total	2,004,853	1,878,737			3,883,590

OPERATING COSTS AND EXPENSES:
Connectivity and operations	1,351,178	1,307,841			2,659,019
Sales and marketing	70,013	160,592			230,605
General and administrative	587,928	991,060	(15,981)	(i)	1,563,007
Provision for bad debt expense	1,088	22,866			23,954
Depreciation and amortization	295,797	669,935	225,567	(k)	1,191,299
Impairment loss	-	-			-
Total	2,306,004	3,152,294			5,667,884

LOSS FROM OPERATIONS	(301,151)	(1,273,557)			(1,784,294)
INTEREST INCOME/EXPENSE - NET	(9,682)	(216,047)	21,646	(j)	(204,083)

Minority interest in loss of consolidated subsidiary	(31)	-			(31)

NET LOSS	$(310,864)	$(1,489,604)			$(1,988,408)

Basic and diluted per share amounts:	$(0.02)	$(0.18)			$(0.06)

Weighted average number of common shares	16,857,031	8,386,790	7,769,116	(5)	33,012,937

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED JUNE 30, 2008

	Historical		Pro Forma
	Internet America	KeyOn	Adjustments		Combined
REVENUES:
Internet services	$8,430,931	$7,695,545			$16,126,476
Other	346,102	168,653			514,755
Total	8,777,033	7,864,198			16,641,231

OPERATING COSTS AND EXPENSES:
Connectivity and operations	5,924,638	6,643,204			12,567,842
Sales and marketing	504,261	983,126			1,487,387
General and administrative	3,371,005	7,547,102			10,918,107
Provision for bad debt expense	(679)	126,914			126,235
Depreciation and amortization	1,172,974	2,777,929	908,555	(k)	4,859,458
Impairment loss	780,000	-			780,000
Total	11,752,199	18,078,275			30,739,029

LOSS FROM OPERATIONS	(2,975,166)	(10,214,077)			(14,097,798)
INTEREST INCOME/EXPENSE - NET	(25,181)	(712,655)			(737,836)

Minority interest in loss of consolidated subsidiary	724	-			724

NET LOSS	$(2,999,623)	$(10,926,732)			$ (14,834,910)

Basic and diluted per share amounts:	$(0.20)	$(0.18)			$ (0.48)

Weighted average number of common shares	14,978,681	8,386,790	7,769,116	(5)	31,134,587

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS
AS OF AND FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2008
AND FOR THE YEAR ENDED JUNE 30, 2008

1.	Description of transaction

On November 14, 2008, Internet America and KeyOn entered into the Merger Agreement whereby Internet America will acquire all the outstanding shares of common stock of KeyOn. All outstanding shares of KeyOn common stock will be converted in the merger into the right to receive an aggregate of 16,155,906 shares of Internet America common stock. That number of shares is referred to as the merger consideration and will represent 45% of the aggregate of the outstanding shares of Internet America common and preferred stock on an as-converted basis after the consummation of the merger. The exact number of shares of KeyOn common stock that will be outstanding at the effective date of the merger will not be known with certainty until the effective date and will depend upon the number of shares of KeyOn common stock issued (i) in conversion of KeyOn’s subordinated secured notes, (ii) in forgiveness or reduction of accounts payable or other debts, (iii) upon the exercise of outstanding options or warrants or the lapse of restrictions on restricted stock and (iv) by KeyOn for cash to satisfy its obligations under the merger agreement to raise at least $1.35 million prior to the effective date. The pro forma statements have been prepared using the following significant assumptions:

•	In order to satisfy KeyOn’s Accounts Payable Reduction/Additional Equity obligations under the merger agreement, the pro forma statements reflect the following transactions:

(i)
KeyOn directors exercise 182,810 options to purchase KeyOn common stock granted to them on September 30, 2008 at their exercise price of $0.25 per share (options to purchase 57,487 shares have been exercised to date);

(ii)
KeyOn issues additional shares of common stock at a price of approximately $0.22 per share to raise $400,000 in additional cash (KeyOn has entered into an agreement in principle to sell $400,000 in KeyOn common stock by the effective date);

(iii)	KeyOn and its debtors execute agreements evidencing the forgiveness of accounts payable totaling $432,300 (agreements evidencing forgiveness totaling this amount have been executed);
(iv)	KeyOn receives additional cash and principal amount of subordinated secured notes totaling $109,717 (notes for that amount have been issued); and
(v)
KeyOn converts all subordinated secured notes, based on Internet America stock price on November 14, 2008 of $0.27 per share, which represents an implied per share value of KeyOn of $0.51. Conversion is assumed to be a 30% discount to the implied price, or $0.36. The number of shares issued upon conversion assumes a total of $952,419 of notes outstanding. The total outstanding principal balance of the subordinated secured notes, including fees and interest and assuming the merger takes place on January 16, 2009, will be $1,053,813.

•	An amendment to KeyOn’s loan from Sun West Bank is executed (KeyOn has entered into a definitive agreement to satisfy this condition) providing:

(i)	ten year amortization of the principal amount of the debt;
(ii)	maturity five years from the closing date of the merger;
(iii)	payments of principal and interest beginning on the fifteenth day of the month following the closing date of the merger;
(iv)	the addition of Internet America as a joint and several obligor of the debt; and
(v)	a fixed interest rate of 7-1/4% per annum.

•	Accrual of costs of $156,450 by KeyOn for severance, advisory, legal and other related costs immediately prior to the acquisition.

2.	Significant accounting policies

The accounting policies used in the preparation of the Statements are those set out in Internet America’s audited consolidated financial statements as of and for the year ended June 30, 2008. Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted.

Management of Internet America has reviewed the accounting policies of KeyOn and believes that they are materially consistent with Internet America’s accounting policies.

3.	Pro forma purchase consideration

The merger will be accounted for using the purchase method of accounting. Accordingly, KeyOn’s identifiable assets and liabilities will be measured at their estimated fair values on the date of acquisition and the difference between these fair values and the price paid for KeyOn will be recorded on the balance sheet as goodwill. The results of operations of KeyOn will be included in the consolidated financial statements of Internet America from the date of acquisition. Certain adjustments have been reflected in the Statements to illustrate the effects of purchase accounting. The Statements account for the cost of the acquisition and allocation of proceeds as follows, according to management’s preliminary estimate:

ESTIMATED CONSIDERATON:
Estimated fair value of shares of Internet America common stock to be issued	$2,261,827
Estimated Internet America transaction fees	131,506
TOTAL PRELIMINARY ESTIMATED CONSIDERATION	$2,393,333

ASSETS ACQUIRED:
Cash and cash equivalents	$606,640
Prepaid and other current assets	400,006
Property and Equipment—net	3,811,433
Subscriber acquisition costs—net	6,521,592
Other Assets—net	283,425
LIABILITIES ASSUMED:
Accounts payable and accrued liabilities	(2,219,071)
Deferred revenue	(350,979)
Debt and capital leases and other liabilities	(6,659,713)
TOTAL ALLOCATED ESTIMATED CONSIDERATION	$2,393,333

The acquired working capital includes $552,420 of cash received on the exercise of KeyOn stock options and additional cash raised based on additional equity obligations under the merger agreement (Note 4(a)), $287,956 in transaction costs, net of prepaid costs of $38,895 (Note 4 (f) and (g)) and $432,300 in forgiveness of payables (Note 4(a)).

Subscriber acquisition costs are amortized on a straight-line basis over the estimated average life of a customer.  The preliminary estimate of average life by management is 60 months for KeyOn’s wireless Broadband subscribers.  Estimated annual amortization is approximately $1.3 million.

In these Statements, management has made a preliminary allocation to the fair value of the acquired assets and liabilities. This allocation could change materially when final purchase accounting is performed, and the resulting differences could have a material impact on the financial statements.

In December 2007, FASB issued SFAS 141(R), Business Combinations. The new standard applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, and may not be applied before that date. It will require transaction costs to be expensed as incurred. If the merger is completed subsequent to June 30, 2009, the allocation of the purchase consideration will be different under SFAS 141(R).

4.	Pro forma adjustments

The Statements incorporate the following adjustments:

(a)	Record transactions entered into by KeyOn to satisfy its Accounts Payable Reduction/Additional Equity obligations as described in Note 1.
(b)	KeyOn’s subordinated secured notes are assumed to be converted into approximately 2,927,259 shares of KeyOn common stock prior to the acquisition.
(c)	The current portion of debt of $4,184,055 has been adjusted to long term debt based on the amendment described in Note 1 and accrual of related estimated $45,000 loan origination fee.
(d)	Record the elimination of KeyOn’s equity and pre-acquisition subscriber intangibles and goodwill.
(e)	Record the elimination of debt issue costs on subordinated secured notes and canceled warrants.
(f)	Recognize the estimated Internet America transaction costs of $131,506.
(g)	Recognize the estimated KeyOn transaction costs of $156,450 which include severance, advisory, legal and other related costs immediately prior to the acquisition.
(h)	Reduce KeyOn accrual for professional services of $27,000 which will not be incurred as a result of the acquisition.
(i)	Record the elimination of professional services expense recorded by KeyOn with respect to the transaction.
(j)	Record the elimination of interest expense on subordinated secured notes which are assumed to be converted.
(k)	Record the estimated amortization of subscriber intangibles, net of the eliminated amortization of KeyOn’s pre-acquisition subscriber intangibles.

5.	Basic and Diluted Net Loss Per Internet America Share

There are no adjustments required to be made to net loss for the purpose of computing basic and diluted earnings per share for the three months ended September 30, 2008 and the year ended June 30, 2008. Outstanding options were not included in the computation of diluted earnings per share because no options were “in the money” as of September 30, 2008 or June 30, 2008, respectively.

As discussed in Note 1, on the effective date, KeyOn shareholders will receive an aggregate of 16,155,906 shares of Internet America common stock. The weighted average number of shares of common stock computed for the combined company is the sum of these shares and the weighted average shares in Internet America at September 30, 2008 or June 30, 2008, respectively.

DESCRIPTION OF INTERNET AMERICA CAPITAL STOCK
General

Internet America is authorized to issue up to 45,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share, of which 4,000,000 shares have been designated as Series A preferred stock. As of January 1, 2009, 16,857,031 shares of common stock and 2,889,076 shares of Series A preferred stock were issued and outstanding. All of Internet America’s outstanding shares of common stock, including the shares offered by this prospectus, are or will be fully paid and non-assessable.

Subject to Internet America’s restated bylaws and Texas law, Internet America’s board has the power to issue any of Internet America’s unissued shares as it determines, including the issuance of any shares or class of shares with preferred, deferred or other special rights.

Common Stock

Holders of common stock are entitled to one vote per share on all matters submitted to a vote of Internet America’s stockholders, including with respect to the election of directors, and are entitled to receive dividends in cash or in property on an equal basis, if and when dividends are declared on the common stock by Internet America’s board, subject to any preference in favor of outstanding shares of preferred stock, if there are any.

In the event of Internet America’s liquidation, all holders of common stock will participate on an equal basis with each other in Internet America’s net assets available for distribution after payment of Internet America’s liabilities and any liquidation preference in favor of outstanding shares of preferred stock, if there are any.

Holders of common stock are not entitled to preemptive rights, and the common stock is not subject to redemption.

The rights of holders of common stock are subject to the rights of holders of any preferred stock that Internet America has designated. The rights of preferred stockholders may adversely affect the rights of the common stockholders.

Preferred Stock

Internet America’s board has designated 4,000,000 shares of Internet America’s authorized preferred stock as Series A preferred stock, which have the rights, preferences and privileges summarized below. There are 2,889,076 shares of Series A preferred stock outstanding.

Holders of Series A preferred stock are entitled to vote (on an as-converted basis) on any matter with the holders of common stock, and not as a separate class, unless voting as a separate class is required by law, except that the prior written consent of the holders of at least 66.66% of the Series A preferred stock is required to (i) amend, alter or repeal any provision of the articles of incorporation or bylaws of Internet America relating to the Series A preferred stock or to (ii) create or authorize the creation of or issue any other security convertible into or exercisable for any equity security, having rights, preferences or privileges senior to or on parity with the Series A preferred stock, or increase the authorized number of shares of Series A preferred stock.

The holders of Series A preferred stock are entitled to receive out of the assets of the company, when and if declared by the board out of funds legally available for that purpose, cumulative preferred cash dividends at a rate per annum of 10% for each share of Series A preferred stock. Such dividends are cumulative from October 17, 2007, the date the Series A preferred stock was issued, and are payable in arrears, when and as declared by the board, on March 31, June 30, September 30 and December 31 of each year.

As long as any shares of Series A preferred stock are outstanding, no dividend on Internet America’s common stock (other than a dividend in common stock or other stock ranking junior to Series A preferred stock) may be paid, unless the full cumulative dividends on all outstanding shares of Series A preferred stock have been paid.

In the event of Internet America’s liquidation, after payment or provision by the company of its debts and other liabilities and before any distribution or payment is made to the holders of common stock or to any other stock ranking junior to the Series A preferred stock, a holder of Series A preferred stock will be entitled to receive an amount in cash for each share of the then outstanding Series A preferred stock held by such holder equal to $.586 per share, plus an amount equal to all accrued but unpaid dividends thereon, whether or not earnings are available in respect of such dividends or such dividends have been declared. If the assets of Internet America available for payment upon a liquidation are insufficient to pay in full this liquidation preference on all outstanding shares of Series A preferred stock, the entire assets of Internet America available for payment to the holders will be distributed ratably.

Each share of Series A preferred stock is convertible at any time, at the option of the holder, into one share of Internet America common stock. The conversion rate is based on an initial conversion price of $0.586 per share of common stock, subject to adjustment upon the occurrence of certain events. The Series A preferred stock is subject to mandatory conversion, at the option of Internet America, in the event that the per share trading price of Internet America’s common stock is equal to or greater than $3.00 per share for 90 consecutive trading days. Certain antidilution provisions apply to the calculation of the conversion price per share. The Series A preferred stock is not redeemable.

Shares of Series A preferred stock may be issued by Internet America’s board without the approval of Internet America’s stockholders. The issuance of Series A preferred stock would adversely affect the voting power, liquidation rights and other rights held by owners of common stock.

In addition to Series A preferred stock, Internet America’s board is authorized to issue shares of Internet America’s authorized preferred stock in one or more other series and to fix the voting rights, liquidation preferences, dividend rights, conversion rights, redemption rights and terms, including sinking provisions, and other rights and preferences. The determination of Internet America’s board to issue preferred stock could make it more difficult for a third party to acquire control of Internet America, or could discourage any such attempt. Internet America has no present plan or intention to issue any preferred stock.

Stockholder Rights Plan

On August 4, 2004, Internet America declared a dividend of one common share purchase right for each share of Internet America common stock outstanding at the close of business on August 13, 2004. Each right entitles the registered holder to purchase from Internet America one share of common stock at a price of $7.00 per share upon the terms and subject to the conditions set forth in a rights agreement dated as of August 9, 2004 between Internet America and American Stock Transfer & Trust Company, as rights agent.

Rights certificates evidencing the rights will be issued on the earlier of (i) ten business days after a public announcement that a person or group of affiliated or associated persons, which we refer to as an acquiring person and which does not include Internet America, any subsidiary of Internet America, any employee benefit plan of Internet America or Internet America’s subsidiaries, or any entity holding shares of common stock for or pursuant to any such plan, have acquired beneficial ownership of 15% or more of the shares of common stock and (ii) ten business days after the commencement of, or the first public announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in beneficial ownership by a person or group (excluding Internet America, any subsidiary of Internet America, any employee benefit plan of Internet America, and any entity holding shares of common stock for any such plan) of 15% or more of the shares of common stock outstanding. The earlier of such dates is called the distribution date. Until the distribution date, the rights will be transferred with and only with shares of common stock, and the surrender for transfer of any certificate for shares of common stock will also constitute the transfer of the rights associated with the shares of common stock represented by that certificate.

The rights are not exercisable until the distribution date, and will expire on August 4, 2014, unless extended or unless the rights are earlier redeemed or exchanged by Internet America.

The purchase price payable, and the number of shares of common stock issuable, upon exercise of the rights are subject to adjustment to prevent dilution (i) in the event of a stock dividend, subdivision, combination or reclassification of shares, (ii) upon the issuance to holders of the shares of common stock of certain rights, options or warrants to subscribe for or purchase shares of common stock at a price, or securities convertible into shares of common stock with a conversion price less than the then current market price of the shares of common stock, or (iii) upon the distribution to holders of the shares of common stock of evidences of indebtedness or assets or of subscription rights or warrants (other than those referred to above).

The number of outstanding rights and the number of shares of common stock issuable upon exercise of each right is also subject to adjustment in the event of a stock split or stock dividend payable in shares of common stock or subdivisions, consolidations or combinations of the shares of common stock occurring, in any such case, prior to the distribution date.

In the event, following the first date of public announcement by Internet America or an acquiring person that an acquiring person has become such, Internet America is acquired in a merger or other business combination transaction or more than 50% of its consolidated assets or earning power is sold, each holder of a right, other than rights that were or are beneficially owned by the acquiring person, will have the right to receive, upon the exercise thereof at the then current purchase price, that number of shares of common stock of the acquiring person equal to the product of 50% of the market price per share of common stock of the acquiring person at the time of such transaction and the number of shares of common stock for which a right is then exercisable. In the event any person becomes an acquiring person, each holder of a right, other than rights that were or are beneficially owned by the acquiring person, will thereafter have the right to receive, upon the exercise thereof at the then current purchase price a number of shares of common stock equal to the result obtained by dividing the then current purchase price by 50% of the market price per share of common stock at the date such person became an acquiring person. The acquiring person’s rights will thereafter be null and void and the holder thereof shall have no rights with respect to such rights, whether under the rights agreement or otherwise

At any time prior to ten business days after an acquiring person has been reported as such, Internet America may redeem the rights in whole, but not in part, at a price of $0.001 per right. Upon that action by the board, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of Internet America, including the right to vote or to receive dividends.

The terms of the rights may be amended by the board of Internet America without the consent of the holders of the rights at any time to cure any ambiguity or to correct or supplement any defective or inconsistent provisions and may, prior to the distribution date, be amended to change or supplement any other provision in any manner that Internet America may deem necessary or desirable. After the distribution date, the terms of the rights may be amended (other than to cure ambiguities or to correct or supplement defective or inconsistent provisions) only so long as the amendment does not adversely affect the interests of the holders of the rights (not including an acquiring person, in whose hands rights are void).

Internet America has amended the rights agreement on two occasions. Amendment No. 1 exempts the acquisition by Mr. Mihaylo, his affiliates and associates, of 4 million shares acquired by him on December 10, 2007 from the definition of an acquiring person and permits the acquisition by Mr. Mihaylo, his affiliates and associates, of up to 25% of the outstanding capital stock of Internet America, so long as such acquisition is not made in connection with a tender or exchange offer. Amendment No. 2 exempts the acquisition by the KeyOn shareholders of shares of Internet America common stock upon consummation of the merger agreement. As a result, the consummation of the merger will not trigger the issuance of rights certificates or the exercise of rights under the rights agreement.

The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire Internet America without conditioning the offer on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by the Internet America board.

Options

As of November 30, 2008, there were outstanding stock options to purchase 1,259,500 shares of Internet America’s common stock at weighted-average exercise price of $0.92 per share. Internet America’s outstanding options could adversely affect its ability to obtain future financing or engage in certain mergers or other transactions, since the holders of options can be expected to exercise them at a time when Internet America may be able to obtain additional capital through a new offering of securities on terms more favorable to Internet America than the terms of outstanding options. For the life of the options, the holders have the opportunity to profit from a rise in the market price of Internet America’s common stock without assuming the risk of ownership. To the extent the trading price of Internet America’s common stock at the time of exercise of any such options exceeds the exercise price, such exercise will also have a dilutive effect on Internet America’s stockholders.

Holders of options do not have any of the rights or privileges of Internet America’s stockholders, including voting rights, prior to exercise of the options. Internet America has reserved sufficient shares of authorized common stock to cover the issuance of common stock subject to Internet America’s outstanding options.

As of January 1, 2009, Internet America had registered with the SEC for resale by Internet America’s stockholders all of the shares of Internet America’s common stock issuable upon exercise of outstanding options. The availability of these shares for public resale, as well as actual resales of these shares, could adversely affect the trading price of Internet America’s common stock.

Transfer Agent and Registrar

The transfer agent for Internet America’s common stock is American Stock Transfer & Trust Co., 40 Wall Street, New York, New York 10005.

Certain Anti-Takeover Provisions

Certain provisions of Texas law, Internet America’s restated articles of incorporation and Internet America’s bylaws may make it more difficult to acquire control of Internet America by various means. These provisions could deprive Internet America stockholders of opportunities to realize a premium on the shares of common stock owned by them. In addition, they may adversely affect the prevailing market price of Internet America stock. For more information about these provisions, see “Comparison of Stockholder Rights.”

Internet America is subject to the anti-takeover provisions of Texas law which prohibit a publicly-held Texas corporation from engaging in a “business combination” with an “affiliated shareholder” for a period of three years after the date of the transaction in which the person became an affiliated shareholder, unless the affiliated shareholder attained that status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. “Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the affiliated shareholder. Generally, an “affiliated shareholder” is a person who, together with his affiliates and associates, owns, or within the prior three years did own, 20% or more of the corporation’s voting stock.

COMPARISON OF STOCKHOLDER RIGHTS

KeyOn and AcquisitionSub are incorporated under the laws of the State of Delaware. Internet America is incorporated under the laws of the State of Texas. In accordance with the merger agreement, upon the consummation of the merger, shares of KeyOn common stock will be exchanged for shares of Internet America common stock. The rights of a holder of Internet America stock will be governed by Texas law and the restated articles of incorporation and bylaws of Internet America. The following is a comparison of the material rights of stockholders under each company’s organizational documents and the Delaware and Texas statutory framework. Copies of the restated articles of incorporation and the bylaws of Internet America were previously filed with the SEC. See “Where You Can Obtain More Information or Copies” on page 129. The following description does not purport to be complete and is qualified by reference to the DGCL, the TBCA and other Delaware and Texas laws, the amended and restated articles of incorporation of Internet America, the certificate of incorporation of KeyOn, and the bylaws of each of Internet America and KeyOn.

Authorized Capital Stock

KeyOn	Internet America

100 million, of which 95 million are shares of common stock, par value $0.001 per share, and 5 million are shares of Series A preferred stock, par value $0.001 per share.	45 million, of which 40 million are shares of common stock, par value $0.01 per share, and 5 million are shares of preferred stock, par value $0.01 per share.

Preferred Stock

None outstanding.
Internet America has 2,889,076 shares of Series A convertible preferred stock outstanding. Holders of Series A preferred stock vote with the holders of common stock, and not as a separate class, unless voting as a separate class is required by law, except that the consent of holders of at least 66.66% of the Series A preferred stock is required to: change provisions of the articles of incorporation or bylaws relating to the Series A preferred stock, to create any other security having rights, preferences or privileges senior to or on parity with the Series A preferred stock, or increase the authorized number of shares of Series A preferred stock. Holders of Series A preferred stock have rights to cumulative preferred cash dividends of 10% per annum and conversion into common stock at an initial conversion price of $0.586 per share.

Number of Directors

KeyOn currently has seven directors. The KeyOn bylaws provide that the number of directors can be increased or decreased from time to time by the board of directors.
The number of directors to serve on the board is determined by resolution of the board of directors or by the shareholders. Internet America currently has five directors. Pursuant to the merger agreement, at the effective date of the merger the size of the board of directors of Internet America will increase to seven and the two new positions will be filled by persons designated by KeyOn.

Removal of Directors

A KeyOn director may be removed from office with or without cause, at a special meeting of stockholders called for that purpose by a vote of stockholders holding a majority of the outstanding shares entitled to vote at an election of directors.

An Internet America director may be removed from office with or without cause by the holders of a majority of the shares entitled to vote in the election of directors. If, however, the holders of a class or series of stock are entitled to elect one or more directors, only the holders of that class or series may vote on the removal of such director.

Classes of Directors

None.
There are three classes of Internet America directors, designated Class I, Class II and Class III, as nearly equal in number as possible. One class of directors is elected each year, and the term of each class of directors expires at the third succeeding annual meeting of stockholders. The KeyOn designees to the board of Internet America will be a Class II and a Class III director, with their terms expiring at the annual meeting of shareholders held one and two years, respectively, after the next Internet America annual meeting of shareholders.

Vacancies on the Board

Subject to the rights of the holders of any series of KeyOn preferred stock outstanding, vacancies and newly created directorships may be filled by the vote of a majority of the remaining directors in office, even though less than a quorum, or by the sole remaining director.

Vacancies may be filled by the vote of a majority of the remaining directors in office, even though less than a quorum, or by the shareholders. A director elected to fill a vacancy will serve for the unexpired term of his predecessor. If, however, the holders of a class or series are entitled to elect one or more directors, any vacancies in such directorship may be filled by the vote of a majority of the directors elected by that class or series and not by the vote of the remaining directors or by the shareholders as a whole.

Board Quorum and Vote Requirements

A majority of the total number of authorized KeyOn directors (whether or not there vacancies exist in previously authorized directorships) constitutes a quorum. The affirmative vote of a majority of KeyOn directors present at a meeting at which there is a quorum constitutes action by the KeyOn board.

A majority of the total number of Internet America directors then in office constitutes a quorum. The affirmative vote of a majority of directors present at meeting at which there is a quorum constitutes action by the Internet America board.

Annual Meetings of Stockholders

The date, time and place of the annual meeting are determined by the KeyOn board of directors. Notice of the annual meeting must be mailed to the KeyOn stockholders no less than 10 and no more than 60 days prior to the meeting.

The date and time of the annual meeting are determined by the Internet America board of directors. Notice of the annual meeting must be mailed to Internet America stockholders no less than 10 and no more than 60 days prior to the meeting.

Special Meetings of Stockholders

Except as otherwise required by law or KeyOn’s certificate of incorporation, special meetings of the KeyOn stockholders may be called by the Chairman of the Board, the Vice Chairman of the Board, the Chief Executive Officer, the President, by a resolution approved by a majority of the entire KeyOn board of directors or by the holders of at least 50% of all the shares entitled to vote at such meeting.

Special meetings of Internet America stockholders may be called by the president, board of directors or the holders of not less than 50% of the shares entitled to vote. Only business within the purposes described in the notice of a special meeting may be conducted

Quorum Requirements for Stockholder Meetings

The holders of at least one half of all of the shares of the stock entitled to vote, present at the meeting in person or by proxy, constitute a quorum for all purposes, unless otherwise provided by law, KeyOn’s articles of incorporation or bylaws.

The holders of a majority of all the shares of Internet America stock entitled to vote, present in person or by proxy, constitute a quorum at any meeting of the stockholders unless otherwise provided by applicable law or Internet America’s articles of incorporation.

Voting Standards

The affirmative vote of a majority of the shares having voting power represented, present in person or by proxy, at the meeting and voting for or against or expressly abstained on any matter, will decide all unless otherwise required by law, KeyOn’s certificate of incorporation or bylaws. Directors shall be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors.

The affirmative vote of a majority of the shares of stock entitled to vote on such matters represented at a meeting of stockholders, present in person or by proxy, constitutes the act of the stockholders in all matters other than the election of directors unless otherwise provided by applicable law, Internet America’s articles of incorporation or bylaws. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors, except as otherwise provided in Internet America’s articles of incorporation or bylaws.

Internet America’s articles of incorporation contain a clause stating that if, with respect to any action to be taken by the stockholders of Internet America, any provision of the TBCA would require a vote of more than a majority of stockholders, the vote of the holders of shares having only a majority will be required with respect to any such action. If the holders of a class of shares are entitled to vote separately, the vote of the holders of shares having only a majority of such class will be required.

Stockholder Action by Written Consent

Stockholder action by written consent must be signed by holders having not less than the minimum number of votes necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted

Stockholder action may be taken by written consent signed by holders having not less than the minimum number of votes necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

Notice Requirements for Stockholder Nominations and Other Proposals

To bring business before an annual meeting, a stockholder’s notice of the proposed business must be received at KeyOn’s principal executive office not less than 120 days nor more than 150 days prior to the first anniversary date of the date of KeyOn’s proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders.

If no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, the notice must be received by KeyOn no earlier than 150 days prior to the date of the meeting and no later than 120 days prior to the meeting or the 10th day following the day on which public announcement of the meeting was first made.

Stockholders may not nominate persons for election as directors at any special meeting unless the business to be transacted at such meeting, as set forth in the notice of such meeting, includes the election of directors. To be timely in the case of a special meeting, a stockholder nomination notice in connection with such special meeting must be received at the principal executive office of KeyOn not later than the close of business on the 10th day following the day on which public announcement is first made of the date of the special meeting.

To bring a matter before an annual meeting or to nominate a candidate for director, a stockholder’s notice of the proposed matter or nomination must be received at Internet America’s principal executive office not less than 60 and not more than 120 days prior to the anniversary date of the mailing to stockholders of the notice of meeting for the immediately preceding annual meeting.

In the event that the date of the annual meeting is changed by more than 30 days from the anniversary date of the immediately preceding annual meeting, the stockholder’s notice must be received at Internet America’s principal executive office no later than the close of business on the 10th day following the earlier of the date on which a written statement setting forth the date of such meeting was mailed to stockholders or the date on which it is first disclosed to the public.

Takeover Restrictions

Subject to certain exceptions, Section 203 of the DGCL generally prohibits public corporations from engaging in significant business transactions, including mergers, with a holder of 15% or more of the corporation’s stock, referred to as an interested stockholder, for a period of three years after the interested stockholder becomes an interested stockholder. KeyOn has not elected to not be governed by Section 203 of the DGCL.

Texas law prohibits a Texas issuing public corporation from engaging in a business combination with any shareholder who is a beneficial owner of 20% or more of the corporation’s outstanding stock for a period of three years after such shareholder’s acquisition of a 20% ownership interest, unless: (i) the board of directors of the corporation approves the transaction or the shareholder’s acquisition of the shares prior to the acquisition or (ii) two-thirds of the unaffiliated shareholders of the corporation approve the transaction at a shareholders meeting. Internet America is subject to this provision of Texas law unless its shareholders or directors take action electing not to be governed by its terms (which action is not currently contemplated).

Rights Plan

None.
Internet America has a stockholder rights plan exercisable only if affiliated persons acquire (or there is an announcement of a tender offer under which such persons would acquire) 15% or more of the outstanding common stock of Internet America. In such case, each holder of one share of Internet America stock would be entitled to purchase from Internet America one share of common stock at 50% of the then current purchase price. Internet America has entered into two amendments to the rights plan, the effect of which are to ensure that neither the sale of shares to Mr. Mihaylo and the ownership by him of up to 25% of the outstanding shares of stock, nor the issuance of the merger consideration, triggers any provisions under the rights agreement.

Amendments to the Certificate of Incorporation

KeyOn’s certificate of incorporation does not contain any special provisions regarding the approval of amendments to KeyOn’s certificate of incorporation. Under Delaware law, approval of a majority of the outstanding stock entitled to vote is required to amend a corporation’s certificate of incorporation.

Internet America’s articles of incorporation may not be amended in any manner which would materially and adversely alter the powers, preferences or special rights of the Series A preferred stock without the affirmative vote of the holders of at least 662/3% of the outstanding shares of Series A preferred stock voting as a single class.

Amendments to the Bylaws

KeyOn’s bylaws may be altered, amended or repealed, and new bylaws may be adopted by the affirmative vote of a majority of the stock entitled to vote or by a majority of the board, subject to the power of the stockholders to change or repeal them and provided that the board may not alter any qualifications, classifications or term of office of the directors.
The Internet America board of directors is expressly and exclusively empowered to adopt, amend or repeal Internet America’s bylaws.

Limitation of Personal Liability of Directors, Officers and Employees

A director of KeyOn will not be personally liable to KeyOn or its stockholders for breach of fiduciary duty except for: (1) any breach of the director’s duty of loyalty to KeyOn or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) willful or negligent violation of provisions of the DGCL governing payment of dividends and stock purchases or redemptions (Section 174 of the DGCL) or (4) any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize a corporation to further eliminate or limit the personal liabilities of directors, then the liability of a director of KeyOn will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

No director of Internet America will be liable to Internet America or its stockholders for an act or omission in the director’s capacity as director except for: (1) a breach of the director’s duty of loyalty to Internet America or its stockholders, (2) an act or omission not in good faith that constitutes a breach of duty of the director to Internet America or an act or omission that involves intentional misconduct or knowing violation of the law, (3) a transaction from which the director received improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office or (4) an act or omission for which the liability of a director is expressly provided by applicable statutes.
If Texas law is amended to authorize corporate action further eliminating or limiting the personal liabilities of directors, then the liability of a director of Internet America will be eliminated or limited to the fullest extent permitted by such laws, as so amended.

Indemnification

With respect to its officers and directors, KeyOn is required to, and with respect to its employees and agents, KeyOn may, indemnify, to the maximum extent permitted by Delaware law, every person who is or was a party or is or was threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of KeyOn) by reason of the fact that such person is or was a director, officer, employee or agent, as applicable, of KeyOn or any of its subsidiaries or is or was serving at the request of KeyOn or any its subsidiaries as a director, officer, fiduciary, employee or agent, as applicable, of another entity, against expenses (including counsel fees), judgments, fines and amounts paid or owed in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of KeyOn, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In proceedings by or in the right of KeyOn, persons are indemnified by KeyOn in accordance with the standards set forth above, except that (1) such indemnity is only against expenses (including counsel fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of KeyOn and (2) no indemnification will be made with respect to any claim, issue or matter as to which such person is adjudged to be liable to KeyOn unless and to the extent that such person is, despite such adjudication but in view of all the circumstances of the case, fairly and reasonably entitled to indemnification.

Internet America is required to indemnify its officers and directors and may indemnify its employees and agents to the maximum extent allowed under Texas law.

Under Texas law, Internet America is permitted to provide advancement of expenses and indemnification against judgments, penalties, fines, settlement and reasonable expenses actually incurred by a person in connection with proceedings against such person because the person served as a director, officer employee or agent of Internet America if it is determined that the person (1) acted in good faith, (2) reasonably believed that his conduct in his official capacity as director or officer was in Internet America’s best interest or, with respect to conduct in other capacities, was not opposed to Internet America’s best interest and (3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In addition, indemnification is not permitted if the person is found liable to Internet America or if the person is found liable on the basis that he received an improper personal benefit

LEGAL MATTERS

The validity of the Internet America common stock offered by this joint proxy statement/prospectus has been passed upon for Internet America by Boyer & Ketchand, a professional corporation, Houston, Texas.

EXPERTS

The consolidated financial statements of KeyOn as of December 31, 2007 and 2006, and for each of the years in the two-year period ended December 31, 2007, have been included herein in reliance upon the reports of L.L. Bradford & Company, LLC, independent registered public accounting firm, included herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Internet America as of June 30, 2008 and 2007, and for each of the years in the two-year period ended June 30, 2008, have been included herein in reliance upon the reports of Pannell Kerr Forster of Texas, P.C., independent registered public accounting firm, included herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN OBTAIN MORE INFORMATION OR COPIES

Internet America filed a registration statement on Form S-4 to register with the SEC the Internet America common stock to be issued to KeyOn stockholders in connection with the merger. This prospectus is a part of that registration statement and constitutes a prospectus of Internet America in addition to being notice to KeyOn shareholders of the action taken by the KeyOn consent. As allowed by SEC rules, this prospectus does not contain all the information you can find in Internet America’s registration statement or the exhibits to the registration statement. Each of Internet America and KeyOn file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Internet America and KeyOn file with the SEC at the SEC’s public reference room at the following location:

Public Reference Room
100 F Street, N.E.
Room 1580
Washington, DC 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov.

If you request any documents from Internet America and KeyOn, Internet America and KeyOn will mail them to you by first class mail or another equally prompt means within one business day of receiving your request. You may also obtain these documents by visiting our respective websites at www.keyon.com or www.internetamerica.com or at the SEC’s website described above. Information contained on these websites does not constitute a part of this prospectus.

You should rely only on the information contained in this prospectus. Internet America has not authorized anyone to provide you with information that is different from the information contained in this prospectus. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. This prospectus speaks only as of its date unless the information specifically indicates that another date applies. Neither the mailing of this prospectus to KeyOn stockholders nor the issuance of the Internet America common stock in the merger creates any implication to the contrary.

Only one prospectus is being delivered to multiple stockholders sharing an address unless KeyOn has received contrary instructions from one or more of the stockholders. Any stockholder at a shared address to which a single copy was delivered who desires additional copies or who wishes to receive a separate annual report to security holders, proxy statement, or Notice of Internet Availability of Proxy Materials in the future, and any stockholder who wishes to request delivery of a single copy of annual reports to security holders, proxy statements, or Notices of Internet Availability of Proxy Materials if they are receiving multiple copies, should make written or oral request therefor to the contact information provided below, and Internet America or KeyOn, as applicable, will promptly honor that request.

Internet America, Inc. 10930 W. Sam Houston Parkway N., Suite 200 Houston, Texas 77064 Tel: (713) 968-2500 Fax: (713) 589-3000 www.internetamerica.com	KeyOn Communications Holdings, Inc. 11742 Stonegate Circle Omaha, Nebraska 68164 Tel: (702) 403-1225 Fax: (402) 998-4111 www.keyon.com

ANNEX A

AGREEMENT AND PLAN OF MERGER
BY AND AMONG

INTERNET AMERICA, INC.,
IA ACQUISITION, INC.,

AND

KEYON COMMUNICATIONS HOLDINGS, INC.

DATED NOVEMBER 14, 2008

TABLE OF CONTENTS

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of November 14, 2008, is by and among INTERNET AMERICA, INC., a Texas corporation (“Internet America”), IA ACQUISITION, INC., a Delaware corporation wholly owned by Internet America (“AcquisitionSub”), and KEYON COMMUNICATIONS HOLDINGS, INC., a Delaware corporation (“KeyOn”).

WHEREAS, the boards of directors of each of KeyOn, Internet America and AcquisitionSub have determined that it is advisable and in the best interests of their respective stockholders for AcquisitionSub to merge with and into KeyOn (the “Merger”), with KeyOn continuing as the surviving corporation wholly owned by Internet America, upon the terms and subject to the conditions set forth herein;

WHEREAS, the boards of directors of each of KeyOn, Internet America and AcquisitionSub have approved this Agreement and the Merger, upon the terms and subject to the conditions of this Agreement and the Delaware General Corporation Law, as amended (the “DGCL”);

WHEREAS, concurrent with the execution of this Agreement and as a condition to and inducement of Internet America’s and AcquisitionSub’s willingness to enter into this Agreement, each of the stockholders of KeyOn set forth on Schedule A is entering into a voting agreement (the “Voting Agreement”) in the form attached hereto as Exhibit A;

WHEREAS, it is expected that promptly following the execution and delivery of this Agreement by the parties hereto, the holders of shares of KeyOn Common Stock sufficient to adopt and approve this Agreement and the Merger as required under the DGCL will execute and deliver an action by written consent adopting this Agreement (the “KeyOn Consent”);

WHEREAS, for federal income Tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

NOW, THEREFORE, for and in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties to this Agreement (each a “Party,” and collectively, the “Parties”) agree as follows:

ARTICLE 1
 THE MERGER

Section 1.1  The Merger. Upon the terms and subject to the conditions set forth in this Agreement, AcquisitionSub shall be merged with and into KeyOn at the Effective Time. Following the Effective Time, the separate corporate existence of AcquisitionSub shall cease and KeyOn shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of AcquisitionSub.

Section 1.2 Closing. The closing of the Merger will take place at 10:00 a.m. (Houston, Texas time) on a date to be mutually agreed upon by Internet America and KeyOn, which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article 6 (the “Closing Date”), at the offices of Boyer & Ketchand, Nine Greenway Plaza, Suite 3100, Houston, Texas 77046, unless another date, time or place is agreed to in writing by the parties hereto.

Section 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a Certificate of Merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as AcquisitionSub and KeyOn shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. From and after the Effective Time, the Surviving Corporation shall possess all the rights, assets, powers, privileges, and franchises and be subject to all of the obligations, liabilities, restrictions, and disabilities of KeyOn and AcquisitionSub, all as provided under the DGCL, and the Merger shall have the effects set forth in Section 259 of the DGCL.

Section 1.5 Certificate of Incorporation and Bylaws. The Certificate of Incorporation of KeyOn as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended, as provided therein or by Applicable Law. The Bylaws of KeyOn as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until thereafter changed or amended, as provided therein or by Applicable Law.

Section 1.6 Directors.

(a)  Surviving Corporation. The directors of AcquisitionSub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or their respective successors are duly elected and qualified, as the case may be.

(b)  Internet America. At the Effective Time, the size of the board of directors of Internet America shall be increased to seven members, and the five current members of the Internet America Board shall appoint two persons designated by KeyOn to fill the vacancies created. The KeyOn director designees shall be subject to approval by the Internet America Board in its sole discretion. One of the directors designated by KeyOn shall be named as a Class I director whose term shall expire in 2009 and the other director designated by KeyOn shall be named as a Class II director whose term shall expire in 2010, each to serve as a director until his successor shall be elected and qualified or upon his earlier death, resignation or removal in accordance with Applicable Law.

Section 1.7 Officers.

(a)  Surviving Corporation. The officers of KeyOn immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or their respective successors are duly elected and qualified, as the case may be.

(b)  Internet America. At the Effective Time, the individuals listed on Schedule 1.7 hereto shall have the executive officer positions with Internet America set forth opposite their respective names, and each such executive officer shall serve until such executive officer’s successor shall be elected and qualified or such executive officer’s earlier death, resignation, retirement, disqualification or removal. If, at or before the Effective Time, any such Person is unable or unwilling to serve as an executive officer of the Surviving Corporation in the capacity set forth on Schedule 1.7, then a substitute executive officer shall be selected by the Internet America Board after the Effective Time.

ARTICLE 2
EFFECT OF MERGER ON CAPITAL STOCK

Section 2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of KeyOn or AcquisitionSub:

(a)  Capital Stock of AcquisitionSub. Each issued and outstanding share of capital stock of AcquisitionSub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

(b)  Cancellation of Treasury and Internet America Owned Stock. Each share of KeyOn Common Stock (i) issued and held in KeyOn’s treasury or (ii) owned by Internet America, AcquisitionSub or any other wholly owned Subsidiary of Internet America or KeyOn shall, at the Effective Time and by virtue of the Merger, cease to be outstanding and shall be canceled and retired without payment of any consideration therefor, and no consideration shall be delivered in exchange therefor.

(c)  Conversion of KeyOn Common Stock. Subject to Section 2.1(d), all issued and outstanding shares (including any dissenting shares) of KeyOn Common Stock at the Effective Time shall be converted into 16,155,906 validly issued, fully paid and nonassessable shares of Internet America Common Stock (the “Merger Consideration”). The ratio between 16,155,906 shares of Internet America Common Stock and the number of shares of KeyOn Common Stock outstanding at the Effective Time is hereinafter referred to as the “Exchange Ratio”. Each holder of a share of KeyOn Common Stock shall be entitled to receive that number of shares of Internet America common stock equal to the product of the number of shares of KeyOn common stock held by such stockholder and the Exchange Ratio, rounded to the nearest whole share. No fractional shares of Internet America Common Stock will be issued. As of the Effective Time, all KeyOn Common Stock shall no longer be outstanding and shall be automatically canceled and retired and shall cease to exist, and each holder of a certificate representing any shares of KeyOn Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

(d)  Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of KeyOn Common Stock held by a Person (a “Dissenting Stockholder”) who objects to the Merger and complies with all the provisions of the DGCL concerning the rights of shareholders to dissent from the Merger and require appraisal of their shares shall not be converted as described in Section 2.1(c), but shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the DGCL. If, after the Effective Time, such Dissenting Stockholder withdraws its demand for appraisal or fails to perfect or otherwise loses its right to appraisal, in any case pursuant to the DGCL, such Dissenting Stockholder’s shares of KeyOn Common Stock shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration. KeyOn shall give Internet America prompt notice of any demands received by KeyOn for appraisal of shares of KeyOn Common Stock and the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. KeyOn shall not, without the prior written consent of Internet America, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

(e)  Adjustment of Exchange Ratio.  If, between the date of this Agreement and the Effective Time (and in each case, as otherwise permitted by this Agreement), the outstanding shares of KeyOn Common Stock or the outstanding shares of Internet America Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Exchange Ratio shall be appropriately adjusted to provide to the holders of KeyOn Common Stock or Internet America Common Stock, as the case may be, the same economic effect as contemplated by this Agreement prior to such event.

Section 2.2 Exchange of Certificates.

(a)  Paying Agent. Prior to the Effective Time, Internet America shall designate its transfer agent or another trust company to act as agent for the holders of the shares of KeyOn Common Stock in connection with the Merger (the “Paying Agent”) to receive in trust the Merger Consideration to which holders of the shares of KeyOn Common Stock shall become entitled pursuant to Section 2.1(c). From time to time, Internet America shall make available, or cause the Surviving Corporation to make available, to the Paying Agent certificates (or evidence of Internet America Book-Entry shares of KeyOn Common Stock) representing the aggregate number of shares of Internet America Common Stock to be issued as Merger Consideration in exchange for outstanding shares of KeyOn Common Stock, in amounts and at times necessary for the prompt payment of the Merger Consideration upon surrender of Certificates representing shares of KeyOn Common Stock as provided herein.

(b)  Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented shares of KeyOn Common Stock (the “Certificates”), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form as Internet America may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Internet America, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the number of shares of Internet America Common Stock into which the shares of KeyOn Common Stock theretofore represented by such Certificate shall have been converted, pursuant to Section 2.1(c) and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of KeyOn Common Stock that is not registered in the transfer records of KeyOn, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, which the shares of KeyOn Common Stock theretofore represented by such Certificate shall have been entitled to receive pursuant to Section 2.1.

(c)  No Further Ownership Rights; Transfer Books. The Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of KeyOn Common Stock theretofore represented by such Certificates. At the Effective Time, the stock transfer books of KeyOn shall be closed, and there shall be no further transfers of the shares of KeyOn Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Internet America or KeyOn, the presented Certificates shall be canceled and exchanged for shares of Internet America Common Stock or other consideration payable in respect thereof pursuant to this Agreement in accordance with the procedures set forth herein.

(d)  Termination of Fund; No Liability. At any time following six months after the Effective Time, Internet America shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) and certificates for shares of Internet America Common Stock which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to Internet America (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of Internet America, KeyOn or any other Person shall be liable to any former holder of shares of KeyOn Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. If any Certificates shall not have been surrendered immediately prior to such date on which any payment pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Authority, the payment in respect of such Certificate shall, to the extent permitted by Applicable Law, become the property of Internet America, free and clear of all claims or interests of any Person previously entitled thereto.

(e)  Lost, Stolen or Destroyed Certificates. In the event any Certificates evidencing shares of KeyOn Common Stock shall have been lost, stolen or destroyed, the Paying Agent shall pay to such holder the Merger Consideration required pursuant to Section 2.1(c), in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof with such assurances as the Paying Agent, in its discretion and as a condition precedent to the payment of the Merger Consideration, may reasonably require of the holder of such lost, stolen or destroyed Certificates.

(f)  Withholding Taxes. Internet America shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable to a holder of shares of KeyOn Common Stock pursuant to the Merger any stock transfer taxes and such amounts as are required under the Code, or any applicable provisions of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of KeyOn Common Stock in respect of which such deduction and withholding were made.

Section 2.3 Stock Options.

(a)   Assumption and Adjustment. KeyOn shall, effective as of the Effective Time, cause each option to purchase shares of KeyOn Common Stock identified in Section 4.3(c) of the KeyOn Disclosure Letter (the “KeyOn Stock Options”) granted under the 2007 Incentive Stock and Awards Plan of KeyOn (the “KeyOn Stock Plan”) that is then outstanding to be assumed and adjusted by Internet America as required to reflect the Merger, including the substitution of Internet America Common Stock for KeyOn Common Stock thereunder, so that (i) each such KeyOn Stock Option shall be exercisable only for that whole number of shares of Internet America Common Stock equal to the product (rounded to the nearest whole share, which shall be rounded down to the extent necessary to comply with Section 424 of the Code) of the number of shares of KeyOn Common Stock subject to such KeyOn Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (ii) the exercise price per share of Internet America Common Stock shall be an amount equal to the exercise price per share of KeyOn Common Stock subject to such Stock Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (the price per share, as so determined, being rounded up to the nearest whole cent); provided, however, that in no event shall the exercise price be less than the par value of Internet America Common Stock. The vesting period, expiration and exercisability of outstanding KeyOn Stock Options shall be unchanged by such assumption and adjustment. The adjustments provided in this paragraph with respect to any KeyOn Stock Options shall be and are intended to be effected in a manner which is consistent with Sections 424(a) and 409A of the Code.

(b)   Termination of Plan. Except as may be otherwise agreed to by Internet America and KeyOn, as of the Effective Time (i) KeyOn’s Stock Plan shall terminate, (ii) the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of KeyOn or any of its Subsidiaries shall be deleted and (iii) no holder of Stock Options or any participant in the Stock Plan or any other plans, programs or arrangements shall have any rights thereunder to acquire any equity securities of KeyOn or any Subsidiary thereof.

(c)    No Acceleration. From and after the date of this Agreement, KeyOn and the KeyOn Subsidiaries shall take no action to provide for the acceleration of the exercisability of any KeyOn Stock Options in connection with the Merger except to the extent such acceleration is required under the terms of such KeyOn Stock Options or change in control agreements in existence on the date of this Agreement. To the extent such acceleration or exercisability is required under the terms of such KeyOn Stock Options or other awards made under the KeyOn Stock Plan upon the occurrence of a change of control (as such term or similar term is defined in the KeyOn Stock Plan or change in control agreement), KeyOn shall, prior to the Effective Time, take all actions as may be required to cause such acceleration or exercisability to occur no less than ten (10) days prior to the Effective Time.

(d)     Notice to Optionees. As soon as practicable following the Effective Time, Internet America shall deliver to the holders of Stock Options to be assumed pursuant to this Section 2.3 appropriate notices setting forth such holders’ rights pursuant to the Internet America Stock Plan and the agreements evidencing the grants of such Stock Options and stating that such Stock Options and such agreements shall be assumed by Internet America and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.3).

Section 2.4 Warrants.

(a)      At the Effective Time, all outstanding warrants to purchase shares of KeyOn Common Stock will either terminate by their terms or be canceled, except for those warrants to purchase an aggregate of 281,875 shares of KeyOn Common Stock identified in Schedule 2.4 (the “Assumed Warrants”), which shall be assumed and adjusted by Internet America to substitute Internet America Common Stock for KeyOn Common Stock thereunder as required to reflect the Merger. As a result of such assignment and adjustment: (i) each Assumed Warrant shall be convertible only for that whole number of shares of Internet America Common Stock equal to the product (rounded to the nearest whole share, which shall be rounded down to the extent necessary to comply with Section 424 of the Code) of the number of shares of KeyOn Common Stock subject to such Assumed Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, and (ii) the conversion price per share of Internet America Common Stock shall be an amount equal to the conversion price per share of KeyOn Common Stock subject to such Assumed Warrant in effect immediately prior to the Effective Time divided by the Exchange Ratio (the price per share, as so determined, being rounded up to the nearest whole cent); provided, however, that in no event shall the conversion price be less than the par value of Internet America Common Stock. The vesting period, term and exercisability of outstanding Assumed Warrants shall be unchanged by such assumption and adjustment. The adjustments provided in this paragraph with respect to any Assumed Warrants shall be and are intended to be effected in a manner that is consistent with Sections 424(a) and 409A of the Code.

(b)    Notice to Warrantholders. As soon as practicable following the Effective Time, Internet America shall deliver to the holders of the Assumed Warrants substitute warrants to purchase Internet America Common Stock, containing the adjustments required by this Section 2.4.

Section 2.5 Convertible Notes. Prior to or at the Effective Time, KeyOn shall cause all principal and interest due and owing under the KeyOn Convertible Notes then outstanding to be repaid in shares of KeyOn Common Stock at a price per share determined in the manner provided in the Convertible Notes, and shall cause the Convertible Notes to be cancelled as paid in full, as of the Effective Time. The shares of KeyOn Common Stock issued in conversion of the Convertible Notes shall be included within the KeyOn Common Stock eligible for exchange in accordance with Section 2.1(c) hereof.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF
INTERNET AMERICA AND ACQUISITIONSUB

As an inducement for KeyOn to enter into this Agreement, Internet America and AcquisitionSub hereby jointly and severally make the following representations and warranties to KeyOn; provided, however, that such representations and warranties shall be subject to and qualified by: (a) the disclosure letter delivered by Internet America to KeyOn as of the date hereof (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein) (the “Internet America Disclosure Letter”) (it being understood that (i) the disclosure of any fact or item in any section of the Internet America Disclosure Letter shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section to the extent that such disclosure is made in a manner that makes its relevance to the other section reasonably apparent and (ii) the disclosure of any matter or item in the Internet America Disclosure Letter shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality,” “Internet America Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item, alone or together with any other matter or item, would constitute an Internet America Material Adverse Effect); and (b) information contained in the Internet America Reports (excluding any exhibits thereto and excluding disclosures under “Risk Factors” and other forward-looking or predictive statements) filed with the SEC prior to the date hereof (but only to the extent that such disclosure on its face appears to constitute information that would reasonably be deemed a qualification or exception to the following representations and warranties).

Section 3.1  Corporate Existence; Good Standing; Corporate Authority.  Internet America is a corporation duly incorporated, validly existing and in good standing under the Applicable Laws of the State of Texas. AcquisitionSub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Internet America is duly qualified to conduct business and is in good standing (to the extent such concept exists in the relevant jurisdiction) in each jurisdiction in which the ownership, operation or lease of its property or the nature of Internet America’s business requires such qualification, except for jurisdictions in which any failures to be so qualified or to be in good standing, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause an Internet America Material Adverse Effect. Internet America and AcquisitionSub each have all requisite corporate power and authority to own or lease and operate their respective properties and assets and to carry on their businesses as they are currently being conducted. Each of the Amended and Restated Articles of Incorporation (including any and all Certificates of Designations) and Bylaws of Internet America (the “Internet America Charter Documents”) is in full force and effect, has not been amended or modified and has not been terminated, superseded or revoked. Internet America is not in violation of the Internet America Charter Documents.

Section 3.2  Authorization, Validity and Effect of Agreement.

(a)  Authority. Each of Internet America and AcquisitionSub has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements, instruments, certificates and documents contemplated hereunder (collectively, the “Related Documents”) to which it is, or will become, a party, to perform its obligations hereunder and thereunder and to consummate the Merger, and all other transactions contemplated hereunder and thereunder. The execution, delivery and performance of this Agreement and the Related Documents and the consummation of the Merger and the other transactions contemplated hereunder and thereunder have been duly authorized by all requisite corporate action on behalf of Internet America and AcquisitionSub, and no other corporate proceedings by Internet America or AcquisitionSub are necessary to authorize the execution and delivery of this Agreement or the Related Documents or to consummate the Merger and the other transactions contemplated hereunder or under the Related Documents, except for the filing of the Certificate of Merger pursuant to the DGCL.

(b)  Binding Obligations. This Agreement and each of the Related Documents to which each of Internet America and AcquisitionSub is a party have been or will be duly executed by each of Internet America and AcquisitionSub and, assuming the due authorization, execution and delivery hereof and thereof by KeyOn to the extent a party hereof and thereof, constitute the valid and legally binding obligations of Internet America and AcquisitionSub, enforceable against each of Internet America and AcquisitionSub in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Applicable Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 3.3 Capitalization. The authorized capital stock of Internet America consists of 40,000,000 shares of Internet America Common Stock and 5,000,000 shares of Internet America Preferred Stock, 4,000,000 shares of which have been designated as Series A Preferred Stock (the “Internet America Preferred Stock”). As of the close of business on the date immediately preceding the date of this Agreement, there were 16,857,031 issued and outstanding shares of Internet America Common Stock, no shares of Internet America Common Stock held by Internet America in its treasury, and 2,889,076 issued and outstanding shares of Internet America Preferred Stock. Section 3.3 of the Internet America Disclosure Letter sets forth a true, correct and complete list of all outstanding shares of Internet America Common Stock subject to outstanding options, warrants or similar rights, held in escrow, or reserved for future issuance. Except as set forth therein, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Internet America Common Stock. All shares of Internet America Common Stock are, and all shares of Internet America Common Stock which may be issued and outstanding immediately prior to the Effective Time as permitted under this Agreement shall be when issued, duly authorized, validly issued, fully paid and nonassessable shares of Internet America Common Stock and not subject to any preemptive rights. Except under terms of the Internet America Preferred Stock and the terms and provisions of the Rights Agreement between Internet America and American Stock Transfer and Trust dated August 9, 2004, as amended (the “Internet America Rights Agreement”), there are no outstanding or authorized contractual or other obligations of Internet America or any of the Internet America Subsidiaries to repurchase, redeem or otherwise acquire any equity securities of Internet America or any of the Internet America Subsidiaries. Pursuant to the Internet America Rights Agreement, each outstanding share of Internet America Common Stock is accompanied by one Common Share purchase right (the “Internet America Rights”) entitling the holder thereof to purchase, subject to the terms and conditions thereof, Internet America Common Stock.

Section 3.4  Subsidiaries.

(a)  Organization and Qualification. Each Internet America Subsidiary is a corporation or other legal entity duly organized or constituted and validly existing under the Applicable Laws of its jurisdiction of incorporation, organization or formation. Each Internet America Subsidiary has all requisite corporate, limited liability company, partnership or other business power and authority to own or lease and operate its properties and assets and to carry on its business as currently conducted, except as would have an immaterial effect on the Internet America Companies, taken as a whole. Each Internet America Subsidiary is duly qualified to conduct business and is in good standing in each jurisdiction in which the ownership or lease and operation of its property or the nature of its business requires such qualification, except for jurisdictions in which any failures to be so qualified or to be in good standing, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause an Internet America Material Adverse Effect. All of the outstanding shares of capital stock of, or other Equity Interests in, each Internet America Subsidiary are duly authorized, validly issued, fully paid and nonassessable and are owned, directly or indirectly, by Internet America, free and clear of all Liens, except for Permitted Liens.

(b)  List of Subsidiaries. Section 3.4(b) of the Internet America Disclosure Letter sets forth all Internet America Subsidiaries (other than AcquisitionSub) and the ownership interest of such Internet America Subsidiary held, directly or indirectly, by Internet America. Internet America’s Subsidiaries are not in violation of their respective organizational documents.

(c)  Acquisition Sub. AcquisitionSub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, as of the Effective Time, will not have engaged in any activities other than in connection with the transactions contemplated by this Agreement. Internet America is, and will be at the Effective Time, the owner of all the outstanding shares of capital stock of Acquisition Sub. The shares of capital stock of AcquisitionSub to be issued in connection with the Merger, when issued in accordance with this Agreement, will be validly issued, fully paid, nonassessable and free of preemptive rights.

Section 3.5 Compliance with Laws; Permits.  Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause an Internet America Material Adverse Effect, and except for (x) matters relating to Taxes, which are treated exclusively in Section 3.10, (y) matters relating to Internet America Benefit Plans, which are treated exclusively under Section 3.11 and (z) matters arising under Environmental, Health and Safety Laws, which are treated exclusively in Section 3.13:

(a)  Neither Internet America nor any Internet America Subsidiary is in violation of any Applicable Law relating to the ownership or operation of any of its assets, and no Claim is pending or, to the Knowledge of Internet America, threatened with respect to any such matters;

(b)  Internet America and each Internet America Subsidiary hold all permits, licenses, certifications, variations, exemptions, Orders, franchises, registrations, filings, approvals, authorizations or other required grant of operating authority required by any Governmental Authority necessary for the conduct of their respective businesses (the “Internet America Permits”). All Internet America Permits are in full force and effect and there exists no default thereunder or breach thereof, and Internet America has no notice or Knowledge that such Internet America Permits will not be renewed in the ordinary course after the Effective Time. No Governmental Authority has given, or to the Knowledge of Internet America, threatened to give, notice of any action to terminate, cancel or reform any Internet America Permits; and

(c)  Internet America and each Internet America Subsidiary possesses all Internet America Permits required for the present ownership or lease, as the case may be, of its business and operation of its property, and there exists no default or breach with respect to, and no Person, including any Governmental Authority, has taken or, to the Knowledge of Internet America, threatened to take, any action to terminate, cancel or reform any such Internet America Permit.

Section 3.6 No Conflict; Consents.

(a)  No Conflict. The execution and delivery by each of Internet America and AcquisitionSub of this Agreement and the Related Documents, the performance of the obligations of Internet America and AcquisitionSub hereunder and thereunder and the consummation by Internet America and AcquisitionSub of the Merger and the other transactions contemplated hereby and thereby in accordance with the terms hereof and thereof will not (i) conflict with or result in a breach of any provisions of their respective organizational documents, (ii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, impair Internet America’s rights under, alter the rights or obligations of third parties under, result in the termination of or in a right of termination or cancellation of, give rise to a right of purchase under, or accelerate the performance required by, any Internet America Material Contract or other Contract, (iii) cause the Internet America Rights to become exercisable under the Internet America Rights Agreement, (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Internet America or the Internet America Subsidiaries under any Internet America Material Contract or by which Internet America or the Internet America Subsidiaries or any of their properties is bound or affected, (v) result in any Internet America Material Contract being declared void, voidable, or without further binding effect, or (vi) (assuming that the consents and approvals referred to in Section 3.6(b) are duly and timely made or obtained), contravene, conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Internet America or any of the Internet America Subsidiaries, other than any such violations, conflicts, breaches, defaults, impairments, alterations, terminations, cancellations, purchase rights, accelerations or Liens that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause an Internet America Material Adverse Effect.

(b)  Required Consents. Neither the execution and delivery by Internet America or AcquisitionSub of this Agreement or any Related Document nor the consummation by Internet America or AcquisitionSub of the Merger and the other transactions contemplated hereby or thereby in accordance with the terms hereof or thereof will require any consent, approval or authorization of, notice to or filing or registration with any Governmental Authority, other than (i)  the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and appropriate documents required to be filed as a result of the Merger with the relevant Governmental Authorities in the states and foreign jurisdictions in which Internet America is qualified to conduct business, and (ii) the filing and effectiveness of the Information/Registration Statement with the SEC in accordance with the Exchange Act and the dissemination of the Information Statement to all KeyOn Stockholders, except for any failures to obtain any such consent, approval or authorization or to make any such filing, notification or registration that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause an Internet America Material Adverse Effect.

Section 3.7 SEC Documents. Internet America has filed with the SEC all documents required to be so filed by it since June 30, 2007 pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act (collectively, the “Internet America Reports”). As of its respective date or, if amended by a subsequent filing prior to the date hereof, on the date of such filing, each Internet America Report complied in all material respects with the applicable requirements of the Exchange Act, SOX and the rules and regulations thereunder and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Specifically, the number of Active Subscribers of Internet America contained in the Internet America Reports is accurate as of the date of each report. Each of the consolidated balance sheets included in or incorporated by reference into the Internet America Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Internet America and the Internet America Subsidiaries as of its date, and each of the consolidated statements of operations, cash flows and changes in shareholders’ equity included in or incorporated by reference into the Internet America Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in shareholders’ equity, as the case may be, of Internet America and the Internet America Subsidiaries for the periods set forth therein (such consolidated balance sheets and consolidated statements of operations, cash flows and changes in shareholders’ equity, each including the notes and schedules thereto, the “Internet America Financial Statements”). The Internet America Financial Statements (i) complied as to form in all material respects with the published rules and regulations of the SEC and (ii) were prepared in accordance with GAAP consistently applied during the periods involved, except as may be noted in the Internet America Financial Statements or as permitted by Form 10-KSB, 10-QSB, 10-Q or Form 8-K.

Section 3.8 Litigation.  Except (a) matters relating to Tax matters, which are treated exclusively under Section 3.10, (b) matters relating to Internet America Benefit Plans, which are treated exclusively under Section 3.11 and (c) matters arising under Environmental, Health and Safety Laws, which are treated exclusively under Section 3.13, there is no litigation, arbitration, mediation, action, suit, Claim, proceeding or investigation, whether legal or administrative, pending against Internet America or any of the Internet America Subsidiaries or, to Internet America’s Knowledge, threatened against Internet America or any of the Internet America Subsidiaries or any of their respective assets, properties or operations, at Applicable Law or in equity, before or by any Governmental Authority or any Order of any Governmental Authority that, individually or in the aggregate, and taking into consideration the aggregate amounts reserved for any such matters in Internet America’s consolidated balance sheet at June 30, 2007, has had or caused or would reasonably be expected to have or cause an Internet America Material Adverse Effect.

 Section 3.9 Absence of Certain Changes.  From June 30, 2008 to the date of this Agreement, except as described in the Internet America Reports, there has not been (a) any event or occurrence that has had or caused or would reasonably be expected to have or cause an Internet America Material Adverse Effect, (b) any material change by Internet America or any of the Internet America Subsidiaries, when taken as a whole, in any of its accounting methods, principles or practices or any of its Tax methods, practices or elections, (c) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Internet America or any redemption, purchase or other acquisition of any of its capital stock or (d) except in the ordinary course of business consistent with past practices, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan.

Section 3.10 Taxes.

(a)  Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause an Internet America Material Adverse Effect:

(i)  The Internet America Companies have timely filed, or have caused to be timely filed on their behalf, all Tax Returns required to be filed by or on behalf of the Internet America Companies in the manner prescribed by Applicable Law. All such Tax Returns are complete and correct. The Internet America Companies have timely paid all Taxes due and owing, and, in accordance with GAAP, the most recent Internet America Financial Statements contained in the Internet America Reports reflect a reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by the Internet America Companies for all Taxable periods and portions thereof through the date of such Internet America Financial Statements;

(ii)  No Tax Return of the Internet America Companies is under audit or examination by any Tax Authority, and no written or, to the Knowledge of Internet America, unwritten notice of such an audit or examination has been received by the Internet America Companies. There is no assessed deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Internet America Companies;

(iii)  Since June 30, 2008, the Internet America Companies have not made or rescinded any election relating to Taxes or settled or compromised any Claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to any Taxes, or, except as may be required by Applicable Law, made any change to any of their methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of their most recently filed federal Tax Returns;

(iv)  There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes and no power of attorney with respect to any such Taxes has been executed or filed with any Tax Authority by or on behalf of the Internet America Companies;

(v)  Except for statutory Liens for Taxes not yet due, no Liens for Taxes exist with respect to any assets or properties of the Internet America Companies;

(vi)  Except for any agreements or arrangements (A) with customers, vendors, lessors or similar Persons entered into in the ordinary course of business or (B) among the Internet America Companies, none of the Internet America Companies is a party to or bound by any Tax sharing agreement, Tax indemnity obligation or agreement or arrangement with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Tax Authority);

(vii)  The Internet America Companies have complied with all Applicable Law relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442 and 3402 of the Code or similar provisions of any other Tax Law) and have, within the time and the manner prescribed by applicable Tax Law, withheld from and paid over to the proper Tax Authorities all amounts required to be so withheld and paid over under applicable Tax Law;

(viii)  None of the Internet America Companies shall be required to include in a Taxable period ending after the Closing Date any item of income that accrued in a prior Taxable period but was not recognized in any prior Taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of any other Tax Law; and

(ix)  None of the Internet America Companies has participated in any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4.

(b)  None of the Internet America Companies knows of any fact, agreement, plan, or other circumstance, or has taken or failed to take any action, that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.11 Employee Benefit Plans.

(a)  Section 3.11(a) of the Internet America Disclosure Letter contains a list of all Internet America Benefit Plans. To the extent applicable, the Internet America Benefit Plans comply in all material respects with the requirements of ERISA and the Code or with the Applicable Laws and regulations of any applicable jurisdiction; the Internet America Benefit Plans have been maintained and operated in compliance in all material respects with their terms; to Internet America’s Knowledge, there are no breaches of fiduciary duty in connection with the Internet America Benefit Plans for which Internet America could be liable; there are no pending or, to Internet America’s Knowledge, threatened Claims against or otherwise involving any Internet America Benefit Plan that, individually or in the aggregate, have had or caused or would reasonably be expected to have or cause an Internet America Material Adverse Effect, and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of the Internet America Benefit Plan activities) has been brought against or with respect to any such Internet America Benefit Plan for which Internet America could be liable that, individually or in the aggregate, have had or caused or would reasonably be expected to have or cause an Internet America Material Adverse Effect. All material contributions required to be made as of the date hereof to Internet America Benefit Plans have been made or have been properly accrued and are reflected in the Internet America Financial Statements as of the date thereof;

(b)  Neither Internet America nor any of the Internet America Subsidiaries contributes to, or has an obligation to contribute to, and has not within six years prior to the Effective Time contributed to, or had an obligation to contribute to or has any material liability, contingent or otherwise, with respect to, (i) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (ii) any plan that is covered by Title IV of ERISA, (iii) any plan subject to Section 412 of the Code or (iv) any plan funded by a “voluntary employees’ benefits association” within the meaning of Section 501(c)(9) of the Code;

(c)  No Internet America Benefit Plan maintained by the Internet America Companies provides medical, surgical, hospitalization, death or similar benefits (regardless of whether insured) for employees or former employees of Internet America or any Internet America Subsidiary for periods extending beyond their retirement or other termination of service other than coverage mandated by Applicable Law;

(d)  All accrued material obligations of the Internet America Companies, whether arising by operation of Applicable Law, Contract, or past custom, for compensation and benefits, including, but not limited to, bonuses and accrued vacation, and benefits under Internet America Benefit Plans, have been paid or adequate accruals for such obligations are reflected on the Internet America Financial Statements as of the date thereof;

(e)  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment), result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of Internet America or any of the Internet America Subsidiaries;

(f)  Each Internet America Benefit Plan which is or reasonably could be determined to be an arrangement subject to Section 409A of the Code has been operated in good faith compliance with Section 409A of the Code since January 1, 2005 and has been, or may be, timely amended with the consent of the participant, if necessary, to comply in good faith with Section 409A of the Code and any applicable guidance, whether proposed or final, issued by the IRS with respect thereto;

(g)  No Internet America Benefit Plan is a multiple employer plan within the meaning of Section 413(c) of the Code; and

(h)  No Internet America Benefit Plan that is not subject to ERISA has any material liabilities thereunder which are not otherwise fully funded, if applicable, or properly accrued and reflected under the Internet America Financial Statements as of the date thereof.

Section 3.12 Labor Matters.

(a)  Collective Bargaining. As of the date of this Agreement, (i) neither Internet America nor any of the Internet America Subsidiaries is a party to, or bound by, any collective bargaining agreement or similar Contract, agreement or understanding with a labor union or similar labor organization and (ii) to Internet America’s Knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened.

(b)  Unfair Labor Practices. Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause an Internet America Material Adverse Effect, (i) neither Internet America nor any Internet America Subsidiary has received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any material violation of any federal, state or local statutes, Applicable Laws, ordinances, rules, regulations, Orders or directives with respect to the employment of individuals by, or the employment practices of, Internet America or any Internet America Subsidiary, or the work conditions, terms and conditions of employment, wages or hours of their respective businesses, (ii) there are no unfair labor practice charges or other employee related complaints against Internet America or any Internet America Subsidiary pending or, to the Knowledge of Internet America threatened, before any Governmental Authority by or concerning the employees working in their respective businesses, and (iii) there is no labor dispute, strike, slowdown or work stoppage against Internet America or any of the Internet America Subsidiaries or, to the Knowledge of Internet America, pending or threatened against Internet America or any of the Internet America Subsidiaries.

Section 3.13 Environmental Matters.  Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause an Internet America Material Adverse Effect:

(a)  Internet America and each Internet America Subsidiary has been and is in compliance with all applicable Environmental, Health and Safety Laws and possesses and is in compliance with any permits or licenses required under Environmental, Health and Safety Laws. To the Knowledge of Internet America, there are no past or present facts, conditions or circumstances that interfere with or preclude, or could interfere with or preclude if known to a Governmental Authority, the conduct of any of their respective businesses as now conducted or which interfere with continued compliance with applicable Environmental, Health and Safety Laws;

(b)  No proceedings or investigations of any Governmental Authority are pending or, to the Knowledge of Internet America, threatened against Internet America or the Internet America Subsidiaries that allege the violation of or seek to impose liability pursuant to any Environmental, Health and Safety Laws, and, to the Knowledge of Internet America, there are no past or present facts, conditions or circumstances at, on or arising out of, or otherwise associated with, any current (or, to the Knowledge of any of the Internet America Companies, former) businesses, assets or properties of Internet America or any Internet America Subsidiary, which constitute a material violation of Environmental, Health and Safety Laws or are reasonably likely to give rise to (i) costs, expenses, liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental, Health and Safety Laws, (ii) Claims arising for personal injury, property damage or damage to natural resources, or (iii) fines, penalties or injunctive relief; and

(c)  Neither Internet America nor any of the Internet America Subsidiaries has (i) received any written notice of noncompliance with, violation of, or liability or potential liability under any Environmental, Health and Safety Laws or (ii) entered into or become subject to any consent decree, Order or agreement with any Governmental Authority or other Persons pursuant to any Environmental, Health and Safety Laws or relating to the cleanup of any Hazardous Materials.

Section 3.14 Intellectual Property.  Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause an Internet America Material Adverse Effect, (a) the products, services and operations of the Internet America Companies do not infringe upon, violate or misappropriate the Intellectual Property of any Third Party, (b) the Internet America Companies own or possess valid licenses or other valid rights to use the Intellectual Property that they use, exercise or exploit in, or that may be necessary or desirable for, their businesses as currently being conducted, free and clear of all Liens (other than Permitted Liens), and (c) to the Knowledge of Internet America, there is no infringement of any Intellectual Property owned by or licensed by or to any of the Internet America Companies. To Internet America’s Knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property of any Internet America Company by any Person, including, without limitation, any employee or independent contractor (present or former) of Internet America or any Internet America Subsidiary, that, individually or in the aggregate, has had or caused or could reasonably be expected to have or cause an Internet America Material Adverse Effect.

Section 3.15 Insurance.  Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause an Internet America Material Adverse Effect:

(a)  The Internet America Companies maintain and will maintain through the Closing Date insurance adequate in character and amount with financially sound and reputable insurers. There is no material default with respect to any provision contained in any insurance policy or binder, and none of the Internet America Companies has failed to give any notice or present any claim under any such policy or binder in a timely fashion; and

(b)  To the Knowledge of Internet America, no event relating specifically to any of the Internet America Companies has occurred that is reasonably likely, after the date of this Agreement, to result in an upward adjustment in premiums under any insurance policies they maintain. Neither of the Internet America Companies has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance policies. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no excess liability or protection and indemnity insurance policy has been cancelled by the insurer within one year prior to the date hereof, and to Internet America’s Knowledge, no threat in writing has been made to cancel (excluding cancellation upon expiration or failure to renew) any current insurance policy of Internet America or any Internet America Subsidiary.

Section 3.16 Ownership and Condition of Assets. As of the date hereof, Internet America or an Internet America Subsidiary has good and valid title to the assets of the Internet America Companies, other than defects or irregularities of title that do not materially impair the ownership or operation of such assets and in each case free and clear of all Liens, except for Permitted Liens or Liens that have not had or caused and would not reasonably be expected to have or cause an Internet America Material Adverse Effect. The assets of the Internet America Companies are in good operating condition, normal wear and tear excepted.

Section 3.17 Undisclosed Liabilities.  Neither Internet America nor any of the Internet America Subsidiaries has any liabilities or obligations of any nature, regardless of whether fixed, accrued, contingent or otherwise, except liabilities and obligations that (a) are fully reflected or reserved against in the Internet America Financial Statements included in the Internet America Reports or described in the Internet America Reports filed prior to the date hereof, (b) liabilities and obligations arising under this Agreement and the transaction contemplated by this Agreement, (c) liabilities or obligations incurred in the ordinary course of business consistent with past practices since June 30, 2008 and (d) liabilities and obligations that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause an Internet America Material Adverse Effect.

Section 3.18 Material Contracts. All material contracts, commitments and similar agreements to which any of the Internet America Companies is a party or by which they or any of their property is bound as of the date of this Agreement (other than this Agreement or any Related Document) (the “Internet America Material Contracts”) are filed as an exhibit to the Internet America Reports filed prior to the date of this Agreement. As of the date of this Agreement, each of the Internet America Material Contracts is, to the Knowledge of Internet America, in full force and effect. Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause an Internet America Material Adverse Effect, none of the Internet America Companies knows of, or has received written notice of, any breach or violation of, or default under (nor, to the Knowledge of any of the Internet America Companies, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under), any Internet America Material Contract, or has received written notice of the desire of the other party or parties to any such Internet America Material Contract to exercise any rights such party has to cancel, terminate or repudiate such Contract or exercise remedies thereunder.

Section 3.19 Tax Representations. Neither Internet America nor, to Internet America’s Knowledge, any of its Affiliates has taken, has agreed or failed to take, or intends to take any action or has any Knowledge of any fact or circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

Section 3.20 No Brokers; Investment Advisor.  None of the Internet America Companies has entered into any Contract with any Person that may result in the obligation of Internet America, KeyOn or any of their respective Subsidiaries to pay any finder’s fees, brokerage or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. Internet America has retained Lehrer Financial and Economic Advisory Service as its financial advisor, the fee and expense reimbursement arrangements with which have been disclosed in writing to KeyOn prior to the date hereof.

Section 3.21 Improper Payments.  Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause an Internet America Material Adverse Effect: (a) no funds, assets or properties of Internet America or its Affiliates have been used or offered for illegal purposes; (b) no accumulation or use of any funds, assets or properties of Internet America or its Affiliates has been made without being properly accounted for in the financial books and records of Internet America or its Affiliates; (c) all payments by or on behalf of Internet America or its Affiliates have been duly and properly recorded and accounted for in their financial books and records and such books and records accurately and fairly reflect all transactions and dispositions of the assets of Internet America and its Affiliates; (d) Internet America has devised and maintained systems that provide reasonable assurances that transactions are and have been executed in accordance with management’s general or specific authorization; (e) neither Internet America nor any of its Affiliates, nor any director, officer, agent, employee or other Person associated with or acting on behalf of Internet America or its Affiliates, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or payment of anything of value relating to political activity, (ii) made any direct or indirect unlawful payment to any employee, agent, officer, director, representative or stockholder of a Governmental Authority or political party, or official or candidate thereof, or any immediate family member of the foregoing or (iii) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment in connection with the conduct of Internet America’s or its Affiliates’ businesses; (f) none of Internet America, any of its Affiliates or any agent of any of them has received any bribes, kickbacks or other improper payments from vendors, suppliers or other Persons; and (g) Internet America has no Knowledge that any payment made to a Person would be or has thereafter been offered, given or provided to any foreign official, political party or official thereof, or to any candidate for public office.

Section 3.22 No Ownership of KeyOn Stock. Internet America does not own any shares of KeyOn Common Stock or any other securities convertible into or otherwise exercisable to acquire shares of KeyOn Common Stock.

Section 3.23 No Other Representations or Warranties.  Except for the representations and warranties contained in this Article 3, neither Internet America nor any other Person makes any other express or implied representation or warranty on behalf of Internet America or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF KEYON

As an inducement for Internet America and AcquisitionSub to enter into this Agreement, KeyOn hereby makes the following representations and warranties to Internet America and AcquisitionSub; provided, however, that such representations and warranties shall be subject to and qualified by: (a) the disclosure letter delivered by KeyOn to Internet America as of the date hereof (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein) (the “KeyOn Disclosure Letter”) (it being understood that (i) the disclosure of any fact or item in any section of the KeyOn Disclosure Letter shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section to the extent that such disclosure is made in a manner that makes its relevance to the other section reasonably apparent and (ii) the disclosure of any matter or item in the KeyOn Disclosure Letter shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality,” “KeyOn Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item, alone or together with any other matter or item, would constitute a KeyOn Material Adverse Effect); and (b) information contained in the KeyOn Reports (excluding any exhibits thereto and excluding disclosures under “Risk Factors” and other forward-looking or predictive statements) filed with the SEC prior to the date hereof (but only to the extent that such disclosure on its face appears to constitute information that would reasonably be deemed a qualification or exception to the following representations and warranties).

Section 4.1 Corporate Existence; Good Standing; Corporate Authority.  KeyOn is a corporation duly incorporated, validly existing and in good standing under the Applicable Laws of the State of Delaware. KeyOn is duly qualified to conduct business and is in good standing (to the extent such concept exists in the relevant jurisdiction) in each jurisdiction in which the ownership, operation or lease of its property or the nature of KeyOn’s business requires such qualification, except for jurisdictions in which any failures to be so qualified or to be in good standing, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a KeyOn Material Adverse Effect. KeyOn has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is currently being conducted. Each of the Amended and Restated Articles of Incorporation (including any and all Certificates of Designations) and Bylaws of KeyOn (the “KeyOn Charter Documents”), is in full force and effect, has not been amended or modified and has not been terminated, superseded or revoked. KeyOn is not in violation of the KeyOn Charter Documents.

Section 4.2 Authorization, Validity and Effect of Agreements.

(a)  Authority. KeyOn has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements, instruments, certificates and documents contemplated hereunder (collectively, the “Related Documents”) to which it is, or will become, a party, to perform its obligations hereunder and thereunder and to consummate the Merger, and all other transactions contemplated hereunder and thereunder, except for the KeyOn Consent, which consent shall be obtained as a condition to closing. The execution, delivery and performance of this Agreement and the Related Documents and the consummation of the Merger and the other transactions contemplated hereunder and thereunder have been duly authorized by all requisite corporate action on behalf of KeyOn, and no other corporate proceedings by KeyOn are necessary to authorize the execution and delivery of this Agreement or the Related Documents or to consummate the Merger and the other transactions contemplated hereunder or under the Related Documents, except for the approval of the Merger by KeyOn’s stockholders and the filing of the Certificate of Merger pursuant to the DGCL.

(b)  Binding Obligations. This Agreement and each of the Related Documents to which each of KeyOn is a party have been or will be duly executed by each of KeyOn and, assuming the due authorization, execution and delivery hereof and thereof by Internet America and AcquisitionSub to the extent a party hereof and thereof, constitute the valid and legally binding obligations of KeyOn, enforceable against each of KeyOn in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Applicable Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law). KeyOn has taken all action necessary to render Section 203 of the DGCL inapplicable to this Agreement and the transactions contemplated hereby.

Section 4.3 Capitalization.

(a)  Authorized and Outstanding Shares. The authorized capital stock of KeyOn consists of 95,000,000 shares of KeyOn Common Stock and 5,000,000 shares of Series A Preferred Stock (the “KeyOn Preferred Stock”). As of the close of business on the date immediately preceding the date of this Agreement, there were 8,714,845 issued and outstanding shares of KeyOn Common Stock (including 80,000 restricted shares), no shares of KeyOn Common Stock held by KeyOn in its treasury, and no issued and outstanding shares of KeyOn Preferred Stock. The restrictions applicable to the 80,000 restricted shares of KeyOn Common Stock outstanding will lapse upon the Effective Time. Section 4.3(a) of the KeyOn Disclosure Letter sets forth a true, correct and complete list of all outstanding shares of KeyOn Common Stock subject to outstanding options, warrants, conversion or similar rights (collectively, the “KeyOn Equity Rights”), or reserved for future issuance. Except as set forth therein, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to KeyOn. All shares of KeyOn Common Stock are, and all shares of KeyOn Common Stock which may be issued and outstanding immediately prior to the Effective Time as permitted under this Agreement shall be when issued, duly authorized, validly issued, fully paid and nonassessable shares of KeyOn Common Stock and not subject to any preemptive rights.

(b)  Other Equity Interests. Except as otherwise provided in Section 4.3(a), KeyOn has no outstanding bonds, debentures, promissory notes or other Indebtedness the holders of which have the right to vote with the stockholders of KeyOn on any matter or convertible or exercisable for Equity Interests having the right to vote. As of the date of this Agreement, KeyOn and the KeyOn Subsidiaries have not issued, sold, granted or delivered, are not obligated to issue, sell, grant or deliver (or to cause to be issued, sold, granted or delivered), and are not a party to any Contract or other obligation to issue, sell, grant or deliver, any Equity Interest (including, without limitation, any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind pursuant to which a Person is entitled to acquire an Equity Interest) of any nature or any additional shares of capital stock or any other Equity Interest in KeyOn or any KeyOn Subsidiary.

(c)  KeyOn Equity Rights. Section 4.3(c) of the KeyOn Disclosure Letter sets forth a true, correct and complete list of all outstanding KeyOn Equity Rights as of the date of this Agreement, including grantee name, exercise price (if any), vesting schedule and other vesting conditions to the extent not fully vested and expiration date. Since July 28, 2008, KeyOn has not (i) granted, conferred or awarded any KeyOn Equity Rights that will not be exercised, converted or terminated by their terms by the Effective Time, (ii) granted or issued any restricted stock or securities, except as specifically contemplated by this Agreement, or (iii) amended or otherwise modified any KeyOn Equity Rights. There are no outstanding or authorized (i) contractual or other obligations of KeyOn or any of the KeyOn Subsidiaries to repurchase, redeem or otherwise acquire any Equity Interest of KeyOn or any of the KeyOn Subsidiaries or any such securities or agreements referred to in the first sentence or (ii) voting trusts or similar agreements to which KeyOn or any of the KeyOn Subsidiaries is a party with respect to the voting of the capital stock of KeyOn or any of the KeyOn Subsidiaries, except repurchases, redemptions or acquisitions that would have an immaterial effect on KeyOn and the KeyOn Subsidiaries, taken as a whole. At the Effective Time, all KeyOn Equity Rights will be assumed, converted or otherwise terminated and of no further force or effect.

Section 4.4 Subsidiaries.

(a)  Organization and Qualification. Each KeyOn Subsidiary is a corporation or other legal entity duly organized or constituted and validly existing under the Applicable Laws of its jurisdiction of incorporation, organization or formation. Each KeyOn Subsidiary has all requisite corporate, limited liability company, partnership or other business power and authority to own or lease and operate its properties and assets and to carry on its business as currently conducted, except as would have an immaterial effect on the KeyOn Companies, taken as a whole. Each KeyOn Subsidiary is duly qualified to conduct business and is in good standing (to the extent such concept exists in the relevant jurisdiction) in each jurisdiction in which the ownership or lease and operation of its property or the nature of its business requires such qualification, except for jurisdictions in which any failures to be so qualified or to be in good standing, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a KeyOn Material Adverse Effect. All of the outstanding shares of capital stock of, or other Equity Interests in, each KeyOn Subsidiary are duly authorized, validly issued, fully paid and nonassessable and are owned, directly or indirectly, by KeyOn, free and clear of all Liens, except for Permitted Liens.

(b)  List of Subsidiaries. Section 4.4(b) of the KeyOn Disclosure Letter sets forth all KeyOn Subsidiaries and the ownership interest of such KeyOn Subsidiary held, directly or indirectly, by KeyOn. KeyOn’s Subsidiaries are not in violation of their respective organizational documents.

Section 4.5 Compliance with Laws; Permits.  Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a KeyOn Material Adverse Effect, and except for (x) matters relating to Taxes, which are treated exclusively in Section 4.10, (y) matters relating to KeyOn Benefit Plans, which are treated exclusively under Section 4.11 and (z) matters arising under Environmental, Health and Safety Laws, which are treated exclusively in Section 4.13:

(a)  Neither KeyOn nor any KeyOn Subsidiary is in violation of any Applicable Law relating to the ownership or operation of any of its assets, and no Claim is pending or, to the Knowledge of KeyOn, threatened with respect to any such matters;

(b)  KeyOn and each KeyOn Subsidiary hold all permits, licenses, certifications, variations, exemptions, Orders, franchises, registrations, filings, approvals, authorizations or other required grant of operating authority required by any Governmental Authority necessary for the conduct of their respective businesses (the “KeyOn Permits”). All KeyOn Permits are in full force and effect and there exists no default thereunder or breach thereof, and KeyOn has no notice or Knowledge that such KeyOn Permits will not be renewed in the ordinary course after the Effective Time. No Governmental Authority has given, or to the Knowledge of KeyOn, threatened to give, notice of any action to terminate, cancel or reform any KeyOn Permits; and

(c)  KeyOn and each KeyOn Subsidiary possesses all KeyOn Permits required for the present ownership or lease, as the case may be, of its business and operation of its property, and there exists no default or breach with respect to, and no Person, including any Governmental Authority, has taken or, to the Knowledge of KeyOn, threatened to take, any action to terminate, cancel or reform any such KeyOn Permit.

Section 4.6 No Conflict; Consents.

(a)  No Conflict. The execution and delivery by each of KeyOn of this Agreement and the Related Documents, the performance of the obligations of KeyOn hereunder and thereunder and the consummation by KeyOn of the Merger and the other transactions contemplated hereby and thereby in accordance with the terms hereof and thereof will not (i) conflict with or result in a breach of any provisions of its organizational documents, (ii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, impair KeyOn’s rights under, alter the rights or obligations of third parties under, result in the termination of or in a right of termination or cancellation of, give rise to a right of purchase under, or accelerate the performance required by, any KeyOn Material Contract or other Contract except for the Assumed Warrants, (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of KeyOn or the KeyOn Subsidiaries under any KeyOn Material Contract or by which KeyOn or the KeyOn Subsidiaries or any of their properties is bound or affected, (iv) result in any KeyOn Material Contract being declared void, voidable, or without further binding effect, or (v) (assuming that the consents and approvals referred to in Section 4.6(b) are duly and timely made or obtained and that the KeyOn Consent is obtained), contravene, conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to KeyOn or any of the KeyOn Subsidiaries, other than any such violations, conflicts, breaches, defaults, impairments, alterations, terminations, cancellations, purchase rights, accelerations or Liens that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a KeyOn Material Adverse Effect.

(b)  Required Consents. Neither the execution and delivery by KeyOn of this Agreement or any Related Document nor the consummation by KeyOn of the Merger and the other transactions contemplated hereby or thereby in accordance with the terms hereof or thereof will require any consent, approval or authorization of, notice to or filing or registration with any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and appropriate documents required to be filed as a result of the Merger with the relevant Governmental Authorities in the states and foreign jurisdictions in which KeyOn is qualified to conduct business, and (ii) the filing and effectiveness of the Information/Registration Statement with the SEC in accordance with the Exchange Act and the dissemination of the Information Statement to all KeyOn Stockholders, except for any failures to obtain any such consent, approval or authorization or to make any such filing, notification or registration that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a KeyOn Material Adverse Effect.

Section 4.7 SEC Documents. KeyOn has filed with the SEC all documents required to be so filed by it since August 9, 2007 pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act (collectively, the “KeyOn Reports”). As of its respective date or, if amended by a subsequent filing prior to the date hereof, on the date of such filing, each KeyOn Report complied in all material respects with the applicable requirements of the Exchange Act, SOX and the rules and regulations thereunder and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Specifically, the number of Active Subscribers of KeyOn contained in the KeyOn Reports is accurate as of the date of each report and the number of Active Subscribers of KeyOn at September 30, 2008 is 15,520. Each of the consolidated balance sheets included in or incorporated by reference into the KeyOn Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of KeyOn and the KeyOn Subsidiaries as of its date, and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity included in or incorporated by reference into the KeyOn Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of KeyOn and the KeyOn Subsidiaries for the periods set forth therein (such consolidated balance sheets and consolidated statements of operations, cash flows and changes in stockholders’ equity, each including the notes and schedules thereto, the “KeyOn Financial Statements”). The KeyOn Financial Statements (i) complied as to form in all material respects with the published rules and regulations of the SEC and (ii) were prepared in accordance with GAAP consistently applied during the periods involved, except as may be noted in the KeyOn Financial Statements or as permitted by Form 10-Q or Form 8-K.

Section 4.8 Litigation.  Except (a) matters relating to Tax matters, which are treated exclusively under Section 4.10, (b) matters relating to KeyOn Benefit Plans, which are treated exclusively under Section 4.11 and (c) matters arising under Environmental, Health and Safety Laws, which are treated exclusively under Section 4.13, there is no litigation, arbitration, mediation, action, suit, Claim, proceeding or investigation, whether legal or administrative, pending against KeyOn or any of the KeyOn Subsidiaries or, to KeyOn’s Knowledge, threatened against KeyOn or any of the KeyOn Subsidiaries or any of their respective assets, properties or operations, at Applicable Law or in equity, before or by any Governmental Authority or any Order of any Governmental Authority that, individually or in the aggregate, and taking into consideration the aggregate amounts reserved for any such matters in KeyOn’s consolidated balance sheet at December 31, 2007, has had or caused or would reasonably be expected to have or cause a KeyOn Material Adverse Effect.

Section 4.9 Absence of Certain Changes.  From December 31, 2007 to the date of this Agreement, except as described in the KeyOn Reports, there has not been (a) any event or occurrence that has had or caused or would reasonably be expected to have or cause a KeyOn Material Adverse Effect, (b) any material change by KeyOn or any of the KeyOn Subsidiaries, when taken as a whole, in any of its accounting methods, principles or practices or any of its Tax methods, practices or elections, (c) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of KeyOn or any redemption, purchase or other acquisition of any of its capital stock or (d) except in the ordinary course of business consistent with past practices, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan.

Section 4.10 Taxes.

(a)  Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a KeyOn Material Adverse Effect:

(i)  The KeyOn Companies have timely filed, or have caused to be timely filed on their behalf, all Tax Returns required to be filed by or on behalf of the KeyOn Companies in the manner prescribed by Applicable Law. All such Tax Returns are complete and correct. The KeyOn Companies have timely paid all Taxes due and owing, and, in accordance with GAAP, the most recent KeyOn Financial Statements contained in the KeyOn Reports reflect a reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by the KeyOn Companies for all Taxable periods and portions thereof through the date of such KeyOn Financial Statements;

(ii)  No Tax Return of the KeyOn Companies is under audit or examination by any Tax Authority, and no written or, to the Knowledge of KeyOn, unwritten notice of such an audit or examination has been received by the KeyOn Companies. There is no assessed deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the KeyOn Companies;

(iii)  Since December 31, 2007, the KeyOn Companies have not made or rescinded any election relating to Taxes or settled or compromised any Claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to any Taxes, or, except as may be required by Applicable Law, made any change to any of their methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of their most recently filed federal Tax Returns;

(iv)  There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes and no power of attorney with respect to any such Taxes has been executed or filed with any Tax Authority by or on behalf of the KeyOn Companies;

(v)  Except for statutory Liens for Taxes not yet due, no Liens for Taxes exist with respect to any assets or properties of the KeyOn Companies;

(vi)  Except for any agreements or arrangements (A) with customers, vendors, lessors or similar Persons entered into in the ordinary course of business or (B) among the KeyOn Companies, none of the KeyOn Companies is a party to or bound by any Tax sharing agreement, Tax indemnity obligation or agreement or arrangement with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Tax Authority);

(vii)  The KeyOn Companies have complied with all Applicable Law relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442 and 3402 of the Code or similar provisions of any other Tax Law) and have, within the time and the manner prescribed by applicable Tax Law, withheld from and paid over to the proper Tax Authorities all amounts required to be so withheld and paid over under applicable Tax Law;

(viii)  None of the KeyOn Companies shall be required to include in a Taxable period ending after the Closing Date any item of income that accrued in a prior Taxable period but was not recognized in any prior Taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of any other Tax Law; and

(ix)  None of the KeyOn Companies has participated in any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4.

(b)  None of the KeyOn Companies knows of any fact, agreement, plan, or other circumstance, or has taken or failed to take any action, that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.11 Employee Benefit Plans.

(a)  Section 4.11(a) of the KeyOn Disclosure Letter contains a list of all KeyOn Benefit Plans. To the extent applicable, the KeyOn Benefit Plans comply in all material respects with the requirements of ERISA and the Code or with the Applicable Laws and regulations of any applicable jurisdiction; the KeyOn Benefit Plans have been maintained and operated in compliance in all material respects with their terms; to KeyOn’s Knowledge, there are no breaches of fiduciary duty in connection with the KeyOn Benefit Plans for which KeyOn could be liable; there are no pending or, to KeyOn’s Knowledge, threatened Claims against or otherwise involving any KeyOn Benefit Plan that, individually or in the aggregate, have had or caused or would reasonably be expected to have or cause a KeyOn Material Adverse Effect, and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of the KeyOn Benefit Plan activities) has been brought against or with respect to any such KeyOn Benefit Plan for which KeyOn could be liable that, individually or in the aggregate, have had or caused or would reasonably be expected to have or cause an KeyOn Material Adverse Effect. All material contributions required to be made as of the date hereof to KeyOn Benefit Plans have been made or have been properly accrued and are reflected in the KeyOn Financial Statements as of the date thereof.

(b)  Neither KeyOn nor any of the KeyOn Subsidiaries contributes to, or has an obligation to contribute to, and has not within six years prior to the Effective Time contributed to, or had an obligation to contribute to or has any material liability, contingent or otherwise, with respect to, (i) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (ii) any plan that is covered by Title IV of ERISA, (iii) any plan subject to Section 412 of the Code or (iv) any plan funded by a “voluntary employees’ benefits association” within the meaning of Section 501(c)(9) of the Code.

(c)  No KeyOn Benefit Plan maintained by the KeyOn Companies provides medical, surgical, hospitalization, death or similar benefits (regardless of whether insured) for employees or former employees of KeyOn or any KeyOn Subsidiary for periods extending beyond their retirement or other termination of service other than coverage mandated by Applicable Law.

(d)  All accrued material obligations of the KeyOn Companies, whether arising by operation of Applicable Law, Contract, or past custom, for compensation and benefits, including, but not limited to, bonuses and accrued vacation, and benefits under KeyOn Benefit Plans, have been paid or adequate accruals for such obligations are reflected on the KeyOn Financial Statements as of the date thereof.

(e)  Section 4.11(e) of the KeyOn Disclosure Letter sets forth an accurate and complete list of each KeyOn Benefit Plan (and the particular circumstances described in this Section 4.11(e) relating to such KeyOn Benefit Plan) under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event, such as termination of employment), result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of KeyOn or any of the KeyOn Subsidiaries.

(f)  Section 4.11(f) of the KeyOn Disclosure Letter contains a description that is accurate and correct in all material respects, of all amounts estimated to be paid or payable (whether in cash, in property, or in the form of benefits, accelerated cash, property, or benefits, or otherwise) in connection with the transactions contemplated hereby (solely as a result thereof) that were or will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(g)  Each KeyOn Benefit Plan which is or reasonably could be determined to be an arrangement subject to Section 409A of the Code has been operated in good faith compliance with Section 409A of the Code since January 1, 2005 and has been, or may be, timely amended with the consent of the participant, if necessary, to comply in good faith with Section 409A of the Code and any applicable guidance, whether proposed or final, issued by the IRS with respect thereto.

(h)  No KeyOn Benefit Plan is a multiple employer plan within the meaning of Section 413(c) of the Code.

(i)  No KeyOn Benefit Plan that is not subject to ERISA has any material liabilities thereunder which are not otherwise fully funded, if applicable, or properly accrued and reflected under the KeyOn Financial Statements as of the date thereof.

Section 4.12 Labor Matters.

(a)  As of the date of this Agreement, (i) neither KeyOn nor any of the KeyOn Subsidiaries is a party to, or bound by, any collective bargaining agreement or similar Contract, agreement or understanding with a labor union or similar labor organization and (ii) to KeyOn’s Knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened.

(b)  Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a KeyOn Material Adverse Effect, (i) neither KeyOn nor any KeyOn Subsidiary has received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any material violation of any federal, state or local statutes, Applicable Laws, ordinances, rules, regulations, Orders or directives with respect to the employment of individuals by, or the employment practices of, KeyOn or any KeyOn Subsidiary, or the work conditions, terms and conditions of employment, wages or hours of their respective businesses, (ii) there are no unfair labor practice charges or other employee related complaints against KeyOn or any KeyOn Subsidiary pending or, to the Knowledge of KeyOn threatened, before any Governmental Authority by or concerning the employees working in their respective businesses, and (iii) there is no labor dispute, strike, slowdown or work stoppage against KeyOn or any of the KeyOn Subsidiaries or, to the Knowledge of KeyOn, pending or threatened against KeyOn or any of the KeyOn Subsidiaries.

Section 4.13 Environmental Matters.  Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a KeyOn Material Adverse Effect:

(a)  KeyOn and each KeyOn Subsidiary has been and is in compliance with all applicable Environmental, Health and Safety Laws and possesses and is in compliance with any permits or licenses required under Environmental, Health and Safety Laws. To the Knowledge of KeyOn, there are no past or present facts, conditions or circumstances that interfere with or preclude, or could interfere with or preclude if known to a Governmental Authority, the conduct of any of their respective businesses as now conducted or which interfere with continued compliance with applicable Environmental, Health and Safety Laws;

(b)  No proceedings or investigations of any Governmental Authority are pending or, to the Knowledge of KeyOn, threatened against KeyOn or the KeyOn Subsidiaries that allege the violation of or seek to impose liability pursuant to any Environmental, Health and Safety Laws, and, to the Knowledge of KeyOn, there are no past or present facts, conditions or circumstances at, on or arising out of, or otherwise associated with, any current (or, to the Knowledge of any of the KeyOn Companies, former) businesses, assets or properties of KeyOn or any KeyOn Subsidiary, which constitute a material violation of Environmental, Health and Safety Laws or are reasonably likely to give rise to (i) costs, expenses, liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental, Health and Safety Laws, (ii) Claims arising for personal injury, property damage or damage to natural resources, or (iii) fines, penalties or injunctive relief; and

(c)  Neither KeyOn nor any of the KeyOn Subsidiaries has (i) received any written notice of noncompliance with, violation of, or liability or potential liability under any Environmental, Health and Safety Laws or (ii) entered into or become subject to any consent decree, Order or agreement with any Governmental Authority or other Persons pursuant to any Environmental, Health and Safety Laws or relating to the cleanup of any Hazardous Materials.

 Section 4.14 Intellectual Property.  Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a KeyOn Material Adverse Effect, (a) the products, services and operations of the KeyOn Companies do not infringe upon, violate or misappropriate the Intellectual Property of any Third Party, (b) the KeyOn Companies own or possess valid licenses or other valid rights to use the Intellectual Property that they use, exercise or exploit in, or that may be necessary or desirable for, their businesses as currently being conducted, free and clear of all Liens (other than Permitted Liens), and (c) to the Knowledge of KeyOn, there is no infringement of any Intellectual Property owned by or licensed by or to any of the KeyOn Companies. To KeyOn’s Knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property of any KeyOn Company by any Person, including, without limitation, any employee or independent contractor (present or former) of KeyOn or any KeyOn Subsidiary, that, individually or in the aggregate, has had or caused or could reasonably be expected to have or cause an KeyOn Material Adverse Effect.

Section 4.15 Insurance.  Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a KeyOn Material Adverse Effect:

(a)  The KeyOn Companies maintain and will maintain through the Closing Date insurance adequate in character and amount with financially sound and reputable insurers. There is no material default with respect to any provision contained in any insurance policy or binder, and none of the KeyOn Companies has failed to give any notice or present any claim under any such policy or binder in a timely fashion.

(b)  To the Knowledge of KeyOn, no event relating specifically to any of the KeyOn Companies has occurred that is reasonably likely, after the date of this Agreement, to result in an upward adjustment in premiums under any insurance policies they maintain. Neither of the KeyOn Companies has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance policies. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no excess liability or protection and indemnity insurance policy has been cancelled by the insurer within one year prior to the date hereof, and to KeyOn’s Knowledge, no threat in writing has been made to cancel (excluding cancellation upon expiration or failure to renew) any current insurance policy of KeyOn or any KeyOn Subsidiary.

Section 4.16 Ownership and Condition of Assets. As of the date hereof, KeyOn or a KeyOn Subsidiary has good and valid title to the assets of the KeyOn Companies, other than defects or irregularities of title that do not materially impair the ownership or operation of such assets and in each case free and clear of all Liens, except for Permitted Liens or Liens that have not had or caused and would not reasonably be expected to have or cause a KeyOn Material Adverse Effect. The assets of the KeyOn Companies are in good operating condition, normal wear and tear excepted.

Section 4.17 Undisclosed Liabilities.  Neither KeyOn nor any of the KeyOn Subsidiaries has any liabilities or obligations of any nature, regardless of whether fixed, accrued, contingent or otherwise, except liabilities and obligations that (a) are fully reflected or reserved against in the KeyOn Financial Statements included in the KeyOn Reports or described in the KeyOn Reports filed prior to the date hereof, (b) liabilities and obligations arising under this Agreement and the transaction contemplated by this Agreement, (c) liabilities or obligations incurred in the ordinary course of business consistent with past practices since December 31, 2007 and (d) liabilities and obligations that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a KeyOn Material Adverse Effect.

Section 4.18 Material Contracts. All material contracts, commitments and similar agreements to which any of the KeyOn Companies is a party or by which they or any of their property is bound as of the date of this Agreement (other than this Agreement or any Related Document) (the “KeyOn Material Contracts”) are filed as an exhibit to the KeyOn Reports filed prior to the date of this Agreement to which KeyOn or any KeyOn Subsidiary is a party or by which any of them is bound. As of the date of this Agreement, each of the KeyOn Material Contracts is, to the Knowledge of KeyOn, in full force and effect. Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a KeyOn Material Adverse Effect, none of the KeyOn Companies knows of, or has received written notice of, any breach or violation of, or default under (nor, to the Knowledge of any of the KeyOn Companies, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under), any KeyOn Material Contract, or has received written notice of the desire of the other party or parties to any such KeyOn Material Contract to exercise any rights such party has to cancel, terminate or repudiate such Contract or exercise remedies thereunder.

Section 4.19 Tax Representations. Neither KeyOn nor, to KeyOn’s Knowledge, any of its Affiliates has taken, has agreed or failed to take, or intends to take any action or has any Knowledge of any fact or circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

Section 4.20 No Brokers; Investment Advisor.  None of the KeyOn Companies has entered into any Contract with any Person that may result in the obligation of KeyOn, KeyOn or any of their respective Subsidiaries to pay any finder’s fees, brokerage or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. The KeyOn Board has received the opinion of Source Capital Group Inc. to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of KeyOn Common Stock. KeyOn will promptly deliver a copy of such written opinions to Internet America solely for informational purposes after receipt thereof by KeyOn.

Section 4.21 Improper Payments.  Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a KeyOn Material Adverse Effect: (a) no funds, assets or properties of KeyOn or its Affiliates have been used or offered for illegal purposes; (b) no accumulation or use of any funds, assets or properties of KeyOn or its Affiliates has been made without being properly accounted for in the financial books and records of KeyOn or its Affiliates; (c) all payments by or on behalf of KeyOn or its Affiliates have been duly and properly recorded and accounted for in their financial books and records and such books and records accurately and fairly reflect all transactions and dispositions of the assets of KeyOn and its Affiliates; (d) KeyOn has devised and maintained systems that provide reasonable assurances that transactions are and have been executed in accordance with management’s general or specific authorization; (e) neither KeyOn nor any of its Affiliates, nor any director, officer, agent, employee or other Person associated with or acting on behalf of KeyOn or its Affiliates, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or payment of anything of value relating to political activity, (ii) made any direct or indirect unlawful payment to any employee, agent, officer, director, representative or stockholder of a Governmental Authority or political party, or official or candidate thereof, or any immediate family member of the foregoing or (iii) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment in connection with the conduct of KeyOn’s or its Affiliates’ businesses; (f) none of KeyOn, any of its Affiliates or any agent of any of them has received any bribes, kickbacks or other improper payments from vendors, suppliers or other Persons; and (g) KeyOn has no Knowledge that any payment made to a Person would be or has thereafter been offered, given or provided to any foreign official, political party or official thereof, or to any candidate for public office.

Section 4.22  Board of Director Approval; Consent.   As of or prior to the date of this Agreement, the KeyOn Board has, by resolutions duly adopted at a meeting of all directors on the KeyOn Board, which meeting was duly called and held, (a) determined that the Merger is advisable and in the best interests of KeyOn and KeyOn’s stockholders, (b) approved the Merger and this Agreement, (c) recommended that the stockholders of KeyOn approve this Agreement and the Merger and (d) approved the submission to the stockholders of KeyOn owning beneficially a majority of the outstanding shares of KeyOn Common Stock of a written consent approving this Agreement and the Merger and, upon receipt of the KeyOn Consent, the filing with the SEC of the KeyOn Information/Registration Statement.

Section 4.23   State Takeover Statutes.  Assuming the accuracy of the representation of Internet America in Section 3.22, KeyOn has, or will have prior to the Effective Time, taken all necessary action so that, assuming compliance by KeyOn with its obligations hereunder and the accuracy of the representations and warranties made by KeyOn herein, no “business combination,” “moratorium,” “fair price,” “control share acquisition,” or other state antitakeover statute or regulation, nor any takeover-related provision in the KeyOn Charter Documents or the AcquisitionSub Charter Documents, would apply to this Agreement, any Related Documents or the Merger.

Section 4.24 No Other Representations or Warranties.  Except for the representations and warranties contained in this Article 4, neither KeyOn nor any other Person makes any other express or implied representation or warranty on behalf of KeyOn or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby.

ARTICLE 5
COVENANTS

Section 5.1 Business in Ordinary Course.  Except as permitted or contemplated by the terms of this Agreement, and except as provided in Section 5.1 of the Internet America Disclosure Letter or the KeyOn Disclosure Letter (as the case may be), unless with the prior written consent of the other Party hereto (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, each of KeyOn and Internet America shall, and shall cause each of their respective Subsidiaries, to carry on its business in all material respects in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, and use their respective commercially reasonable best efforts consistent with past practices and policies to (a) preserve intact their respective present business organizations and goodwill, (b) keep available the services of their respective present executive officers, directors and key employees and (c) preserve their relationships with customers, suppliers, agents and creditors.

Section 5.2 Conduct of Business Pending Closing.  Without limiting the generality of Section 5.1, except as permitted or contemplated by the terms of this Agreement, and except as provided in Section 5.2 of the Internet America Disclosure Letter or the KeyOn Disclosure Letter (as the case may be) or as required by Applicable Law or Governmental Authority, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, neither Internet America nor KeyOn shall, and neither Internet America nor KeyOn shall permit any of the KeyOn Subsidiaries or Internet America Subsidiaries (as applicable) to do any of the following without the prior written consent of the other Party hereto, which consent must be given or withheld within three calendar days of the request therefor:

(a)  amend or propose to amend its certificate or articles of incorporation, bylaws, certificate of formation, certificate of organization, certificate of limited partnership, limited liability company agreement, operating agreement, partnership agreement, or other governing or organizational documents;

(b)  adjust, split, combine, reclassify or dispose of any of its outstanding Equity Interests (other than dispositions by or among direct or indirect wholly owned Subsidiaries and cancellations of stock options or restricted stock grants forfeited in accordance with the terms of a Benefit Plan in existence on the date of this Agreement or related stock option or restricted stock grant agreements);

(c)  declare, set aside or pay any dividends or other distributions (whether payable in cash, property or Equity Interests) with respect to its Equity Interests (other than by or among direct or indirect wholly owned Subsidiaries);

(d)  (i) issue any Equity Interests, effect any stock split or otherwise change its capitalization as it existed on the date of this Agreement, except pursuant to (A) the exercise of options disclosed in this Agreement or the Internet America Disclosure Letter or the KeyOn Disclosure Letter, (B) the conversion of the Convertible Notes or the grant or exercise of awards granted after the date of this Agreement and expressly permitted under this Agreement, (C)  the Internet America Rights Agreement in accordance with the terms thereof, or (D) the issuance of shares of KeyOn Common Stock as expressly required or permitted by this Agreement, (ii) grant, confer or award any option, warrant, conversion right or other right to acquire or otherwise with respect to any shares of its capital stock or other equity securities, or grant or issue any restricted stock or securities, (iii) amend or otherwise modify any option, warrant, conversion right or other right to acquire any shares of its capital stock existing at July 28, 2008, except as expressly required or permitted by this Agreement, (iv) with respect to any of its former, present or future officers, directors or employees, increase any compensation or benefits, award or pay any bonuses, establish any bonus plan or arrangement or enter into, amend or extend (or permit the extension of) any employment or consulting agreement, (v) adopt any new employee benefit plan or agreement (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except in each case as expressly required or permitted under this Agreement or as disclosed in the KeyOn Disclosure Letter or the Internet America Disclosure Letter, or (vi) permit any holder of an option or other award pertaining to shares of Internet America Common Stock or KeyOn Common Stock to have shares withheld upon exercise, vesting or payment for tax purposes, in excess of the number of shares needed to satisfy the minimum statutory withholding requirements for federal and state tax withholding;

(e)  purchase, redeem or otherwise acquire any of its outstanding Equity Interests, except (i) by or among direct or indirect wholly-owned Subsidiaries, or (ii) Equity Interests purchased or withheld to satisfy Tax withholding obligation in connection with the vesting, lapse of forfeiture restrictions or exercise (as applicable) of stock options, restricted stocks and similar awards by the grantees thereof;

(f)  sell, lease, license, or otherwise dispose of, or enter into a contract to sell, lease, license or otherwise dispose of, any of its assets (including capital stock of Subsidiaries) which are, individually or in the aggregate, material to it and its Subsidiaries, taken as a whole, except for (i) sales of surplus or obsolete equipment, (ii) sales of other assets in the ordinary course of business or sales of assets pursuant to contractual rights existing as of the date of this Agreement that were entered into the ordinary course of business consistent with past practices, (iii) sales, leases or other transfers between such Party and its wholly owned Subsidiaries or between those Subsidiaries, (iv) sales, dispositions or divestitures as may be required by or in conformance with Applicable Laws in order to permit or facilitate the consummation of the transactions contemplated by this Agreement, or (v) arm’s-length sales or other transfers not described in clauses (i) through (iv) above for aggregate consideration not exceeding $50,000 for each of KeyOn and Internet America;

(g)  liquidate, wind-up, dissolve or adopt any plan to liquidate, wind-up or dissolve (or suffer any liquidation or dissolution) (other than direct or indirect wholly owned Subsidiaries);

(h)  acquire or agree to acquire by merger, consolidation or otherwise (including by purchase of Equity Interests or all or substantially all of the assets) the business of any Person or a division thereof;

(i)  make any loans, advances or capital contributions to, or investments in, any Person (other than (i) loans, advances or capital contributions to a wholly owned Subsidiary or loans or advances from such a Subsidiary, (ii) customer loans and advances to employees consistent with past practices or (iii) short-term investments of cash in the ordinary course of business in accordance with the cash management procedures of Internet America, KeyOn or their respective Subsidiaries (as the case may be));

(j)  terminate or amend any Internet America Material Contract or KeyOn Material Contract (as the case may be) or waive or assign any of its rights under any Internet America Material Contract or KeyOn Material Contract (as the case may be), in each case in a manner that would be materially adverse to Internet America or KeyOn (as the case may be), or enter into any Internet America Material Contract or KeyOn Material Contract (as the case may be) other than customer Contracts entered into in the ordinary course of business;

(k)  incur any Indebtedness in excess of $25,000, in the aggregate, or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any of its debt securities or any of its Subsidiaries or guarantee any debt securities of others, other than (A) borrowings from that Party’s or its Subsidiary’s credit facility (the Convertible Notes in the case of KeyOn) in the ordinary course of business in an amount not in excess of $50,000, (B) borrowings the proceeds of which are used to repay or repurchase other indebtedness of that Party or its Subsidiaries, or (C) borrowings in respect of intercompany debt, or (ii) enter into any material lease (whether such lease is an operating or capital lease) or create any material Liens (other than Permitted Liens) on its property including any Equity Interests in its Subsidiaries except in the ordinary course of business or with or between its Subsidiaries; provided, however, that for purposes of this Section 5.2(k), neither the incurrence of Indebtedness to finance, directly or indirectly, acquisitions of the business, assets or Equity Interests of another Person nor the incurrence of Indebtedness for capital expenditures shall be considered to be “in the ordinary course of business”;

(l)  make or rescind any material election relating to Taxes, including any election for any and all joint ventures, partnerships, limited liability companies or other investments; settle or compromise any material Claim, action, litigation, proceeding, arbitration or investigation relating to Taxes; or change in any material respect any of its methods of reporting any items for Tax purposes from those employed in the preparation of its Tax Returns for the most recent Taxable year for which a Tax Return has been filed;

(m)  make or commit to make capital expenditures that in the aggregate exceed $25,000 except for those commitments or capital expenditures incurred in the ordinary course of business pursuant to Permitted Liens;

(n)  enter into any new line of business material to it and its Subsidiaries taken as a whole;

(o)  enter into any Contract that subjects or will subject the Surviving Corporation or its Subsidiaries to any material non-compete or similar restriction on any KeyOn Company or Internet America Company business following the Effective Time;

(p)  except as may be required as a result of a change in GAAP, change any of the material accounting principles, estimates, or practices used by the Internet America Companies or KeyOn Companies;

(q)  compromise, settle or grant any waiver or release related to any litigation or proceeding, other than settlements or compromises of such litigation or proceedings where the full amount to be paid is covered by insurance or where the amount to be paid does not exceed $10,000 in the aggregate;

(r)  engage in any transaction (other than pursuant to agreements in effect as of the date of this Agreement and that are disclosed in Internet America Disclosure Letter or KeyOn Disclosure Letter (as the case may be) and transactions between or among Internet America or KeyOn and their respective Subsidiaries in the ordinary course of business consistent with past practices) or enter into any agreement with any Affiliate (provided that for the purpose of this clause (r) only, the term “Affiliate” shall not include any employee of Internet America, KeyOn or their respective Subsidiaries (as the case may be) other than directors and executive officers thereof and any employees who share the same household as any such directors and executive officers);

(s)  willfully or intentionally breach any representation or warranty set forth in this Agreement or take any action that is reasonably likely to materially delay or impair the ability of the Parties hereto to consummate the transactions contemplated by this Agreement; or

(t)  enter into any Contract or obligation to take any actions prohibited above.

Section 5.3 Access to Assets, Personnel and Information.

(a)  Upon reasonable notice and subject to Applicable Law relating to the exchange of information, from the date hereof until the Effective Time, KeyOn shall: (i) afford to Internet America and Internet America Representatives reasonable access during normal business hours to any and all of the assets, books and records, files, data, correspondence, Contracts, permits, audits and all other information relating to the KeyOn Companies’ financial position, business, employees, representatives, agents, facilities and assets, whether written or computerized that are within the possession or control of any of the KeyOn Companies (the “KeyOn Information”); and (ii) upon request during normal business hours, furnish promptly to Internet America (at Internet America’s expense) a copy of any KeyOn Information. Internet America agrees to conduct such investigation in a manner that does not interfere unreasonably with the KeyOn Companies’ operations and with the prompt and discharge by such KeyOn Companies’ employees of their duties.

(b)  Upon reasonable notice and subject to Applicable Law relating to the exchange of information, from the date hereof until the Effective Time, Internet America shall: (i) afford to KeyOn and the KeyOn Representatives reasonable access during normal business hours to any and all of the assets, books and records, files, data, correspondence, Contracts, permits, audits and all other information relating to the Internet America Companies’ financial position, business, employees, representatives, agents, facilities and assets, whether written or computerized, that are within the possession or control of any of the Internet America Companies (the “Internet America Information”); and (ii) upon request during normal business hours, furnish promptly to KeyOn (at KeyOn’s expense) a copy of any Internet America Information. KeyOn agrees to conduct such investigation in a manner that does not interfere unreasonably with the Internet America Companies’ operations and with the prompt and discharge by such the Internet America Companies’ employees of their duties.

(c)  From the date hereof until the Effective Time, each of KeyOn and Internet America shall: (i) furnish to the other, promptly upon receipt or filing (as the case may be), a copy of each communication between such Party and the SEC after the date hereof relating to the Merger or the Information/Registration Statement and each report, schedule, registration statement or other document filed by such Party with the SEC after the date hereof relating to the Merger or the Information/Registration Statement, unless such communication, report, schedule, registration statement or other document is otherwise readily available through the SEC’s EDGAR system, in which case KeyOn or Internet America (as the case may be) shall provide notice to the other of such availability; and (ii) promptly advise the other of the substance of any oral communications between such Party and the SEC relating to the Merger or the Information/Registration Statement.

(d)  Internet America will not (and will cause Internet America Subsidiaries and Internet America Representatives not to), and KeyOn will not (and will cause the KeyOn Subsidiaries and the KeyOn Representatives not to), use any information obtained pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Any information obtained by the Internet America Companies or the KeyOn Companies or their respective Representatives under this Section 5.3 shall be subject to the confidentiality and use restrictions set forth in the Nondisclosure Agreement.

(e)  Notwithstanding anything in this Section 5.3 to the contrary: (i) Internet America shall not be obligated under the terms of this Section 5.3 to disclose to KeyOn or the KeyOn Representatives, or grant KeyOn or the KeyOn Representatives access to, information that is within the possession or control of any of the Internet America Companies but subject to a valid and binding confidentiality and nondisclosure agreement with a Third Party without first obtaining the consent of such Third Party, and Internet America, to the extent requested by KeyOn, will use its reasonable commercial efforts to obtain any such consent; and (ii) KeyOn shall not be obligated under the terms of this Section 5.3 to disclose to Internet America or Internet America Representatives, or grant Internet America or Internet America Representatives access to, information that is within the possession or control of any of the KeyOn Companies but subject to a valid and binding confidentiality and nondisclosure agreement with a Third Party without first obtaining the consent of such Third Party, and KeyOn, to the extent requested by Internet America, will use reasonable commercial efforts to obtain any such consent.

(f)  No investigation by KeyOn or Internet America or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other set forth in this Agreement, and no Party shall be deemed to have made any representation or warranty to the other Party except as expressly set forth in this Agreement.

Section 5.4    No Solicitation by KeyOn.

(a)  From the date of this Agreement until the first to occur of the Effective Time and the termination of this Agreement in accordance with Article 7, except as specifically permitted in Section 5.4(c), (d) or (e), KeyOn agrees that neither it nor any of the KeyOn Subsidiaries or Representatives will, directly or indirectly: (i) solicit, initiate, encourage or facilitate (including by way of furnishing or disclosing non-public information) any inquiries, offers or proposals that constitute, or are reasonably likely to lead to, a KeyOn Acquisition Proposal, and upon becoming aware of any violation of this Section 5.4(a)(i), KeyOn shall, and shall cause the KeyOn Subsidiaries and Representatives to, stop soliciting, initiating, encouraging, facilitating (including by way of furnishing or disclosing non-public information) or taking any action designed to facilitate, directly or indirectly, any inquiry, offer or proposal that constitutes, or is reasonably likely to lead to, a KeyOn Acquisition Proposal; (ii) engage in discussions or negotiations with, furnish or disclose any non-public information or data relating to the KeyOn Companies to, or in response to a request therefor, give access to the properties, assets or books and records of the KeyOn Companies to, any Person who has made or may be considering making a KeyOn Acquisition Proposal or take any action which may otherwise lead to a KeyOn Acquisition Proposal; (iii) approve, endorse or recommend any KeyOn Acquisition Proposal; or (iv) enter into any agreement in principle, letter of intent, arrangement, understanding or other Contract relating to any KeyOn Acquisition Proposal.

(b)  Except as specifically permitted in Section 5.4(c) and (d), KeyOn shall, and shall cause each of the KeyOn Subsidiaries and Representatives to, immediately cease and terminate any existing solicitations, discussions, negotiations or other activity with any Person with respect to any KeyOn Acquisition Proposal or which could reasonably be expected to lead to a KeyOn Acquisition Proposal, and shall inform the KeyOn Subsidiaries and Representatives which may be engaged in any such solicitations, discussions, negotiations or other activity of KeyOn’s obligations under this Section 5.4. KeyOn shall promptly inform its Representatives who have been involved with or otherwise providing assistance in connection with the negotiation of this Agreement and the transactions contemplated by this Agreement of KeyOn’s obligations under this Section 5.4.

(c)  Notwithstanding anything in this Agreement to the contrary, prior to obtaining the KeyOn Consent, nothing in this Agreement shall prevent KeyOn or the KeyOn Board from:

(i)  after the date of this Agreement, engaging in discussions or negotiations with, furnishing or disclosing any information or data relating to the KeyOn Companies to, or in response to a request therefor, giving access to the properties, assets or books and records of the KeyOn Companies to, any Person who has made an unsolicited, bona fide, written KeyOn Acquisition Proposal after the date hereof that did not result from a violation by the KeyOn Companies of this Section 5.4; provided, however, that prior to engaging in discussions or negotiations with, furnishing or disclosing any information or data relating to the KeyOn Companies to, or giving access to the properties, assets or books and records of the KeyOn Companies to, such Person, (A) the KeyOn Board, acting in good faith, has determined (I) after consultation with its outside legal counsel and financial advisors and based on such other matters as it deems relevant, that such KeyOn Acquisition Proposal is reasonably likely to result in a KeyOn Superior Proposal, and (II) that such Person has the financial and legal capacity to consummate such KeyOn Acquisition Proposal and (B) KeyOn (I) enters into a confidentiality and nondisclosure agreement with such Person with use and disclosure limitations and other material terms that are no more favorable to such Person than those contained in the Nondisclosure Agreement; and (II) has complied with Section 5.4(d); and

(ii)  subject to compliance by KeyOn with Section 5.4(e), (A) withdrawing (or amending or modifying in a manner adverse to Internet America), or publicly proposing to withdraw (or to amend or modify in a manner adverse to Internet America), the approval, recommendation or declaration of advisability by the KeyOn Board of this Agreement, the Merger or the transactions contemplated hereby (the actions referred to in this clause (A) being collectively referred to herein as an “KeyOn Adverse Recommendation Change”), (B) recommending, adopting or approving, or proposing publicly to recommend, adopt or approve, any KeyOn Acquisition Proposal (the actions referred to in this clause (B) being collectively referred to as an “KeyOn Acquisition Proposal Recommendation”), or (C) entering into any agreement, including any agreement in principle, letter of intent or understanding, acquisition or Merger Agreement, option agreement, joint venture agreement, partnership agreement or similar agreement, arrangement or understanding which constitutes, relates to, is intended to lead to or could reasonably be expected to lead to a KeyOn Acquisition Proposal (other than a confidentiality and nondisclosure agreement contemplated by Section 5.4(c)(i)(B)(I)) (each a “KeyOn Acquisition Agreement”); provided, however, that (X) in the case of a KeyOn Adverse Recommendation Change not involving a KeyOn Acquisition Proposal, the KeyOn Board, acting in good faith, has previously determined, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with its fiduciary obligations to the stockholders of KeyOn under Applicable Law (Y) in the case of a KeyOn Adverse Recommendation Change involving a KeyOn Acquisition Proposal, a KeyOn Acquisition Proposal Recommendation or an entry into a KeyOn Acquisition Agreement, the KeyOn Board, acting in good faith, has previously determined, after consultation with its outside legal counsel and financial advisors and based on such other matters as it deems relevant, that such KeyOn Acquisition Proposal or KeyOn Acquisition Agreement constitutes a KeyOn Superior Proposal and (Z) in the case of entry into a KeyOn Acquisition Agreement, KeyOn concurrently terminates this Agreement pursuant to and after complying with the provisions of Section 7.1(c)(v) and Section 5.4(e)(ii). KeyOn acknowledges and agrees that the taking of any action inconsistent with any of the restrictions set forth in this Section 5.4 by any of the KeyOn Companies or their Representatives shall be deemed a breach of this Section 5.4 by KeyOn. For the avoidance of doubt, the Parties acknowledge and agree that a KeyOn Adverse Recommendation Change may or may not involve a KeyOn Acquisition Proposal.

(d)  If KeyOn or any KeyOn Representative receives a request for information from a Person who has made an unsolicited, bona fide, written KeyOn Acquisition Proposal, and KeyOn is permitted to provide such Person with information pursuant to this Section 5.4, KeyOn will provide to Internet America a copy of the confidentiality and nondisclosure agreement with such Person promptly upon its execution and provide to Internet America a list of, and copies of, all information provided to such Person as promptly as practicable after its delivery to such Person and promptly provide Internet America with access to all information to which such Person was provided access, in each case only to the extent not previously provided to Internet America. KeyOn shall promptly provide notice to Internet America, in writing, of the receipt of any KeyOn Acquisition Proposal or any inquiry with respect to or that is likely to lead to a KeyOn Acquisition Proposal (but in no event more than twenty-four hours after the receipt thereof), which notice shall include the identity of the Person or group requesting such information or making such inquiry or KeyOn Acquisition Proposal and the material terms and conditions of any such KeyOn Acquisition Proposal. KeyOn shall promptly provide Internet America with copies of any written changes to any KeyOn Acquisition Proposal and shall promptly provide Internet America written notice of any changes (whether oral or in writing) in the price or form of consideration or other material changes in the status or terms of such KeyOn Acquisition Proposal.

(e)  Notwithstanding anything herein to the contrary, the KeyOn Board shall not (i) make a KeyOn Adverse Recommendation Change, (ii) make a KeyOn Acquisition Proposal Recommendation or (iii) enter into any KeyOn Acquisition Agreement relating to a KeyOn Acquisition Proposal, unless:

(i)  KeyOn complies with the terms of Section 5.4(c)(ii) and (d); and

(ii)  In the case of a KeyOn Acquisition Proposal, promptly upon a determination by the KeyOn Board that a KeyOn Acquisition Proposal constitutes a KeyOn Superior Proposal, KeyOn immediately notifies, in writing, Internet America of such determination and describes in reasonable detail the material terms and conditions of such KeyOn Superior Proposal and the identity of the Person making such KeyOn Superior Proposal. Internet America shall have five Business Days after delivery of such written notice to submit an offer to engage in an alternative transaction or to modify the terms and conditions of this Agreement such that KeyOn may proceed with this Agreement (an “Internet America Revised Offer”). During such five Business Day period, KeyOn and its financial and legal advisors shall negotiate in good faith with Internet America to enable Internet America to submit an Internet America Revised Offer. Any amendment to the price or any other material term of a KeyOn Superior Proposal shall require a new notice from KeyOn and an additional three Business Day period within which Internet America may negotiate an Internet America Revised Offer.

(f)  Nothing contained in this Section 5.4 shall prohibit KeyOn or the KeyOn Board from taking and disclosing to the stockholders of KeyOn a position with respect to a KeyOn Acquisition Proposal pursuant to Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, in either case to the extent required by Applicable Law.

(g)  All notices to be given by the Parties under this Section 5.4 shall be given by facsimile in accordance with Section 9.3 (which notice shall be considered delivered effective as of the day of transmission if transmitted on or before 5:00 p.m. U.S. Central Standard Time on the date of transmission, otherwise the next day after transmission).

Section 5.5 No Solicitation by Internet America.

(a)  From the date of this Agreement until the first to occur of the Effective Time and the termination of this Agreement in accordance with Article 7, except as specifically permitted in Section 5.5(c), (d) or (e), Internet America agrees that neither it nor any of the Internet America Subsidiaries or Representatives will, directly or indirectly: (i) solicit, initiate, encourage or facilitate (including by way of furnishing or disclosing non-public information) any inquiries, offers or proposals that constitute, or are reasonably likely to lead to, an Internet America Acquisition Proposal, and upon becoming aware of any violation of this Section 5.5(a)(i), Internet America shall, and shall cause the Internet America Subsidiaries and Representatives to, stop soliciting, initiating, encouraging, facilitating (including by way of furnishing or disclosing non-public information) or taking any action designed to facilitate, directly or indirectly, any inquiry, offer or proposal that constitutes, or is reasonably likely to lead to, an Internet America Acquisition Proposal; (ii) engage in discussions or negotiations with, furnish or disclose any non-public information or data relating to the Internet America Companies to, or in response to a request therefor, give access to the properties, assets or books and records of the Internet America Companies to, any Person who has made or may be considering making an Internet America Acquisition Proposal or take any action which may otherwise lead to an Internet America Acquisition Proposal; (iii) approve, endorse or recommend any Internet America Acquisition Proposal; or (iv) enter into any agreement in principle, letter of intent, arrangement, understanding or other Contract relating to any Internet America Acquisition Proposal.

(b)  Except as specifically permitted in Section 5.5(c) and (d), Internet America shall, and shall cause each of the Internet America Subsidiaries and Representatives to, immediately cease and terminate any existing solicitations, discussions, negotiations or other activity with any Person with respect to any Internet America Acquisition Proposal or which could reasonably be expected to lead to an Internet America Acquisition Proposal, and shall inform the Internet America Subsidiaries and Representatives which are engaged in any such solicitations, discussions, negotiations or other activity of Internet America’s obligations under this Section 5.5. Internet America shall promptly inform its Representatives who have been involved with or otherwise providing assistance in connection with the negotiation of this Agreement and the transactions contemplated by this Agreement of Internet America’s obligations under this Section 5.5.

(c)  Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall prevent Internet America or the Internet America Board from:

(i)  after the date of this Agreement, engaging in discussions or negotiations with, furnishing or disclosing any information or data relating to the Internet America Companies to, or in response to a request therefor, giving access to the properties, assets or books and records of the Internet America Companies to, any Person who has made an unsolicited, bona fide, written Internet America Acquisition Proposal after the date hereof that did not result from a violation by the Internet America Companies of this Section 5.5; provided, however, that prior to engaging in discussions or negotiations with, furnishing or disclosing any information or data relating to the Internet America Companies to, or giving access to the properties, assets or books and records of the Internet America Companies to, such Person, (A) the Internet America Board, acting in good faith, has determined (I) after consultation with its outside legal counsel and financial advisors and based on such other matters as it deems relevant, that such Internet America Acquisition Proposal is reasonably likely to result in an Internet America Superior Proposal and (II) that such Person has the financial and legal capacity to consummate such Internet America Acquisition Proposal and (B) Internet America (I) enters into a confidentiality and nondisclosure agreement with such Person with use and disclosure limitations and other material terms that are no more favorable to such Person than those contained in the Nondisclosure Agreement and (II) has complied with Section 5.5(d); and

(ii)  subject to compliance by Internet America with Section 5.5(e), (A) withdrawing (or amending or modifying in a manner adverse to KeyOn), or publicly proposing to withdraw (or to amend or modify in a manner adverse to KeyOn), the approval, recommendation or declaration of advisability by the Internet America Board or any committee thereof (as the case may be) of this Agreement, the Merger or the transactions contemplated hereby (the actions referred to in this clause (A) being collectively referred to herein as a “Internet America Adverse Recommendation Change”), (B) recommending, adopting or approving, or proposing publicly to recommend, adopt or approve, any Internet America Acquisition Proposal (the actions referred to in this clause (B) being collectively referred to as a “Internet America Acquisition Proposal Recommendation”), or (C) entering into any agreement, including any agreement in principle, letter of intent or understanding, acquisition or Merger Agreement, option agreement, joint venture agreement, partnership agreement or similar agreement, arrangement or understanding which constitutes, relates to, is intended to lead to or could reasonably be expected to lead to an Internet America Acquisition Proposal (other than a confidentiality and nondisclosure agreement contemplated by Section 5.5(c)(i)(B)(I)) (each a “Internet America Acquisition Agreement”); provided, however, that (X) in the case of an Internet America Adverse Recommendation Change not involving an Internet America Acquisition Proposal, the Internet America Board, acting in good faith, has previously determined, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with its fiduciary obligations to the stockholders of Internet America under Applicable Law, (Y) in the case of an Internet America Adverse Recommendation Change involving an Internet America Acquisition Proposal, an Internet America Acquisition Proposal Recommendation or an entry into an Internet America Acquisition Agreement, the Internet America Board, acting in good faith, has previously determined, after consultation with its outside legal counsel and financial advisors and based on such other matters as it deems relevant, that such Internet America Acquisition Proposal or Internet America Acquisition Agreement constitutes an Internet America Superior Proposal and (Z) in the case of entry into an Internet America Acquisition Agreement, Internet America concurrently terminates this Agreement pursuant to and after complying with the provisions of Section 7.1(d)(viii) and Section 5.5(e)(ii). Internet America acknowledges and agrees that the taking of any action inconsistent with any of the restrictions set forth in this Section 5.5 by any of the Internet America Companies or their Representatives shall be deemed a breach of this Section 5.5 by Internet America. For the avoidance of doubt, the Parties acknowledge and agree that an Internet America Adverse Recommendation Change may or may not involve an Internet America Acquisition Proposal.

(d)  If Internet America or any Internet America Representative receives a request for information from a Person who has made an unsolicited, bona fide, written Internet America Acquisition Proposal, and Internet America is permitted to provide such Person with information pursuant to this Section 5.5, Internet America will provide to KeyOn a copy of the confidentiality and nondisclosure agreement with such Person promptly upon its execution and provide to KeyOn a list of, and copies of, all information provided to such Person as promptly as practicable after its delivery to such Person and promptly provide KeyOn with access to all information to which such Person was provided access, in each case only to the extent not previously provided to KeyOn. Internet America shall promptly provide notice to KeyOn, in writing, of the receipt of any Internet America Acquisition Proposal or any inquiry with respect to or that is likely to lead to an Internet America Acquisition Proposal (but in no event more than 24 hours after the receipt thereof), which notice shall include the identity of the Person or group requesting such information or making such inquiry or Internet America Acquisition Proposal and the material terms and conditions of any such Internet America Acquisition Proposal. Internet America shall promptly provide KeyOn with copies of any written changes to any Internet America Acquisition Proposal and shall promptly provide KeyOn written notice of any changes (whether oral or in writing) in the price or form of consideration or other material changes in the status or terms of such Internet America Acquisition Proposal.

(e)  Notwithstanding anything herein to the contrary, the Internet America Board shall not (i) make an Internet America Adverse Recommendation Change, (ii) make an Internet America Acquisition Proposal Recommendation or (iii) enter into any Internet America Acquisition Agreement relating to an Internet America Acquisition Proposal, unless:

(i)  Internet America complies with the terms of Section 5.5(c)(ii) and (d); and

(ii)  In the case of an Internet America Acquisition Proposal, promptly upon a determination by the Internet America Board that an Internet America Acquisition Proposal constitutes an Internet America Superior Proposal, Internet America immediately notifies, in writing, KeyOn of such determination and describes in reasonable detail the material terms and conditions of such Internet America Superior Proposal and the identity of the Person making such Internet America Superior Proposal. KeyOn shall have five Business Days after delivery of such written notice to submit an offer to engage in an alternative transaction or to modify the terms and conditions of this Agreement such that Internet America may proceed with this Agreement (a “KeyOn Revised Offer”). During such five Business Day period, Internet America and its financial and legal advisors shall negotiate in good faith exclusively with KeyOn to enable KeyOn to submit a KeyOn Revised Offer. Any amendment to the price or any other material term of an Internet America Superior Proposal shall require a new notice from Internet America and an additional three Business Day period within which KeyOn may negotiate a KeyOn Revised Offer.

(f)  Nothing contained in this Section 5.5 shall prohibit Internet America or the Internet America Board from taking and disclosing to the stockholders of Internet America a position with respect to an Internet America Acquisition Proposal pursuant to Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, in either case to the extent required by Applicable Law.

(g)  All notices to be given by the Parties under this Section 5.5 shall be given by facsimile transmission in accordance with Section 9.3 (which notice shall be considered delivered effective as of the day of transmission if transmitted on or before 5:00 p.m. U.S. Central Standard Time on the date of transmission, otherwise the next day after transmission).

 Section 5.6   KeyOn Consent.  Promptly following the execution and delivery of this Agreement by the parties hereto and the receipt by KeyOn of the opinion of its Financial Advisor, KeyOn shall use its commercially reasonable best efforts in accordance with Applicable Law and the KeyOn Charter Documents to obtain the KeyOn Consent to the Merger.

Section 5.7 Information/Registration Statement.

(a)  Internet America and KeyOn shall cooperate and promptly prepare and file with the SEC the Information/Registration Statement as soon as practicable after the date hereof, and KeyOn and Internet America shall cooperate to promptly respond to any comments made by the SEC and otherwise use their respective commercially reasonable best efforts to cause the Information/Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing. If at any time prior to the Effective Time any event occurs which is required to be set forth in an amendment or supplement to the Information/Registration Statement, KeyOn or Internet America, as applicable, will promptly inform the other of such occurrence, cooperate in filing such amendment or supplement with the SEC, and use their respective commercially reasonable best efforts to cause such amendment to become effective as promptly as possible. As promptly as practicable after the Information /Registration Statement is declared effective by the SEC, KeyOn shall cause the Information /Registration Statement to be disseminated to its stockholders.

(b)  Internet America will cause the Information/Registration Statement, at the time it becomes effective and disseminated to the KeyOn Stockholders, in each case as and to the extent required by applicable federal securities laws under the Securities Act, to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder. Internet America hereby covenants and agrees with KeyOn that the Information/Registration Statement (at the time it becomes effective under the Securities Act and until the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, except that no representation or warranty is made by Internet America with respect to information supplied by KeyOn specifically for inclusion in the Information/Registration Statement. KeyOn hereby covenants and agrees with Internet America that the Information/Registration Statement (at the time it becomes effective under the Securities Act and until the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, except that no representation or warranty is made by KeyOn with respect to information supplied by Internet America specifically for inclusion in the Information/Registration Statement.

(c)  Neither the Information/Registration Statement nor any amendment or supplement thereto will be filed or disseminated to the stockholders of KeyOn without the approval of both KeyOn and Internet America, such approval not to be unreasonably withheld, conditioned or delayed. Each Party shall advise the other Parties promptly after it receives notice thereof, of the time when the Information/Registration Statement has become effective under the Securities Act, the issuance of any stop order with respect to the Information/Registration Statement, the suspension of the qualification of the Internet America Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any comments or requests for additional information by the SEC with respect to the Information/Registration Statement.

Section 5.8 Taking of Necessary Action; Further Action.  Subject to the terms and conditions of this Agreement, each of the Parties shall use its commercially reasonable best efforts to take all actions as may be necessary or appropriate in order to effectuate the Merger under the DGCL as promptly as commercially practicable. In addition, the Parties agree to execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement.

Section 5.9 Public Announcements.  On the date this Agreement is executed (or if executed after the close of business, no later than the first to occur of the beginning of trading on the OTCBB on the next day), KeyOn and Internet America shall issue a joint press release with respect to the execution hereof and the transactions contemplated hereby. Except in respect of a public announcement as may be required by Applicable Law or any rule of any regulatory body, KeyOn and Internet America shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated by this Agreement.

Section 5.10 Notification of Certain Matters.  Each Party shall give prompt notice to the others of any of the following for which it becomes aware: (i) any representation or warranty made by it becoming untrue or inaccurate if such untruth or inaccuracy would reasonably be expected to cause any condition set forth in Article 6 not to be satisfied, (ii) the occurrence of any event or development that would cause (or would reasonably be expected to cause) any representation or warranty by it herein to be untrue or inaccurate if such untruth or inaccuracy would reasonably be expected to cause any condition set forth in Article 6 not to be satisfied, or (iii) any failure by it to comply with or satisfy in all material respects any covenant, condition, or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of any Party hereto.

Section 5.11 Payment of Expenses.  Whether or not the Merger is consummated, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, except that in the event the Merger Agreement is terminated pursuant to Section 7.1(a) or 7.1(b), KeyOn and Internet America shall equally share all fees and expenses, other than attorneys’, accountants’, financial advisers’ and consultants’ fees and expenses (which shall be paid by the Party incurring same), incurred in relation to the filing with the SEC and printing of the Information/Registration Statement, including financial statements and exhibits and any amendments and supplements thereto.

Section 5.12 Indemnification and Insurance.

(a)  From and for a period of six years after the Effective Time, Internet America shall indemnify, defend, hold harmless and advance expenses to each Person who is now, has been at any time prior to the date of this Agreement, or becomes prior to the Effective Time, an officer, director, employee, controlling stockholder or agent of any of the KeyOn Companies (collectively, the “Indemnified Parties”) against such losses, expenses (including reasonable outside attorneys’ fees), claims, damages, fines, costs, liabilities or amounts that are paid in settlement with the approval of Internet America (which approval shall not be unreasonably withheld) resulting from, or otherwise arising in connection with, any threatened or actual claim, action, suit, proceeding or investigation (a “Claim”), based in whole or in part on, or arising in whole or in part out of, the fact that the Indemnified Party (or the Person controlled by the Indemnified Party) is or was a director, officer, employee of any of the KeyOn Companies and pertaining to any matter existing, or arising out of actions or omissions or alleged actions or omissions occurring, at or prior to the Effective Time (including any Claim arising out of this Agreement or any of the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, but in each case only to the extent of the coverage provided for under Internet America’s directors’ and officers’ tail liability insurance policy covering those Persons, which policy has been disclosed in writing to KeyOn prior to the date hereof, and described in Section 5.12(b). Without limiting the foregoing, in the event any such Claim is brought against any Indemnified Party (whether arising before or after the Effective Time): (i) Internet America shall have the right to control the defense of such matter with its regularly engaged legal counsel or other counsel selected by Internet America and reasonably satisfactory to the Indemnified Party, and Internet America shall pay all reasonable fees and expenses of such counsel; and (ii) the Indemnified Party will cooperate with Internet America, at Internet America’s expense, in the defense of any such matter. Internet America shall not settle, compromise or consent to the entry of any judgment in any Claim for which indemnification could be sought by any Indemnified Party hereunder unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim and does not include any finding of fact admission or stipulation with respect to fault, intent or culpability of the Indemnified Party, or such Indemnified Party otherwise consents. In the event of any Claim, any Indemnified Party wishing to claim indemnification shall promptly notify Internet America thereof (provided that failure to so notify Internet America will not affect the obligations of Internet America except to the extent that Internet America shall have been materially prejudiced as a result of such failure) and shall deliver to Internet America any undertaking required by Applicable Law, but without any requirement for the posting of a bond. Without limiting the foregoing, in the event any Claim is brought against any of the Indemnified Parties, Internet America shall be required to retain only one counsel (plus one local counsel, if necessary) to represent all such Indemnified Parties with respect to each such matter unless the use of one counsel to represent the Indemnified Parties would present such counsel with a conflict of interest, or the representation of all of the Indemnified Parties by the same counsel would be inappropriate due to actual or apparent differing interests between them, in which case such additional counsel as may be required (as shall be reasonably determined by the Indemnified Parties and Internet America) may be retained by the Indemnified Parties at the cost and expense of Internet America and Internet America shall pay all reasonable fees and expenses of such counsel for such Indemnified Parties. Notwithstanding the foregoing, nothing contained in this Section 5.12 shall be deemed to grant any right to any Indemnified Party which is not permitted to be granted to an officer, director, employee or agent of KeyOn or Internet America under a non-waivable provision of Applicable Law.

(b)  From and for not less than six years after the Effective Time, Internet America shall use its reasonable best efforts to maintain in effect a directors’ and officers’ liability insurance policy covering those Persons who are covered by KeyOn’s directors’ and officers’ liability insurance policy as of the Effective Time, which policy shall be, or shall be substantially similar to, the proposal of insurance dated October 30, 2008 issued by Beazley Insurance Company, Inc. which has been disclosed in writing to Internet America prior to the date hereof; provided, however, that Internet America shall not be required to pay a premium in excess of $50,000.00 for the six year coverage period. In the event that the annual premium for such insurance exceeds such maximum amount, Internet America shall purchase as much coverage per policy year as reasonably obtainable for such maximum amount.

(c)  The provisions of this Section 5.12 are intended to be in addition to the rights otherwise available to the current officers and directors of KeyOn by law, charter, statute, by-law or agreement.

Section 5.13   Employee Matters.

(a)  With respect to each Continuing Employee, Internet America shall credit, or cause its Subsidiaries to credit, the period of employment and service recognized by the applicable employer (including its affiliates and their predecessors if so recognized by the employer) for such Continuing Employee immediately prior to the Effective Time for purposes of Internet America’s corresponding benefit plans, programs, policies or similar employment-related arrangements to have been employment and service with Internet America or its Subsidiaries for purposes of determining the Continuing Employee’s eligibility to join (subject to satisfaction of all non-service related eligibility criteria), vesting and benefit accrual (but not benefit accrual for any purpose other than vacation pay, and sick leave, and vesting in employer contributions under a 401(k)) under all employee benefit plans, programs, policies or similar employment-related arrangements of Internet America and its Subsidiaries in which the Continuing Employee is eligible to participate. No such period of employment and service credit shall be provided to the extent that it will result in a duplication of credit or employment benefits.

(b)  To the extent required by Applicable Law, if the health insurance carrier covering certain Continuing Employees is no longer engaged, Internet America will use reasonable efforts to provide creditable coverage which will reduce any restrictions and limitations for medical conditions existing as of the Effective Time of each Continuing Employee and the Continuing Employee’s dependents. Additionally, Internet America shall use reasonable efforts to effect a change of carriers, if applicable, so that Continuing Employees can plan for any loss of credit with respect to deductibles, co-insurance and maximum out of pocket requirements. In accordance with Applicable Law, any terminated employee shall be offered the opportunity to continue coverage reasonably comparable to that coverage such employee had at the time of termination of employment. If such coverage cannot been continued with respect to a Continuing Employee, in accordance with Applicable Law, the employee shall be offered the opportunity to continue such coverage as is currently available.

(c)  Nothing in this Agreement shall be considered a contract between KeyOn, Internet America or any of their respective Subsidiaries and any Continuing Employee or consideration for, or inducement with respect to, any such Continuing Employees’ continued employment with Internet America and, without limitation, all such Continuing Employees are and will continue to be considered employees at will pursuant to the applicable employment at will laws or doctrine, subject to any express written agreement to the contrary with such Continuing Employee. For the avoidance of doubt and without limiting the generality of Section 9.6, nothing in this Section 5.13 is intended to make any Person a third-party beneficiary of the agreements contained in this Section 5.13, and nothing in this Section 5.13 shall constitute an amendment of any Internet America Benefit Plan.

Section 5.14 Control of Other Party’s Business.  Nothing contained in this Agreement shall give Internet America, directly or indirectly, the right to control or direct KeyOn’s operations or give KeyOn, directly or indirectly, the right to control or direct Internet America’s operations prior to the Effective Time. Prior to the Effective Time, each of KeyOn and Internet America shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

Section 5.15 Amendment to Voting Agreement.  Internet America will not enter into an amendment to the Voting Agreement without the prior written consent of KeyOn, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 5.16 Amendment to Rights Agreement. The Internet America Rights Agreement shall be amended in contemplation of the Merger in a form substantially similar to Amendment No. 1 to the Internet America Rights Agreement entered into on December 10, 2007 to exempt the issuance of the Merger Consideration from triggering the issuance of Internet America Rights thereunder, and a copy of such amendment shall be furnished to KeyOn prior to its effectiveness.

Section 5.17 Indemnification of Guarantors. Upon the effectiveness of Amendment No. 1 to the Sun West Indebtedness, Internet America shall indemnify and hold harmless the current guarantors of the Sun West Indebtedness for any amounts they may incur in payment of the principal and interest owed by KeyOn in their capacity as guarantors of the Sun West Indebtedness.

Section 5.18  Accounts Payable Reduction/Additional Equity.  KeyOn shall no later than the Effective Time effect (i) a reduction of its accounts payable and accrued expenses either through the forgiveness of such accounts payable and accrued expenses or the issuance of shares of KeyOn Common Stock in lieu therefor (collectively, the “Forgiveness”) and (ii) the sale of additional equity through either the issuance of additional Convertible Notes or the sale of shares of KeyOn Common Stock (collectively, the “Additional Equity”) such that the total amount of Forgiveness as reflected on Schedule 5.18 and Additional Equity shall be greater than or equal to one-million nine hundred thousand dollars ($1,900,000), provided that the amount of Additional Equity shall not be less than one-million three hundred and fifty thousand dollars ($1,350,000). KeyOn shall provide to Internet America no later than three business days prior to the Effective Time the calculation of the reduction in accounts payable and accrued expenses reflected on Schedule 5.18 and the agreements evidencing the Forgiveness, and executed copies of the securities sale agreements for the Additional Equity.  All of the shares of KeyOn Common Stock issued as Forgiveness and as Additional Equity shall be included within the KeyOn Common Stock to be converted into the Merger Consideration pursuant to Section 2.1(c).

Section 5.19 Amendment to Sun West Indebtedness. KeyOn and Internet America shall have entered into an amendment to that certain Business Loan Agreement, Commercial Security Agreement and Promissory Note between KeyOn and Sun West Bank dated as of February 4, 2008 (the “Sun West Indebtedness”), to provide, among other matters, for (i) ten year amortization of the principal amount of the debt; (ii) maturity five years from the Effective Time; (iii) payments of principal and interest beginning on the fifteenth day of the month following the Effective Time; (iv) the addition of Internet America as a joint and several obligor of the Sun West Indebtedness without the addition of any Internet America collateral as security therefor or the filing of any UCC filings naming Internet America as the debtor in connection therewith; and (v) a fixed interest rate of 7-1/4% per annum, such amendment to be effective upon the Effective Time and conditioned only upon the consummation of the Merger (“Amendment No. 1 to the Sun West Indebtedness”). All payments of principal and interest due and payable as of the Effective Time under the Sun West Indebtedness, and all fees and costs for renewal of the loan and entering into Amendment No. 1 to the Sun West Indebtedness, shall be paid by KeyOn out of its available cash at Closing and shall be excluded from the calculation of Additional Equity under Section 5.18 above.

ARTICLE 6
CONDITIONS

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each Party to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions, any or all of which may be waived in writing in whole or in part only by both KeyOn and Internet America (to the extent permitted by Applicable Law):

(a)  Stockholder Approval.  The KeyOn Consent shall have been duly and validly obtained and the Information/Registration Statement shall have been disseminated to all KeyOn Stockholders at least twenty Business Days prior to the Effective Time, unless a shorter period of time is allowed under Applicable Law.

(b)  Other Approvals.  All filings required to be made by the Parties prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained by the Parties prior to the Effective Time from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained (as the case may be), except for any failures to make such filings or obtain such consents, approvals, permits and authorizations that, individually or in the aggregate, would not reasonably be expected to have or cause a Material Adverse Effect (assuming the Merger has taken place).

(c)  Securities Law Matters.  The Information/Registration Statement shall have been declared effective by the SEC under the Securities Act and shall be effective at the Effective Time, and no stop order suspending such effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend such effectiveness shall have been initiated and be continuing, and any and all necessary approvals under state securities laws relating to the issuance or trading of the Internet America Common Stock to be issued in the Merger shall have been received.

(d)  No Injunctions or Restraints.  No Governmental Authority of competent jurisdiction shall have issued, promulgated, enforced or entered any Order, decree, temporary restraining order, preliminary or permanent injunction, or other legal restraint or prohibition that is continuing and which prevents the consummation of the Merger. There shall not be any pending suit, action or proceeding asserted by any Governmental Authority challenging or seeking to restrain or prohibit the consummation of the Merger or the transactions contemplated hereunder.

Section 6.2 Conditions to Obligations of KeyOn.  The obligations of KeyOn to effect the Merger are subject to the satisfaction of each of the following conditions, any or all of which may be waived in writing in whole or in part by KeyOn:

(a)  Representations and Warranties.  The representations and warranties of Internet America and AcquisitionSub set forth in Article 3 shall be true, accurate and complete as of the date of this Agreement and (except to the extent such representation or warranty speaks as of an earlier date, in which case the representation or warranty shall be true and correct as of such date) as of the Closing Date as though made on and as of that time, except in each case for any failures of such representations and warranties to be so true, accurate and complete that, individually or in the aggregate, do not have or cause and would not reasonably be expected to have or cause an Internet America Material Adverse Effect, and KeyOn shall have received a certificate signed by a Responsible Officer of Internet America to such effect.

(b)  Performance of Covenants and Agreements by Internet America.  Internet America shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and KeyOn shall have received a certificate signed by a Responsible Officer of Internet America to such effect.

(c)  No Material Adverse Change.  From the date of this Agreement through the Closing, there shall not have occurred any event, occurrence or development that has had or caused or would reasonably be expected to have or cause an Internet America Material Adverse Effect.

Section 6.3 Conditions to Obligation of Internet America.  The obligation of Internet America to effect the Merger is subject to the satisfaction of each of the following conditions, any or all of which may be waived in writing in whole or in part by Internet America:

(a)  Representations and Warranties. The representations and warranties of KeyOn and AcquisitionSub set forth in Article 4 shall be true, accurate and complete as of the date of this Agreement and (except to the extent such representation or warranty speaks as of an earlier date, in which case the representation or warranty shall be true and correct as of such date) as of the Closing Date as though made on and as of that time, except in each case for any failures of such representations and warranties to be so true, accurate and complete that, individually or in the aggregate, do not have or cause and would not reasonably be expected to have or cause a KeyOn Material Adverse Effect, and Internet America shall have received a certificate signed by a Responsible Officer of KeyOn to such effect.

(b)  Performance of Covenants and Agreements by KeyOn.  KeyOn shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Internet America shall have received a certificate signed by a Responsible Officer of KeyOn to such effect.

(c)  No Material Adverse Change.  From the date of this Agreement through the Closing, there shall not have occurred any event, occurrence or development that has had or caused or would reasonably be expected to have or cause a KeyOn Material Adverse Effect.

(d)  Sun West Indebtedness. There shall not have occurred any default in the Sun West Indebtedness Except as contemplated by Amendment No. 1 to the Sun West Indebtedness, there shall have been no amendment to the Sun West Indebtedness. Amendment No. 1 to the Sun West Indebtedness containing the terms stated in Section 5.19 shall be in full force and effect upon consummation of the Merger.

ARTICLE 7
TERMINATION

Section 7.1 Termination Rights.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after obtaining the KeyOn Consent (except as provided below), by action taken by the board of directors of the terminating Party or Parties upon the occurrence of any of the following:

(a)  By mutual written consent duly authorized by the KeyOn Board and the Internet America Board.

(b)  By either Internet America or KeyOn if:

(i)  the Merger has not been consummated by February 28, 2009 (the “Termination Date”) (provided, however, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any Party whose breach of any representation or warranty or failure to perform or satisfy any covenant or agreement under this Agreement has been the principal cause of or resulted in the failure of the Merger to occur on or before such date); or

(ii)  any Governmental Authority shall have issued an Order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or making consummation of the Merger illegal, and such Order, decree, ruling or other action shall have become final and nonappealable (provided, however, that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to any Party whose failure to fulfill any material obligation under this Agreement has been the principal cause of or resulted in such Order, decree, ruling or other action).

(c)  By KeyOn if:

(i)  there has been a material breach of the representations and warranties made by Internet America in Article 3 of this Agreement, which breach (A) would cause a failure of the condition described in Section 6.2(a) and (B) is incapable of being cured by Internet America within 60 days following receipt of written notice from KeyOn of such breach (but not later than the Termination Date);

(ii)  Internet America has failed to comply in any material respect with any of its covenants or agreements contained in this Agreement, which failure to comply (A) would cause a failure of the condition described in Section 6.2(b) and (B) is incapable of being cured by Internet America within 60 days following written notice from KeyOn of such failure (but not later than the Termination Date);

(iii)  Internet America shall have service and installation revenues from wireless subscribers in an amount less than $310,000 as of the end of any calendar month beginning in November 2008 and continuing through the Effective Time;

(iv)  Internet America shall have cash overdrafts, payables and accrued expenses aggregating greater than $2,200,000 as of the end of any calendar month beginning in November 2008 and continuing through the Effective Time;

(v)  prior to obtaining the KeyOn Consent, KeyOn elects to enter into a KeyOn Acquisition Agreement as permitted by (and not in violation of) Section 5.4; provided, however, that KeyOn may not terminate this Agreement pursuant to this Section 7.1(c)(v) unless KeyOn shall have complied with the provisions of Section 5.4(e)(ii) and shall not have otherwise breached any other term of Section 5.4 in any material respect. No termination pursuant to this Section 7.1(c)(v) shall be effective unless KeyOn simultaneously pays in full the payment required by Section 7.3(a) and provides Internet America with a written acknowledgment from each other party to the KeyOn Acquisition Agreement that such party is aware of the amounts due to Internet America under Section 7.3 and that such party irrevocably waives any right it may have to litigate, sue or bring any Claim to contest such amounts; or

(vi)  (A) Internet America shall have breached in any material respect any of its obligations under Section 5.5, (B) the Internet America Board shall have made an Internet America Adverse Recommendation Change or an Internet America Acquisition Proposal Recommendation, (C) any Internet America Company shall have entered into an Internet America Acquisition Agreement or (D) Internet America or the Internet America Board publicly shall have announced its intention to do any of the foregoing.

(d)  By Internet America if:

(i)  there has been a material breach of the representations and warranties made by KeyOn in Article 4 of this Agreement, which breach (A) would cause a failure of the condition described in Section 6.3(a), and (B) is incapable of being cured by KeyOn within 60 days following receipt of written notice from Internet America of such breach (but not later than the Termination Date);

(ii)  KeyOn has failed to comply in any material respect with any of its covenants or agreements contained in this Agreement (other than a covenant described in Section 5.18), which failure to comply (A) would cause a failure of the condition described in Section 6.3(b) and (B) is incapable of being cured by KeyOn within 60 days following receipt of written notice from Internet America of such failure (but not later than the Termination Date);

(iii)  The KeyOn Consent shall not have been obtained by the date that is four weeks after the date of this Agreement;

(iv)  The Sun West Indebtedness shall have been amended (other than as contemplated by Amendment No. 1 to the Sun West Indebtedness), there shall have occurred a default thereunder that shall not have been cured or waived, or Amendment No. 1 to the Sun West Indebtedness containing the terms stated in Section 5.19 shall have been amended, revoked or for any other reason will not be effective on the Closing Date;

(v)  The agreements necessary to effect the covenants contained in Section 5.18 shall not have been entered into and furnished to Internet America by the date that is four weeks after the date of this Agreement;

(vi)  KeyOn shall have service and installation revenues from wireless subscribers in an amount less than $565,000 as of the end of any calendar month beginning in November 2008 and continuing through the Effective Time;

(vii)  KeyOn shall have cash overdrafts, payables and accrued expenses aggregating greater than $2,200,000 as of the end of any calendar month beginning in November 2008 and continuing through the Effective Time;

(viii)  Internet America elects to enter into an Internet America Acquisition Agreement as permitted by (and not in violation of) Section 5.5; provided, however, that Internet America may not terminate this Agreement pursuant to this Section 7.1(d)(viii) unless Internet America shall have complied with the provisions of Section 5.5(e)(ii) and shall not have otherwise breached any other term of Section 5.5 in any material respect. No termination pursuant to this Section 7.1(d)(viii) shall be effective unless Internet America simultaneously pays in full the payment required by Section 7.3(b) and provides KeyOn with a written acknowledgment from each other party to the Internet America Acquisition Agreement that such party is aware of the amounts due KeyOn under Section 7.3 and that such party irrevocably waives any right it may have to litigate, sue or bring any Claim to contest such amounts; and

(ix)   (A) KeyOn shall have breached in any material respect any of its obligations under Section 5.4, (B) the KeyOn Board shall have made a KeyOn Adverse Recommendation Change or a KeyOn Acquisition Proposal Recommendation, (C) any KeyOn Company shall have entered into a KeyOn Acquisition Agreement, or (D) KeyOn or the KeyOn Board shall have publicly announced its intention to do any of the foregoing.

KeyOn shall provide to Internet America the information necessary to determine compliance by KeyOn with Section 7.1(d)(vi) and (vii) no later than fifteen (15) days after the end of each calendar month beginning in November 2008 and continuing through the Effective Time.

Section 7.2  Effect of Termination.  If this Agreement is terminated by either Internet America or KeyOn pursuant to the provisions of Section 7.1, this Agreement shall forthwith become void, and there shall be no further obligation on the part of any Party or its Affiliates, directors, officers or stockholders except pursuant to the provisions of Section 5.3(d), Section 5.9, Section 5.11, this Section 7.2, Section 7.3, Article 8 and the Nondisclosure Agreement (which shall continue pursuant to their terms); provided, however, that a termination of this Agreement shall not relieve any Party from any liability for damages incurred as a result of a willful or intentional breach by such Party of its representations, warranties, covenants, agreements or other obligations hereunder occurring prior to such termination.

Section 7.3 Fees and Expenses. Notwithstanding the provisions of Section 5.11:

(a)  KeyOn will, immediately upon termination of this Agreement pursuant to Section 7.1(c)(v) or 7.1(d)(i), (ii), (iii) or (ix), pay, or cause to be paid, to Internet America by wire transfer of immediately available funds to an account designated by Internet America the Termination Fee as defined in Section 7.3(c). Immediately upon termination of this Agreement pursuant to Section 7.1(d)(iv), KeyOn will pay, or cause to be paid, to Internet America by wire transfer of immediately available funds to an account designated by Internet America the fees and expenses incurred for out-of-pocket costs described in Section 7.3(c)(ii) only.

(b)  Internet America will, immediately upon termination of this Agreement pursuant to Sections 7.1(c)(i), (ii) or (vi), or 7.1(d)(viii), pay, or cause to be paid, to KeyOn by wire transfer of immediately available funds to an account designated by KeyOn the Termination Fee.

(c)  “Termination Fee” shall mean a fee equal to the sum of (i) $200,000 and (ii) an amount equal to the fees and expenses incurred by the Party to whom the Termination Fee is owed for all out-of-pocket costs incurred by it in connection with this Agreement and the consummation of the transactions contemplated hereby, including but not limited to all attorneys’, accountants’, financial advisers’ and consultants’ fees and expenses and all costs incurred in connection with the filing with the SEC and printing of the Information/Registration Statement, including financial statements and exhibits and any amendments and supplements thereto.

(d)  The Parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither KeyOn nor Internet America would have entered into this Agreement. Accordingly, if a Party fails to pay promptly any amounts due by it pursuant to this Section 7.3, such Party shall pay to the Party to whom the Termination Fee is owed its costs and expenses (including attorneys’ fees and expenses) in connection with collecting these amounts, together with interest on the amounts so owed, at the rate of interest per annum specified as the Prime Rate in the Wall Street Journal as of the date of termination plus 2.0%, from the date of termination of this Agreement until the date all such amounts are paid.

ARTICLE 8
DEFINITIONS AND USAGE

Section 8.1 Defined Terms in Agreement. For the purposes of this Agreement, capitalized terms used but not defined in this Agreement shall have the meanings set forth below:

“Acquisition Proposal” means for any Person any Contract, proposal, offer or other inquiry or indication of interest (regardless of whether in writing and regardless of whether delivered to the stockholders) relating to any of the following (other than the transactions contemplated by this Agreement or the Mergers): (a) any merger, reorganization, share exchange, take-over bid, tender offer, recapitalization, consolidation, liquidation, dissolution or other business combination, purchase or similar transaction or series of transactions, directly or indirectly, involving 20% or more of the assets, net revenues or net income of such Person and its Subsidiaries taken as a whole; (b) the sale, lease, exchange, transfer or other disposition, directly or indirectly, of any business or assets that generate 20% or more of the consolidated net revenues or net income, or of assets representing 20% or more of the book value of the consolidated assets, of such Person and its Subsidiaries, taken as a whole, or any license, lease, exchange, mortgage, pledge or other agreement or arrangement having a similar economic effect, in each case in a single transaction or a series of related transactions or (c) any direct or indirect acquisition of beneficial ownership (as defined in Section 13(d) of the Exchange Act) or any direct or indirect acquisition of the right to acquire beneficial ownership (as defined in Section 13(d) of the Exchange Act) by any Person or any “group” (as defined in the Exchange Act) of 20% or more of the shares of any class of the issued and outstanding Equity Interests of such Person, whether in a single transaction or a series of related transactions.

“Actions” means any actions, suits, arbitrations, inquiries, proceedings or investigations by or before any Governmental Authority.

“Active Subscribers” are customers who are active and current within 60 days of their payments and include complementary accounts and service trade-out customers.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Applicable Law” means with respect to any Person, any international, federal, state, local or foreign statute, code, ordinance, rule, regulation, consent, approval, judgment, Order, writ, decree, injunction or other authorization, treaty, convention, or governmental requirement of any Governmental Authority that is binding upon, or applicable to, such Person.

“Benefit Plan” means any qualified or non-qualified employee benefit plan, program, policy, practice, agreement, Contract or other arrangement, regardless of whether written, regardless of whether U.S.-based, including any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (including post-retirement medical and life insurance), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (regardless of whether such plan is subject to ERISA), including any multiemployer plan (as defined in Section 3(37) of ERISA) or multiple employer plan (within the meaning of Section 413(c) of the Code), any employment or severance agreement or other arrangement, and any employee benefit, bonus, incentive, deferred compensation, profit sharing, vacation, stock, stock purchase, stock option, severance, change of control, fringe benefit or other plan, program, policy, practice, agreement, Contract, or other arrangement, regardless of whether subject to ERISA and regardless of whether funded.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks in the State of New York are authorized or required by federal law to be closed in New York, New York.

“Continuing Employee” means any employee who was employed by KeyOn or any of its Subsidiaries as of the day immediately prior to the Effective Time and who is employed by Internet America or any of its Subsidiaries on and after the Effective Time.

“Contract” means any agreement, arrangement, commitment or instrument, written or oral, including, without limitation, any loan or credit agreement or other agreement evidencing Indebtedness, promissory note, bond, mortgage, indenture, guarantee, permit, lease, sublease, license, agreement to render services, or other agreement, arrangement, commitment or instrument evidencing rights or obligations of any kind or nature, including all amendments, modifications, supplements and options relating thereto.

“Convertible Notes” means those certain convertible secured promissory notes issued by KeyOn on August 27, 2008 in the aggregate principal amount of up to $1,000,000 and described in the Form 8-K Report of KeyOn filed with the SEC on September 3, 2008.

“Environmental, Health and Safety Laws” means any present or future Applicable Laws relating to (a) emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, or septic systems, (b) the generation, treatment, storage, disposal, use, handling, manufacturing, recycling, transportation or shipment of Hazardous Materials, (c) occupational health and safety, or (d) the pollution of the environment, solid waste handling, treatment or disposal, reclamation or remediation activities, or protection of environmentally sensitive areas.

“Equity Interests” means (a) with respect to a corporation, any and all shares, interests, participation, phantom stock plans or arrangements or other equivalents (however designated) of corporate stock, including all common stock, preferred stock and other equity and voting interests, and warrants, options, calls, subscriptions or other convertible securities or other rights to acquire any of the foregoing, and (b) with respect to a partnership, limited liability company or similar Person, any and all units, membership or other interests, including rights to purchase, warrants, options, calls, subscriptions or other equivalents of, or other interests convertible into, any beneficial or legal ownership interest in such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any regulations promulgated pursuant thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor).

“Governmental Authority” shall mean (a) the United States of America, (b) any state, county, municipality, or other governmental subdivision within the U.S., and (c) any court or any governmental department, commission, board, bureau, agency, or other instrumentality of the U.S. or of any state, county, municipality, water rights, taxing, or zoning authority, or other governmental subdivision within the U.S.

“Hazardous Material” means any chemical, pollutant, contaminant, material, waste or substance regulated by any Governmental Authority under Environmental, Health and Safety Law, including, but not limited to, any hazardous waste, hazardous substance, toxic substance, radioactive material (including any naturally occurring radioactive material), asbestos-containing materials in any form or condition, polychlorinated biphenyls in any form or condition, or petroleum, petroleum hydrocarbons, petroleum products or any fraction or byproducts thereof.

“Indebtedness” of any Person means and includes any obligations consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earn out” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) commitments or obligations by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit, (e) payment obligations secured by a Lien, other than a Permitted Lien, on assets or properties of such Person, (f) obligations to repay deposits or other amounts advanced by and owing to third parties, (g) obligations under capitalized leases, (h) obligations under any interest rate, currency or other hedging agreement or derivatives transaction, (i) guarantees or other contingent liabilities with respect to any amounts of a type described in clauses (a) through (h) above, and (j) any change of control payments or prepayment premiums, penalties, charges or equivalents thereof with respect to any indebtedness, obligation or liability of a type described in clauses (a) through (i) above that are required to be paid at the time of, or the payment of which would become due and payable solely as a result of, the execution of this Agreement or the consummation of the transactions contemplated by this Agreement at such time, in each case determined in accordance with GAAP; provided, however, that Indebtedness shall not include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practices and shall not include the endorsement of negotiable instruments for collection in the ordinary course of business.

“Information/Registration Statement” means the combined filing of the Information Statement prepared in accordance with Schedule 14C of the Exchange Act in definitive form informing the KeyOn Shareholders of the action taken by the KeyOn Consent, and the Registration Statement on Form S-4 under the Securities Act registering the sale of the shares of Internet America Common Stock issuable in the Merger.

“Intellectual Property” means all U.S. and foreign (a) patents and patent applications and all reissues, renewals, divisions, extensions, provisionals, continuations and continuations in part thereof, (b) inventions (regardless of whether patentable), invention disclosures, trade secrets, proprietary information, industrial designs and registrations and applications, mask works and applications and registrations therefor, (c) copyrights and copyright applications and corresponding rights, (d) trade dress, trade names, logos, URLs, common law trademarks and service marks, registered trademarks and trademark applications, registered service marks and service mark applications, (e) domain name rights and registrations, (f) databases, customer lists, data collections and rights therein, and (g) confidentiality rights or other intellectual property rights of any nature, in each case throughout the world.

“Internet America Board” means the board of directors of Internet America.

“Internet America Common Stock” shall mean all outstanding shares of common stock, $.01 par value per share, of Internet America.

“Internet America Companies” means Internet America and each of the Internet America Subsidiaries.

“Internet America Stock Plan” means the Internet America 2007 Stock Option Plan.

“Internet America Subsidiary” means (a) any corporation of which Internet America owns, either directly or through its Subsidiaries, more than 50% of the total combined voting power of all classes of voting securities of such corporation, or (b) any partnership, association, joint venture, limited liability company or other business organization, regardless of whether such constitutes a legal entity, in which Internet America directly or indirectly owns more than 50% of the total Equity Interests, and which has active operations.

 “KeyOn Board” means the board of directors of KeyOn.

“KeyOn Common Stock” shall mean all outstanding shares of common stock, $.001 par value per share, of KeyOn.

“KeyOn Companies” means KeyOn and each of the KeyOn Subsidiaries.

“KeyOn Consent” means the written consent of the holders of a majority of the outstanding voting stock of KeyOn, pursuant to which the proposal to adopt this Agreement and the Merger is approved.

“KeyOn Stockholders” shall mean the owners of all the outstanding shares of KeyOn Common Stock.

“KeyOn Stock Plan” means the KeyOn 2007 Stock and Awards Plan.

“KeyOn Subsidiaries” (a) any corporation of which KeyOn owns, either directly or through its Subsidiaries, more than 50% of the total combined voting power of all classes of voting securities of such corporation, or (b) any partnership, association, joint venture, limited liability company or other business organization, regardless of whether such constitutes a legal entity, in which KeyOn directly or indirectly owns more than 50% of the total Equity Interests.

“Knowledge” when used in relation to any Person shall mean the actual (but not constructive) knowledge of such Person or such Person’s officers after reasonable inquiry.

“Lien” means any lien, mortgage, security interest, indenture, deed of trust, pledge, deposit, restriction, burden, lien, license, lease, sublease, right of first refusal, right of first offer, charge, privilege, easement, right of way, reservation, option, preferential purchase right, right of a vendor under any title retention or conditional sale agreement, or other arrangement substantially equivalent thereto, in each case regardless of whether relating to the extension of credit or the borrowing of money.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the business, results of operations, or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, except to the extent any such effect results from: (a) changes in the industry in which such Person or its Subsidiaries operate or in the economy or the financial, securities or credit markets in the U.S. or elsewhere in the world, including any regulatory or political conditions or developments, or any outbreak or escalation of hostilities or declared or undeclared acts of war, terrorism, insurrection or natural disasters, that do not disproportionately affect the business, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, relative to other industry participants, in any material respect (b) the execution or public disclosure of this Agreement or the consummation or the pendency of the transactions contemplated hereby, (c) fluctuations in the price or trading volume of shares of any trading stock of such Person (provided, however, that the exception in this clause (c) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such fluctuation has resulted in, or contributed to, a Material Adverse Effect), (d) changes in Applicable Law or in GAAP (or the interpretation thereof) after the date hereof that do not disproportionately affect the business, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, relative to other industry participants, in any material respect, (e) any legal proceedings made or brought by any of the current or former stockholders of such Person (or on their behalf or on behalf of such Persons) arising out of or related to this Agreement or any of the transactions contemplated hereby, or (f) any failure by such Person to meet any published analyst estimates or expectations regarding such Person’s revenue, earnings or other financial performance or results of operations for any period or any failure by such Person to meet its internal budgets, plans or forecasts regarding its revenues, earnings or other financial performance or results of operations (provided, however, that the exception in this clause (f) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such failure has resulted in, or contributed to, a Material Adverse Effect with respect to such Person).

“Nondisclosure Agreement” means the Nondisclosure Agreement, dated as of October 10, 2007, between KeyOn and Internet America.

“Order” means any order, writ, fine, injunction, decree, judgment, award or enforceable determination of any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established and described in the applicable Disclosure Letter, (b) Liens in connection with workmen’s compensation, unemployment insurance or other social security, old age pension or public liability obligations not yet due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established and described in the applicable Disclosure Letter, (c) operators’, vendors’, suppliers’, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, or construction Liens (during repair or upgrade periods) or other like Liens arising by operation of Applicable Law in the ordinary course of business or statutory landlord’s Liens, each of which is in respect of obligations that have not been outstanding more than 90 days (so long as no action has been taken to file or enforce such Liens within said 90-day period) or which are being contested in good faith, or (d) any other Lien, encumbrance or other imperfection of title that does not materially affect the value or use of the property subject thereto or has been incurred in the ordinary course of business.

“Person” means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, land trust, business trust or other entity or organization.

“Representative” means any director, officer, employee, agent, advisor (including legal, accounting and financial advisors) or other representative.

“Responsible Officers” means (a) for KeyOn, each of the Chief Executive Officer and Executive Vice President of KeyOn, and (b) for Internet America, each of the Chief Executive Officer and Chief Financial Officer of Internet America.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means for any Person at any time (a) any corporation of which such Person owns, either directly or through its Subsidiaries, more than 50% of the total combined voting power of all classes of voting securities of such corporation, or (b) any partnership, association, joint venture, limited liability company or other business organization, regardless of whether such constitutes a legal entity, in which such Person directly or indirectly owns more than 50% of the total Equity Interests.

“Superior Proposal” means a bona fide written Acquisition Proposal (with all percentages used in the definition of Acquisition Proposal increased to 50% for purposes of this definition) made by a Third Party after the date of this Agreement through the Effective Time (or such earlier date that this Agreement is terminated in accordance with the terms set forth herein), if the Internet America Board or the KeyOn Board, as the case may be, determines in good faith and after consultation with a financial advisor, and taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal, that such Acquisition Proposal (a) would, if consummated in accordance with its terms, be more favorable, from a financial point of view, to the holders of the common stock of Internet America or KeyOn, as the case may be, than the transactions contemplated by this Agreement (taking into account any amounts payable pursuant to Section 7.3 and any Internet America Revised Offer made under Section 5.4(e) or any KeyOn Revised Offer made under Section 5.5(e), as the case may be), (b) contains conditions which are all reasonably capable of being satisfied in a timely manner, and (c) is not subject to any financing contingency or, to the extent financing for such proposal is required, that such financing is then committed in writing by financially sound financial institutions of national reputation.

“Tax” or “Taxes” (including with correlative meaning, “Taxable”) means (a) any federal, foreign, state or local tax, including any income, gross income, gross receipts, ad valorem, excise, sales, use, value added, admissions, business, occupation, license, franchise, margin, capital, net worth, customs, premium, real property, personal property, intangibles, capital stock, transfer, profits, windfall profits, environmental, severance, fuel, utility, payroll, social security, employment, withholding, disability, stamp, rent, recording, registration, alternative minimum, add-on minimum, or other tax, assessment, duty, fee, levy or other governmental charge of any kind whatsoever imposed by a Governmental Authority (a “Tax Authority”), together with and including, without limitation, any and all interest, fines, penalties, assessments and additions to tax resulting from, relating to, or incurred in connection with any such tax or any contest or dispute thereof, (b) any liability for the payment of any amount of the type described in the immediately preceding clause (a) as a result of being a member of a consolidated, affiliated, unitary or combined group with any other corporation or entity at any time prior to and through the Closing Date, and (c) any liability for the payment of any amount of the type described in the preceding clauses (a) or (b) as a result of a contractual obligation to any other Person or of transferee, successor or secondary liability.

“Tax Return” means any report, return, document, declaration or other information (including any attached schedules and any amendments to such report, return, document, declaration or other information) required to be supplied to or filed with any Tax Authority with respect to any Tax, including an information return and any document with respect to or accompanying payments, deposits or estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Third Party” means a Person other than any of the Internet America Companies or any of the KeyOn Companies.

“Treasury Regulations” means the regulations promulgated by the U.S. Treasury Department under the Code.

Section 8.2  References and Titles.

(a)  All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement, unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or subdivision unless expressly so limited. The words “this Article” and “this Section,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur.

(b)  The word “or” is not exclusive, and the word “including” (in its various forms) means including without limitation. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(c)  The Parties have participated jointly in negotiating and drafting this Agreement. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision(s) of this Agreement.

(d)  A reference in this Agreement to any statute shall be to such statute as amended from time to time, and the rules and regulations promulgated thereunder.

ARTICLE 9
MISCELLANEOUS

Section 9.1  Nonsurvival of Representations and Warranties.  Except as otherwise provided in this Agreement and except for the agreements contained in Section 1.6, Section 1.7, Article II, Section 5.7, Section 5.11, Section 5.12, Section 9.10 and Section 9.13, none of the representations or warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

Section 9.2  Amendment.  This Agreement may be amended by the Parties at any time before or after obtaining the KeyOn Consent; provided, however, that, after any such consent is obtained, no amendment shall be made that by Applicable Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by a written instrument signed by an authorized representative of each of the Parties.

This Agreement may be amended by the Parties at any time only by a written instrument signed by an authorized representative of each of the Parties.

Section 9.3  Notices.  Any notice or other communication required or permitted hereunder shall be in writing and, unless delivery instructions are otherwise expressly set forth above herein, either delivered personally (effective upon delivery), by facsimile transmission (effective on the next day after transmission), by recognized overnight delivery service (effective on the next day after delivery to the service), or by registered or certified mail, postage prepaid and return receipt requested (effective on the third Business Day after the date of mailing), at the following addresses or facsimile transmission numbers (or at such other address(es) or facsimile transmission number(s) for a Party as shall be specified by like notice):

T KeyOn:	KeyOn Communications Internet America, Inc. 11742 Stonegate Circle Omaha, Nebraska 68164 Attention: Chief Executive Officer Facsimile: (402) 979-3579

with a copy (which shall not constitute notice) to:	Solomon Blum Heymann & Stich LLP 40 Wall Street- 35th Floor New York, New York 10005 Attention: Michael J. Semack, Esq. Facsimile: (212) 267-2030

To Internet America or AcquisitionSub:	Internet America, Inc. 10930 West Sam Houston Pkwy., N., Suite 200 Houston, Texas 77064 Attention: Chief Executive Officer Facsimile: (713) 589-3000

with a copy (which shall not constitute notice) to:	Boyer & Ketchand Nine Greenway Plaza, Suite 3100 Houston, Texas 77046 Attention: Rita J. Leader Facsimile: (713) 871-2024

Section 9.4  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

Section 9.5  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed modified to the minimum extent necessary to make such term or provision valid and enforceable, provided that if such term or provision is incapable of being so modified, then such term or provision shall be deemed ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 9.6  Entire Agreement; No Third Party Beneficiaries.  This Agreement (together with the Nondisclosure Agreement and the documents and instruments delivered by the Parties in connection with this Agreement) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and is solely for the benefit of the Parties and their respective successors, legal representatives and assigns and does not confer on any Person other than the Parties any rights or remedies hereunder. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Party for whose benefit such representation and warranty was made in accordance with Section 9.11 without notice of liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of Knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.7  Applicable Law.  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF TEXAS (INCLUDING THE LAWS OF TEXAS WITH RESPECT TO STATUTES OF LIMITATION AND STATUTES OF REPOSE) WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF THAT WOULD CAUSE THE LAWS OF ANY OTHER JURISDICTION TO APPLY.

Section 9.8  Jurisdiction.  The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be exclusively brought in any federal court located in the State of Texas or any Texas state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 9.3 shall be deemed effective service of process on such Party.

Section 9.9  No Remedy in Certain Circumstances.  Each Party agrees that should any Governmental Authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any Party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take any action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate pursuant to Article 7. Except as otherwise contemplated by this Agreement, to the extent that a Party took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an Order or judgment of a court or other competent Governmental Authority, such Party shall not incur any liability or obligation unless such Party did not in good faith seek to resist or object to the imposition or entering of such Order or judgment.

Section 9.10  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Applicable Law or otherwise) without the prior written consent of the other Parties, and any such attempted assignment without such consent shall be immediately null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 9.11  Waivers.  At any time prior to the Effective Time, to the extent legally allowed: (a) any Party may extend the time for the performance of any of the obligations or other acts of the other Parties, (b) any Party for whose benefit a representation or warranty was made may waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto, and (c) any Party may waive performance of any of the covenants or agreements of the other Parties, or satisfaction of any of the conditions to its obligations to effect the Merger, contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed by an authorized representative of such Party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any Party of a breach of any provision hereof shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof.

Section 9.12  Nondisclosure Agreement.  The Nondisclosure Agreement shall remain in full force and effect following the execution of this Agreement is hereby incorporated herein by reference, and shall constitute a part of this Agreement for all purposes. Any and all information received by KeyOn and Internet America pursuant to the terms and provisions of this Agreement shall be governed by the applicable terms and provisions of the Nondisclosure Agreement.

Section 9.13  Incorporation.  Exhibits and Schedules referred to herein are attached to and by this reference are incorporated herein for all purposes.

 IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, on the date first written above.

KEYON COMMUNICATIONS HOLDINGS, INC., a Delaware corporation

By: /s/ Jonathan Snyder
Jonathan Snyder, Chief Executive Officer

INTERNET AMERICA, INC. a Texas corporation

By: /s/ William E. Ladin, Jr.
William E. Ladin, Jr., Chief Executive Officer

IA ACQUISITION, INC., a Delaware corporation

By: /s/ William E. Ladin, Jr.
William E. Ladin, Jr., President

EXHIBIT A

WRITTEN CONSENT AND VOTING AGREEMENT

This WRITTEN CONSENT AND VOTING AGREEMENT (this “Agreement”) is entered into as of November 14, 2008, by and among Internet America, Inc., a Texas corporation (“Internet America”), IA Acquisition, Inc., a Delaware corporation wholly owned by Internet America (“AcquisitionSub”) and; the Persons whose names are set forth on the signature pages hereto under the caption “Stockholders” (each individually a “Stockholder” and, collectively, the “Stockholders”).

W I T N E S S E T H:

WHEREAS, as of the date of this Agreement, each Stockholder owns the number of shares of Common Stock, par value $.001 per share (the “KeyOn Stock”), of KeyOn Communications Holdings, Inc., a Delaware corporation (“KeyOn”), set forth beneath such Stockholder’s name on the signature page hereto(“Owned Shares”);

WHEREAS, concurrently herewith, Internet America, AcquisitionSub and KeyOn are entering into an Agreement and Plan of Merger, dated as of this date (the “Merger Agreement”), pursuant to which AcquisitionSub will merge with and into KeyOn and KeyOn will survive as a wholly-owned subsidiary of Internet America (the “Merger”), and each share of KeyOn Stock will be converted into the right to receive the Merger Consideration, in accordance with the terms of, and subject to the conditions set forth in, the Merger Agreement; and

WHEREAS, as a condition to the willingness of Internet America and Acquisition-Sub to enter into the Merger Agreement, and as an inducement and in consideration therefor, Internet America and AcquisitionSub have required that the Stockholders agree, and the Stockholders have agreed, to the agreements and restrictions contained herein regarding their Owned Shares and any other shares of KeyOn Stock, including but not limited to those shares of KeyOn Stock issued in conversion of KeyOn Convertible Notes, acquired by a Stockholder (“New Shares”), at any time during the period from and including the date of this Agreement through and including the earliest to occur of (i) the effectiveness of the Merger, and (ii) the termination of the Merger Agreement in accordance with its terms (the “Voting Period”);

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, capitalized terms used in this Agreement that are defined in the Merger Agreement but not in this Agreement shall have the respective meanings ascribed to them in the Merger Agreement.

ARTICLE II

WRITTEN CONSENT; VOTING AGREEMENT AND IRREVOCABLE PROXY

SECTION 2.1 Written Consent and Agreement to Vote.

(a) Each Stockholder hereby agrees that, concurrently with the execution and delivery of this Agreement, such Stockholder will consent to the adoption of the Merger Agreement and the Merger in accordance with Section 251(c) of the General Corporation Law of the State of Delaware by signing and delivering to KeyOn a written consent in the form of Exhibit A hereto (a “Written Consent”).

(b) Subject to Section 3.2 hereof, each Stockholder hereby agrees that, during the Voting Period, such Stockholder shall vote or execute consents, as applicable, with respect to the Owned Shares and any New Shares owned by such Stockholder as of the applicable record date (or cause to be voted or a consent to be executed with respect to the Owned Shares and any New Shares owned by such Stockholder as of the applicable record date) against each of the matters set forth in clauses (i), (ii), (iii) and (iv) below at any meeting (or any adjournment or postponement thereof) of, or in connection with any proposed action by written consent of, the holders of KeyOn Stock at or in connection with which any of the holders vote or execute consents with respect to any of the following matters:

(i) any merger agreement or merger (other than the Merger Agreement, the Merger or any business combination or transaction with Internet America or any of its affiliates), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by KeyOn or any other business combination involving KeyOn;

(ii) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of KeyOn contained in the Merger Agreement or of such Stockholder contained in this Agreement;

(iii) any action, proposal, transaction or agreement involving KeyOn or any of its Subsidiaries that would reasonably be expected to prevent, impede, frustrate, interfere with, delay, postpone or adversely affect the Merger and the other transactions contemplated by the Merger Agreement, in contravention of the terms and conditions set forth in the Merger Agreement; and

(iv) any Acquisition Proposal made prior to the termination of the Merger Agreement, other than the Merger.

(c) Any vote required to be cast or consent required to be executed pursuant to this Section 2.1 shall be cast or executed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote or consent.

SECTION 2.2 Grant of Irrevocable Proxy. Each Stockholder hereby irrevocably appoints William E. Ladin, Jr. and Jennifer S. LeBlanc, and each of them individually, as such Stockholder’s proxy and attorney-in-fact, with full power of substitution and resubstitution, with effect immediately following the execution of the Written Consent as provided in Section 2.1, to vote or execute consents during the Voting Period, with respect to the Owned Shares and any New Shares owned by such Stockholder as of the applicable record date, in each case solely to the extent and in the manner specified in Section 2.1 and subject to the exceptions set forth therein. This proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Such Stockholder shall not directly or indirectly grant any Person any proxy (revocable or irrevocable), power of attorney or other authorization with respect to any of his Owned Shares or New Shares that is inconsistent with Sections 2.1 and 2.2.

SECTION 2.3 Nature of Irrevocable Proxy. The proxy and power of attorney granted pursuant to Section 2.2 by each Stockholder shall be irrevocable during the Voting Period, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Stockholder with regard to his Owned Shares or any New Shares, and such Stockholder acknowledges that the proxy constitutes an inducement for Internet America and AcquisitionSub to enter into the Merger Agreement. The power of attorney granted by each Stockholder is a durable power of attorney and shall survive the bankruptcy, dissolution, death or incapacity of such Stockholder. The proxy and power of attorney granted hereunder shall terminate only upon the expiration of the Voting Period.

ARTICLE III

COVENANTS

SECTION 3.1 Voting Period Restrictions. Each Stockholder agrees that such Stockholder shall not, during the Voting Period, sell, transfer, assign or otherwise dispose of (“Transfer”) any or all of his Owned Shares or New Shares, or any interest therein, or any voting rights with respect thereto or enter into any contract, option or other arrangement or understanding with respect thereto (including any voting trust or agreement and the granting of any proxy), other than (a) pursuant to the Merger in accordance with the terms of the Merger Agreement, or (b) with the prior written consent of Internet America; provided that the foregoing shall not prevent the Transfer of Owned Shares or New Shares upon the death of such Stockholder pursuant to the terms of any trust or will of such Stockholder or by the laws of intestate succession, but only if, and any such Transfer shall be void unless, the transferee executes and delivers to Internet America an agreement to be bound by the terms of this Agreement to the same extent as such Stockholder.

SECTION 3.2 General Covenants. Each Stockholder agrees that such Stockholder shall not:

(a) enter into any agreement, commitment, letter of intent, agreement in principle, or understanding with any Person or take any other action that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, his covenants and obligations under this Agreement; or

(b) take any action that could restrict or otherwise affect his legal power, authority and right to comply with and perform his covenants and obligations under this Agreement.

SECTION 3.3 Stockholders’ Capacity. Internet America and AcquisitionSub acknowledge that no Stockholder is making any agreement or understanding herein in his capacity as a director or officer of KeyOn and that each Stockholder is executing this agreement solely in his capacity as the owner of KeyOn Stock and nothing herein shall limit or affect any actions taken by such Stockholder in his capacity as a director or officer of KeyOn.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder hereby represents and warrants to Internet America and AcquisitionSub as follows:

SECTION 4.1 Authorization. Such Stockholder has all legal capacity to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder and, assuming it has been duly and validly authorized, executed and delivered by Internet America and AcquisitionSub, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except to the extent that enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditor’s rights generally, and (ii) general principles of equity.

SECTION 4.2 Ownership of Shares. As of the date hereof, the Owned Shares of such Stockholder are listed beneath such Stockholders’ name on the signature page hereto. Except as described in the Schedule 13D, as amended to the date hereof, of such Stockholder with respect to KeyOn Stock or Forms 3, 4, or 5 filed by such Stockholder with the SEC on or prior to the date hereof, such Stockholder is the sole beneficial owner, free and clear of all Liens and all voting agreements and commitments of every kind, of all of the Owned Shares and has the sole power to vote (or cause to be voted or consents to be executed) and to dispose of (or cause to be disposed of) such Owned Shares without restriction, and no proxies through and including the date hereof given in respect of any or all of such Owned Shares are irrevocable and any such proxies have been revoked.

SECTION 4.3 No Conflicts. Except for a filing of an amendment to a Schedule 13D and a filing of a Form 4 as required by the Exchange Act, (i) no filing with any Governmental Entity, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by such Stockholder or the performance by him of his obligations hereunder and (ii) none of the execution and delivery of this Agreement by such Stockholder, or the performance by him of his obligations hereunder shall (A) result in, give rise to or constitute a violation or breach of or a default (or any event which with notice or lapse of time or both would become a violation, breach or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on, any of the Owned Shares pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of his Owned Shares are bound, or (B) violate any applicable law, rule, regulation, order, judgment, or decree applicable to such Stockholder, except for any of the foregoing as would not impair his ability to perform his obligations under this Agreement.

SECTION 4.4 Transaction Fee. Such Stockholder has not employed any investment banker, broker or finder in connection with the transactions contemplated by the Merger Agreement who might be entitled to any fee or any commission from KeyOn in connection with or upon consummation of the Merger.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF
INTERNET AMERICA AND ACQUISITIONSUB

Each of Internet America and AcquisitionSub hereby represent and warrant to the Stockholders as follows:

SECTION 5.1 Authorization. Such party has all power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by such party and, assuming it has been duly and validly executed and delivered by the Stockholders, constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with the terms of this Agreement.

SECTION 5.2 No Conflicts. The execution and delivery of this Agreement by such party does not and the performance of this Agreement by such party will not (i) conflict with, result in any violation of, require any consent under or constitute a default (whether with notice or lapse of time or both) under any mortgage, bond, indenture, agreement, instrument or obligation to which it is a party or by which it or any of its properties is bound; (ii) violate any judgment, order, injunction, decree or award of any court, administrative agency or other Governmental Entity that is binding on such party or any of its properties; or (iii) constitute a violation by such party of any law, regulation, rule or ordinance applicable to such party, in each case, except for any violation, conflict or consent as would not impair the ability of such party to perform its obligations under this Agreement or to consummate the transactions contemplated herein on a timely basis.

ARTICLE VI

TERMINATION

This Agreement and all obligations of the parties hereunder shall automatically terminate and the Written Consent of each of the Stockholders shall be automatically revoked upon the earliest to occur of (i) the Effective Time, (ii) the effectiveness of any amendment, modification or supplement to, or waiver under, the Merger Agreement which amendment, modification, supplement or waiver would reduce the amount of Merger Consideration payable in the Merger, unless consented to in writing by each Stockholder, and (iii) the termination of the Merger Agreement in accordance with its terms (unless the Merger Agreement is terminated as a result of breach of this Agreement). Upon the termination of this Agreement, neither Internet America, AcquisitionSub nor the Stockholders shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect; provided, that Sections 7.1, and 7.3 through 7.11 shall survive such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any party from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1 Publication. Each Stockholder hereby permits Internet America, AcquisitionSub and/or KeyOn to publish and disclose in press releases, Schedule 13D filings, and in the joint Registration/Information Statement (including all documents and schedules filed with the SEC) and any other disclosures or filings required by applicable law his identity and ownership of shares of KeyOn Stock, the nature of his commitments, arrangements and understandings pursuant to this Agreement and/or the text of this Agreement.

SECTION 7.2 Appraisal Rights. Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger or the adoption of the Merger Agreement that such Stockholder may have under applicable law and shall not permit any such rights of appraisal or rights of dissent to be exercised with respect to his Owned Shares or any New Shares.

SECTION 7.3 Amendments, Waivers, etc. This Agreement may be amended by the parties at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking the action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

SECTION 7.4 Enforcement of Agreement; Specific Performance. The Stockholders agree and acknowledge that Internet America and AcquisitionSub would suffer irreparable damage in the event that any of the obligations of the Stockholders in this Agreement were not performed in accordance with its specific terms or if the Agreement was otherwise breached by the Stockholders. It is accordingly agreed by the Stockholders that Internet America shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which Internet America may be entitled at law or in equity.

SECTION 7.5 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission or by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(a) If to the Internet America or AcquisitionSub, addressed to it at:

Internet America, Inc.
10930 W. Sam Houston Parkway N., Suite 200
Houston, Texas 77064
Facsimile: (713) 589-3000
Telephone: (713) 589-3000
Attn: Chief Executive Officer

with a copy to:

Boyer & Ketchand
9 Greenway Plaza, Suite 3100
Houston, Texas 77046
Facsimile: (713) 871-2024
Telephone: (713) 871-2025
Attn: Rita J. Leader

(b) If to the Stockholders, addressed to them at:

KeyOn Communications Holdings, Inc.
11742 Stonegate Circle
Omaha, Nebraska 68164
Facsimile: (402) 998-4111
Attention: General Counsel

with a copy to:

Solomon Blum Heymann & Stich, LLP
40 Wall Street- 35th Floor
New York, New York 10005
Facsimile: (212) 267-2030
Attn: Michael J. Semack, Esq.

or to that other address as any party shall specify by written notice so given, and notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered.

SECTION 7.6 Headings; Titles. Headings and titles of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

SECTION 7.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of this invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Upon determination that any term or other provision is invalid or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 7.8 Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to in this Agreement) and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party unless made in writing and signed by all parties.

SECTION 7.9 Assignment; Binding Effect; No Third Party Beneficiaries; Further Action. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties. This Agreement shall be binding upon and shall inure to the benefit of Internet America and AcquisitionSub and their respective successors and assigns and shall be binding upon the Stockholders and their respective successors, assigns, heirs, executors and administrators. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person (other than, in the case of Internet America and Acquisition Sub, their respective successors and assigns and, in the case of the Stockholders, the Stockholders’ successors, assigns, heirs, executors and administrators) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 7.10 Mutual Drafting. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. This Agreement shall not be deemed to have been prepared or drafted by any one party or another or any party’s attorneys.

SECTION 7.11 Governing Law and Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its rules of conflict of laws. The Stockholders hereby irrevocably and unconditionally consent to submit to the jurisdiction of the federal courts located in the State of Delaware or any Delaware state courts (and, if appropriate, appellate courts therefrom) in connection with any action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any suit, action or proceeding relating thereto except in those courts), waive any defense or objection they may have or hereafter have relating to the laying of venue of any suit, action or proceeding in any such courts and agree not to plead or claim that any suit, action or proceeding brought therein has been brought in an inconvenient forum.

SECTION 7.12 Counterparts; Facsimiles. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all of the parties. This Agreement or any counterpart may be executed and delivered by facsimile copies, each of which shall be deemed an original.

IN WITNESS WHEREOF, the parties hereto have caused this Written Consent and Voting Agreement to be duly executed as of the day and year first above written.

INTERNET AMERICA, INC.	IA ACQUISITION, INC.

By: /s/ William E. Ladin, Jr.	By: William E. Ladin, Jr.
William E. Ladin, Jr., Chief Executive Officer	William E. Ladin, Jr., President

STOCKHOLDERS

By: /s/ Jerome Snyder	By: /s/ Jonathan Snyder
Jerome Snyder	Jonathan Snyder

By: /s/ A. Robert Handell	By: /s/ Jason Lazar
A. Robert Handell	Jason Lazar

EXHIBIT A

WRITTEN CONSENT OF STOCKHOLDERS OF

KEYON COMMUNICATIONS HOLDINGS, INC.

The undersigned, being stockholder(s) of KeyOn Communications, Inc., a Delaware corporation (the “KeyOn”), acting pursuant to the provisions of Section 228 of the Delaware General Corporation Law and KeyOn’s bylaws, hereby adopts the following recitals and resolution by written consent in lieu of a meeting:

WHEREAS, there has been presented to the undersigned stockholder(s) of KeyOn an Agreement and Plan of Merger (the “Merger Agreement”) by and among KeyOn, Internet America, Inc., a Texas corporation (“Internet America”), and IA Acquisition, Inc., a Delaware corporation wholly-owned by Internet America (“AcquisitionSub”), which Merger Agreement provides for the merger of Acquisition Sub with and into KeyOn, with KeyOn as the surviving corporation after such merger (the “Merger”);

WHEREAS, pursuant to the terms and conditions of the Merger Agreement, the stockholders of KeyOn (the “Stockholders”) will be entitled to receive the Merger Consideration (as defined in the Merger Agreement) for each share of common stock of KeyOn held by them at the effective time of the Merger;

WHEREAS, the board of directors of KeyOn has approved and adopted the Merger Agreement and the Merger, and has resolved to recommend that the stockholders of KeyOn approve and adopt the Merger Agreement and the Merger; and

WHEREAS, the affirmative vote in favor of the adoption of the Merger Agreement by a majority of the votes entitled to be cast thereon by the stockholders of KeyOn is required pursuant to Section 251 of the Delaware General Corporation Law before KeyOn may effect the Merger.

NOW, THEREFORE, BE IT RESOLVED, that the undersigned Stockholder(s), in their capacity as stockholders of KeyOn, hereby adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including, without limitation, the Merger; and

FURTHER RESOLVED, that the Merger Agreement and the Merger be, and hereby are, consented to, approved and adopted in all respects without a meeting, without prior notice and without a vote; and

FURTHER RESOLVED, that this written consent may be signed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one instrument and that this written consent shall be filed with the minutes of the proceedings of the stockholders of KeyOn.

This written consent is coupled with an interest and is irrevocable, except to the extent provided in Article 6 of the Written Consent and Voting Agreement entered into on November 14, 2008 among Internet America, AcquisitionSub and the Stockholders.

IN WITNESS WHEREOF, each of the undersigned has executed this written consent effective as of the last date set forth below.

DATED: November 14, 2008

STOCKHOLDERS

By: /s/ Jerome Snyder	By: /s/ Jonathan Snyder
Jerome Snyder	Jonathan Snyder
Shares 955,820	Shares 998,461

By: /s/ A. Robert Handell	By: /s/ Jason Lazar
A. Robert Handell	Jason Lazar
Shares 349,063	Shares 225,572

ANNEX B

Section 262 of the Delaware General Corporation Law

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

 (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX C

INTERNET AMERICA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	June 30,
	2008	2008
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,469,974	$3,911,680
Restricted cash	6,432	6,432
Accounts receivable, net of allowance for uncollectible accounts of $6,951 and
$5,863 as of September 30, 2008 and June 30, 2008, respectively	188,915	170,231
Inventory	327,341	285,410
Prepaid expenses and other current assets	640,668	610,865
Total current assets	4,633,330	4,984,618

Property and equipment—net	2,190,013	2,328,954
Goodwill—net	3,533,127	3,533,127
Subscriber acquisition costs—net	1,181,503	1,310,537
Other assets—net	37,232	38,087
TOTAL	$11,575,205	$12,195,323

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$244,340	$204,056
Accrued liabilities	500,733	654,187
Deferred revenue	1,193,604	1,271,901
Current portion of long-term debt	645,450	620,585
Total current liabilities	2,584,127	2,750,729

Long-term debt	1,165,424	1,331,096
Minority interest in subsidiary	5,727	5,696
Total liabilities	3,755,278	4,087,521

COMMITMENTS AND CONTINGENCIES	-	-

SHAREHOLDERS' EQUITY:
Preferred stock $.01 par value: 5,000,000 shares authorized, 2,889,076 issued and outstanding as of September 30, 2008 and June 30, 2008, aggregate
liquidation preference of $1,693,000	28,891	28,891
Common stock, $.01 par value: 40,000,000 shares authorized, 16,857,031
issued and outstanding as of September 30, 2008 and June 30, 2008	168,571	168,571
Additional paid-in capital	63,611,873	63,588,884
Accumulated deficit	(55,989,408)	(55,678,544))
Total shareholders' equity	7,819,927	8,107,802
TOTAL	$11,575,205	$12,195,323

See accompanying notes to condensed consolidated financial statements.

INTERNET AMERICA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	September 30,
	2008	2007
REVENUES:
Internet services	$1,954,715	$2,095,028
Other	50,138	77,166
Total	2,004,853	2,172,194

OPERATING COSTS AND EXPENSES:
Connectivity and operations	1,351,178	1,414,780
Sales and marketing	70,013	138,409
General and administrative	587,928	699,952
Provision for bad debt expense	1,088	11,355
Depreciation and amortization	295,797	266,423
Total	2,306,004	2,530,919

LOSS FROM OPERATIONS	(301,151)	(358,725)
INTEREST INCOME	(15,722)	(9,829)
INTEREST EXPENSE	25,404	25,276

Minority interest in (income) loss of consolidated subsidiary	(31)	191

NET LOSS	$(310,864)	$(373,981)

NET LOSS PER COMMON SHARE:
BASIC	$(0.02)	$(0.03)
DILUTED	$(0.02)	$(0.03)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
BASIC	16,857,031	12,545,871
DILUTED	16,857,031	12,545,871

See accompanying notes to condensed consolidated financial statements.

INTERNET AMERICA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	September 30,
	2008	2007
OPERATING ACTIVITIES:
Net loss	$(310,864)	$(373,981)
Adjustments to reconcile net income to net cash
used in operating activities:
Minority interest	31	(191)
Depreciation and amortization	295,797	266,423
Loss on disposal of fixed assets	5,850	-
Provision for bad debt expense	1,088	11,355
Non-cash stock compensation expense	22,989	17,853
Changes in operating assets and liabilities (net of effects
of assets acquired, less liabilities assumed):
Accounts receivable	(19,772)	(45,642)
Inventory	(41,931)	(43,045)
Prepaid expenses and other current assets	(29,803)	(63,065)
Other assets	855	(21,238)
Accounts payable and accrued liabilities	(113,170)	90,962
Deferred revenue	(78,297)	16,511
Net cash used in operating activities	(267,227)	(144,058)
INVESTING ACTIVITIES:
Purchases of property and equipment, net	(35,872)	(204,662)
Change in restricted cash	-	(32,437)
Proceeds from sale of property and equipment	2,200	-
Cash provided from acquisitions	-	655,102
Net cash provided by (used in) investing activities	(33,672)	418,003
FINANCING ACTIVITIES:
Proceeds from issuance of long term debt	-	71,787
Principal payments of long-term debt	(140,807)	(53,404)
Net cash provided by (used in) financing activities	(140,807)	18,383

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(441,706)	292,328
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	3,911,680	782,887
CASH AND CASH EQUIVALENTS, END OF PERIOD	$3,469,974	$1,075,215
SUPPLEMENTAL INFORMATION:
Cash paid for interest	$23,668	$19,971

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Stock issued in connection with acquisitions	$-	$770,443
Debt issued in connection with acquisitions, net	$-	$863,500
Minority interest liability	$-	$6,420

See accompanying notes to condensed consolidated financial statements.

INTERNET AMERICA, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
 (Unaudited)

1.	Basis of Presentation

Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted pursuant to Article 8 of Regulation S-X of the Securities and Exchange Commission.  The accompanying unaudited condensed consolidated financial statements reflect, in the opinion of management, all adjustments necessary to achieve a fair presentation of Internet America, Inc.’s (“the Company’s”) consolidated financial position and results of operations for the interim periods presented.  All such adjustments are of a normal and recurring nature.  These condensed financial statements should be read in conjunction with the consolidated financial statements for the year ended June 30, 2008, included in the Company’s Annual Report on Form 10-KSB (SEC Accession No. 0001144204-08-055890).

2.	Reclassifications

Certain reclassifications have been made to the 2007 financial statements to conform to the 2008 presentation.  These classifications had no effect on 2007 net loss or shareholders’ equity.

3.	Basic and Diluted Net Loss Per Share

There are no adjustments required to be made to net loss for the purpose of computing basic and diluted earnings per share (“EPS”) for the three months ended September 30, 2008 and 2007.  During the three months ended September 30, 2008 and 2007, options to purchase 567,778 and 333,641 shares of common stock, respectively, were not included in the computation of diluted EPS because the options were not “in the money” as of September 30, 2008 and 2007, respectively.  There were no options “in the money” at September 30, 2008 and 2007.  There were no options exercised to purchase shares of common stock during the three months ended September 30, 2008 or 2007.

4.	Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from these estimates.

5.	Goodwill and Subscriber Acquisition Costs

Pursuant to Statement of Financial Accounting Standard (“SFAS”) No. 142, the Company performs an impairment test annually during the fourth quarter of its fiscal year or when events and circumstances indicate goodwill might be permanently impaired. Accordingly, during the year ended June 30, 2008, the Company recorded $780,000 as impairment of goodwill related to potential reduction in future cash flows from the acquisitions of NeoSoft and PDQ.Net. The Company concluded that no impairment of goodwill occurred during the quarter ended September 30, 2008.

The Company allocates the purchase price for acquisitions to acquired subscriber bases and goodwill based on fair value at the time of acquisition.  Subscriber acquisition costs, net of amortization, totaled approximately $1,182,000 and $1,311,000, as of September 30, 2008 and June 30, 2008, respectively.  The weighted average amortization period for subscriber acquisition costs is 48 months for both dial-up and wireless broadband Internet customers. Amortization expense for the three months ended September 30, 2008 and 2007 was $129,034 and $103,657, respectively.  As of September 30, 2008, amortization expense for the fiscal years ended June 30, 2009, 2010, 2011 and 2012 is expected to be approximately $485,000, $427,000, $394,000 and $5,000, respectively.

6.	Income Taxes

During the three months ended September 30, 2008 and 2007, the Company generated a net loss of $310,864 and $373,981, respectively.  No provision for income taxes has been recorded for the three months ended September 30, 2008 and 2007, as the Company has net operating losses generated in the current and prior periods.  As of September 30, 2008, the Company continues to maintain a full valuation allowance for its net deferred tax assets of approximately $13.6 million.  Given its limited history of generating net income, the Company has concluded that it is not more likely than not that the net deferred tax assets will be realized.

On July 1, 2007, the Company adopted Financial Account Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109” (“FIN 48”).  As a result of the implementation of FIN 48, management assessed its various income tax positions; and this assessment resulted in no adjustment. The preparation of various tax returns requires the use of estimates for federal and state income tax purposes.  Those estimates may be subject to review by respective taxing authorities.  A revision, if any, to an estimate may result in assessment of additional taxes, penalties and interest.  At this time, a range in which our estimates may change is not quantifiable and a change, if any, is not expected to be material.  The Company will account for interest and penalties related to uncertain tax positions in the current period income statement, as necessary.  The 2004, 2005, 2006 and 2007 tax periods remain subject to examination by various federal and state tax jurisdictions.

7.	Long-Term Debt

Long-term debt consists of:

	September 30,	June 30,
	2008	2008
Note payable due July 19, 2009, payable in quarterly payments of $7,751 with interest imputed at 9% (net of unamortized discount of $5,843)	$56,102	$62,452
Note payable due January 23, 2011 payable in bi-annual installments of $13,917 with interest imputed at 8% (net of unamortized discount of $3,495)	23,106	23,106
Note payable due August 8, 2010, payable in monthly installments of $1,033 beginning October 8, 2008 with interest imputed at 5% (net of unamortized discount of $2,236)	21,219	21,219
Note payable due June 20, 2012, payable in monthly installments of $2,088 with interest imputed at 5% (net of unamortized discount of $14,462)	79,491	83,900
Note payable due July 20, 2010, payable in monthly installments of $1,818 with interest imputed at 6.5% (net of unamortized discount of $2,387)	37,602	42,392
Note payable due July 20, 2010, payable in monthly installments of $1,409 with interest imputed at 6.5% (net of unamortized discount of $1,850)	29,142	32,855
Amount payable due in equal quarterly installments beginning 120 days from issuance of note with interest payable at a rate to be determined by the 12-month LIBOR rate at date of note issuance	95,324	95,324
Note payable due December 23, 2010, payable in monthly payments of $26,199 with interest imputed at 5.5% (net of unamortized discount of $41,554)	665,831	735,083
Loan and Security Agreement with United States Department of Agriculture Rural Utilities Service	796,754	845,266
Note payable due February 12, 2009 payable in monthly installments of $1,261	6,303	10,084
	1,810,874	1,951,681
Less current portion	(645,450)	(620,585)
Total long-term debt	$1,165,424	$1,331,096

The Company’s long-term debt is unsecured except for approximately $1,626,000 and $1,681,000 as of September 30, 2008 and June 30, 2008, respectively, which is secured by certificates of deposit and certain inventory and equipment.

8.	Related Parties

The following table shows amounts paid to three non-employee directors for serving on the Company’s board of directors and payments made to Cynthia Ocker, former owner of TeleShare, for contract services during the three months ended September 30, 2008 and 2007:

	Three Months Ended
	September 30,
	2008	2007
Troy LeMaile Stovall	$3,000	$7,000
Justin McClure	3,000	7,000
John Palmer	3,000	10,265
Steven Mihaylo	3,893	-
Cindy Ocker	32,007	13,825
	$44,900	$38,090

9.	New Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities," which provides companies with an option to report selected financial assets and liabilities at fair value. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective as of the beginning of an entity's first fiscal year beginning after November 15, 2007.  Adoption of this pronouncement had no impact on our consolidated financial position and results of operations.

In December 2007, the FASB issued SFAS No. 141(R), "Business Combinations," which amends SFAS No. 141, and provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any noncontrolling interest in the acquiree. It also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) is effective for fiscal years beginning after December 15, 2008 and is to be applied prospectively. The Company is currently evaluating the potential impact of adopting SFAS No. 141(R) on our consolidated financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements,” which provides guidance for using fair value to measure assets and liabilities. SFAS No. 157 establishes a definition of fair value, provides a framework for measuring fair value and expands the disclosure requirements about fair value measurements. SFAS No. 157 as issued is effective for fiscal years beginning after November 15, 2007. Early adoption is permitted. On February 12, 2008, FASB Staff Position No. FAS 157-2 was issued which delays the effective date to fiscal years beginning after November 15, 2008 for certain nonfinancial assets and liabilities. The Company is currently evaluating the impact of SFAS No. 157 on its financial statements.

In December 2007, the FASB issued SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements — an Amendment of ARB No. 51.” SFAS No. 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be recorded as equity in the consolidated financial statements. This Statement also requires that consolidated net income shall be adjusted to include the net income attributed to the noncontrolling interest. Disclosure on the face of the income statement of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest is required. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. Earlier adoption is not permitted. The Company is currently evaluating the impact of SFAS No. 160 on its financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Internet America, Inc.
Houston, Texas

We have audited the accompanying consolidated balance sheets of Internet America, Inc. and subsidiaries (the “Company”) as of June 30, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years ended June 30, 2008 and 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2008 and 2007, and the results of its operations and cash flows for the years then ended, in conformity with U. S. generally accepted accounting principles.

Pannell Kerr Forster of Texas, P. C.

Houston, Texas
October 2, 2008

INTERNET AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,	June 30,
	2008	2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,911,680	$782,887
Restricted cash	6,432	-
Accounts receivable, net of allowance for uncollectible accounts of $5,863
and $6,391 as of June 30, 2008 and 2007, respectively	170,231	117,056
Inventory	285,410	282,886
Prepaid expenses and other current assets	610,865	485,074
Total current assets	4,984,618	1,667,903

Property and Equipment—net	2,328,954	854,580
Goodwill—net	3,533,127	4,313,127
Subscriber acquisition costs—net	1,310,537	882,940
Other Assets—net	38,087	27,285
TOTAL	$12,195,323	$7,745,835

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$204,056	$534,253
Accrued liabilities	654,187	447,939
Deferred revenue	1,271,901	1,234,558
Current portion of long-term debt	620,585	468,480
Total current liabilities	2,750,729	2,685,230

Long-term debt	1,331,096	452,457
Minority interest in subsidiary	5,696	-
Total liabilities	4,087,521	3,137,687

COMMITMENTS AND CONTINGENCIES	-	-

SHAREHOLDERS' EQUITY:
Preferred stock $.01 par value: 5,000,000 shares authorized, 2,889,076 and
0 issued and outstanding June 30, 2008 and 2007, respectively, aggregate liquidation preference of $1,693,000 and $0 at June 30, 2008 and 2007, respectively	28,891	-
Common stock, $.01 par value: 40,000,000 shares authorized, 16,857,031 and
12,508,914 issued and outstanding as of June 30, 2008 and 2007, respectively	168,571	125,089
Additional paid-in capital	63,588,884	57,161,980
Accumulated deficit	(55,678,544)	(52,678,921)
Total shareholders' equity	8,107,802	4,608,148
TOTAL	$12,195,323	$7,745,835

See notes to consolidated financial statements.

INTERNET AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended June 30,
	2008	2007
REVENUES:
Internet services	$8,430,931	$7,984,786
Other	346,102	-
Total	8,777,033	7,984,786

OPERATING COSTS AND EXPENSES:
Connectivity and operations	5,924,638	4,995,030
Sales and marketing	504,261	209,427
General and administrative	3,371,005	2,323,425
Provision for bad debt (recoveries) expense	(679)	3,993
Depreciation and amortization	1,172,974	790,518
Impairment loss	780,000	-
Total	11,752,199	8,322,393

LOSS FROM OPERATIONS	(2,975,166)	(337,607)
INTEREST INCOME	87,251	24,641
INTEREST EXPENSE	(112,432)	(34,164)

Minority interest in loss of consolidated subsidiary	724	-

NET LOSS, BEFORE INCOME TAXES	(2,999,623)	(347,130)
INCOME TAX EXPENSE	-	-
NET LOSS	$(2,999,623)	$(347,130)

NET LOSS PER COMMON SHARE:
BASIC	$(0.20)	$(0.03)
DILUTED	$(0.20)	$(0.03)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
BASIC	14,978,681	12,508,914
DILUTED	14,978,681	12,508,914

See notes to consolidated financial statements.

INTERNET AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Shareholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
BALANCE, JUNE 30, 2006	-	$-	12,508,914	$125,089	$57,061,952	$(52,331,791)	$4,855,250
Stock compensation expense	-	-	-	-	100,028	-	100,028
Net loss	-	-	-	-	-	(347,130)	(347,130)
BALANCE, JUNE 30, 2007	-	-	12,508,914	125,089	57,161,980	(52,678,921)	4,608,148
Issuance of preferred stock	2,889,076	28,891	-	-	1,578,292	-	1,607,183
Issuance of common stock	-	-	4,348,117	43,482	4,714,586	-	4,758,068
Stock compensation expense	-	-	-	-	134,026	-	134,026
Net loss	-	-	-	-	-	(2,999,623)	(2,999,623)
BALANCE, JUNE 30, 2008	2,889,076	$28,891	16,857,031	$168,571	$63,588,884	$(55,678,544)	$8,107,802

See notes to consolidated financial statements.

INTERNET AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended June 30,
	2008	2007
OPERATING ACTIVITIES:
Net loss	$(2,999,623)	$(347,130)
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Minority interest	(724)	-
Depreciation and amortization	1,172,974	790,518
Impairment loss	780,000	-
Gain on disposal of fixed assets	-	(21,637)
Provision for bad debt (recoveries) expense	(679)	3,993
Non-cash stock compensation expense	134,026	100,028
Changes in operating assets and liabilities (net of effects
of assets acquired, less liabilities assumed):
Accounts receivable	16,722	(841)
Inventory	140,503	22,575
Prepaid expenses and other current assets	(110,106)	(185,695)
Other assets	(37,003)	2,289
Other long-term liabilities	-	(47,320)
Accounts payable and accrued liabilities	(337,689)	54,739
Deferred revenue	4,363	(87,898)
Net cash (used in) provided by operating activities	(1,237,236)	283,621
INVESTING ACTIVITIES:
Purchases of property and equipment, net	(1,190,290)	(319,707)
Change in restricted cash	(6,432)	-
Cash received from (paid for) acquisitions	655,102	(265,785)
Net cash used in investing activities	(541,620)	(585,492)
FINANCING ACTIVITIES:
Net proceeds from issuance of common stock	3,987,625	-
Net proceeds from issuance of preferred stock	1,307,183	-
Proceeds from issuance of long term debt	71,787	302,553
Principal payments under capital lease obligations	-	(58,227)
Principal payments of long-term debt	(458,946)	(96,969)
Net cash provided by financing activities	4,907,649	147,357

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3,128,793	(154,514)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	782,887	937,401
CASH AND CASH EQUIVALENTS, END OF YEAR	$3,911,680	$782,887
SUPPLEMENTAL INFORMATION:
Cash paid for interest	$109,966	$23,602

See notes to consolidated financial statements.

INTERNET AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	Year ended June 30,
	2008	2007
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Stock issued in connection with acquisitions	$770,443	$-
Debt assumed in connection with acquisitions	$-	$100,529
Debt issued in connection with acquisitions, net	$863,500	$347,572
Non-cash adjustments for final purchase accounting in connection with acquisitions	$137,175	$-
Non cash change in lease classification	$-	$126,507
Minority interest liability	$5,696	$-
Borrowings extinguished for preferred stock	$300,000	$-

See notes to consolidated financial statements.

INTERNET AMERICA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended June 30, 2008 and 2007

1. General Information and Summary of Significant Accounting Policies

Basis of Presentation — Internet America, Inc. is an Internet service provider ("ISP") in the southwestern United States. The Company provides a wide array of Internet services tailored to meet the needs of individual and business customers.

The Company experienced an operating loss for the fiscal year ended June 30, 2008 and has experienced continued declines in subscribers since fiscal 2002. The Company’s operations are subject to certain risks and uncertainties, including that the rural customer base will not increase at the expected rate; the difficulty of identifying and acquiring wireless Internet customers and infrastructure on attractive terms and of integrating those acquisitions into its operations; the availability of needed financing; competition with existing or new competitors; changes in industry pricing or technological developments impacting the Internet; dependence on network infrastructure, telecommunications providers and other vendors; service interruptions or impediments; and the inability to hire and retain qualified personnel. The stock price has been volatile historically and may continue to be volatile. There can be no assurance that the Company will be successful in achieving profitability and positive cash flow in the future.

Basis of Consolidation — The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated on consolidation.

Reclassifications — Certain reclassifications have been made to the 2007 financial statements to conform to the 2008 presentation. These classifications had no effect on 2007 net loss or shareholders’ equity.

Revenue Recognition — Revenues derived from monthly subscribers and set-up charges are recognized as services are provided. The Company bills its subscribers in advance for direct access to the Internet, but defers recognition of these revenues until the service is provided.

Credit Risk — Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash equivalents and accounts receivable, as collateral is generally not required.

During the year ended June 30, 2008, the Company recorded bad debt recoveries of approximately $1,000. For the year ended June 30, 2007, the Company recorded a provision for bad debt expense totaling approximately $4,000. The charges were recorded as a result of monthly evaluations during the year of the collectibility of accounts receivable and as accounts became 90 days or older from the date of billing, including consumer accounts. Delinquent accounts deemed uncollectible were disconnected, and collection efforts were continued on such accounts.

Financial Instruments — The carrying amounts of cash, accounts receivable, accounts payable and accrued liabilities approximate fair value because of the short maturity of these instruments. The fair values for debt and lease obligations, which have fixed interest rates, do not differ materially from their carrying values.

Cash and Cash Equivalents — Cash and cash equivalents consist of cash on hand and cash deposited in money market accounts, occasionally in excess of federally insured limits. Cash and cash equivalents are stated at cost, which approximates fair value.

Restricted Cash — Restricted cash consists of cash deposited in a bank account by United States Department of Agriculture Rural Utilities Service for advances on the Company’s loan. Money in the account is to be used solely for the purposes for which each advance is made. Restricted cash is stated at cost, which approximates fair value.

Inventory — The Company values inventory at the lower of cost or market using the first-in, first-out (“FIFO”) method. Inventory consists primarily of wireless internet access equipment and routers.

Property and Equipment — Property and equipment are recorded at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets, ranging from two to fifteen years.

Goodwill — Goodwill is the excess acquisition costs of a business over the fair value of the identifiable net assets acquired. Under Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” goodwill is no longer amortized but is subject to annual impairment tests. Other identifiable assets with definite lives continue to be amortized over their useful lives. Accordingly, the Company reviews goodwill for impairment annually and/or if events or changes in circumstances indicate the carrying value of goodwill may have been impaired. The Company reviews intangible assets with definite lives for impairment whenever conditions arise that indicate the carrying value may not be recoverable, such as economic downturn in a market or a change in the assessment of future operations.

The SFAS No. 142 goodwill impairment model is a two-step process. The first step is used to identify a potential impairment by comparing the fair value of a reporting unit with its net book value (or carrying amount), including goodwill. If the fair value exceeds the carrying amount, goodwill of the reporting unit is not considered impaired and the second step of the impairment test is unnecessary. If the carrying amount of the reporting unit exceeds its fair value, the second step of the goodwill impairment test compares the implied value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount exceeds the implied fair value, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the fair value of the reporting unit is allocated to all the assets and liabilities of that unit (including any previously unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit.

Determining the fair value of a reporting unit under the first step of the goodwill impairment test, and determining the fair value of individual assets and liabilities of a reporting unit (including previously unrecognized intangible assets) under the second test of the goodwill impairment test, is judgmental in nature and often involves significant estimates and assumptions. These estimates and assumptions could have a significant impact on whether an impairment charge is recognized and the magnitude of any such charge. Estimates of fair value are primarily determined using future net cash flows discounted at 5.50% and are based on management’s best estimate and general market conditions. This approach uses significant assumptions, including projected future earnings and a subscription growth rate.

Goodwill was recorded in the acquisition of NeoSoft, Inc. and PDQ.Net, Inc., whose dial-up subscribers have continued to decline. Accordingly, the Company recorded $780,000 as impairment of goodwill related to potential reduction in future cash flows from these acquisitions during the year ended June 30, 2008. The Company concluded that no impairment of goodwill occurred during the year ended June 30, 2007.

Subscriber Acquisition Costs — Subscriber acquisition costs primarily relate to acquisitions completed during the years ended June 30, 2006, 2007 and 2008. The Company allocates the purchase price to acquired subscriber bases and goodwill based on fair value at the time of acquisition. Subscriber acquisition costs are amortized over the average life of a customer which is estimated at 48 months. From April 1, 2006 to March 31, 2007, subscriber acquisition costs were amortized over 36 months. Prior to April 1, 2006, subscriber acquisition costs were amortized over 24 months. The effective change in estimate reduced fiscal 2007 amortization expense by $37,000 and decreased fiscal 2007 net loss from operations and resulting net loss by $37,000.

Long-Lived Assets — The Company periodically reviews the values assigned to long-lived assets, such as property and equipment, to determine if any impairments have occurred in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”.

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the undiscounted future cash flows of an asset to be held and used in operations are less than the carrying value, the Company would recognize a loss equal to the difference between the carrying value and fair market value. The Company has concluded that no impairment occurred in the years ended June 30, 2008 and 2007.

Stock-Based Compensation — On July 1, 2006, the Company adopted SFAS No. 123 (revised 2004), “Share-Based Payment,”(“SFAS 123(R)”) which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options based on estimated fair values. SFAS 123(R) supersedes the Company’s previous accounting under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) for periods beginning in fiscal 2006. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123(R). The Company has applied the provisions of SAB 107 in its adoption of SFAS 123(R).

The fair value of each option granted during the year ended June 30, 2008 is estimated to range from $0.26 to $0.72 using the Black-Scholes pricing model with the following assumptions: option term until exercise of 4 years, volatility ranging from 243% to 253%, risk-free interest rate ranging from 2.8% to 4.6%, and an expected dividend yield of zero. The expected term of options represents the period of time that options granted are expected to be outstanding. Expected volatility assumptions utilized in the model were based on historical volatility of the Company’s stock price over the expected term. The risk-free rate is derived from the U. S. Treasury yield.

The fair value of each option granted during the year ended June 30, 2007 is estimated to be $0.24 using the Black-Scholes pricing model with the following assumptions: option term until exercise ranging from 4 to 5 years, volatility ranging from 200% to 290%, risk-free interest rate ranging from 1.9% to 4.5%, and an expected dividend yield of zero. The expected term of options represents the period of time that options granted are expected to be outstanding. Expected volatility assumptions utilized in the model were based on historical volatility of the Company’s stock price over the expected term. The risk-free rate is derived from the U. S. Treasury yield.

As of June 30, 2008, the total compensation costs related to non-vested awards not yet recognized is approximately $230,000. The period over which this cost will be recognized is approximately 4 years.

The adoption of SFAS 123(R) had no effect on cash flow from operations and cash flow from financing activities for the years ended June 30, 2008 and 2007.

Advertising Expenses— The Company expenses advertising production costs in the period in which the advertisement is first aired. All other advertising costs are expensed as incurred. Advertising expenses for the years ended June 30, 2008 and 2007 were approximately $132,000 and $65,000, respectively. The Company focuses primarily on a direct mail form of advertising.

Income Taxes— Deferred tax assets and liabilities are determined using the asset and liability method in accordance with SFAS No. 109, “Accounting for Income Taxes.” Under this method, deferred tax assets and liabilities are established for future tax consequences of temporary differences between the financial statement carrying amounts of assets and liabilities and their tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse.

On July 1, 2007, the Company adopted Financial Accounting Standard Board (“FASB”) Interpretation No. 48 “Accounting for Uncertainty in Income Taxes”, and as a result management assessed its various income tax positions, and this assessment resulted in no adjustment to the tax asset or liability. The preparation of our various tax returns requires the use of estimates for federal and state income tax purposes. These estimates may be subjected to review by the respective taxing authorities. A revision, if any, to an estimate may result in an assessment of additional taxes, penalties and interest. At this time, a range in which our estimates may change is not quantifiable and a change, if any, is not expected to be material. We will account for interest and penalties relating to uncertain tax positions in the current period income statement, as necessary. The 2004, 2005 and 2006 tax years remain subject to examination by various federal and state tax jurisdictions.

Basic and Diluted Net Income Per Share— Basic earnings per share is computed using the weighted average number of common shares outstanding and excludes any anti-dilutive effects of options, warrants and convertible securities. Diluted earnings per share reflects the potential dilution that could occur upon exercise or conversion of these instruments.

During the year ended June 30, 2008, no options were included in the computation of diluted earnings per share because the options were not “in the money” based on the average market price for the year then ended. For the year ended June 30, 2007 options to purchase 326,141 shares of common stock were not included in the computation of diluted earnings per share because the options were not “in the money” based on the average market price for the year then ended.

Use of Estimates— The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from these estimates.

New accounting standards—

        In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities," which provides companies with an option to report selected financial assets and liabilities at fair value. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective as of the beginning of an entity's first fiscal year beginning after November 15, 2007. The Company is currently assessing the impact of the adoption of this standard on its financial statements.

        In December 2007, the FASB issued SFAS No. 141(R), "Business Combinations," which amends SFAS No. 141, and provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any noncontrolling interest in the acquiree. It also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) is effective for fiscal years beginning after December 15, 2008 and is to be applied prospectively. The Company is currently evaluating the potential impact of adopting SFAS No. 141(R) on our consolidated financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements,” which provides guidance for using fair value to measure assets and liabilities. SFAS No. 157 establishes a definition of fair value, provides a framework for measuring fair value and expands the disclosure requirements about fair value measurements. SFAS No. 157 as issued is effective for fiscal years beginning after November 15, 2007. Early adoption is permitted. On February 12, 2008, FASB Staff Position No. FAS 157-2 was issued which delays the effective date to fiscal years beginning after November 15, 2008 for certain nonfinancial assets and liabilities. The Company is currently evaluating the impact of SFAS No. 157 on its financial statements.

In December 2007, the FASB issued SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements — an Amendment of ARB No. 51.” SFAS No. 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be recorded as equity in the consolidated financial statements. This Statement also requires that consolidated net income shall be adjusted to include the net income attributed to the noncontrolling interest. Disclosure on the face of the income statement of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest is required. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. Earlier adoption is not permitted. The Company is currently evaluating the impact of SFAS No. 160 on its financial statements.

Comprehensive Income— The Company has no components of other comprehensive income such that comprehensive income is the same as net income for the years ended June 30, 2008 and 2007.

2. Acquisitions

On July 27, 2007, Internet America acquired substantially all of the outstanding shares of TeleShare Communications Services, Inc. (“TeleShare”) from Mark Ocker and Cynthia Ocker for $1,850,000, payable in shares of Company common stock and a note, and subject to certain adjustments 90 days after closing. TeleShare, based in Crosby, Texas, serves approximately 1,500 wireless broadband Internet service customers and provides telex messaging services. On October 25, 2007, the final adjustments to the TeleShare acquisition were determined, and the Company issued a note payable for approximately $864,000 and 298,117 shares of Common Stock to the former owners of TeleShare.

TeleShare had a loan commitment under a program administered by the Rural Utilities Service of the United States Department of Agriculture (the “RUS”). Under the program administered by the RUS, Internet America assumed a loan commitment of approximately $4 million with approximately $3 million still available for providing financial assistance for the expansion of broadband services in rural areas.

During the year ended June 30, 2007, the Company completed the acquisition of assets of three wireless broadband Internet service providers. During the year ended June 30, 2008, in accordance with these asset purchase agreements, the Company adjusted the purchase price to reflect certain adjustments to the total consideration. The approximate adjusted amounts are summarized below:

	June 30,
	2008	2007
Purchase price:
Cash	$266,000	$266,000

Assumed liabilities	65,000	72,000
Notes (net of imputed interest of $8,000)	218,000	348,000

Assumption of long term debt	100,000	100,000
Total	$649,000	$786,000

Allocation of purchase price:
Fixed assets and inventory	$120,000	$134,000

Subscriber acquisition cost	529,000	652,000
Total	$649,000	$786,000

3. Property and Equipment

Property and equipment consist of:

	June 30,	June 30,
	2008	2007

Land	$30,000	$-

Infrastructure in progress	$145,824	$-

Depreciable assets:
Data communications and office equipment	$8,178,965	$6,271,719
Computer software	782,441	778,141
Furniture and fixtures	260,886	234,131
Leasehold improvements	21,777	612,964
Building	20,450	-
	9,264,519	7,896,955
Less accumulated depreciation and amortization	-7,111,389	-7,042,375

	$2,153,130	$854,580

	$2,328,954	$854,580

The Company owns land in Victoria, Texas; this property includes an office for Southwest Texas operations and a tower used in our wireless network. Infrastructure in progress relates to wireless equipment which was purchased by the Company for near future improvement and upgrades to its existing wireless networks. The equipment will be included in data communications equipment and depreciated when placed in service.

Depreciation expense charged to operations was approximately $678,000 and $552,000 for the years ended June 30, 2008 and 2007, respectively.

4. Goodwill, Subscriber Acquisition Costs and Other Assets

Pursuant to SFAS No. 142, the Company performs an impairment test annually during the fourth quarter of its fiscal year or when events and circumstances indicate goodwill might be permanently impaired. Accordingly, during the year ended June 30, 2008, the Company recorded $780,000 as impairment of goodwill related to potential reduction in future cash flows from the acquisitions of NeoSoft and PDQ.Net. The Company concluded that no impairment of goodwill occurred during the year ended June 30, 2007.

The Company allocates the purchase price for acquisitions to acquired subscriber bases and goodwill based on fair value at the time of acquisition. The Company did not record increases in goodwill during the years ended June 30, 2008 or 2007. Subscriber acquisition costs increased by approximately $1,036,000, during the year ended June 30, 2008 due to the acquisition of TeleShare. Subscriber acquisition costs were adjusted by a decrease of approximately $123,000, due to purchase price adjustments on acquisitions completed during the year ended June 30, 2007, as described more fully in Note 2.

The weighted average amortization period for subscriber acquisition costs is 48 months for both dial-up and wireless customers. From April 1, 2006 to March 31, 2007, these costs were amortized over 36 months. Prior to April 1, 2006, these costs were amortized over 24 months. The effective change in estimate reduced fiscal 2007 amortization expense by $37,000 and decreased fiscal 2007 net loss from operations and resulting net loss by $37,000. Total subscriber acquisition costs were approximately $2,818,000 and $1,896,000 for the year ended June 30, 2008 and 2007, respectively. Amortization expense for the year ended June 30, 2008 and 2007 was approximately $495,000 and $238,000, respectively. Subscriber acquisition costs related to the NeoSoft and PDQ acquisitions were fully amortized as of June 30, 2002. As of June 30, 2008, expected amortization expense for the fiscal years ended is as follows:

2009	$485,000

2010	427,000

2011	394,000

2012	4,000

2013 and thereafter	-
Total expected amortization expense	$1,310,000

Other assets consist of deposits on leaseholds and services.

5. Accrued Liabilities

Accrued liabilities consist of:

	June 30,	June 30,
	2008	2007
Property, franchise and sales tax expenses	$191,772	$91,672
Employee wages and benefits	209,698	171,929
Professional fees	119,451	130,000
Accrued payable on abandoned lease	87,765	-
Investor relations and communication fees	22,078	15,000
Deferred rent	10,314	14,695
Interest	9,109	5,643
Other	4,000	19,000
	$654,187	$447,939

6. Long-Term Debt

	June 30,	June 30,
	2008	2007
Note payable due November 15, 2007, payable in monthly installments of $1,825, bearing interest at prime plus 3%	$-	$10,415
Note payable due September 22, 2007, payable in annual installments of $41,667 with interest imputed at 8%	-	38,580
Note payable due July 19, 2009, payable in quarterly payments of $7,751 with interest imputed at 9% (net of unamortized discount of $7,307)	62,452	86,468
Note payable due January 23, 2011 payable in bi-annual installments of $13,917 with interest imputed at 8% (net of unamortized discount of $4,728)	23,106	35,534
Credit card line of credit advance, payable on demand, bearing interest at prime plus 6.5%	-	1,839
Note payable due June 30, 2008 payable in an annual installment of $150,000 with interest at 11.25%	-	150,000
Note payable due June 30, 2008 payable in an annual installment of $150,000 with interest at 11.25%	-	150,000
Note payable due August 08, 2010, payable in monthly installments of $1,033 beginning October 08, 2008 with interest imputed at 9% (net of unamortized discount of $2,540)	21,219	49,813
Note payable due June 20, 2012, payable in monthly installments of $2,088 with interest imputed at 9% (net of unamortized discount of $16,324)	83,900	100,529
Note payable due July 20, 2010, payable in monthly installments of $1,818 with interest imputed at 6.5% (net of unamortized discount of $3,058)	42,392	58,860
Note payable due July 20, 2010, payable in monthly installments of $1,409 with interest imputed at 6.5% (net of unamortized discount of $2,370)	32,855	45,618
Amount payable due in equal quarterly installments beginning 120 days from issuance of note with interest payable at a rate to be determined by the 12-month LIBOR rate at date of note issuance	95,324	193,281
Note payable due December 23, 2010, payable in monthly payments of $26,199 with interest imputed at 5.5% (net of unamortized discount of $50,887)	735,083	-
Loan and Security Agreement with United States Department of Agriculture Rural Utilities Service	845,266	-
Note payable due February 12, 2009 payable in monthly installments of $1,261	10,084	-
	1,951,681	920,937
Less current portion	(620,585)	(468,480)
Total long-term debt	$1,331,096	$452,457

As of June 30, 2008, the Company’s long-term debt which is secured by certain inventory and equipment and certificates of deposit totaled approximately $1,681,000. The prime rate at June 30, 2008 was 5%. The direct cost of money rate applied to the RUS loan on the date of borrowing is equal to the cost of borrowing of the Department of Treasury for 7 year obligations. At June 30, 2008, the direct cost of money rate on borrowings to date averaged 4.9% . As of June 30, 2007, the Company’s long-term debt is unsecured except for approximately $277,229 , which is secured by certain inventory and equipment. The prime rate at June 30, 2007 was 8.25%.

The following is a schedule by fiscal years of the principal payments under these agreements as of June 30, 2008.

2009	$620,585

2010	647,646

2011	438,111

2012	245,339

Thereafter	-
Total principal payments	$1,951,681

7. Commitments and Contingencies

In the normal course of business, the Company enters into telephone and internet backbone connectivity contracts with various vendors. The Company’s minimum annual obligations under these contracts are listed below.

The Company leases certain of its facilities including tower space under operating leases. Rental expense under these leases was approximately $953,000, and $547,000 for the years ended June 30, 2008 and 2007, respectively. Future minimum lease payments on facilities operating leases and telecommunications contracts at June 30, 2008, are listed below.

	2009	2010	2011	2012	2013	Thereafter	Total

Connectivity contracts	$791,000	$737,000	$270,000	$23,000	$-	$-	$1,821,000

Operating leases	531,000	401,000	361,000	281,000	132,000	12,000	1,718,000

	$1,322,000	$1,138,000	$631,000	$304,000	$132,000	$12,000	$3,539,000

The Company is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations and cash flows.

8. Shareholders' Equity

Earnings Per Share — There were no “in the money” options as of June 30, 2008 or June 30, 2007.

Series A Preferred Stock — The Company has authorized 5,000,000 shares of $0.01 par value Series A Preferred Stock.

On October 17, 2007, the Company entered into a Purchase Agreement (the “October Agreement”) with certain purchasers (the “Purchasers”), pursuant to which the Company sold 2,889,076 shares of a newly designated Series A Preferred Stock, for a per share purchase price of $0.586 and an aggregate purchase price of $1,693,000, in a privately-negotiated transaction. Mr. Ladin, the Chairman of the Board and Chief Executive Officer of the Company, and Ambassador Palmer, a director of the Company, participated in the sale as Purchasers, as described in Note 11.

Each share of Series A Preferred Stock is convertible at any time, at the option of the holder, into one share of Company common stock. The Series A Preferred Stock is subject to mandatory conversion, at the option of the Company, in the event that the per share trading price of the Company’s common stock is equal to or greater than $3.00 per share for 90 consecutive trading days. The Series A Preferred Stock has a liquidation preference of $0.586 per share, plus all accrued but unpaid dividends thereon, whether or not earnings are available in respect of such dividends and whether or not such dividends have been declared. The holders of Series A Preferred Stock shall be entitled to receive out of the assets of the Company, when and if declared by the Board out of funds legally available for that purpose, cumulative cash dividends at a rate of 10% per annum for each share of Series A Preferred Stock. Such dividends are cumulative from the date the Series A Preferred Stock is issued and payable in arrears, when and as declared by the Board, quarterly. Cumulative dividends in arrears were approximately $121,044 at June 30, 2008. The holders of the Series A Preferred Stock are entitled to vote on an as-converted basis with the Common Stock, and separately with respect to specified corporate acts that would adversely affect the Series A Preferred Stock. In connection with the October Agreement, the Company and the Purchasers entered into a Registration Rights Agreement, pursuant to which the Company agreed to grant “piggyback” registration rights to the Purchasers.

Common Stock— The Company has authorized 40,000,000 shares of $0.01 par value common stock.
On December 10, 2007, the Company, entered into a Purchase Agreement (the “December Agreement”) with The Steven G. Mihaylo Trust (the “Trust”), pursuant to which the Company sold 4,000,000 shares of Common Stock, for a per share purchase price of $1.00 and an aggregate purchase price of $4,000,000, in a privately-negotiated transaction. The December Agreement contains customary representations, warranties and indemnification provisions.

Additionally, in connection with the December Agreement, the Company amended its Rights Agreement between the Company and American Stock Transfer & Trust Company dated August 9, 2004. Prior to adoption of the amendment, the acquisition by a beneficial owner of in excess of 15% of the outstanding shares of Common Stock was an event that triggered the issuance of Common Shares to holders of rights under the Rights Agreement. The Board of Directors determined that it was in the best interest of the Company to exempt the Trust from the provisions of the Rights Agreement, with the result that no Common Shares would be issuable to the holders of the Rights upon the sale of Common Stock under the December Agreement. Further the Board approved the acquisition by the Trust of up to 25% of the outstanding Common Shares, so long as such acquisition is not made in connection with a tender or exchange offer.

Employee Stock Purchase Plan— Effective April 30, 1999, the Company's Board of Directors adopted the Employee Stock Purchase Plan (the "Purchase Plan"), which initially provided for the issuance of a maximum of 200,000 shares of Common Stock and was initially approved by the Company’s shareholders on November 4, 1999. In fiscal 2002, the Board of Directors approved an amendment including the reservation of an additional 500,000 shares for issuance under the Purchase Plan, which amendment was approved by the shareholders on November 11, 2002. Eligible employees can have up to 15% of their earnings withheld, up to certain maximums, to be used to purchase shares of the Company's Common Stock on every July 1, October 1, January 1 and April 1. The price of the Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock on the commencement date of each three-month offering period or the specified purchase date. During April 2006, the Company temporarily suspended future purchases in the Purchase Plan due to lack of employee participation. There were no shares purchased by employees under this plan during the years ended June 30, 2008 and 2007. At June 30, 2008, 155,959 shares were available under the Purchase Plan for future issuance.

Stock Option Plans—The Company's 1998 Nonqualified Stock Option Plan (the "1998 Option Plan") was adopted by the Board of Directors and the Company's shareholders in July 1998. A total of 1,200,000 shares of common stock were reserved for issuance under the 1998 Option Plan. In connection with the adoption of the 2007 Stock Option Plan, as further described below, the Board of Directors determined that the terms of the 1998 Stock Option Plan of the Company will not be renewed.

The maximum term of options granted under the 1998 Option Plan is ten years. Options granted under the 1998 Option Plan are in most cases nontransferable and generally expire within 30 days after the termination of the optionee's services, except in cases when the optionee is terminated "for cause" (as such term is defined therein). In such cases, the option typically expires automatically on the date of termination. In general, if an optionee is disabled or dies, such option may be exercised up to 12 months following such disability or death. In general, if an optionee retires from his or her service to us, such option may be exercised up to three months following such retirement, unless the Compensation Committee determines to allow a longer period for exercise. The Company has 29,500 options outstanding to its employees under the 1998 Option Plan at June 30, 2008. These options are exercisable at prices ranging from $9.25 to $13.19 per share of common stock.

The Company's Employee and Consultant Stock Option Plan (the "Employee and Consultant Option Plan") was approved by the Board of Directors in September 1999 in connection with the acquisition of PDQ. The plan was subsequently approved by the shareholders at a special meeting of shareholders in November 1999. This plan was created in connection with the acquisition of PDQ so that each outstanding PDQ incentive stock option could be exchanged for an incentive stock option to purchase Internet America Common Stock. Pursuant to the Employee and Consultant Stock Option Plan, the Company may grant incentive and nonqualified stock options to our employees, consultants, directors and advisors. A total of 260,063 shares of Common Stock have been reserved for issuance under the Employee and Consultant Option Plan. There were no options outstanding under this plan at June 30, 2008 or 2007.

The Company also has granted nonqualified stock options to employees that are not included under any of the stock option plans noted above. The remaining 15,576 options outstanding to its employees that are not related to any plan were forfeited during the year ended June 30, 2008.

On October 26, 2004, the Board of Directors adopted the 2004 Non-Employee Director Plan (the “2004 Option Plan”) specifically to grant stock to non-employee directors. The maximum term of options granted under the 2004 Option Plan is ten years. Options granted under the 2004 Option Plan are nontransferable and expire upon the termination of the director’s service on the Board of Directors. A total of 600,000 shares of common stock were reserved for issuance under the 2004 Option Plan. In connection with the adoption of the 2007 Stock Option Plan, described below, the Board of Directors amended the 2004 Non-Employee Director Plan to reduce the number of shares available for issuance upon the exercise of options under that plan from 600,000 to 131,556, being the number of shares covered by outstanding options granted under that plan as of March 30, 2007. The Company currently has 131,556 options outstanding to its non-employee directors under the 2004 Option Plan at June 30, 2008. These options are exercisable at prices ranging from $0.77 to $1.07 per share of common stock.

On March 30, 2007, the Board of Directors adopted the 2007 Stock Option Plan (“2007 Plan”) under which options to purchase up to 2,000,000 shares may be granted as incentive and nonqualified stock options to employees, executives and directors. Options to purchase the following number of shares are outstanding to the category of persons indicated as of June 30, 2008: an aggregate of 168,444 shares to directors, 550,000 shares to executive officers and 380,000 shares to non-executive employees. These options are exercisable at prices ranging from $0.50 to $1.00 per share of common stock.

A summary of the status of the Company's stock options as of June 30, 2008 and 2007 and changes during the years ended on those dates is presented below:

	June 30, 2008		June 30, 2007
		Weighted Average Exercise		Weighted Average Exercise
	Shares	Price	Shares	Price

Outstanding at beginning of period	980,076	$0.93	263,301	$2.37

Granted	475,000	0.77	803,444	0.50

Exercised	-	-	-	-

Forfeited	(195,576)	0.59	(86,669)	1.29

Outstanding at end of period	1,259,500	0.92	980,076	0.93

Options exercisable at year end	567,778	1.21	326,141	1.74

The following table summarizes information about stock options outstanding at June 30, 2008:

	Number Outstanding	Weighted-Average Remaining Contractual	Number Exercisable
Exercise Price	at 6/30/08	Life as of 6/30/08 (Years)	at 6/30/08
$0.50	838,444	8.80	406,722
$0.77	51,948	1.81	51,948
$1.00	260,000	8.79	-
$1.02	19,608	1.62	19,608
$1.07	60,000	1.33	60,000
$9.25	7,000	1.46	7,000
$13.19	22,500	1.51	22,500
	1,259,500		567,778

A summary of the Company’s non-vested options as of June 30, 2008 and changes during fiscal 2008 is presented as follows:

		Weighted- Average Fair Value
	Non- vested	at Grant
	options	Date

Non-vested at June 30, 2007	653,935	$0.29

Granted	475,000	0.48

Vested	(264,713)	0.39

Forfeited	(172,500)	0.27

Non-vested at June 30, 2008	691,722	$0.40

9.  Income Taxes

No provision for federal income taxes has been recognized for the years ended June 30, 2008 and 2007 as the Company incurred a net operating loss for income tax purposes in each year and has no carryback potential.

Deferred tax assets and liabilities as of June 30, 2008 and 2007, consist of:

	June 30,
	2008	2007
Deferred tax assets:
Net operating loss carryforwards	$10,967,000	$9,852,000

Intangible assets	2,245,000	2,169,000
Allowance for doubtful accounts	2,000	2,000
Impairment loss	80,000	-

Other	177,000	179,000

Total deferred tax assets	13,471,000	12,202,000
Deferred tax liabilities:

Other	-	-

Total deferred tax liability	-	-

Total net deferred tax	13,471,000	12,202,000

Valuation allowance	(13,471,000)	(12,202,000)

Net deferred tax assets	$-	$-

The Company has provided a valuation allowance for net deferred tax assets, as it is more likely than not that these assets will not be realized. During the year ended June 30, 2008, the valuation allowance increased by approximately $1,269,000.
At June 30, 2008, the Company has net operating loss carryforwards of approximately $32 million for federal income tax purposes. These net operating loss carryforwards may be carried forward in varying amounts until 2028 and may be limited in their use due to significant changes in the Company's ownership.

A reconciliation of the income tax provision computed at statutory tax rates to the income tax provision for the years ended June 30, 2008 and 2007 is as follows:

	June 30,
	2008	2007
Federal income tax expense (benefit) at statutory rate	(34)%	(34)%

Change in valuation allowance	34%	34%

Total income tax provision	0%	0%

10. Employee Benefit Plan

The Company has established a 401(k) plan for the benefit of its employees. Employees may contribute to the plan up to 15% of their salary, pursuant to a salary reduction agreement, upon meeting age requirements. The Company made no discretionary contributions to the Plan through June 30, 2008.

11. Related Party Transactions

The following table shows amounts paid to four non-employee directors for serving on the Company’s board of directors and payments made to Cynthia Ocker, former owner of TeleShare, for contract services during the years ended June 30, 2008 and 2007:

	June 30,
	2008	2007

Troy LeMaile Stovall	$16,000	$16,750
Justin McClure	16,000	16,500
John Palmer	20,412	15,500
Steven Mihaylo	10,140	-
Cynthia Ocker	223,663	-
	$286,215	$48,750

On June 15, 2007 the Company issued an unsecured Promissory Note to each of Mr. Ladin, the Chairman of the Board and Chief Executive Officer of the Company, and Ambassador Palmer, a director of the Company, for $150,000 (the “Notes”). The Notes bore interest at 11.25% per annum payable monthly. The principal was due in full on the earlier to occur of July 1, 2008 or the sale of the Series A Preferred Stock by the Company (see Note 8), subject to acceleration in certain events. The Notes were paid in full on October 17, 2007 upon the receipt by the Company of the proceeds from the sale of the shares of Series A Preferred Stock.

On October 17, 2007, the Company sold 2,889,076 shares of Series A Preferred Stock for a per share purchase price of $0.586 and an aggregate purchase price of $1,693,000, in a privately-negotiated transaction, which is fully described in Note 8. Mr. Ladin and Ambassador Palmer participated in the sale as Purchasers, and the consideration paid by them included, in addition to cash, the cancellation of the Notes. GulfSouth, a private investment firm owned by Ambassador Palmer and of which Justin McClure, a director of the Company, is the president, also participated in the sale as a Purchaser.

On December 10, 2007, the Company sold 4,000,000 shares of Common Stock for a per share purchase price of $1.00 and an aggregate purchase price of $4,000,000 in a privately-negotiated transaction which is fully described in Note 8. All shares were purchased by The Steven G. Mihaylo Trust. Mr. Mihaylo is the sole trustee of that trust and is a director of the Company.

ANNEX D

KEYON FINANCIAL STATEMENTS

KEYON COMMUNICATIONS HOLDINGS, INC.
AND RELATED ENTITIES

KEYON COMMUNICATIONS HOLDINGS INC. AND RELATED ENTITIES

CONDENSED CONSOLIDATD BALANCE SHEETS
AS OF SEPTEMBER 30, 2008 (UNAUDITED) AND DECEMBER 31, 2007

ASSETS	2008	2007

CURRENT ASSETS:
Cash	$51,220	$316,999
Accounts receivable, net of allowance for doubtful accounts	129,883	94,098
Inventories	206,696	300,610
Prepaid expenses and other current assets	63,427	75,259
Total current assets	451,226	786,966

PROPERTY AND EQUIPMENT - Net	3,811,433	4,571,220

OTHER ASSETS
Goodwill	1,738,773	1,738,773
Subscriber base -net	663,254	964,787
Trademarks	16,667	16,667
Refundable deposits	66,758	65,624
Debt issuance costs - net	227,652	10,065
Total other assets	2,713,104	2,795,916

TOTAL ASSETS	$6,975,763	$8,154,102

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$2,336,196	$2,389,356
Cash overdraft	140,725	298,516
Revolving line of credit - related party	100,000	100,000
Term loan payable - related party	4,500,000	3,000,000
Current portion of notes payable - related party	567,011	-
Current portion of notes payable	501,918	149,685
Current portion of deferred rent liability	58,294	57,007
Current portion of capital lease obligations	585,538	742,562
Deferred revenue	350,979	391,193
Total current liabilities	9,140,661	7,128,319

LONG-TERM LIABILITIES
Deferred rent liability, less current maturities	156,332	200,320
Notes payable, less current maturities	45,943	68,525
Capital lease obligations, less current maturities	987,379	667,639
Total long term liabilities	1,189,654	936,484

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT):
Series A preferred stock, $0.001 par value ; 5,000,000 shares authorized
0 shares issued and outstanding at September 30, 2008 and at December 31, 2007	-	-
Common stock, $0.001 par value; 95,000,000 shares authorized;
8,634,845 shares issued and outstanding at September 30, 2008; 8,249,106	8,635	8,249
shares issued and outstanding as of December 31, 2007
Additional paid-in capital	17,088,868	13,739,714
Accumulated deficit	(20,452,055)	(13,658,664)
Total stockholders' equity (deficit)	(3,354,552)	89,299

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$6,975,763	$8,154,102

See notes to condensed consolidated financial statements.

KEYON COMMUNICATIONS HOLDINGS INC. AND RELATED ENTITIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007
REVENUES:
Service and installation revenue	$1,860,112	$1,829,891	$5,792,129	$5,119,460
Support and other revenue	18,625	33,531	118,927	97,516

Total revenues	1,878,737	1,863,422	5,911,056	5,216,976

OPERATING COSTS AND EXPENSES:

Stock based compensation	537,294	1,335,306	3,098,126	1,339,891
Payroll, bonuses and taxes	868,733	914,045	2,914,329	2,403,899
Network operating costs	639,517	673,478	2,109,791	1,662,310
Depreciation and amortization	669,935	668,354	2,069,249	1,862,646
Other general and administrative expense	248,116	391,025	924,997	1,246,083
Installation expense	99,519	124,850	342,940	299,407
Marketing and advertising	13,950	166,958	315,030	397,593
Professional fees	75,230	319,341	320,370	429,991
Cost of DISH inventory	-	-	31,113	-

Total operating costs and expenses	3,152,294	4,593,357	12,125,945	9,641,820

LOSS FROM OPERATIONS	(1,273,557)	(2,729,935)	(6,214,889)	(4,424,844)

OTHER INCOME (EXPENSE):
Interest expense - Net of interest income	(216,047)	(136,621)	(578,502)	(429,520)
Minority interest in income	-	-	-	-
Total other income (expense)	(216,047)	(136,621)	(578,502)	(429,520)

PROVISION FOR INCOME TAXES	-	-	-	-

NET LOSS	$(1,489,604)	$(2,866,556)	$(6,793,391)	$(4,854,364)

Net loss per common share—basic and diluted	$(0.18)	$(0.40)	$(0.82)	$(0.82)

Weighted average common shares outstanding—basic and diluted	8,386,790	7,217,297	8,295,905	5,886,567

See notes to condensed consolidated financial statements

KEYON COMMUNICATIONS HOLDINGS INC. AND RELATED ENTITIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007 (UNAUDITED)

	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(6,793,391)	$(4,854,363)
Adjustments to reconcile net loss to net cash flows from operations:
Depreciation expense	1,767,716	1,625,243
Amortization expense on subscriber base	301,533	237,403
Amortization expense on debt issuance costs	5,022	17,889
Stock based compensation expense	3,098,126	1,339,891
Warrant interest expense	-	54,139
Professional services in exchange for stock	51,414	226,105

Change in assets and liabilities, net of effect of acquisitions:
(Increase) in accounts receivable	(35,785)	(3,219)
Decrease in inventory	93,914	-
(Increase) decrease in prepaid expenses and other current assets	11,831	33,659
(Increase) in refundable deposits	(1,134)	(7,592)
(Increase) decrease in other assets	(22,609)	18,872
(Decrease) in accounts payable and accrued expenses	(53,160)	616,195
(Decrease) increase in deferred rent liability	(42,702)	6,579
(Decrease) in deferred revenue	(40,214)	(18,287)

Net cash provided by (used in) operating activities	(1,659,438)	(707,486)

CASH FLOWS FROM INVESTING ACTIVITIES:

Capital expenditures for property and equipment	(109,118)	(339,044)
Acquisition of SpeedNet and Microlnk	-	(3,458,255)

Net cash (used in) investing activities	(109,118)	(3,797,299)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from cash overdraft	-	-
Payment on cash overdraft	(157,791)	(17,246)
Payments on line of credit	-	-
Payments on loans payable to shareholder	-	(185,000)
Proceeds from term note payable	1,500,000	3,000,000
Payments on notes payable	(40,583)	(27,695)
Proceeds from notes payable - Related Party	550,496	-
Proceeds from notes payable	386,750	102,988
Payments on capital lease obligations	(736,095)	(509,841)
Proceeds from stock issuance	-	3,706,292

Net cash provided by financing activities	1,502,777	6,069,498

NET INCREASE (DECREASE) IN CASH	(265,779)	1,564,713

CASH - Beginning of period	316,999	4,690

CASH - End of period	$51,220	$1,569,403

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Acquisition - SpeedNet:
Accounts receivable	-	73,197
Prepaid assets	-	109,913
Goodwill	-	1,282,052
Subscriber Base	-	916,301
Trademark	-	16,667
Property and equipment	-	1,618,459
Inventory	-	308,666
Accounts payable and accrued expenses	-	(180,846)
Deferred Revenue	-	(431,912)
Capital lease obligations	-	(254,242)
	$-	$3,458,255

Stock issued to shareholders for notes payable	$-	$1,065,999
Stock issued to shareholders for notes payable interest	$-	$100,561
Common stock exchange for professional services	$51,414	$26,105
Deferred rent liability for tenant improvement	$-	$265,000
Warrants for debt issuance costs	$200,000	$35,177
Warrant interest expense	$-	$54,139
Capital lease obligations for property and equipment	$898,811	$370,308

Cash payments for:
Interest	$620,524	$128,190

Tax	$-	$-

See notes to condensed consolidated financial statements.

Note 1 – Organization and Nature of Business

On August 9, 2007, KeyOn Communications, Inc. became a publicly-traded company by virtue of a merger with a publicly-traded company, Grant Enterprises, Inc. (“Grant”), a holding company with no operating business (the “Merger”). In connection with the merger, 900,001 shares of Grant remained outstanding and all other outstanding shares of Grant were cancelled. Also, in connection with the merger, Grant issued 6,650,069 shares of its common stock for all outstanding common stock of KeyOn. Upon closing of the Merger transaction, a wholly owned subsidiary of Grant merged with and into KeyOn, and KeyOn, as the surviving corporation, became a wholly-owned subsidiary of Grant. All pre-merger assets and liabilities of Grant were split-off from Grant, leaving KeyOn’s business as the surviving operations of Grant. As a result of the transaction, the former owners of KeyOn became the controlling stockholders of Grant and Grant changed its name to KeyOn Communications Holdings, Inc. Accordingly, the merger of KeyOn and Grant is a reverse merger. Effective on August 9, 2007, and for all reporting periods thereafter, the Company’s operating activities, including any prior comparative period, will include only those of KeyOn Communications Holdings, Inc.

KeyOn Communications, Inc. (“KeyOn” or “the Company”), was incorporated on December 16, 2004, under the laws of the State of Nevada. The Company provides wireless broadband, satellite video and voice-over-IP (VoIP) services primarily to small and rural markets in the Western and Midwestern United States. KeyOn’s markets are located in eleven (11) Western and Midwestern states: Colorado, Idaho, Illinois, Indiana, Iowa, Kansas, Nebraska, Nevada, Ohio, South Dakota, and Texas. The Company has eight wholly-owned organizations (in combination referred to as the “related entities”): KeyOn Communications, LLC; KeyOn SIRIS, LLC; KeyOn Grand Junction, LLC; KeyOn Idaho Falls, LLC; KeyOn Pahrump, LLC; KeyOn Pocatello, LLC and KeyOn SpeedNet LLC and KeyOn Spectrum Holdings, LLC.

KeyOn Communications, LLC (KeyOn LLC), a wholly-owned limited liability operating entity of the Company, was organized on February 26, 2002 under the laws of the State of Nevada, to serve a market located in Las Vegas, Nevada and its surrounding areas with wireless broadband services. It will continue its operations until February 26, 2502 or until dissolved, if sooner.

KeyOn Pahrump, LLC (Pahrump), a wholly-owned limited liability operating entity of the Company, was organized on September 26, 2003 under the laws of the State of Nevada, to serve a market located in Pahrump, Nevada and its surrounding areas with a wireless broadband service as previously described. It will continue its operations until September 26, 2503 or until dissolved, if sooner.

KeyOn SIRIS, LLC (SIRIS), a wholly-owned limited liability operating entity of the Company, was organized on June 16, 2005 under the laws of the State of Nevada, to serve markets KeyOn acquired in June 2005 located in southern Iowa with a wireless broadband service as previously described. It will continue its operations until June 16, 2505 or until dissolved, if sooner.

KeyOn Grand Junction, LLC (Grand Junction), a wholly-owned limited liability operating entity of the Company, was organized on May 31, 2005 under the laws of the State of Nevada, to serve a market located in Grand Junction, Colorado and its surrounding areas with a wireless broadband service as previously described. It will continue its operations until May 31, 2505 or until dissolved, if sooner.

KeyOn Idaho Falls, LLC (Idaho Falls), a wholly-owned limited liability operating entity of the Company, was organized on May 31, 2005 under the laws of the State of Nevada, to serve a market located in Idaho Falls, Idaho and its surrounding areas with a wireless broadband service as previously described. It will continue its operations until May 31, 2505 or until dissolved, if sooner.

KeyOn Pocatello, LLC (Pocatello), a wholly-owned limited liability operating entity of the Company, was organized on May 31, 2005 under the laws of the State of Nevada to serve a market located in Pocatello, Idaho and its surrounding areas with a wireless broadband service as previously described. It will continue its operations until May 31, 2505 or until dissolved, if sooner.

KeyOn SpeedNet, LLC (SpeedNet LLC), a wholly-owned limited liability operating entity of the Company, was organized on June 27, 2006 under the laws of the State of Nevada.  It served as an acquisition subsidiary in the acquisition of SpeedNet.  SpeedNet LLC houses the previous operations of SpeedNet, including wireless broadband markets operating the states of Idaho, Illinois, Indiana, Iowa, Kansas, Nebraska, Ohio, South Dakota, and Texas.  It will continue its operations until June 27, 2506 or until dissolved, if sooner.

KeyOn Spectrum Holdings, LLC (Spectrum Holdings), a wholly-owned limited liability operating entity of the Company, was organized on November 26, 2007 under the laws of the State of Nevada. It has no current operations and serves as a subsidiary to pursue potential spectrum acquisitions. It will continue its operations until November 26, 2507 or until dissolved, if sooner.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial statements and with Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission. Accordingly, they do not contain all the information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements. The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. In the opinion of the Company’s management, the accompanying condensed consolidated financial statements contain all the adjustments necessary (consisting only of normal recurring accruals) to make the financial position of the Company as of September 30, 2008 and the results of operations for the three and nine months ended September 30, 2008 and 2007 and cash flows for the nine months ended September 30, 2008 not misleading. The unaudited condensed consolidated financial statements for the three and nine-month periods ended September 30, 2008, and September 30, 2007 should be read in conjunction with the audited financial statements for the years ended December 31, 2007 and 2006 as contained in the Form 10K SB filed on March 31, 2008.

Estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with U.S. generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used, and such variances could be significant.

Revenue Recognition

The Company prepares its financial statements on the accrual method of accounting. Under this basis, income is recognized when earned, and expenses are generally recognized when incurred. The Company charges a recurring subscription fee for providing its various Internet access services to its subscribers and recognizes revenues when they are earned, which generally occurs as the service is provided. Subscriptions to the services are in the form of annual or two year contracts and are generally billed monthly, quarterly, semiannually or annually in advance. Payments received in advance for subscriptions are deferred and recognized as the services are provided. Service initiation fees are recognized at time of installation. For the DISH retailer line of business, the Company recognizes revenues at the time of installation.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. For financial statement purposes, investments in money market funds are considered a cash equivalent and are included in cash and cash equivalents.

Inventories

With the purchase of SpeedNet Services, Inc., the Company began to maintain a consistent stock supply of customer premise equipment, installation supplies, and tower replacement parts. The value of this inventory was $191,152 as of September 30, 2008. The Company also began to carry inventory in 2007 in support of its launch as a reseller of satellite video service from DISH Network Corporation. The value of this inventory was $15,544 as of September 30, 2008. The inventory is carried at the incurred cost value of the invoiced amount from the suppliers. Once the DISH installation is complete, the revenue is recognized and the cost of inventory is expensed to operating expense.

Acquisition Costs and Intangible Assets

Acquisition costs, which may include certain intangible assets, are capitalized as incurred as part of the related investment. Once a potential acquisition is identified as no longer attainable, such costs are charged to expense.

Intangible assets, including goodwill, are accounted for under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). Under SFAS 142, intangible assets, other than goodwill, are identified and segregated between amortizable and non-amortizable assets. Amortizable intangibles are amortized over their estimated, contractual, or regulated useful lives. Goodwill and other non-amortizable assets are reviewed, at least annually, for impairment in the carrying value of the intangible asset. In addition, this review also includes the net carrying value of amortizable intangible assets. If impairment is deemed to have occurred, a loss for such impairment is recorded as part of current operations.

Deferred Revenues

Payments received in advance for subscriptions are deferred and recognized as the services are provided. The amount of revenue that was deferred was $350,979 at September 30, 2008.

Reclassifications

Certain reclassifications have been made to the 2007 financial statement amounts to conform to the 2008 financial presentation.

Income Taxes

The Company has adopted SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). Under SFAS 109, deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109 the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation is established, when necessary, to reduce deferred income tax assets to the amount that is more likely than not to be realized. The Company recorded a full valuation loss for the net loss incurred for the nine months ended September 30, 2008.

As single-member limited liability companies, KeyOn LLC, Pahrump, SIRIS, Grand Junction, Idaho Falls, Pocatello, SpeedNet LLC and Spectrum Holdings are not taxed as separate entities for federal income tax purposes. Rather, these organizations’ taxable items of income, deduction, loss, and credit are included with the federal income tax return of the Company. Accordingly, the members separately account for their share of the organization’s income, deductions, losses and credits. Therefore, no separate provision for income tax expense or benefit has been recognized in the accompanying consolidated financial statements for these related entities, but was considered for KeyOn as part of its SFAS 109 reporting requirement.

In July 2006, FASB issued Financial Accounting Standards Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109.”  FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a company’s income tax return, and also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.  FIN 48 utilizes a two-step approach for evaluating tax positions.  Step one, Recognition, occurs when a company concludes that a tax position is more likely than not to be sustained upon examination. Step two, Measurement, is based on the largest amount of benefit, which is more likely than not to be realized on ultimate settlement. FIN 48 is effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle to be recorded as an adjustment to the beginning balance of retained earnings; and, therefore, is effective for the Company in the first quarter of fiscal 2008.  For the nine months ended September 30, 2008, there were no implications on the Company’s consolidated financial position, results of operations or cash flows.

Stock-Based Compensation

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123R”), which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”). SFAS No. 123R supersedes APB No. 25, “Accounting for Stock Issued to Employees”, and amends SFAS No. 95, “Statement of Cash Flows.” SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based upon their fair values. The Company recorded total stock-based compensation and warrant compensation of $537,294 and $3,098,126 for the three and nine month periods ended September 30, 2008, respectively, compared to $1,335,306 and $1,339,891 for the same periods in 2007.

Consolidation Policy

The accompanying consolidated balance sheets and consolidated statements of operations, stockholders’ equity, and cash flows, referred to as “KeyOn Communications Holdings, Inc.,” includes the accounts of KeyOn Communications, Inc., KeyOn Communications, LLC, KeyOn Pahrump, LLC, KeyOn SIRIS, LLC, KeyOn Grand Junction, LLC, KeyOn Idaho Falls, LLC, KeyOn Pocatello, LLC, KeyOn SpeedNet LLC and KeyOn Spectrum Holdings, LLC all of which are under common ownership. Intercompany balances and transactions have been eliminated in consolidation.

The accompanying consolidated financial statements are prepared assuming that the Company will continue as a going concern and contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business.  Certain factors, including current liabilities exceeding current assets and the presence of recurring losses and negative cash flow, among others, indicate the Company may be unable to continue as a going concern for a reasonable period of time. The Company has taken steps to mitigate this going concern opinion, including executing a commercial loan agreement with Sun West Bank on February 8, 2008 totaling $4.5 million (the “Loan”), the proceeds of which were used to refinance the $3.0 million term loan and for working capital as to help sustain its current capital needs.  The Loan matured on August 8, 2008 though it was renewed on August 27, 2008 for a period of 6 months, with a new maturity date of February 8, 2009. In addition, in July 2008, the company had been in the process of raising $1 million of capital through the issuance of Subordinated Secured Promissory Notes (the “Notes”) to accredited investors. As of September 30, 2008, KeyOn has raised a total of $839,609 through the Notes (see Note 5 and Subsequent Events).

Finally, beginning in 2007 and through the first quarter of 2008, the Company had been staffed to accelerate growth through acquisitions and rapid organic growth of its subscriber base. The Company has since moderated its growth strategy by postponing further acquisitions. In addition, in order to minimize cash outlays, the Company has slowed its organic growth while instituting cost-cutting measures such as a reduction in marketing expenses and company overhead. As a result, the Company has begun to generate operating income and positive cash from operations. At the same time, KeyOn has been exploring strategic alternatives, including a merger or sale of the company. These financial statements have been prepared assuming the Company will continue as a going concern and, accordingly, do not include any adjustments that might result from the outcome of the uncertainties described above.

Recent Accounting Pronouncements

The following pronouncements have been issued by the Financial Accounting Standards Board (“FASB”):

In September 2006, the FASB issued Statement of Financial Accounting Standards 157, “Fair Value Measurements” (“SFAS 157”).  SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  SFAS 157 applies to other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute.  Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of SFAS 157 will change current practice.  The provisions of SFAS 157 are effective as of the beginning of the Company’s 2009 fiscal year. For the three and nine month periods ended September 30, 2008, there was no impact on the Company’s consolidated financial position, results of operations or cash flows due to SFAS 157.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements" (“SAB 108”). SAB 108 addresses how the effects of prior-year uncorrected misstatements should be considered when quantifying misstatements in current-year financial statements. SAB 108 requires an entity to quantify misstatements using a balance sheet and income-statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. The guidance is applicable for fiscal years ending after November 15, 2006. We currently do not believe that SAB 108 has a material impact on our financial statements.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” (“SFAS 159”) which expands opportunities to use fair value measurements in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value.  SFAS 159 is effective for fiscal years beginning after November 15, 2007.  For the three and nine month periods ended September 30, 2008, there was no impact on the Company’s consolidated financial position, results of operations or cash flows due to SFAS 159.

In June 2001, the FASB issued FAS 141, Business Combinations, which was established to (1) better reflect investments made in acquired companies, and (2) to provide additional information regarding acquired intangible assets. FAS 141 mandates that all assets acquired and liabilities assumed are valued at their fair value. FAS 141 was revised in December 2007, and is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. This revision represents a major departure from the historical cost accounting that many companies use currently. The Company is currently evaluating FAS 141 to determine its impact on its future consolidated financial position, results of operations or cash flows.

Note 3 – Equipment

Equipment at September 30, 2008 and December 31, 2007, consisted of the following:

	9/30/2008	12/31/2007

Subscriber equipment	$6,089,255	$5,329,361
Fixed wireless tower site equipment	2,573,561	2,353,683
Software and consulting costs	611,187	572,728
Computer and office equipment	418,030	417,077
Vehicles	241,106	277,439
Leasehold improvements	312,100	312,100
	10,245,239	9,262,388
Less: accumulated depreciation	(6,433,806)	(4,691,168)

Fixed assets - net	$3,811,433	$4,571,220

Depreciation expense for the three months ended September 30, 2008 and 2007 was $569,424 and $586,698 respectively. Depreciation expense for the nine months ended September 30, 2008 and 2007 was $1,767,716 and $1,643,132, respectively.

Note 4 – Intangible Assets

Intangible assets at September 30, 2008 and December 31, 2007, consisted of the following:

	9/30/2008	12/31/2007

Goodwill	$1,738,773	$1,738,773
Subscriber base	1,290,887	1,290,887
Trademark	16,667	16,667
	3,046,327	3,046,327
Less: accumulated amortization - subscriber base	(627,633)	(326,100)

Intangible assets - net	$2,418,694	$2,720,227

Amortization expense for the three months ended September 30, 2008 and 2007 was $100,511 and $81,656, respectively. Amortization expense for the nine months ended September 30, 2008 and 2007 was $301,533 and $219,514, respectively.

Estimated amortization expense for the remainder of 2008 and future fiscal years is as follows:

2008	$100,511
2009	402,044
2010	109,493
2011	21,189
2012	21,189
2013	8,829
Thereafter	-
$663,255

Note 5 – Line of Credit and Other Debt

The Company executed a loan agreement with Sun West Bank on February 8, 2008, totaling $4.5 million (the “Loan”). The Company used $3.0 million of the proceeds to refinance its existing debt loan of $3.0 million with Sun West Bank. The remaining $1.5 million was available but had been fully drawn to $4,500,000 as of September 30, 2008. Monthly interest payments were not current as of September 30, 2008 but through discussions, Sun West Bank has allowed for an additional 60 days in order to cure the late interest payment. The Loan matured on August 8, 2008, and the Company extended the Loan for a fee of $11,500 at the Company’s option for an additional six months until February 8, 2009. The initial interest rate is 7.75% and will vary with the Sun West Bank’s index rate plus 2.5 percentage points over the index. The interest rate was 7.75% as of September 30, 2008. A shareholder in the Company is also a minority shareholder and Board member of the lending institution. As a member of the bank’s Board and Loan Committee, the shareholder abstained from voting on this transaction as required under the appropriate banking regulations. The Loan is guaranteed by three shareholders of the Company, one being an officer of the Company. The interest is payable monthly.

The Company holds a line of credit loan for $100,000 with Sun West Bank. The line of credit agreement was entered into on December 18, 2006. The line is a variable rate revolving line of credit loan for $100,000 due upon demand. The interest rate is the base rate plus an added margin rate of 3%. The base rate for floating commercial loans is published by Sun West Bank and varies weekly. The variable interest rate as of September 30, 2008 was 8.25%. The interest on the line of credit is paid monthly. The line of credit is guaranteed by a shareholder and officer of the Company.

On August 27, 2008, the Company, through the independent members of its board, issued subordinated secured notes in the aggregate amount of $718,557 (of a total authorized $1,000,000) to certain of its present investors and senior management to fund the immediate working capital obligations and to allow the Company time to arrange for longer term financing or pursue other strategic options. An additional $121,052 was issued during September 2008. The notes bear interest at 17% per annum and mature on the earlier to occur of January 29, 2009 or a change of control (which includes the merger), among other things. Three percent of the amount of the subordinated secured notes was retained by the investors in the form of a closing payment. The following Company officers and directors held at September 30, 2008 the principal amount of subordinated secured notes as related parties: Jerome Snyder - $103,093; Jonathan Snyder - $335,052 and Jason Lazar - $128,866.

The Company had the following long term debt at September 30, 2008 and December 31, 2007:

	9/30/2008	12/31/2007

A series of 17.0% subordinated secured notes payable maturing from November 2008 or January 2009, dependent upon the status of certain negotiations	$272,598	$-
One 5.0% notes payable maturing from October 3rd to October 9, 2008, with interest payable at maturity.	20,000	-
One non-interest bearing note payable to an entity for professional services.	121,737	121,737
One 7.8% note payable to American National Bank maturing April 2011 for the purchase of vans.	55,502	69,959
Two separate 9.1% notes payable to GMAC maturing August 2010 for the purchase of two trucks.	19,197	26,514
Two unsecured, non-interest bearing notes payable to two separate entities maturing from June 2009 to November 2009 resulting from the conversion of accounts payable .	58,827	-

Total long term debt	547,861	218,210
Less current maturities	(501,918)	(149,685)

Total long term debt less current maturities	$45,943	$68,525

Future minimum payments on the notes payable, which are stated at their principal amounts with initial or remaining terms of one year or more consist of the following as of September 30, 2008:

2008	$145,152
2009	932,853
2010	29,025
2011	7,842
$1,114,872

Note 6 - Operating and Capital Leases

The Company and its related entities lease equipment from certain parties under various capital leases expiring in 2008 through 2011. Pursuant to those capital lease financing arrangements, the Company has drawn down an additional $174,168 in the three months ended September 30, 2008 and an additional $898,811 in the nine months ended September 30, 2008. On September 22, 2008, the Company entered into an Amendment of a certain Master Equipment Lease Agreement with Data Sales Co., Inc. (the “Lender”) (the “Amendment”), pursuant to which the Lender agreed to restructure certain lease schedules, payment and purchase terms arising under that certain Master Equipment Lease Agreement executed by the Company and the Lender on December 13, 2007 (the “Master Lease”). The Lender agreed to suspend all rental payments due and owing by the Company for the months of September, October and November 2008. The Lender also has agreed to extend and restructure the payments due and owing under the Master Lease such that in December 2008, we will begin to make reduced payments for the first of 24 scheduled monthly payments. Restricted stock shares of 333,333 valued at $200,000 were issued as part of the amended agreement with the Lender.

In addition, the related entities lease tower and roof-top space under operating leases with terms that are typically for 5 years and contain automatic renewals for 2 or 3 additional 5 year terms. Finally, several also have various operating leases for office space, equipment, and vehicles that generally are for 3 to 5 year terms. The total amount of fixed assets capitalized through leasing is $3,489,059 as of September 30, 2008.

Future minimum lease payments under the capital leases, which are stated at their principal amounts with initial or remaining terms of one year or more consist of the following as of September 30, 2008:

2008	$208,481
2009	872,244
2010	636,957
2011	459,815
2012	-
Total minimum lease payments	2,177,497
Less amounts representing interest	(604,580)
1,572,917

Less current portion	(585,538)

Long term capital lease obligations	$987,379

Future minimum lease payments under the operating leases with initial or remaining terms of one year or more consist of the following at September 30, 2008:

2008	$205,184
2009	658,000
2010	478,194
2011	341,393
2012	217,187
2013	54,135
Thereafter	19,919

Total	$1,974,012

The total rental expense included in operating expenses for operating leases included above is $315,038 and $267,629 for the three months ended September 30, 2008 and 2007, respectively. For the nine months ended September 30, 2008 and 2007, the total rental expense included in operating expenses for operating leases was $947,103 and $759,322, respectively.

Note 7 - Related Party Transactions

Related parties that entered into transactions with the Company include officers and stockholders. Transactions with related parties as of September 30, 2008 and December 31, 2007 are the following:

	9/30/2008	12/31/2007

Term loan payable - related party (see also Note 5)	$4,500,000	$3,000,000
Revolving line of credit - related party (see also Note 5)	100,000	100,000
Current portion of notes payable - related party (see also Note 5)	567,011	-

	$5,167,011	$3,100,000

Note 8 - Business Combinations

On January 31, 2007, through a wholly owned subsidiary, KeyOn SpeedNet LLC (SpeedNet LLC) purchased the assets of SpeedNet Services, Inc. (“SpeedNet”), including subscriber contracts, accounts, and fixed assets, and assumed certain operating liabilities for $3,458,255 in cash, with certain adjustments to the purchase price for working capital, deferred revenue and the assumption of certain capital lease obligations. Also, On October 22, 2007, the Company acquired substantially all of the assets and assumed certain liabilities of MicroLnk, LLC, a Nebraska limited liability company, (“MicroLnk”), pursuant to an Asset Purchase Agreement. As consideration for these acquired assets, the Company paid MicroLnk $659,981 in cash.

The financial results for the three month period ended September 30, 2007 for KeyOn Communications Holdings, Inc. do not include operations for the MicroLnk fourth quarter 2007 acquisition. These financial results reflected on a pro forma basis (unaudited) by adding in the July, August and September, 2007 of MicroLnk financial results are reported as follows:

KEYON COMMUNICATIONS HOLDINGS INC. AND RELATED ENTITIES

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2007 (UNAUDITED)

	Keyon as Reported	MicroLnk		Adjustments	2007 pro forma

TOTAL REVENUES	$1,863,422	$173,989	a	$75,652	$2,113,063

OPERATING COSTS AND EXPENSES:
Depreciation and amortization	668,354	26,026		-	694,380

TOTAL OPERATING COSTS AND EXPENSE	4,593,357	235,098	a	75,652	4,904,107

LOSS FROM OPERATIONS	(2,729,935)	(79,895)		-	(2,791,044)

TOTAL OTHER INCOME (EXPENSE):	(136,621)	(223)		-	(136,844)

NET LOSS	$(2,866,556)	$(80,118)		$-	$(2,927,888)

a. Approximately $76,000, Service credits and promotional credits added back to revenue and reflected as marketing and network expenses

The financial results for the nine month period ended September 30, 2007 for KeyOn Communications Holdings, Inc. include eight months of operations from SpeedNet LLC, and no operations for the MicroLnk fourth quarter 2007 acquisition. These financial results reflected on a pro forma basis (unaudited) by adding in the January 2007 SpeedNet Services, Inc. and January through September 2007 of MicroLnk financial results are reported as follows:

KEYON COMMUNICATIONS HOLDINGS INC. AND RELATED ENTITIES

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 (UNAUDITED)

	Keyon as Reported	Jan 2007 SpeedNet Services	MicroLnk		Adjustments	2007 pro forma
REVENUES:

TOTAL REVENUES	$5,216,976	$482,435	$539,911	e	$189,389	$6,428,711

OPERATING COSTS AND EXPENSES:
Depreciation and amortization	1,862,646	170,567	77,681	b	(50,228)	2,060,666

TOTAL OPERATING COSTS AND EXPENSE	9,641,820	710,670	676,782	a,b,c,e	(158,099)	10,871,172

LOSS FROM OPERATIONS	(4,424,844)	(228,235)	(136,870)		347,488	(4,442,461)

TOTAL OTHER INCOME (EXPENSE):	(429,520)	(18,869)	(662)	d	14,651	(434,401)

NET LOSS	$(4,854,364)	$(247,104)	$(137,532)		$362,139	$(4,876,862)

a. Approximately $265,000, Elimination of retention bonuses (plus payroll taxes) paid to top employees to stay during sale of business plus elimination of duplicative headcount salaries
b. Approximately $50,000, Depreciation adjustment for January for new fair market valuation of assets
c. Approximately $32,000, Adjustment for one quarter rent due to relocation into a smaller facility in Q2 2007
d. Approximately $15,000, Adjustment of interest charged on SpeedNet Services other debt that is not a liability under KeyOn SpeedNet
e. Approximately $189,000, Service credits and promotional credits added back to revenue and reflected as marketing and network expenses

Note 9 - Capital Stock, Stock Based Compensation, and Warrants

On December 31, 2006, we adopted Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), “Share-Based Payment,” requiring us to recognize expenses related to the fair value of its employee stock option awards. We recognize the cost of all share-based awards on a straight line vesting basis over the vesting period of the award.

Common Shareholders’ Equity

On August 9, 2007, KeyOn Communications, Inc. became a publicly-traded company by virtue of a merger with a publicly-traded company, Grant Enterprises, Inc. (“Grant”), a holding company with no operating business (the “Merger”). KeyOn later changed the name of Grant to KeyOn Communications Holdings, Inc. (“KeyOn Holdings”) and KeyOn and its subsidiaries became wholly owned subsidiaries of KeyOn Holdings. KeyOn Holdings’ shares were listed on the OTC Bulletin Board under the symbol “KYCS”. On October 26, 2007, KeyOn Holdings effected a 1-for-2 reverse stock split of the Company’s common stock, par value $0.001 per share and the Company’s ticker symbol was changed to “KEYO” (“Reverse Split”) All common share, option and warrant amounts have been adjusted to reflect the Reverse Split.

Concurrent with the Merger, KeyOn Holdings raised $2,088,500 (net of $118,500 in offering costs) with the sale of 551,750 shares of common stock in an equity offering. Upon closing of the Merger transaction, a wholly owned subsidiary of Grant merged with and into KeyOn, and KeyOn, as the surviving corporation, became a wholly-owned subsidiary of Grant. All pre-merger assets and liabilities of Grant were split off from Grant leaving KeyOn’s business as the surviving operations of Grant. After accounting for the Merger and the equity financing, KeyOn Holdings had 8,101,770 shares outstanding

The Company is authorized to issue up to 95,000,000 shares of common stock with a par value of $.001 for each share. As of December 31, 2007, 8,249,106 shares were issued and outstanding. During the three and nine month periods ended September 30, 2008, 383,703 and 385,739 shares of common stock were issued, respectively. Stock was issued in the three months ended September 30, 2008 as follows: 333,333 shares of stock valued at $200,000 were issued as part of the amended lease agreement with Data Sales, Inc. 20,000 shares of stock valued at $60,000 were issued as part of the restricted stock agreement with Sid Ganju. 30,370 shares of stock valued at $39,414 were issued as payment for prior period professional services rendered. Additionally, during three months ended June 30, 2008, 2,036 shares were issued as part of a contractual agreement for professional services rendered. As of September 30, 2008, 8,634,845 shares were issued and outstanding.

The Company entered into an agreement with a current employee on January 10, 2008, for the issuance of 100,000 shares of restricted common stock. The agreement calls for the shares to be issued over a two year period beginning July 10, 2008. The Company is recording compensation expense monthly over the life of the agreement. For the three and nine month periods ended September 30, 2008, compensation expense totaled $37,500 and $112,500, respectively.

Preferred Shareholders’ Equity

The Company is authorized to issue up to 5,000,000 shares of Series A Convertible Preferred Stock (“preferred stock”) with a par value of $0.001 for each share. As of September 30, 2008, no shares of preferred stock were issued and outstanding.

Warrants

The Company has 1,723,675 common stock warrants outstanding and exercisable as of September 30, 2008 with a warrant strike price ranging from $3.31 to $8.00 and an average price of $5.27 for each share of common stock. These warrants have expiration dates of three to seven years from their date of issue. As of December 31, 2007, a total of 473,675 warrants to purchase shares of our common stock were outstanding and exercisable. No warrants were issued in during the three months ended September 30, 2008. 1,250,000 warrants were issued during the nine months ended September 30, 2008. The Company recorded compensation expense for the warrants granted in 2008 of $340,417 and $2,042,500 for the three and nine months ended September 30, 2008, respectively. No warrants were forfeited or exercised during the three and nine months ended September 30, 2008. The amount expensed to interest expense for the amortization of the debt issuance costs during the three and nine months ended September 30, 2008, was $18,603 and $25,982, respectively.

Stock Option Plans

On April 25, 2006, KeyOn’s Board of Directors and stockholders adopted the 2006 Stock Incentive Plan (the “2006 Plan”). Under the 2006 Plan, KeyOn was authorized to issue incentive stock options intended to qualify under Section 422 of the Code, non-qualified stock options and restricted stock. The 2006 Plan was administered by KeyOn’s Board of Directors. Prior to the time of the Merger, there were 20,278 KeyOn stock options outstanding under the 2006 Plan. Immediately following the closing of the Merger, these options were exchanged for options to purchase 612,831 shares of our common stock under our 2007 Incentive Stock and Awards Plan (the “2007 Plan”) with a weighted average exercise price of approximately $2.48 per share. Following this exchange, KeyOn terminated the 2006 Plan.

On August 9, 2007, our Board of Directors and stockholders adopted the 2007 Stock Incentive Plan (the “2007 Plan”). The purpose of the 2007 Plan is to provide an incentive to attract and retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship and to stimulate an active interest of such persons into KeyOn’s development and financial success. Under the 2007 Plan, we are authorized to issue incentive stock options intended to qualify under Section 422 of the Code, non-qualified stock options, stock appreciation rights, performance shares, restricted stock and long term incentive awards. The 2007 Plan is administered by the Compensation Committee at the direction of the Board of Directors.

As of December 31, 2007, 612,867 options were outstanding. During the three and nine months ended September 30, 2008, the Company granted options to purchase a total of 304,162 and 590,826 shares of common stock, respectively, pursuant to the 2007 Plan. For the three and nine months ended September 30, 2008, 60,333 and 67,889 options were forfeited, respectively. No options were exercised in the three and nine month period ending September 30, 2008. As of September 30, 2008, 1,135,804 options were outstanding.

Compensation expense recorded on stock options for the three and nine months ended September 30, 2008, totaled $159,378 and $943,126, respectively. The range of strike price per outstanding option is $0.25 to $5.00 and the weighted average strike price is $2.11 per share. Compensation expense recorded on restricted stock options for the three and nine months ended September 30, 2008, totaled $37,500 and $112,500, respectively.

Note 10 – Subsequent Events

The Company raised an additional $193,795 through the issuance of additional Notes to accredited investors as of January 14, 2009. KeyOn has raised a total of $1,033,375 through the Notes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
KeyOn Communications Holdings Inc. and Related Entities
Omaha, Nebraska

We have audited the accompanying consolidated balance sheets of KeyOn Communications Holdings Inc. and Related Entities as of December 31, 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2007 and 2006. These consolidated financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of KeyOn Communications Holdings Inc. and Related Entities as of December 31, 2007, and the results of its activities and cash flows for the years ended December 31, 2007 and 2006 in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming that the company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the company has suffered recurring losses from operations, negative cash flows from operations and current liabilities exceed current assets, all of which raise substantial doubt about the company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ L.L. Bradford & Company, LLC
March 26, 2008
Las Vegas, Nevada

KEYON COMMUNICATIONS HOLDINGS INC. AND RELATED ENTITIES
CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2007

2007
ASSETS

CURRENT ASSETS:
Cash	$316,999
Accounts receivable, net of allowance for doubtful accounts	94,098
Inventories	300,610
Prepaid expenses and other current assets	75,259
Total current assets	786,966

PROPERTY AND EQUIPMENT - Net	4,571,220

OTHER ASSETS
Goodwill	1,738,773
Subscriber base - net	964,787
Trademarks	16,667
Refundable deposits	65,624
Debt issuance costs - net	10,065
Total other assets	2,795,916

TOTAL ASSETS	$8,154,102

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$2,389,356
Cash overdraft	298,516
Revolving line of credit	100,000
Term loan payable - related party	3,000,000
Current portion of notes payable	149,685
Current portion of deferred rent liability	57,007
Current portion of capital lease obligations	742,562
Deferred revenue	391,193
Total current liabilities	7,128,319

LONG-TERM LIABILITIES
Deferred rent liability, less current maturities	200,320
Notes payable, less current maturities	68,525
Capital lease obligations, less current maturities	667,639
Total long term liabilities	936,484

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Series A preferred stock, $0.001 par value; 5,000,000 shares authorized; 0 shares issued and outstanding at December 31, 2007	-
Common stock, $0.001 par value; 95,000,000 shares authorized; 8,249,106 shares issued and outstanding at December 31, 2007	8,249
Additional paid-in capital	13,739,714
Accumulated deficit	(13,658,664)
Total stockholders' equity	89,299

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$8,154,102

See notes to consolidated financial statements.

KEYON COMMUNICATIONS HOLDINGS INC. AND RELATED ENTITIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2007,
	2007	2006
REVENUES
Service and installation revenue	$7,060,343	$2,284,396
Support and other revenue	125,090	146,433

Total revenues	7,185,433	2,430,829

OPERATING COSTS AND EXPENSES
Payroll, bonuses and taxes	3,502,610	1,329,654
Depreciation and amortization	2,572,906	1,063,881
Other general and administrative expense	1,749,643	767,155
Network operating costs	2,523,601	665,259
Marketing and advertising	558,922	234,324
Installation expense	380,944	145,956
Professional fees	1,257,569	111,387
Stock based compensation	1,606,893	13,059

Total operating costs and expenses	14,153,088	4,330,675

LOSS FROM OPERATIONS	(6,967,655)	(1,899,846)

OTHER INCOME (EXPENSE)
Interest income	39,776	11,982
Interest expense	(682,874)	(246,736)
Acquistion expense	-	(72,487)
Minority interest in income	-	713
Total other income (expense)	(643,098)	(306,528)

PROVISION FOR INCOME TAXES	-	-

NET LOSS	$(7,610,753)	$(2,206,374)

Net loss per common share—basic and diluted	$(1.18)	$(0.48)

Weighted average common shares outstanding—basic and
diluted	6,452,646	4,551,835

See notes to consolidated financial statements

KEYON COMMUNICATIONS HOLDINGS INC. AND RELATED ENTITIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

Warrants Granted for Debt Issuance Costs, March 31,
	Common Stock		Additional Paid-	Accumulated	Total Stockholders'
	Shares	Amount	In Capital	Deficit	Equity
BALANCE, January 1, 2006 (see Note 1)	4,696,391	$4,553	$4,934,208	$(3,561,980)	$1,376,781

Acquisition - Pocatello, June, 2006	10,000	100	912,600	-	912,700

Acquisition - Minority Interest Pahrump, November, 2006	5,917	59	547,648	(279,557)	268,150
Warrants Granted for Debt Issuance Costs 2006	-	-	38,521	-	38,521
Stock Based Compensation, December, 2006	-	-	13,059	-	13,059
Net loss for the year ended December 31, 2006	-	-	-	(2,206,374)	(2,206,374)

BALANCE, January 1, 2007 (see Note 1)	4,712,308	$4,712	$6,446,036	$(6,047,911)	$402,837

Common Stock Issued for Cash, January 5, 2007	422,617	423	1,607,627	-	1,608,050
Common Stock Exchanged for Professional Services, March 31, 2007	6,861	7	26,098	-	26,105
Common Stock Issued for Mandatorily Converted Notes Payable, January 31, 2007	306,566	307	1,166,253	-	1,166,560
Warrants Granted on Mandatorily Converted Notes Payable	-	-	54,139	-	54,139
Warrants Granted for Debt Issuance Costs, March 31, 2007	-	-	4,586	-	4,586
Stock Based Compensation, March 31, 2007	-	-	4,585	-	4,585

Warrants Granted for Debt Issuance Costs, June 30, 2007	-	-	34,584	-	34,584
Stock Based Compensation, June 30, 2007	-	-	(3,994)	-	(3,994)
Exercise of $.05 Warrants, August 1, 2007	192,906	193	9,509	-	9,702
Exercise of $.0007 Warrants, August 1, 2007	92,055	92	(36)	-	56
Grant of Guaranty Warrants, July, 2007			901,566	-	901,566
Exercise of Guaranty Warrants, August, 2007	225,393	225	(225)	-	-
Stock Option Exercised, July, 2007	816	1	-	-	1
Grant of $.0007 Stock Options, July, 2007	-	-	181,073	-	181,073

Conversion of $.0007 Employee Options to Restricted Stock, August, 2007	640,496	640	(640)	-	-
Common Stock Issued for Professional Services, August 9, 2007	50,000	50	199,950	-	200,000
Common Stock Issued for Cash, August 9, 2007	551,750	552	2,087,948	-	2,088,500
Grant Enterprise Merger Shares	900,001	900	(900)	-	-
Stock Based Compensation, September 30, 2007	-	-	256,644	-	256,644
Warrant Granted for Debt Issuance Costs, September 30, 2007	-	-	10,606	-	10,606
Series A Warrants Exercised, December, 2007	147,336	147	487,303	-	487,450
Stock Based Compensation, December 31, 2007			204,127	-	204,127
Director Stock Based Compensation, December 31, 2007	-	-	62,875	-	62,875
Net loss for the year ended December 31, 2007	-	-	-	(7,610,753)	(7,610,753)

BALANCE, December 31, 2007	8,249,106	$8,249	$13,739,714	$(13,658,664)	$89,299

See notes to consolidated financial statements.

KEYON COMMUNICATIONS HOLDINGS INC. AND RELATED ENTITIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
CASH FLOWS FROM OPERATIONS
Net loss	$(7,610,753)	$(2,206,374)
Adjustments to reconcile net loss to net cash flows from operations:
Depreciation expense	2,259,166	1,041,963
Amortization expense on subscriber base	313,740	21,918
Stock based compensation expense	1,606,893	13,059
Warrant interest expense	133,847	-
Professional services in exchange for stock	226,105	-

Change in assets and liabilities, net of effect of acquisitions:
Accounts receivable	25,210	33,247
Inventory	8,056	-
Prepaid expenses and other current assets	48,699	(8,035)
Refundable deposits	(5)	(36,806)
Other assets	66,692	(28,964)
Accounts payable and accrued expenses	1,672,664	(1,320)
Deferred rent liability	(7,673)	-
Deferred revenue	(98,492)	27,265
Net cash flows from operations	(1,355,852)	(1,144,047)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures for property and equipment	(819,597)	(36,708)
Acquisition of SpeedNet and Microlnk	(4,118,236)	-
Net cash flows from investing activities	(4,937,833)	(36,708)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from cash overdraft	-	57,434
Payment on cash overdraft	234,656	-
Payments on loans payable to shareholder	(160,000)	160,000
Proceeds from term note payable	3,000,000	-
Payments on notes payable	(27,695)	(54,514)
Proceeds from notes payable	81,993	100,000
Payments on capital lease obligations	(691,702)	(320,678)
Proceeds from notes payable to shareholders		1,065,999
Payments on notes payable to shareholders	(25,000)	(10,000)
Proceeds from stock issuance	4,193,743	-
Net cash flows from financing activities	6,605,995	998,241
NET INCREASE/ (DECREASE) IN CASH	312,309	(182,515)
CASH - Beginning of period	4,690	187,205
CASH - End of period	$316,999	$4,690

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Acquistion - SpeedNet
Accounts receivable	73,197	-
Prepaid assets	109,913	-
Goodwill	1,282,052	-
Subscriber Base	916,301	-
Trademark	16,667	-
Property and equipment	1,618,459	-
Inventory	308,666	-
Accounts payable and accrued expenses	(180,846)	-
Deferred Revenue	(431,912)	-
Capital lease obligations	(254,242)	-
	$3,458,255	$-

Acquistion - Microlnk
Accounts receivable	28,770	-
Prepaid assets	6,010	-
Goodwill	108,164	-
Subscriber Base	226,264	-
Property and equipment	340,573	-
Accounts payable and accrued expenses	(23,222)	-
Deferred Revenue	(26,577)	-
	$659,981	$-

Acquisition - Minority Interest	$-	$268,150
Stock Acquisition - Pocatello	$-	$912,700
Stock issued to shareholders for notes payable	$1,065,999	$-
Stock issued to shareholders for notes payable interest	$100,561	$-
Common stock exchange for professional services	$226,105	$-
Warrants for debt issuance costs	$45,782	$38,521
Warrant interest expense	$133,847	$-
Stock based compensation	$1,606,893	$13,059
Deferred rent liability for tenant improvement	$265,000	$-
Capital lease obligations for property and equipment	$859,348	$1,017,865

Cash payments for:
Interest	$631,824	$136,485
Tax	$-	$-

See notes to consolidated financial statements.

Note 1 - Organization and Nature of Business

On August 9, 2007, KeyOn Communications, Inc. became a publicly-traded company by virtue of a merger with a publicly-traded company, Grant Enterprises, Inc. (“Grant”), a holding company with a nominal operating business (the “Merger”). In connection with the Merger, 900,001 shares of Grant remained outstanding and all other outstanding shares of Grant were canceled. Also, in connection with the Merger, Grant issued 6,650,069 shares of its common stock for all outstanding common stock of KeyOn. Upon closing of the Merger transaction, a wholly owned subsidiary of Grant merged with and into KeyOn, and KeyOn, as the surviving corporation, became a wholly-owned subsidiary of Grant. All pre-Merger assets and liabilities of Grant were split off from Grant leaving KeyOn’s business as the surviving operations of Grant. As a result of the transaction, the former owners of KeyOn became the controlling stockholders of Grant and Grant changed its name to KeyOn Communications Holdings, Inc. (“KeyOn Holdings”). Accordingly, the merger of KeyOn and Grant is a reverse merger. Effective on August 9, 2007, and for all reporting periods thereafter, the company’s operating activities, including any prior comparative period, will include only those of KeyOn Communications Holdings, Inc.

KeyOn Holdings’ shares were previously listed on the OTC Bulletin Board under the symbol “KYCS”. On October 26, 2007, KeyOn Holdings effected a 1-for-2 reverse stock split of the company’s common stock, par value $0.001 per share and the company’s ticker symbol was changed to “KEYO” (“Reverse Split”) All common share, option and warrant amounts have been adjusted to reflect the Reverse Split.

KeyOn Communications, Inc. (“KeyOn” or “the company”), was incorporated on December 16, 2004, under the laws of the State of Nevada. The Company provides wireless broadband and voice-over-IP (VoIP) services primarily to small and rural markets in the Western and Midwestern United States. the company’s markets are located in eleven (11) Western and Midwestern states: Colorado, Idaho, Illinois, Indiana, Iowa, Kansas, Nebraska, Nevada, Ohio, South Dakota, and Texas. The Company has eight wholly-owned organizations (in combination referred to as the “related entities”): KeyOn Communications, LLC; KeyOn SIRIS, LLC; KeyOn Grand Junction, LLC; KeyOn Idaho Falls, LLC; KeyOn Pahrump, LLC; KeyOn Pocatello, LLC and KeyOn SpeedNet LLC and KeyOn Spectrum Holdings, LLC.

KeyOn Communications, LLC (KeyOn LLC), a wholly-owned limited liability operating entity of the company, was organized on February 26, 2002 under the laws of the State of Nevada, to serve a market located in Las Vegas, Nevada and its surrounding areas with wireless broadband services. It will continue its operations until February 26, 2502 or until dissolved, if sooner.

KeyOn Pahrump, LLC (Pahrump), a wholly-owned limited liability operating entity of the company, was organized on September 26, 2003 under the laws of the State of Nevada, to serve a market located in Pahrump, Nevada and its surrounding areas with a wireless broadband service as previously described. It will continue its operations until September 26, 2503 or until dissolved, if sooner.

KeyOn SIRIS, LLC (SIRIS), a wholly-owned limited liability operating entity of the company, was organized on June 16, 2005 under the laws of the State of Nevada, to serve markets KeyOn acquired in June 2005 located in southern Iowa with a wireless broadband service as previously described. It will continue its operations until June 16, 2505 or until dissolved, if sooner.

KeyOn Grand Junction, LLC (Grand Junction), a wholly-owned limited liability operating entity of the company, was organized on May 31, 2005 under the laws of the State of Nevada, to serve a market located in Grand Junction, Colorado and its surrounding areas with a wireless broadband service as previously described. It will continue its operations until May 31, 2505 or until dissolved, if sooner.

KeyOn Idaho Falls, LLC (Idaho Falls), a wholly-owned limited liability operating entity of the company, was organized on May 31, 2005 under the laws of the State of Nevada, to serve a market located in Idaho Falls, Idaho and its surrounding areas with a wireless broadband service as previously described. It will continue its operations until May 31, 2505 or until dissolved, if sooner.

KeyOn Pocatello, LLC (Pocatello), a wholly-owned limited liability operating entity of the company, was organized on May 31, 2005 under the laws of the State of Nevada to serve a market located in Pocatello, Idaho and its surrounding areas with a wireless broadband service as previously described. It will continue its operations until May 31, 2505 or until dissolved, if sooner.

KeyOn SpeedNet, LLC (SpeedNet LLC), a wholly-owned limited liability operating entity of the company, was organized on June 27, 2006 under the laws of the State of Nevada.  It served as an acquisition subsidiary in the acquisition of SpeedNet.  SpeedNet LLC houses the previous operations of SpeedNet, including wireless broadband markets operating the states of Idaho, Illinois, Indiana, Iowa, Kansas, Nebraska, Ohio, South Dakota, and Texas.  It will continue its operations until June 27, 2506 or until dissolved, if sooner.

KeyOn Spectrum Holdings, LLC (Spectrum Holdings), a wholly-owned limited liability operating entity of the company, was organized on November 26, 2007 under the laws of the State of Nevada. It has no current operations and serves as a subsidiary to pursue potential spectrum acquisitions. It will continue its operations until November 26, 2507 or until dissolved, if sooner.

The accompanying consolidated financial statements are prepared assuming that the company will continue as a going concern and contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business.  Certain factors, including current liabilities exceeding current assets and the presence of recurring losses and negative cash flow, among others, indicate the company may be unable to continue as a going concern for a reasonable period of time.  At December 31, 2007, current liabilities included a $3 million term loan due in January 2008.  The Company has taken steps to mitigate this going concern opinion, including executing a new commercial loan agreement on February 8, 2008 totaling $4.5 million (the “Loan”), the proceeds of which were used to refinance the aforementioned $3.0 million term loan and for working capital as to help sustain its current capital needs.  The Loan matures on August 4, 2008, however is renewable at the company’s option until February 4, 2009. Over the year, the company has been staffed to accelerate growth through acquisitions and rapid organic growth of its subscriber base and the company plans to continue its acquisition and organic growth strategies which management believes will attract existing investors and new investors to the company.  The Company plans to begin to generate operating income and positive cash from operations by implementing business strategies which have the effect of spreading the company’s fixed costs over a larger revenue base. These financial statements have been prepared assuming the company will continue as a going concern and, accordingly, do not include any adjustments that might result from the outcome of the uncertainties described above.

Note 2 - Summary of Significant Accounting Policies

Estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with U.S. generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used, and such variances could be significant.

Revenue Recognition

The Company prepares its financial statements on the accrual method of accounting. Under this basis, income is recognized when earned, and expenses are generally recognized when incurred. The Company charges a recurring subscription fee for providing its various Internet access services to its subscribers and recognizes revenues when they are earned, which generally occurs as the service is provided. The services are subscribed to for the periods of either annual, two year or by month-to-month contracts and are generally billed monthly, quarterly, semiannually or annually in advance. Payments received in advance for subscriptions are deferred and recognized as the services are provided. Service initiation fees are recognized at time of installation.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. For financial statement purposes, investments in money market funds are considered a cash equivalent and are included in cash and cash equivalents.

Property and Equipment

Property and equipment are carried at cost. Depreciation has been calculated using the straight-line method over the estimated useful lives of the respective classes of assets or the life of the capital lease which range from 2 years to 7 years. An asset begins to be depreciated once that asset has been placed into service.

The Company reviews property and equipment for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Recoverability of any asset “held-for-use” is determined by comparing the carrying amount of the asset to the undiscounted net cash flows expected to be generated from the use of the asset. If the carrying amount is greater than the undiscounted net cash flows expected to be generated by the asset, the asset’s carrying amount is reduced to its fair value. An asset “held-for-sale” is reported at the lower of the carrying value amount or the fair value less the cost to sell.

Accounts Receivable

The billing policy of the company and its related entities is to bill the majority of its subscribers through electronic transactions, such as credit or debit card, and electronic check. Accounts receivable arise from providing services to clients whose credit cards are expired or invalid, or who are not billed electronically. These accounts receivable are stated at their estimated realizable amounts, net of an allowance of doubtful collections, based on a review of outstanding receivables, historical collection information, and existing economic conditions. The allowance totaled $136,436 as of December 31, 2007.

Inventory

With the purchase of SpeedNet Services, Inc., the company began to maintain a consistent stock supply of customer premise equipment, installation supplies, and tower replacement parts. The value of this inventory was $291,268 as of December 31, 2007. The Company also began to carry inventory in 2007 in support of its launch as a reseller of satellite video service from DISH Network Corporation retailer. The value of this inventory was $9,342 as of December 31, 2007. The inventory is carried at the incurred cost value of the invoiced amount from the suppliers.

Acquisition Costs and Intangible Assets

Intangible assets with indefinite lives (e.g., trademarks) are not amortized and are tested annually for impairment of value. Impairment occurs when the fair value of the asset is less than its carrying amount. If impaired, the asset’s carrying amount is reduced to its fair value.

Intangible assets with definite lives (e.g., customer lists and non-compete agreements) are amortized over their estimated useful lives and tested for impairment whenever events or changes in circumstances indicate the carrying amount of the asset may be impaired. Amortization has been calculated using the straight-line method over the estimated useful lives of the intangible assets which range from 3 years to 7 years. An asset begins to be amortized once that asset has been placed into service. Impairment occurs when the fair value of the asset is less than its carrying amount. If impaired, the asset is written down to its fair value.

Acquisition costs, which may include certain intangible assets, are capitalized as incurred as part of the related investment. Once a potential acquisition is identified as no longer attainable, such costs are charged to expense.

Intangible assets, including goodwill, are accounted for under the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS 142”). Under SFAS 142, intangible assets, other than goodwill, are identified and segregated between amortizable and non-amortizable assets. Amortizable intangibles are amortized over their estimated, contractual, or regulated useful lives. Goodwill and other non-amortizable assets are reviewed, at least annually, for impairment in the carrying value of the intangible asset. In addition, this review also includes the net carrying value of amortizable intangible assets. If impairment is deemed to have occurred, a loss for such impairment is recorded as part of current operations.

Deferred Revenues

Payments received in advance for subscriptions are deferred and recognized as the services are provided. The amount of revenue that was deferred was $391,193 at December 31, 2007.

Fair Value of Financial Instruments

The carrying amount of the financial instruments including cash and cash equivalents, receivables and payables (including accrued expenses and debt borrowings) are reasonable estimates of their fair value, as such financial instruments are short-term in nature, bear interest at current market rates, or are subject to frequent re-pricing.

Advertising and Marketing Costs

Advertising and marketing costs of $558,922 and $234,324 for the years ended December 31, 2007 and 2006, respectively, were expensed as incurred.

Reclassifications

Certain reclassifications have been made to the 2006 financial statement amounts to conform to the 2007 financial presentation.

Income Taxes

The Company has adopted SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). Under SFAS 109, deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109 the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation is established, when necessary, to reduce deferred income tax assets to the amount that is more likely than not to be realized. The Company recorded a full valuation loss for the net loss incurred for the year ended December 31, 2007.

As single-member limited liability companies, KeyOn LLC, Pahrump, SIRIS, Grand Junction, Idaho Falls, Pocatello, SpeedNet LLC and Spectrum Holdings are not taxed as separate entities for federal income tax purposes. Rather, these organizations’ taxable items of income, deduction, loss, and credit are included with the federal income tax return of the company. Accordingly, the members separately account for their share of the organization’s income, deductions, losses and credits. Therefore, no separate provision for income tax expense or benefit has been recognized in the accompanying consolidated financial statements for these related entities, but was considered for KeyOn as part of its SFAS 109 reporting requirement.

In July 2006, FASB issued Financial Accounting Standards Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a company’s income tax return, and also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.  FIN 48 utilizes a two-step approach for evaluating tax positions.  Step one, Recognition, occurs when a company concludes that a tax position is more likely than not to be sustained upon examination. Step two, Measurement, is based on the largest amount of benefit, which is more likely than not to be realized on ultimate settlement. FIN 48 is effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle to be recorded as an adjustment to the beginning balance of retained earnings; and, therefore, is effective for the company in the first quarter of fiscal 2008.  For the year ended December 31, 2007, there were no implications on the company’s consolidated financial position, results of operations or cash flows.

Stock-Based Compensation

Effective January 1, 2006, the company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123R”), which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS No. 123”). SFAS No. 123R supersedes APB No. 25, “Accounting for Stock Issued to Employees”, and amends SFAS No. 95, “Statement of Cash Flows.” SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based upon their fair values. Stock based compensation for the twelve months ended December 31, 2007 and 2006, was $1,606,893 and $13,059, respectively.

We have estimated the fair value of the company’s option awards granted after December 1, 2005, using the Black-Scholes option pricing model. Expected volatilities are based on the historical volatility of the company’s valuation during prior financings. The expected term of options granted is 3 to 5 years and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

The table summarizes the value of outstanding options as of December 31,

Black-Scholes Option Valuation Assumptions	2007	2006
Average fair value of options granted during the period	$1.46	$1.21
Average Expected term (in years)	5	3
Average Expected volatility	162.32%	39.20%
Average Expected dividend yield	-	-
Average Risk free rate	4.88%	4.70%

Consolidation Policy

The accompanying consolidated balance sheets and consolidated statements of operations, stockholders’ equity, and cash flows, referred to as “KeyOn Communications Holdings, Inc.,” includes the accounts of KeyOn Communications, Inc., KeyOn Communications, LLC, KeyOn Pahrump, LLC, KeyOn SIRIS, LLC, KeyOn Grand Junction, LLC, KeyOn Idaho Falls, LLC, KeyOn Pocatello, LLC, KeyOn SpeedNet LLC (as of February 1, 2007) and KeyOn Spectrum Holdings, LLC, all of which are under common ownership. Intercompany balances and transactions have been eliminated in consolidation.

Recent Accounting Pronouncements

The following pronouncements have been issued by the Financial Accounting Standards Board (“FASB”):

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) 157, “Fair Value Measurements.”  SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  SFAS 157 applies to other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of SFAS 157 will change current practice.  The provisions of SFAS 157 are effective as of the beginning of the company’s 2009 fiscal year. The Company is currently evaluating the impact of SFAS 157, but does not expect the adoption of SFAS 157 to have a material impact on its consolidated financial position, results of operations or cash flows.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements" (SAB 108). SAB 108 addresses how the effects of prior-year uncorrected misstatements should be considered when quantifying misstatements in current-year financial statements. SAB 108 requires an entity to quantify misstatements using a balance sheet and income-statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. The guidance is applicable for fiscal years ending after November 15, 2006. KeyOn currently does not believe that SAB 108 will have a material impact on the company’s financial statements.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” which expands opportunities to use fair value measurements in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value.  SFAS 159 is effective for fiscal years beginning after November 15, 2007.  The Company is currently evaluating SFAS 159 to determine its impact on its consolidated financial position, results of operations or cash flows.

In June 2001, the FASB issued FAS 141, Business Combinations, which was established to (1) better reflect investments made in acquired companies, and (2) to provide additional information regarding acquired intangible assets. FAS 141 mandates that all assets acquired and liabilities assumed are valued at their fair value. FAS 141 was revised in December 2007, and is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. This revision represents a major departure from the historical cost accounting that many companies use currently. The Company is currently evaluating FAS 141 to determine its impact on its future consolidated financial position, results of operations or cash flows.

Note 3 - Equipment

Equipment at December 31, 2007, consisted of the following:

12/31/2007
Subscriber equipment	$5,329,361
Fixed wireless tower site equipment	2,353,683
Software and consulting costs	572,728
Computer and office equipment	417,077
Vehicles	277,439
Leasehold improvements	312,100
9,262,388
Less: accumulated depreciation	(4,691,168)

Fixed assets - net	$4,571,220

Depreciation for the company is recorded on a straight-line basis. Depreciation expense for the year ended December 31, 2007 and 2006 was $2,259,166 and $1,041,963 respectively.

Note 4 - Intangible Assets

Intangible assets at December 31, 2007, consisted of the following:

12/31/2007
Goodwill	$1,738,773
Subscriber base	1,290,887
Trademark	16,667
3,046,327
Less: accumulated amortization	(326,100)

Intangible assets - net	$2,720,227

Amortization expense is recorded for the customer list asset on a straight-line basis. Amortization expense for the year ended December 31, 2007 and 2006 was $313,740 and $21,918, respectively.

Estimated amortization expense for future fiscal years is as follows:

2008	402,044
2009	402,044
2010	109,493
2011	21,189
2012	21,189
Thereafter	8,829
$964,788

Note 5 - Line of Credit and Other Debt

On January 30, 2007, in connection with the acquisition of SpeedNet, the company entered into a $3,000,000 secured commercial loan agreement with a lending institution (the “Loan”). A shareholder in the company is also a minority shareholder and Board member of the lending institution. The shareholder did abstain from voting on this transaction in the bank board loan committee as is required under the banking regulations. The Loan is guaranteed by two shareholders of the company, one of whom is an Officer of the company. The Loan has an interest rate of prime +1% with an initial interest rate of 9.25% and matured on July 30, 2007 with a six (6) month extension option. The interest is payable upon maturity or every six months if the loan is extended. On or around July 30, 2007, KeyOn exercised its extension option on the $3,000,000 secured commercial loan agreement, extending the maturity to January 30, 2008.

The Company holds a line of credit loan for $100,000. The line of credit agreement was entered into on December 18, 2006. The line is a variable rate revolving line of credit loan for $100,000 due upon demand. The interest rate is the base rate plus an added margin rate of 3%. The base rate for floating commercial loans is published by the lender and varies weekly. This line of credit is guaranteed by an Officer of the company. The variable interest rate as of December 31, 2007 was 10.5%. The interest on the line of credit is paid monthly.

Notes payable	12/31/2007
Note and loan payable for professional services non-interest
bearing	$121,737
7.8% note payable to American National Bank, payable
monthly for 48 months for the purchase of vans	69,959
9.1% note payable to GMAC, payable monthly for 60
months for the purchase of two trucks	26,514
218,210
Less current portion	(149,685)
Long term portion	$68,525

Future minimum payments on the notes payable, which are stated at their principal amounts with initial or remaining terms of one year or more consist of the following as of December 31, 2007:

2008	$149,685
2009	31,273
2010	29,578
2011	7,674
2012	-
Thereafter	-
$218,210

On or about May 22, 2006, the company raised debt financing in the form of Senior Unsecured Convertible Promissory Notes (“Subordinated Secured Notes”) totaling $1,065,999. On February 1, 2007, the Subordinated Secured Notes together with $100,561 of accrued interest converted into 306,570 shares of common stock together with 45,970 warrants to purchase common stock. The expenses recognized for these warrants in 2007 was $54,139.

Note 6 - Operating and Capital Leases

The Company has existing capital lease financing relationships with certain parties. In connection with an existing capital lease relationship with three institutions, the company has drawn down an additional $859,348 in the year ended December 31, 2007.

The Company and its related entities lease equipment under various capital leases expiring in 2008 through 2011. In addition, the related entities lease tower and roof-top space under operating leases with terms that are typically for 5 years and contain automatic renewals for an additional 10 years. Finally, several entities have various operating leases for office space, equipment, and vehicles that generally are for 3 to 5 year terms. The total amount of fixed assets capitalized through leasing is $2,590,248 as of December 31, 2007.

Future minimum lease payments under the capital leases, which are stated at their principal amounts with initial or remaining terms of one year or more consist of the following as of December 31, 2007:

2008	$986,610
2009	577,680
2010	161,615
2011	26,496
Total mimimum lease payments	1,752,401
Less amounts representing interest	(342,200)
1,410,201

Less current portion	(742,562)
Long term capital lease obligations	$667,639

Future minimum lease payments under the operating leases with initial or remaining terms of one year or more consist of the following at December 31, 2007:

2008	$765,940
2009	578,892
2010	440,438
2011	308,759
2012	194,400
Thereafter	52,367

Total	$2,340,796

The total rental expense included in operating expenses for operating leases included above is $1,090,002 and $444,553 for the year ended December 31, 2007 and December 31, 2006, respectively.

Note 7 - Related Party Transactions

Related parties that entered into transactions with the company include officers and stockholders. Transactions with related parties as of and for the year ended December 31, 2007:

12/31/2007
Term loan payable (see Note 5)	$3,000,000

 Note 8 - Business Combinations

On October 31, 2006, the company entered into a definitive purchase agreement to acquire substantially all of the assets of SpeedNet Services, Inc. (“SpeedNet”), including subscriber contracts, accounts, and fixed assets, and assume certain operating liabilities. Headquartered in Omaha, Nebraska, SpeedNet is a leading provider of fixed wireless broadband services to non-metropolitan communities and rural areas in the central United States. On January 31, 2007, through a wholly owned subsidiary, KeyOn SpeedNet LLC (SpeedNet LLC) purchased the assets for $3,458,255 in cash, with certain adjustments to the purchase price for working capital, deferred revenue and the assumption of certain capital lease obligations. The purchase allocation is categorized as follows:

Accounts receivable	$73,197
Prepaid expenses	109,913
Accounts payable	(180,846)
Capital lease obligations assumed	(254,242)
Deferred subscription revenue	(431,912)
Fixed assets at fair market value	1,618,459
Inventory	308,666
Trademark	16,667
Customer list	916,301
Goodwill	1,282,052
Purchase Price - SpeedNet	$3,458,255

KeyOn’s purchase price for SpeedNet was in excess of the estimated fair market value of SpeedNet’s fixed assets and KeyOn’s assessment of value of the customer base at the time of purchase.  KeyOn’s purchase price reflects a premium to the fair market value of these assets as a result of the potential for customer growth using the brand name of SpeedNet throughout the Midwest.  Also, KeyOn expects to realize additional margin enhancement on a prospective basis as certain duplicative expenses, such as personnel, can be eliminated and other operating expenses, such as internet bandwidth, can be decreased due to the increased scale of combined operations.  KeyOn’s internal valuation and forecast for the SpeedNet business under KeyOn’s management took into account these additional tangible and intangible factors which resulted in a higher purchase price than the fair market value of the assets.

On October 22, 2007, the company acquired substantially all of the assets and assumed certain liabilities of MicroLnk, LLC, a Nebraska limited liability company, (“MicroLnk”), pursuant to an Asset Purchase Agreement. MicroLnk operates a wireless communications network that provides wireless broadband and other related services to both residential and commercial subscribers in rural Nebraska and Iowa. As consideration for these acquired assets, the company paid MicroLnk $659,981 in cash. The purchase allocation is categorized as follows:

Accounts Receivable	$28,770
Prepaid Expenses	6,010
Customer Deposits	(23,222)
Deferred Revenue	(26,577)
Fixed assets at fair market value	340,573
Customer list	226,264
Goodwill	108,164
Purchase Price - Microlnk	$659,981

KeyOn’s purchase price for the MicroLnk assets was in excess of the estimated fair market value of MicroLnk’s fixed assets and KeyOn’s assessment of value of the customer base at the time of purchase.  KeyOn’s purchase price reflects a premium to the fair market value of these assets as a result of the potential for customer growth on the company’s existing underutilized network serving communities in Nebraska and Iowa.  Also, KeyOn expects to realize additional margin enhancement on a prospective basis as certain duplicative expenses, such as personnel, can be eliminated and other operating expenses, such as Internet bandwidth, can be decreased due to the increased scale of combined operations.  KeyOn’s internal valuation and forecast for the MicroLnk customer base under KeyOn’s management took into account these additional tangible and intangible factors which resulted in a higher purchase price than the fair market value of the assets.

The financial results for the year ended December 31, 2007 for KeyOn Communications Holdings, Inc. include eleven months of operations from KeyOn SpeedNet, LLC, and two months for the MicroLnk acquisition. The year-to-date 2007 is reflected on a pro forma basis (unaudited) by adding in the actual financial results and other adjustments that remove duplicative personnel expenses and one-time non-recurring expenses associated with the acquisitions. The January 2007 financial results of SpeedNet Services, Inc. and ten months of MicroLnk, LLC financial results are reported as follows:

Keyon Communications Holdings, Inc. and Related Entities
Pro forma Condensed Consolidated Statement of Operations (unaudited)
For the Year Ended December 31, 2007

		SpeedNet				Pro forma annual
	KeyOn year	Services month	MicroLnk period			Total KeyOn year
	ended 12/31/2007	ended 1/31/2007	ended 10/22/2007	Adjustments		Ended 12/31/2007
Revenue	$7,185,433	$482,435	$567,911	$278,972	i	$8,514,751

Total Operating Costs and Expense	14,153,088	710,670	720,281	(3,623,792)	a,b,c,d,e,f, h	11,960,247
Loss from Operations	(6,967,655)	(228,235)	(152,370)	3,902,764		(3,445,496)

Total Other Income (Expense)	(643,098)	(18,869)	(662)	148,587	g, h	(514,042)

Net Loss	$(7,610,753)	$(247,104)	$(153,032)	$4,051,351		$(3,959,538)

a.	$.3M represents the elimination of retention bonuses (plus payroll taxes) paid to top employees to stay during sale of business and elimination of duplicative resource salaries

b.	$.05M represents the depreciation adjustment for January for new fair market valuation of assets

c.	$.2M represents an adjustment rent due to relocation into one location

d.	$1.8M represents an adjustment for non-cash related expenses

e.	$1.3M represents deal related expenses incurred primarily in Q4 2007

f.	$.2M represents an adjustment to salaries for additional headcount for deal related activities

g.	$.02M represents an adjustment of interest charged on SpeedNet Services other debt that is not a liability under KeyOn SpeedNet

h.	$.13M represents non-cash interest expense on warrants

i.	To record $.2M of service credits as network expenses and $.1M of promotional credits as customer acquisition expenses

The financial results for the year ended December 31, 2006, for KeyOn Communications Holdings, Inc. do not include of operations with KeyOn SpeedNet, LLC or MicroLnk, LLC. The financials for the year ended December 31, 2006, reflected on a pro forma basis (unaudited) by adding in the financials and other adjustments for the year ended December 31, 2006 SpeedNet Services, Inc. and MicroLnk, LLC, financial results are reported as follows:

Keyon Communications Holdings, Inc. and Related Entities
Pro forma Condensed Consolidated Statement of Operations (unaudited)
For the Year Ended December 31, 2006

	KeyOn	SpeedNet	MicroLnk	Adjustments		Pro forma
Revenue	$2,430,830	$5,203,296	$750,242	$118,050	f	$8,502,418

Total Operating Costs and Expense	4,330,676	7,154,244	991,411	(566,593)	a,b,c,d,f	11,909,738

Loss from Operations	(1,899,846)	(1,950,948)	(241,169)	684,643		(3,407,320)

Total Other Income(Expense)	(306,528)	(658,924)	(11,206)	331,732	e	(644,926)

Net Loss	$(2,206,374)	$(2,609,872)	$(252,375)	$1,016,375		$(4,052,246)

a. $.3M reduction in executive compensation and duplicative functions

b. $2M—20% reduction in data transmission costs due to new contracts

c. $.1M reduction in professional fees due to acquisition expenses

d. $.1M reduction in rent due to move/consolidation

e. $.3M reduction in interest paid for debt in SpeedNet Services

f. $.1M service credits moved out of revenue and to network operating expense

Note 9 - Capital Stock, Stock Based Compensation, and Warrants

On January 1, 2006, the company adopted Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), “Share-Based Payment,” requiring the company to recognize expenses related to the fair value of its employee stock option awards. KeyOn recognizes the cost of all share-based awards on a straight line vesting basis over the vesting period of the award.

Common Shareholders’ Equity

On August 9, 2007, KeyOn Communications, Inc. became a publicly-traded company by virtue of a merger with a publicly-traded company, Grant Enterprises, Inc. (“Grant”), a holding company with a nominal operating business (the “Merger”). KeyOn later changed the name of Grant to KeyOn Communications Holdings, Inc. (“KeyOn Holdings”) and KeyOn and its subsidiaries became wholly owned subsidiaries of KeyOn Holdings. KeyOn Holdings’ shares were listed on the OTC Bulletin Board under the symbol “KYCS”. On October 26, 2007, KeyOn Holdings effected a 1-for-2 reverse stock split of the company’s common stock, par value $0.001 per share and the company’s ticker symbol was changed to “KEYO” (“Reverse Split”) All common share, option and warrant amounts have been adjusted to reflect the Reverse Split.

Concurrent with the Merger, KeyOn Holdings raised $2,088,500 (net of $118,500 in offering costs) with the sale of 551,750 shares of common stock in an equity offering. Upon closing of the Merger transaction, a wholly owned subsidiary of Grant merged with and into KeyOn, and KeyOn, as the surviving corporation, became a wholly-owned subsidiary of Grant. All pre-merger assets and liabilities of Grant were split off from Grant leaving KeyOn’s business as the surviving operations of Grant. After accounting for the Merger, the equity financing and the Reverse Split KeyOn Holdings had 8,101,770 shares outstanding.

The Company is authorized to issue up to 95,000,000 shares of common stock with a par value of $.001 for each share. As of December 31, 2007, 8,249,106 shares were issued and outstanding.

In connection with the acquisition of Pocatello, on or about June 1, 2006, KeyOn issued 302,215 shares of common stock in exchange for the Pocatello assets.

In connection with the acquisition of minority interest in Pahrump, on or about November 30, 2006, KeyOn issued 178,821 shares of common stock in exchange for the 35% minority interest.

In connection with the acquisition of SpeedNet, the company raised both equity and debt capital for the purchase and for general working capital purposes. On or about January 31, 2007, KeyOn raised an aggregate of $1,608,050 in the sale of 422,617 shares of common stock. On January 31, 2007, 306,566 shares of common stock together with, 45,967 warrants to purchase common stock were issued in connection with the conversion of the company’s Senior Unsecured Promissory Notes (Note 5).

Common stock of 6,861 shares valued at $3.80 per share was issued on March 22, 2007, for payment of professional services performed by a third party. Common stock of 50,000 shares valued at $4.00 per share was issued on August 9, 2007, for the payment of professional services performed by a third party.

Preferred Shareholders’ Equity

The Company is authorized to issue up to 5,000,000 shares of Series A Convertible Preferred Stock (“preferred stock”) with a par value of $0.001 for each share. As of December 31, 2007, no shares of preferred stock were issued and outstanding.

Warrants

The Company has issued common stock warrants with a warrant strike price ranging from $3.31 to $6.70 for each share of common stock and an average price of $5.46 for each share of common stock. These warrants have expiration dates of three to seven years from their date of issue. 473,675 warrants were outstanding at December 31, 2007.

As of December 31, 2007, a total of 473,675 warrants to purchase shares of the company’s common stock remain outstanding and are currently exercisable as follows:

Number of Warrants	Exercise Price ($ / share)	Expiration Date
7,374	$3.31	12/1/2008
3,566	$3.31	12/19/2008
2,055	$3.31	1/19/2009
1,058	$3.31	1/30/2009
1,451	$3.31	2/2/2009
272	$3.31	2/10/2009
4,654	$3.31	3/23/2009
2,569	$3.31	4/17/2009
3,747	$3.31	5/31/2009
3,929	$3.31	6/30/2009
3,747	$3.31	7/20/2009
4,805	$3.31	8/3/2009
6,165	$3.31	8/31/2009
3,143	$3.31	10/19/2009
3,295	$3.31	1/17/2010
109,354	$3.81	1/31/2010
3,567	$3.31	4/16/2010
2,992	$3.31	6/5/2010
13,146	$3.81	6/7/2010
6,166	$3.31	6/22/2010
2,297	$3.31	7/19/2010
2,448	$3.31	7/19/2010
281,875	$6.70	8/9/2012

As of December 31, 2006, a total of 492,162 warrants to purchase shares of the company’s common stock were outstanding and exercisable. The cost of $38,521 for 37,595 warrants issued was capitalized as debt issuance costs in 2006. A total of 650,537 warrants were issued during the year ended December 31, 2007. The cost of $46,682 for these warrants granted was capitalized as debt issuance costs. 11,334 shares were forfeited during the year ended December 31, 2007. In the year ending December 31, 2007, 657,690 shares were exercised at an average exercise price of $.76 per share. The cash amount paid to the company was $497,210 in exercising the warrants. The amount expensed in the year ending December 31, 2007 was $901,566 as compensation expense for 225,393 warrants. Interest expense of $79,708 was recorded for the as amortization of debt issuance costs for the year ended December 31, 2007.

Stock Option Plans

On April 25, 2006, KeyOn’s board of directors and stockholders adopted the 2006 Stock Incentive Plan (the “2006 Plan”). Under the 2006 Plan, KeyOn was authorized to issue incentive stock options intended to qualify under Section 422 of the Code, non-qualified stock options and restricted stock. The 2006 Plan was administered by KeyOn’s board of directors. Prior to the time of the Merger, there were 20,278 KeyOn stock options outstanding under the 2006 Plan. Immediately following the closing of the Merger, these options were exchanged for options to purchase 612,831 shares of the company’s common stock under the company’s 2007 Incentive Stock and Awards Plan (the “2007 Plan”) with a weighted average exercise price of approximately $2.48 per share. Following this exchange, KeyOn terminated the 2006 Plan.

On August 9, 2007, the company’s board of directors and stockholders adopted the 2007 Plan. The purpose of the 2007 Plan is to provide an incentive to attract and retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship and to stimulate an active interest of such persons into the company’s development and financial success. Under the 2007 Plan, the company are authorized to issue incentive stock options intended to qualify under Section 422 of the Code, non-qualified stock options, stock appreciation rights, performance shares, restricted stock and long term incentive awards. The 2007 Plan is administered by the Compensation Committee at the direction of the board of directors.

Activity for stock options for the fiscal years ended December 31, 2007 and 2006 is as follows:

	Number of Options	Range of Price Per Share	Weighted Average Exercise Price
Balance, December 31, 2005	599,563	$0.00	$0.00
Granted	217,594	$2.48	$2.48
Exercised	—	—	—
Forfeited	(145,033)	—	—
Balance, December 31, 2006	672,138	$0.00 - 2.48	$0.41
Granted	741,187	$0.00 - 8.16	$2.58
Exercised	(816)	$0.00	$0.00
Converted to Restricted Stock	(640,496)	$0.00	$0.00
Forfeited	(159,146)	$0.00 - 2.48	$2.45
Balance, December 31, 2007	612,867	$2.48 - 8.16	$3.07

As of December 31, 2007, 612,867 options are outstanding. As of January 1, 2007, 672,138 options were outstanding. For the year ended December 31, 2007, 741,187 options were granted, 159,146 were forfeited and 816 were exercised. Compensation expense recorded on stock options for the year ended December 31, 2007 totaled $1,606,893. During the three months ended September 30, 2007, all employee options, totaling 640,496 shares, at the $.0007 strike price were converted to common stock shares. The range of strike price per outstanding option as of December 31, 2007, is $2.48 to $8.16 and the weighted average strike price is $3.07 per share.

Note 10 - Commitments and Contingencies

The Company currently is a party to a litigation as a result of a claim against one of the company’s wholly-owned subsidiaries (KeyOn Communications, LLC “LLC”)), in connection with certain services provided to LLC by the claimant in 2005 which were only partially paid by LLC. The claimant seeks the payment of certain unpaid invoices. The Company asserts that such performance of services was unsatisfactory and/or fraudulent and has filed a counter claim seeking unspecified damages. The Company has reserved the amount demanded by the claimant as of 2005 and is currently in settlement discussions.

Note 11 - Subsequent Events

Financing

The Company executed a new loan agreement with Sun West Bank on February 8, 2008, totaling $4.5 million (the “Loan”). The company intends to use the proceeds to refinance its existing debt loan of $3.0 million with Sun West Bank and to further its growth strategy of rapidly increasing its subscriber base through acquisitions and continued organic growth. The Loan matures on August 4, 2008, but is renewable at the company’s option for an additional six months until February 4, 2009. The initial interest rate is 8.75% and will vary with the index rate plus be 2.5 percentage points.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
KeyOn Communications Inc.
Las Vegas, Nevada

We have audited the accompanying consolidated balance sheets of KeyOn Communications Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of KeyOn Communications Inc. as of December 31, 2006 and 2005, and the results of its activities and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

/S/ L.L. Bradford & Company, LLC
L.L. Bradford & Company, LLC
July 11, 2007
Las Vegas, Nevada

KEYON COMMUNICATIONS INC.

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2006 AND 2005

	2006	2005

ASSETS

CURRENT ASSETS:
Cash	$4,690	$187,205
Accounts receivable, less allowance for doubtful accounts	17,341	50,588
Prepaid expenses & other current assets	8,035	-
Total current assets	30,066	237,793

PROPERTY AND EQUIPMENT - Net	2,957,341	2,520,646

OTHER ASSETS
Goodwill	385,318	11,629
Intangible assets - net	135,963	-
Refundable deposits	65,619	28,813
Debt issuance costs	39,996	11,032
Total other assets	626,896	51,474

	$3,614,303	$2,809,913

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Cash overdraft	$63,860	$6,426
Stock dividend payable	-	11,222
Revolving line of credit	100,000	-
Loans payable to shareholder	160,000	-
Current portion of notes payable	35,176	54,514
Current portion of notes payable to shareholders	1,085,999	10,000
Current portion of capital lease obligations	461,679	128,258
Accounts payable and accrued expenses	613,186	603,284
Deferred revenue	31,196	3,931
Total current liabilities	2,551,096	817,635

LONG-TERM LIABILITIES
Notes payable, less current maturities	128,736	163,912
Notes payable to shareholders, less current maturities	5,000	25,000
Capital lease obligations, less current maturities	526,634	162,868
Total long term liabilities	660,370	351,780

COMMITMENTS AND CONTINGENCIES

Minority Interest	-	263,717

STOCKHOLDERS' EQUITY:
Series A preferred stock, $0.01 par value ; 80,000 shares
authorized; 43,096 shares issued and outstanding as of December 31, 2006 and December 31, 2005

43,096 shares issued and outstanding in 2005	431	431
Common stock, $0.01 par value; 400,000 shares authorized;
109,811 shares issued and outstanding as of December 31 2006;
93,894 shares issued and outstanding as of December 31, 2005	1,098	939
Additional paid-in capital	6,449,219	4,937,391
Accumulated deficit	(6,047,911)	(3,561,980)
Total stockholders' equity	402,837	1,376,781

	$3,614,303	$2,809,913
See notes to consolidated financial statements.

KEYON COMMUNICATIONS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
REVENUES:
Service & installation revenue	$2,284,396	$1,482,003
Support & other revenue	146,433	178,722

Total revenues	2,430,829	1,660,725

OPERATING COSTS AND EXPENSES:
Payroll, bonuses & taxes	1,329,654	1,289,182
Stock based compensation	13,059	991,783
Depreciation & amortization	1,063,881	626,423
Other general & administrative expenses	767,155	745,505
Network operating costs	665,259	494,849
Marketing & advertising	234,324	258,615
Professional fees	145,956	347,922
Installation expense	111,387	353,083

Total operating costs and expenses	4,330,675	5,107,362

LOSS FROM OPERATIONS	(1,899,846)	(3,446,637)

OTHER INCOME (EXPENSE):
Interest expense - net of interest income	(234,754)	(286,567)
Minority interest in income	713	12,417
Acquisition expense	(72,487)	-
Miscellaneous income	-	(6,470)

Total other income (expense)	(306,528)	(280,620)

PROVISION FOR INCOME TAXES	-	-

NET LOSS	$(2,206,374)	$(3,727,257)

See notes to consolidated financial statements

KEYON COMMUNICATIONS INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2006 AND 2005

	Preferred Stock	Common Stock	Additional Paid- In Capital	Accumulated Deficit	Total Stockholders' Equity

BALANCE, January 1, 2005	$311	$946	$2,799,689	$165,277	$2,966,223

Preferred Stock Issued - Cash	80		799,920		800,000
Common Stock Exchange for Preferred	40	(44)	4		-
Common Stock Exchange for Notes Payable		37	334,963		335,000
Warrant Granted for Debt Issuance Costs			11,032		11,032
Stock Based Compensation			991,783		991,783

Net loss	-	-	-	(3,727,257)	(3,727,257)

BALANCE, December 31, 2005	431	939	4,937,391	(3,561,980)	1,376,781

Warrant Granted for Debt Issuance Costs			38,521		38,521
Stock Based Compensation			13,059		13,059
Acquisition - Minority Interest		59	547,648	(279,557)	268,150
Acquisition - Pocatello	-	100	912,600		912,700

Net loss	-	-	-	(2,206,374)	(2,206,374)

BALANCE, December 31, 2006	$431	$1,098	$6,449,219	$(6,047,911)	$402,837
See notes to consolidated financial statements.

KEYON COMMUNICATIONS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005

CASH FLOWS FROM OPERATIONS:
Net loss	$(2,206,374)	$(3,727,257)
Adjustments to reconcile net loss to net cash flows from operations:
Depreciation and amortization expense	1,063,881	626,423
Stock based compensation expense	13,059	991,783
Accretion of discount on convertible debt	-	276,415
Change in assets and liabilities, net of effect of acquisitions:
Accounts receivable	33,247	(20,216)
Prepaid expenses and other current assets	(8,035)	(505)
Notes receivable	-	37,500
Refundable deposits	(36,806)	(3,774)
Debt issuance costs	(28,964)	(9,275)
Accounts payable and accrued expenses	(1,320)	529,909
Deferred revenue	27,265	3,931

Net cash flows from operations	(1,144,047)	(1,295,066)

CASH FLOWS FROM INVESTING ACTIVITIES:

Capital expenditures for property and equipment	(36,708)	(1,642,157)

Net cash flows from investing activities	(36,708)	(1,642,157)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from cash overdraft	57,434	6,426
Proceeds from loans payable to shareholder	160,000	-
Proceeds from line of credit	100,000	-
Payments on notes payable	(54,514)
Payments on notes payable to shareholders	(10,000)	-
Payments on capital lease obligations	(320,678)	52,813
Proceeds from notes payable	-	109,279
Proceeds from notes payable to shareholders	1,065,999	35,000
Proceeds from stock issuance		800,000

Net cash flows from financing activities	998,241	1,003,518

NET DECREASE IN CASH	(182,515)	(1,933,705)

CASH - Beginning of year	187,205	2,120,910

CASH - End of year	$4,690	$187,205

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Acquisition - Minority Interest	$268,150	$-
Acquisition - Pocatello	$912,700	$-
Stock issued for notes payable	$-	$335,000
Warrants for debt issuance costs	$38,521	$11,032
Stock Based Compensation	$13,059	$991,783
Capital lease obligations for property and equipment	$1,017,865	$238,313

Cash payments for:
Interest	$136,485	$38,816

Tax	$-	$-

See notes to consolidated financial statements.

Note 1 - Summary of Significant Accounting Policies

History and Business Activity

KeyOn Communications, Inc. (“KeyOn” or “the Company”), was incorporated on December 16, 2004, under the laws of the State of Nevada. The Company is a wireless broadband and voice-over-IP (VoIP) operator serving primarily small and rural markets in the Western and Midwestern United States. KeyOn currently serves residential and business customers in six markets located in four states: Nevada, Idaho, Colorado, and Iowa. The Company has six majority or wholly-owned organizations (in combination referred to as the “related entities”): KeyOn Communications, LLC; KeyOn SIRIS, LLC; KeyOn Grand Junction, LLC; KeyOn Idaho Falls, LLC; KeyOn Pahrump, LLC; and KeyOn Pocatello, LLC.

KeyOn Communications, LLC (KeyOn LLC), a wholly-owned limited liability operating entity of the Company, was organized on February 26, 2002 under the laws of the State of Nevada, to serve a market located in Las Vegas, Nevada and its surrounding areas with wireless broadband services. It will continue its operations until February 26, 2502 or until dissolved, if sooner.

KeyOn Pahrump, LLC (Pahrump), a wholly-owned limited liability operating entity of the Company, was organized on September 26, 2003 under the laws of the State of Nevada, to serve a market located in Pahrump, Nevada and its surrounding areas with a wireless broadband service as previously described. It will continue its operations until September 26, 2503 or until dissolved, if sooner.

KeyOn SIRIS, LLC (SIRIS), a wholly-owned limited liability operating entity of the Company, was organized on June 16, 2005 under the laws of the State of Nevada, to serve markets KeyOn acquired in June 2005 located in southern Iowa with a wireless broadband service as previously described. It will continue its operations until June 16, 2505 or until dissolved, if sooner.

KeyOn Grand Junction, LLC (Grand Junction), a wholly-owned limited liability operating entity of the Company, was organized on May 31, 2005 under the laws of the State of Nevada, to serve a market located in Grand Junction, Colorado and its surrounding areas with a wireless broadband service as previously described. It will continue its operations until May 31, 2505 or until dissolved, if sooner.

KeyOn Idaho Falls, LLC (Idaho Falls), a wholly-owned limited liability operating entity of the Company, was organized on May 31, 2005 under the laws of the State of Nevada, to serve a market located in Idaho Falls, Idaho and its surrounding areas with a wireless broadband service as previously described. It will continue its operations until May 31, 2505 or until dissolved, if sooner.

KeyOn Pocatello, LLC (Pocatello), a wholly-owned limited liability operating entity of the Company, was organized on May 31, 2005 under the laws of the State of Nevada to serve a market located in Pocatello, Idaho and its surrounding areas with a wireless broadband service as previously described. It will continue its operations until May 31, 2505 or until dissolved, if sooner.

Estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with U.S. generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used, and such variances could be significant.

Revenue Recognition

The Company prepares its financial statements on the accrual method of accounting. Under this basis, income is recognized when earned, and expenses are generally recognized when incurred. The Company charges a recurring subscription fee for providing its various Internet access services to its subscribers and recognizes revenues when they are earned, which generally occurs as the service is provided. The services are subscribed to for the periods of either month-to-month, quarterly, or yearly and are generally billed in advance. Payments received in advance for subscriptions are deferred and recognized as the services are provided. Service initiation fees are recognized at time of installation.

Cash and Cash Equivalents

For financial statement purposes, investments in money market funds are considered a cash equivalent and are included in cash and cash equivalents.

Accounts Receivable

The billing policy of the Company and its related entities is to bill the majority of its subscribers through electronic transactions, such as credit or debit card, and electronic check. Accounts receivable arise from providing services to clients whose credit cards are expired or invalid, or who are not billed electronically. These accounts receivable are stated at their estimated realizable amounts, net of an allowance of doubtful collections, based on a review of outstanding receivables, historical collection information, and existing economic conditions. The allowance totaled $14,964 and $3,807 as of December 31, 2006 and December 31, 2005, respectively.

Equipment

Equipment is stated at lower of cost or present value of the capital lease obligation. Expenditures for additions, renewals, and betterments are capitalized; expenditures for maintenance and repairs are charged to operations as incurred. Upon retirement, sale or other disposition of equipment, the cost and accumulated depreciation are eliminated from the accounts and any gain or loss is included in operations. In addition, long-lived assets are reviewed, at least annually, for impairment of the carrying value of such assets. If impairment is deemed to have occurred, an impairment loss is included in the current operations of the Company. Depreciation is computed principally using the straight line method over estimated useful lives or the length of the capital lease, ranging from two to seven years. Depreciation expense for the twelve months ended December 31, 2006 and December 31, 2005 was $1,041,964 and $626,423, respectively.

Acquisition Costs and Intangible Assets

Acquisition costs, which may include certain intangible assets, are capitalized as incurred as part of the related investment. Once a potential acquisition is identified as no longer attainable, such costs are charged to expense. Such charges amounted to $72,487 for the year ended December 31, 2006.

Intangible assets, including goodwill, are accounted for under the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS 142”). Under SFAS 142, intangible assets, other than goodwill, are identified and segregated between amortizable and non-amortizable assets. Amortizable intangibles are amortized over their estimated, contractual, or regulated useful lives. Goodwill and other non-amortizable assets are reviewed, at least annually, for impairment in the carrying value of the intangible asset. In addition, this review also includes the net carrying value of amortizable intangible assets. If impairment is deemed to have occurred, a loss for such impairment is recorded as part of current operations.

Deferred Revenues

Payments received in advance for subscriptions are deferred and recognized as the services are provided. The amount of revenue that was deferred was $31,196 and $3,931 at December 31, 2006 and December 31, 2005, respectively.

Stock Based Compensation

On December 31, 2006, we adopted Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), “Share-Based Payment,” requiring us to recognize expenses related to the fair value of its employee stock option awards. We recognize the cost of all share-based awards on a straight line vesting basis over the vesting period of the award. Total stock compensation expense recognized by us during the fiscal year ended December 31, 2005 and December 31, 2006, was $991,783 and $13,059, respectively. The loss reported in 2005 would have been $999,445 under SFAS 123(R) using the Black-Scholes option pricing model. As a result of adopting SFAS 123(R), our loss and net loss for the fiscal year ended December 31, 2006, was $1,281 lower than would have been reported using the intrinsic valuation methodology.

We have estimated the fair value of our option awards granted after December 1, 2005, using the Black-Scholes option pricing model. Expected volatilities are based on the historical volatility of our valuation during prior financings. The expected term of options granted is 3 or 4 years and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

The table summarizes the value of outstanding options as of December 31,

Black-Scholes Option Valuation Assumptions	2006	2005
Fair value of options granted during the period	$36.42	$65.72
Expected term (in years)	3	4
Expected volatility	39.2%	39.2%
Expected dividend yield	—	—
Risk free rate	4.7%	4.36%

Income Taxes

The Company has adopted SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). Under SFAS 109, deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109 the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are $1,560,271 at December 31, 2006 which primarily represented net operating loss carry forwards that expire from 2024 to 2026; however, because of the speculative nature of recovering such net operating losses, a valuation allowance for the entire $1,560,271 has offset such deferred tax assets.

As single-member limited liability companies, KeyOn LLC, SIRIS, Grand Junction, Idaho Falls, and Pocatello are not taxed as separate entities for federal income tax purposes. Rather, these organizations’ taxable items of income, deduction, loss, and credit are included with the federal income tax return of the Company. Until November 2006 Pahrump was a multi-member limited liability company and was taxed as a partnership for federal income tax purposes. Accordingly, the members separately account for their share of the organization’s income, deductions, losses and credits. Therefore, no separate provision for income tax expense or benefit has been recognized in the accompanying consolidated financial statements for these related entities, but was considered for KeyOn as part of its SFAS 109 reporting requirement.

Marketing and Advertising Costs

The Company and related entities charge marketing and advertising costs to expense as incurred. Advertising expense for the twelve months ended December 31, 2006 and December 31, 2005, was $234,324 and $258,615, respectively.

Consolidation Policy

The accompanying consolidated balance sheets and consolidated statements of operations, stockholders’ equity, and cash flows, referred to as “KeyOn Communications, Inc.,” includes the accounts of KeyOn Communications, LLC, KeyOn Pahrump, LLC, KeyOn SIRIS, LLC, KeyOn Grand Junction, LLC, KeyOn Idaho Falls, LLC, and KeyOn Pocatello, LLC, all of which are under common ownership and/or management. Intercompany balances and transactions have been eliminated in consolidation.

Recent Accounting Pronouncements

The following pronouncements have been issued by the Financial Accounting Standards Board (“FASB”):

In July 2006, FASB issued Financial Accounting Standards Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109.”  FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a company’s income tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.  FIN 48 utilizes a two-step approach for evaluating tax positions.  Step one, Recognition, occurs when a company concludes that a tax position is more likely than not to be sustained upon examination, Step two, Measurement, is based on the largest amount of benefit, which is more likely than not to be realized on ultimate settlement. FIN 48 is effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle to be recorded as an adjustment to the beginning balance of retained earnings; and, therefore, is effective for the Company in the first quarter of fiscal 2008.  The Company is currently in the process of evaluating the effects of adopting FIN 48 and the impact of adoption on its consolidated financial position, results of operations or cash flows.

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) 157, “Fair Value Measurements.”  SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  SFAS 157 applies to other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute.  Accordingly, this Statement does not require any new fair value measurements.  However, for some entities, the application of SFAS 157 will change current practice.  The provisions of SFAS 157 are effective as of the beginning of the Company’s 2009 fiscal year.  The Company is currently evaluating the impact of SFAS 157, but does not expect the adoption of SFAS 157 to have a material impact on its consolidated financial position, results of operations or cash flows.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements" (SAB 108). SAB 108 addresses how the effects of prior-year uncorrected misstatements should be considered when quantifying misstatements in current-year financial statements. SAB 108 requires an entity to quantify misstatements using a balance sheet and income-statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. The guidance is applicable for fiscal years ending after November 15, 2006. We currently do not believe that SAB 108 will have a material impact on our financial statements.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” which expands opportunities to use fair value measurements in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value.  SFAS 159 is effective for fiscal years beginning after November 15, 2007.  The Company is currently evaluating SFAS 159 to determine its impact on its consolidated financial position, results of operations or cash flows.

Note 2 – Equipment

Equipment at December 31, 2006 and December 31, 2005, consisted of the following:

	2006	2005
Vehicles	$131,041	$118,574
Furniture and fixtures	4,520	4,520
Equipment	5,199,822	3,733,272
Leasehold improvements	24,857	24,857

	5,360,240	3,881,223
Less accumulated depreciation	(2,402,899)	(1,360,577)

	$2,957,341	$2,520,646

Note 3 – Line of Credit and Other Debt

The Company and related entities have debt at December 31, 2006 and December 31, 2005, consisting of the following:

Notes payable	2006	2005

7.00% note payable to Teletronics International, Inc., payable in monthly payments of $4,000 including interest, through December 2007, collateralized by equipment	$35,176	$89,690

Note and loan payable for professional services non-interest bearing	128,736	128,736
	163,912	218,426
Less current portion	(35,176)	(54,514)

Long term portion	$128,736	$163,912

The notes payable to shareholders at December 31, 2006 and December 31, 2005 consist of the following:

Notes payable to shareholders	2006	2005

Note and loan payable to officer and stockholder non-interest bearing	$25,000	$35,000
Notes payable to stockholders, unsecured, at an interest rate of 12%; convertible to equity securities	$1,065,999	$-
	1,090,999	35,000
Less current portion	(1,085,999)	(10,000)

Long term portion	$5,000	$25,000

The notes payable to stockholders are mandatorily converted into a subsequent fund raise stock upon the completion of a subsequent fund raise, with a minimum funding requirement of $2,000,000. If the subsequent fund raise closes with less than $2,000,000, the convertible notes payable to stockholders are converted into Series A convertible stock. Both such conversions will occur on a ratio of $1.42 for each $1.00 of note principal and accrued but unpaid interest thereon. Interest on certain of the notes began accruing on March 1, 2006 (see note 5-related party transactions).

In 2006, the Company entered into a line of credit with a commercial banking institution for $100,000 with an interest rate of 11.25%.

In 2006, the Company entered into a short term loan with a shareholder for $160,000. The loan is payable in February 2007.

Future principal payments required on debt are as follows:

Year ending December 31,

2007	$293,736
2008	-
2009	-
2010	-
2011	-
Thereafter	-

$293,736

Note 4 - Operating and Capital Leases

The Company and its related entities lease equipment under various capital leases expiring in 2008 and 2009. In addition, the related entities lease tower and roof-top space under operating leases with terms that are typically for 5 years and contain automatic renewals for an additional 10 years. Finally, several also have various operating leases for office space, equipment, and vehicles that generally are for 3 to 5 year terms. Total fixed asset amounts capitalized amounted to $1,094,623 and $238,313 at December 31, 2006 and December 31, 2005, respectively.

Future minimum lease payments under the capital leases, which are stated at their principal amounts, and operating leases with initial or remaining terms of one year or more consist of the following at December 31, 2006:

2007	$597,769
2008	430,585
2009	154,159
2010	9,287
Total minimum lease payments	1,191,800
Less amounts representing interest	(203,487)
988,313
Less current portion	(461,679)

Capital lease obligations	$526,634

Future minimum operating lease payments under with initial or remaining terms of one year or more consist of the following at December 31, 2006:

2007	$460,895
2008	458,401
2009	468,250
2010	473,792
2011	479,864

Total operating lease obligation	$2,341,202

The total rental expense included in operating expenses for operating leases included above is $444,553 and $336,429 for the year ended December 31, 2006, and year ended December 31, 2005, respectively.
`
Under the terms of one of the Company’s lease financing arrangements, the capital leasing company receives warrants to purchase shares of our common stock at an exercise price of $100.00 per share at the time of each borrowing. Each warrant has a term of three years. The fair value of the warrants granted to the capital leasing company was calculated using the Black-Scholes option pricing model and estimated to have a fair value of approximately $49,553 (the ‘‘Debt Discount’’), which is being amortized over the term of each capital lease schedule. The unamortized balance of the Debt Discount totaled $39,996 at December 31, 2006.

Note 5 - Related Party Transactions

Related parties that entered into transactions with the Company include officers and stockholders. Transactions with related parties for the year ended December 31, 2006, and year ended December 31, 2005 are as follows:

	2006	2005

Due to stockholders and officer (Note 3)	$1,090,999	$35,000

Note 6 - Business Combinations

On April 26, 2006, the Company’s related entity, Pocatello, entered into an agreement with a wholly-owned subsidiary of FairPoint Communications, Inc., Fremont Broadband, LLC (“Fremont”) to acquire the operating assets, including subscriber contracts, accounts, and fixed assets, and related liabilities of Fremont for 10,000 shares of common stock of KeyOn. This agreement was finalized June 1, 2006. The agreement was entered into because KeyOn desired ownership of the Pocatello, Idaho market as opposed to functioning as a managing agent. The Company had a management agreement in place with Fremont and deemed it appropriate to acquire the business to continue providing service to local subscribers. The purchase price of the acquisition was $912,700 which was accounted for under the provisions of SFAS No. 141, “Business Combinations” (“SFAS 141”). As part of the fair value recording of the assets acquired, goodwill in the amount of $348,557 was recorded. Simultaneously upon the acquisition, the contracts, accounts, and fixed assets acquired were contributed in a tax-free transaction into Pocatello for an equity interest in the organization.

On August 26, 2003, KeyOn Pahrump, LLC (Pahrump) was formed. In 2004, Pahrump raised $300,000 in equity from two existing investors in KeyOn Communications, LLC (KeyOn LLC), resulting in KeyOn LLC owning 65% of KeyOn Pahrump, LLC and the investors owning 35%. KeyOn LLC operated Pahrump under an Operating Agreement executed by and between the parties. KeyOn LLC owned a two year option, with a guaranteed return on investment to the Pahrump investors, to acquire the remaining 35% of Pahrump not owned by KeyOn LLC. On November 6, 2006, KeyOn LLC exercised its option to purchase Pahrump membership interests from the investors. The investors elected to receive compensation in the form of KeyOn Communications, Inc. common stock and were issued 5,917 shares valued at the recent selling price of $91.27 per share. KeyOn Communications, Inc. operates Pahrump as a wholly-owned subsidiary.

On June 21, 2005, the Company entered into an agreement with Southern Iowa Regional Internet Services, L.C. (“SIRIS LC”), an Iowa limited liability company, to acquire substantially all of the assets of SIRIS LC, including subscriber contracts, accounts, and fixed assets, and assume certain operating liabilities. SIRIS LC is a wireless broadband provider servicing communities including residential and business customers throughout southern Iowa. The Company paid $450,000 cash for these assets, with certain adjustments to the purchase price for prepaid expenses and the number of subscribers at closing. The Company currently operates the markets formerly owned by SIRIS LC through its wholly-owned operating entity, KeyOn SIRIS, LLC.

Note 7 - Capital Stock, Stock Based Compensation, and Warrants

Common Shareholders’ Equity

Under our Articles of Incorporation, we are authorized to issue 400,000 shares of common stock, of which 109,811 shares were issued and 290,189 were outstanding as of December 31, 2006; 93,894 shares were issued and 306,106 shares were outstanding as of December 31, 2005.

On December 19, 2004, the Company filed an Addendum to its Articles of Incorporation with the Secretary of State of Nevada to include the authorization to issue up to 80,000 shares of Series A Convertible Preferred Stock (“preferred stock”) with a par value of $0.01 for each share. The holders of such stock are entitled to receive dividends, if and when declared, at a rate of eight percent per annum. In addition, holders of preferred stock have a preferential right of one and one-half times that of a common stockholder upon liquidation of the Company. Each holder of a share of preferred stock shall have the same voting rights as a holder of a share of common stock of KeyOn, and each share of preferred stock is convertible for one share of common stock at a ratio of 1:1 with a conversion price of $100. There were 43,096 shares issued and 36,094 were outstanding as of December 31, 2006 and as of December 31, 2005.

Warrants

In addition, the Company has issued common stock warrants with a warrant strike price ranging from $0.02 to $100 for each share of common stock. These warrants have expiration dates of three to seven years from their date of issue. 16,284 and 15,040 warrants were outstanding at December 31, 2006 and December 31, 2005, respectively.

As of December 31, 2006, a total of 16,284 warrants to purchase shares of our common stock remain outstanding and are currently exercisable as follows:

Number of Warrants	Exercise Price ($ / share)	Expiration Date
5,250	$100.00	12/17/07
244	$100.00	12/01/08
118	$100.00	12/19/08
6,382	$1.52	12/31/08
3,046	$0.02	12/31/08
68	$100.00	01/19/09
35	$100.00	01/30/09
48	$100.00	02/02/09
9	$100.00	02/10/09
154	$100.00	03/23/09
85	$100.00	04/17/09
124	$100.00	05/31/09
130	$100.00	06/30/09
124	$100.00	07/20/09
159	$100.00	08/03/09
204	$100.00	08/31/09
104	$100.00	10/19/09

Stock Option Plans

In June 2006, we adopted the 2006 Stock Option Plan (the “2006 Plan”).  The 2006 Plan provides for the granting of stock options to purchase up to 40,000 shares of our common stock to current employees, officers, directors, consultants and advisors. These option shares are subject to adjustment only in the event of a stock split, stock or other extraordinary dividend, or other similar change in the common stock or capital structure.  The 2006 Plan expires in July 2015, ten years after its adoption.  The 2006 Plan was created both to replace KeyOn Communications LLC’s stock option plan (canceled in February 2006) and to authorize new options for issuance.

The 2006 Plan provides for non-qualified stock options. The Board of Directors authorizes an Administrator to provide oversight and make decisions regarding the administration of the Plan. The Administrator has the authority to set vesting schedules, payment terms and other provisions for each grant. Options granted under the Plan generally vest over four years at a rate of 25% after year one and then equally on a monthly basis over the next three years from the date of grant. No stock appreciation rights were granted under the Plan. As of December 31, 2006, 22,075 options are outstanding.

Activity for stock options for the fiscal years ended December 31, 2005 and 2006 is as follows:

	Number of Options	Range of Price Per Share	Weighted Average Exercise Price
Balance, December 31, 2004	5,064	$0.02	$0.02
Granted	14,940	$0.02	$0.02
Exercised	(27)	$0.02	$0.02
Forfeited	(138)	$0.02	$0.02
Balance, December 31, 2005	19,839	$0.02	$0.02
Granted	7,200	$75.00	$75.00
Exercised	—	—	$75.00
Forfeited	(4,799)	—	—
Balance, December 31, 2006	22,075	$0.02 - $75.00	$12.42

Options Outstanding			Currently Exercisable
Range of Exercise Price	Number Outstanding at December 31, 2006	Weighted Average Exercise Price	Number Exercisable at December 31, 2006	Weighted Average Exercise Price
$0.02 - $75.00	22,075	$12.42	19,965	$5.46

The weighted average fair value of outstanding options on December 31, 2006 and 2005 was $65.72 and $36.42, respectively. The weighted-average exercise price of outstanding options on December 31, 2005 was $0.02. The weighted-average exercise price of outstanding options on December 31, 2006 was $12.42. The following table summarizes the stock options outstanding at December 31, 2006:

Note 8 – Commitments and Contingencies

The Company currently has an outstanding claim against one of Company’s wholly-owned subsidiaries (KeyOn Communications, LLC (“LLC”)), in connection with certain services provided to LLC by the claimant in 2005 which were only partially paid by LLC.  The claimant asserts full performance through the providing of technical services and demands full payment.  The Company asserts that such performance of services was unsatisfactory and/or fraudulent and that the Company has been damaged in an unspecified amount.  The Company believes it will prevail in this action, but has reserved the amount demanded by the claimant as of 2005.

Note 9 - Subsequent Events

Acquisition of SpeedNet Services, Inc.

On October 31, 2006, the Company entered into a definitive purchase agreement to acquire substantially all of the assets of SpeedNet Services, Inc. (“SpeedNet”), including subscriber contracts, accounts, and fixed assets, and assume certain operating liabilities. Headquartered in Omaha, Nebraska, SpeedNet is a leading provider of fixed wireless broadband services to non-metropolitan communities and rural areas in the central United States. On January 31, 2007, through a wholly owned subsidiary, KeyOn SpeedNet LLC (“KeyOn SpeedNet”), KeyOn SpeedNet purchased the assets for $3,458,255 in cash, with certain adjustments to the purchase price for working capital, deferred revenue and the assumption of certain capital lease obligations.

Financing

In connection with the acquisition of SpeedNet, the Company raised both equity and debt capital for the purchase and for general working capital purposes. On or about January 31, 2007, KeyOn raised an aggregate of $1,608,000 of Series A Convertible Preferred Stock. The terms of the Series A Convertible Preferred Stock are substantially the same as the shares issued by the company in 2004 and 2005, except that the conversion price is $115 per share. In addition, the Company entered into a $3,000,000 secured commercial loan agreement with a lending institution (the “Loan”). The Loan matures on July 30, 2007 with a six (6) month extension option.

In connection with the acquisition of SpeedNet, KeyOn assumed capital lease financing obligations of SpeedNet’s which resulted in a purchase price adjustment. KeyOn assumed an aggregate of $288,819.89 of existing SpeedNet capital lease obligations with 5 lending institutions. The average maturity on these leases was 19 months at the time of the assumption.

In addition, KeyOn has existing capital lease financing relationships with certain parties. In connection with an existing capital lease relationship with one institution, KeyOn has drawn down an additional $260,317.27 in 2007. Also, KeyOn entered into an arrangement with a new lease financing institution providing KeyOn with approximately $250,000 of additional lease financing.

Public Reverse Merger Transaction

On June 24, 2007, KeyOn entered into a Letter of Intent with GRQ Consultants, Inc. and RB & AJ Associated Holdings, Inc. to consult with the company regarding the Company’s intention to structure a reverse merger transaction whereby up to $2,000,000 of equity capital equity financing will be raised with the simultaneous listing of shares on the OTC Bulletin Board.

Mandatory Conversion of Promissory Notes

On or about May 22, 2006, the company raised debt financing in the form of Senior Unsecured Convertible Promissory Notes (“Convertible Notes”) totaling approximately $1,065,999.  According to their terms, the Convertible Notes were mandatorily convertible, including accrued interest thereon, upon consummation of an “Equity Fund Raise” An Equity Fund Raise was defined as the first round of financing immediately following the issuance of the Notes, whereby the company sought to raise $3,000,000.  Additionally, provided KeyOn raised in excess of $2,000,000 in the Equity Fund Raise, the Convertible Notes would convert into the same securities as offered in the Equity Fund Raise.  In January 2007, KeyOn raised $4.6 million, in part by issuing Series A Convertible Preferred Shares.  As a result, on February 1, 2007, the Convertible Notes together with $101,474.75 of accrued interest converted into 10,144 shares of Series A Convertible Preferred Stock together with 1,522 warrants to purchase common stock.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Officers and Directors

The Articles of Incorporation, as amended (the "Articles"), of the Registrant provide that to the fullest extent permitted by applicable law, a director of the registrant will not be liable to the registrant or its shareholders for monetary damages for an act or omission in the director's capacity as a director. The registrant has also entered into an agreement with each of its directors and officers wherein it has agreed to indemnify each of them to the fullest extent permitted by law.

The Texas Business Corporation Act ("TBCA") permits the indemnification of directors, employees, officers and agents to Texas corporations. The registrant's Articles and Bylaws, as amended (the "Bylaws"), provide that the registrant shall indemnify any person to the fullest extent permitted by law. Under the TBCA, an officer or director may be indemnified if he acted in good faith and reasonably believed that his conduct (i) was in the best interests of the registrant if he acted in his official capacity or (ii) was not opposed to the best interests of the registrant in all other cases. In addition, the indemnitee may not have reasonable cause to believe that his conduct was unlawful in the case of a criminal proceeding. In any case, the indemnitee may not have been found liable to the registrant for improperly receiving a personal benefit or for willful or intentional misconduct in the performance of his duty to the registrant. The registrant (i) must indemnify an officer or director for reasonable expenses if he is successful, (ii) may indemnify an officer or director for such reasonable expenses unless he was found liable for willful or intentional misconduct in the performance of his duty to the registrant and (iii) may advance reasonable defense expenses if the officer or director undertakes to reimburse the registrant if he is later found not to satisfy the standard for indemnification expenses.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. This provision in the Articles does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of nonmonetary relief would remain available under Texas law. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Item 21.	Exhibits and Financial Statements

The exhibits listed below in the “Exhibit Index” are part of this Registration Statement and are numbered in accordance with Item 601 of Regulation S-K.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement., (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(e) The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

INTERNET AMERICA SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, on January 14, 2009.

By:	/s/ William E. Ladin, Jr.
	Name: Title:	William E. Ladin, Jr. Chief Executive Officer

By:	/s/ Jennifer S. LeBlanc
	Name: Title:	Jennifer S. LeBlanc Chief Financial and Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment No. 1 to registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ William E. Ladin, Jr.	Chairman of the Board and
William E. (Billy) Ladin, Jr.	Chief Executive Officer	January 14, 2009

*
Troy LeMaile-Stovall	Director	January 14, 2009

*
Justin McClure	Director	January 14, 2009

*
John Palmer	Director	January 14, 2009

*
Steven G. Mihaylo	Director	January 14, 2009

By:	/s/ William E. Ladin, Jr.
William E. Ladin, Jr., Attorney-in-Fact

EXHIBIT INDEX

Exhibit	Description
2.1	Agreement and Plan of Merger among Registrant, KeyOn Communications Holdings, Inc. and IA Acquisition, Inc. dated November 14, 2008 (1)
3.1	Articles of Incorporation (2)
3.2	Statement of Resolution of Series A Preferred Stock(3)
3.3	Statement of Resolution of Series A Preferred Stock(3)
3.4	Statement of Resolution of Series B Preferred Stock(3)
3.5	Bylaws, as amended (4)
4.1	Rights Agreement dated as of August 9, 2004, between Registrant and American Stock Transfer & Trust Company, as Rights Agent (5)
4.2	Amendment No. 1 to Rights Agreement dated as of December 10, 2007 (6)
4.3	Amendment No. 2 to Rights Agreement dated as of November 24, 2008*
4.4	Purchase Agreement dated as of October 17, 2007 (3)
4.5	Registration Rights Agreement dated as of October 17, 2007 (3)
4.6	Registration Rights Agreement between Registrant and the Investor named therein dated as of December 10, 2007 (6)
5.1	Opinion of Boyer & Ketchand*
10.1	Stock Purchase Agreement between Registrant and TeleShare (7)
Communications Services, Inc. dated July 27, 2007
10.2	Internet America, Inc. 2007 Stock Option Plan (8)
10.3	Securities Purchase Agreement between Registrant and the Investor named therein dated as of December 10, 2007 (6)
21.1	List of subsidiaries (9)
23.1	Consent of counsel (included in Exhibit 5.1)*
23.2	Consent of Pannell Kerr Forster of Texas, P.C.+
23.3	Consent of L.L. Bradford & Company+
23.4	Power of attorney (included on signature page of original filing)*
23.5	Consent of Lehrer Financial Advisory Services+
23.6	Consent of Source Capital Group, Inc.+
99.1	Opinion of Lehrer Financial Advisory Services+
99.2	Opinion of Source Capital Group, Inc.+
__________
*Previously filed.
+Filed herewith.

(1)	Incorporated by reference to exhibit 2.1 to Form 8-K (file no. 0001144204-08-065145) filed November 18, 2008.
(2)	Incorporated by reference to exhibits 3.1 and 3.2 to Registration Statement on Form SB-2 as amended (file no. 333-59527) initially filed on July 21, 1998.
(3)	Incorporated by reference to exhibits 4.2 through 4.5 to Form 8-K filed on October 23, 2007 (file no. 0001144204-07-055892)
(4)
Incorporated by reference to exhibits 3.3 and 3.4 to Registration Statement on Form SB-2, as amended (file no. 333-59527) initially filed on July 21, 1998, and to exhibit 3.3 to Form 10-QSB filed on November 15, 1999.

(5)	Incorporated by reference to exhibit 1 to Registration Statement on Form 8-A (file no. 001-32273) filed on August 11, 2004.
(6)	Incorporated by reference to exhibits 4.1 through 4.3 to Form 8-K filed on December 11, 2007 (file no. 0001144204-07-066863)

(7)	Incorporated by reference to exhibit 99.1 to Form 8-K (file no. 0001144204-07-039539) filed August 1, 2007.
(8)	Incorporated by reference to exhibit 10.2 to Form 8-K (file no. 0001144204-07-017487) filed on April 5, 2007.
(9)	Incorporated by reference to exhibit 21.1 to Form 10-KSB (file no. 0001144204-07-051533) filed September 28, 2007